     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 1996


                                                      REGISTRATION NO. 333-07685

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         SUNSTONE HOTEL INVESTORS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                            115 CALLE DE INDUSTRIAS
                                   SUITE 201
                         SAN CLEMENTE, CALIFORNIA 92672
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                ROBERT A. ALTER
                         SUNSTONE HOTEL INVESTORS, INC.
                            115 CALLE DE INDUSTRIAS
                                   SUITE 201
                         SAN CLEMENTE, CALIFORNIA 92672
                                 (714) 361-3900
               (NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS)
                            ------------------------
                                   COPIES TO:

               ROGER M. COHEN, ESQ.                               PETER T. HEALY, ESQ.
          BROBECK, PHLEGER & HARRISON LLP                         O'MELVENY & MYERS LLP
         4675 MACARTHUR COURT, SUITE 1000                          275 BATTERY STREET
          NEWPORT BEACH, CALIFORNIA 92660                    SAN FRANCISCO, CALIFORNIA 94111
                  (714) 752-7535                                     (415) 984-8833

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
- ------------------.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
- ------------------.

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------

                                                     PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
       TITLE OF SECURITIES           AMOUNT BEING     OFFERING PRICE      AGGREGATE        REGISTRATION
         BEING REGISTERED           REGISTERED(1)      PER SHARE(2)   OFFERING PRICE(2)       FEE(3)
- ----------------------------------------------------------------------------------------------------------
Shares of Common Stock,
  $0.01 par value.................  5,520,000 shares       $10.75        $59,340,000        $20,462.07
- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------

(1) Includes up to 720,000 shares of Common Stock issuable upon exercise of an over-allotment option granted to the Underwriters.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457. Based upon the average of the high ($10.875) and low ($10.625) sale prices reported on the Nasdaq National Market for Common Stock on July 1, 1996.

(3) Previously paid with original filing.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         SUNSTONE HOTEL INVESTORS, INC.

                             CROSS-REFERENCE SHEET
                   PURSUANT TO RULE 501(B) OF REGULATION S-K

             ITEM NUMBER AND CAPTION                           HEADING IN PROSPECTUS
- -------------------------------------------------   -------------------------------------------
  1.  Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus...   Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus............................   Inside Cover Page; Outside Back Cover Page
  3.  Summary Information, Risk Factors and Ratio
        of Earnings to Fixed Charges.............   Outside Front Cover Page; Prospectus
                                                    Summary; Risk Factors; Policies and
                                                      Objectives with Respect to Certain
                                                      Activities; Shares Available for Future
                                                      Sale
  4.  Determination of Offering Price............   Outside Front Cover Page; Underwriting
  5.  Dilution...................................   Not Applicable
  6.  Selling Security Holders...................   Not Applicable
  7.  Plan of Distribution.......................   Outside Front Cover Page; Underwriting
  8.  Use of Proceeds............................   Use of Proceeds
  9.  Selected Financial Data....................   Selected Financial Data
 10.  Management's Discussion and Analysis of
        Financial Condition and Results of
        Operations...............................   Management's Discussion and Analysis of
                                                      Financial Condition and Results of
                                                      Operations
 11.  General Information as to Registrant.......   Prospectus Summary; Management; Business
                                                    and Properties
 12.  Policy with Respect to Certain
        Activities...............................   Prospectus Summary; Policies and Objectives
                                                      with Respect to Certain Activities;
                                                      Certain
                                                      Provisions of Maryland Law and of the
                                                      Company's Articles of Incorporation and
                                                      Bylaws
 13.  Investment Policies of Registrant..........   Policies and Objectives with Respect to
                                                    Certain Activities; Prospectus Summary;
                                                      Business and Properties
 14.  Description of Real Estate.................   Prospectus Summary; Business and Properties
 15.  Operating Data.............................   Business and Properties
 16.  Tax Treatment of Registrant and Its
        Security Holders.........................   Prospectus Summary; Federal Income Tax
                                                      Considerations
 17.  Market Price of and Dividends on the
        Registrant's Common Equity and Related
        Stockholder Matters......................   Not Applicable

             ITEM NUMBER AND CAPTION                           HEADING IN PROSPECTUS
- -------------------------------------------------   -------------------------------------------
 18.  Description of Registrant's Securities.....   Description of Capital Stock
 19.  Legal Proceedings..........................   Business and Properties -- Legal
                                                    Proceedings
 20.  Security Ownership of Certain Beneficial
        Owners and Management....................   Principal Stockholders
 21.  Directors and Executive Officers...........   Management
 22.  Executive Compensation.....................   Management
 23.  Certain Relationships and Related
        Transactions.............................   Prospectus Summary; Business and
                                                    Properties; Management; Certain
                                                      Transactions
 24.  Selection, Management and Custody of
        Registrant's Investments.................   Outside Front Cover Page; Prospectus
                                                    Summary; Business and Properties;
                                                      Management; Policies and Objectives with
                                                      Respect to Certain Activities
 25.  Policies with Respect to Certain
        Transactions.............................   Risk Factors; Policies and Objectives with
                                                      Respect to Certain Transactions
 26.  Limitations of Liability...................   Description of Capital Stock
 27.  Financial Statements and Information.......   Prospectus Summary; Selected Financial
                                                      Information; Financial Statements
 28.  Interests of Named Experts and Counsel.....   Legal Matters; Experts
 29.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................   Certain Transactions -- Indemnification
                                                      Agreements

                   SUBJECT TO COMPLETION, DATED JULY 17, 1996


                                4,800,000 SHARES

                                    [LOGO]

                                  COMMON STOCK



     Sunstone Hotel Investors, Inc. (the "Company") is a self-administered real estate investment trust that, through Sunstone Hotel Investors, L.P. (the "Partnership"), owns mid-price and upscale hotels in the western United States. The hotels operate or will operate under nationally recognized franchises, including Courtyard by Marriott(R), Doubletree(R), Hampton Inn(R), Holiday Inn(R), Holiday Inn(R) Hotel & Suites, Holiday Inn Express(SM), Holiday Inn Select(SM), Comfort Suites(R) and Residence Inn(R). The Company recently acquired one hotel and intends to acquire two additional hotels (collectively, the "Acquisition Hotels") concurrently with the closing of this offering (the "Offering"). Following such acquisitions, the Company will own 20 hotels with an aggregate of 2,612 rooms in seven states, including Arizona (1 hotel), California (5), Colorado (6), New Mexico (1), Oregon (2), Utah (2) and Washington (3).


     The net proceeds to the Company from the Offering will be approximately $46.6 million, $24.2 million of which will be used to fund the purchase of the Acquisition Hotels, and the balance to repay borrowings outstanding under the Company's line of credit and for working capital. The Company's Articles of Incorporation limit its consolidated indebtedness to 50% of the Company's investment in hotel properties, at cost. Upon the closing of the Offering, the Company's consolidated indebtedness will be approximately 10.7% of its investment in hotel properties, at cost.


     All of the shares of Common Stock offered hereby are being sold by the Company. The Common Stock is currently listed for quotation on the Nasdaq National Market under the symbol "SSHI." The Company has applied for approval to list the Common Stock on the New York Stock Exchange under the symbol "SSI" and expects to be listed on such exchange prior to the closing of the Offering. On July 15, 1996, the last reported sales price per share of the Company's Common Stock on the Nasdaq National Market was $10.50. Since its initial public offering of Common Stock in August 1995, the Company has paid regular quarterly dividends representing an annual distribution of $0.92 per share.

     SEE "RISK FACTORS" HEREIN FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
             CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THE OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

- -------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------
                                                      Price to        Underwriting      Proceeds to
                                                       Public         Discount(1)        Company(2)
- -------------------------------------------------------------------------------------------------------
Per Share........................................         $                $                 $
Total(3).........................................         $                $                 $
- -------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company, estimated at $800,000. See "Use of Proceeds."

(3) The Company has granted the Underwriters a 30-day option to purchase up to additional 720,000 shares of Common Stock solely to cover over-allotments, if any, at the Price to Public less the Underwriting Discount. If the Underwriters exercise this option in full, the Price to Public will total
    $           , the Underwriting Discount will total $           , and the
    Proceeds to Company will total $           . See "Underwriting."
     The shares of Common Stock are offered by the Underwriters named herein, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing the shares of Common Stock will be made against payment therefor at the office of Montgomery Securities on or about
           , 1996.
                            ------------------------

MONTGOMERY SECURITIES
          BEAR, STEARNS & CO. INC.
                     EVEREN SECURITIES, INC.
                               RAYMOND JAMES & ASSOCIATES, INC.

                                           , 1996

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                        [COLOR PHOTOS OF HOTELS AND MAP]

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files, reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Corp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company has filed with the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, a Registration Statement on Form S-11 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits. For further information concerning the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULE 10B-6 AND 10B-7 UNDER THE EXCHANGE ACT. SEE "UNDERWRITING."
                            ------------------------

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. SUCH STATEMENTS RELATE TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY, AND PROSPECTIVE INVESTORS ARE CAUTIONED THAT THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS PROSPECTUS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER, INCLUDING THOSE DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS."

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
PROSPECTUS SUMMARY.........................    1
  The Company..............................    1
  The Hotels...............................    3
  The Lodging Industry.....................    5
  Recent Developments......................    6
  Risk Factors.............................    9
  Distribution Policy......................    9
  REIT Structure...........................   10
  Tax Status...............................   10
  The Offering.............................   11
  Summary Financial Data...................   12
RISK FACTORS...............................   14
  The Company's Inability to Effectively
    Manage Growth..........................   14
  Conflicts of Interest Between the Company
    and Certain Officers and Directors.....   14
  Lack of Control Over Operations of the
    Hotels.................................   15
  Renovation and Redevelopment Risks.......   15
  Risk that Pending Acquisitions Will
    Not Close..............................   15
  Multi-Property Acquisition Risks.........   16
  Hawthorn Suites Development Risks........   16
  Competition for Acquisitions.............   16
  Development Risks........................   17
  Substantial Reliance on Mr. Alter........   17
  Total Dependence on the Lessee and
    Payments under the Percentage Leases...   17
  Distribution of Substantially All of Cash
    Available for Distribution;
    Distributions Include Return of
    Capital................................   18
  Hotel Industry Risks.....................   18
  Real Estate Investment Risks.............   19
  Risks of Increases in Operating Costs and
    Capital Expenditures...................   21
  Dependence on Acquisitions to Increase
    Cash Available for Distribution........   21
  Risks of Leverage........................   21
  Risks of Operating Hotels Under Franchise
    Agreements.............................   21
  Tax Risks................................   22
  Ability of Board of Directors to Change
    Certain Policies.......................   23
  Common Stock Price Fluctuations and
    Trading Volume.........................   23
  Adverse Effect of Shares Available for
    Future Issuance and Sale on Market
    Price of Common Stock..................   24
  Limitation on Acquisition and Change of
    Control................................   24
THE COMPANY................................   26

                                             PAGE
                                             ----
USE OF PROCEEDS............................   27
PRICE RANGE OF COMMON STOCK
  AND DISTRIBUTIONS........................   28
CAPITALIZATION.............................   29
SELECTED FINANCIAL INFORMATION.............   30
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...............................   34
  Overview.................................   34
  Pro Forma Results of Operations of the
    Company................................   34
  Pro Forma Results of Operations of the
    Lessee.................................   35
  Seasonality and Diversification..........   36
  Actual Results of Operations of
    the Company............................   37
  Pro Forma Liquidity and Capital
    Resources..............................   37
  Inflation................................   39
BUSINESS AND PROPERTIES....................   40
  The Lodging Industry.....................   40
  Overview of the Company..................   41
  Growth Strategy..........................   41
  Description of Franchises................   46
  Description of the Hotels................   49
  Operating Performance of the Hotels......   53
  The Percentage Leases....................   56
  The Management Agreement.................   61
  Franchise Agreements.....................   61
  Operating Practices......................   63
  Employees................................   63
  Environmental Matters....................   63
  Competition..............................   64
  Depreciation.............................   64
  Legal Proceedings........................   65
POLICIES AND OBJECTIVES WITH RESPECT TO
  CERTAIN ACTIVITIES.......................   65
  Investment Policies......................   65
  Financing................................   66
  Conflict of Interest Policies............   66
  Policies With Respect to Other
    Activities.............................   68
  Working Capital Reserves.................   68
MANAGEMENT.................................   69
  Directors and Executive Officers.........   69
  Audit Committee..........................   70
  Compensation Committee...................   70
  Executive Compensation...................   71
  Compensation of Directors................   73
  Alter Employment Agreement...............   73

                                             PAGE
                                             ----
  Biederman Employment Agreement...........   73
  1994 Stock Incentive Plan................   73
  The Directors Plan.......................   76
  Limitation of Liability and
    Indemnification........................   77
  Certain Events With Respect to Mr. Alter
    and Mr. Biederman......................   78
  Strategic Consultant.....................   78
CERTAIN TRANSACTIONS.......................   79
  Minimizing the Risks of Potential
    Conflicts
    of Interest............................   79
  Initial Capitalization...................   79
  Percentage Leases........................   79
  Acquisition of the Sunstone Initial
    Hotels.................................   79
  Management Agreement.....................   80
  Employment Agreements....................   80
  Third Party Pledge Agreement.............   80
  Unit Purchase Agreement..................   80
  Purchase of Courtyard by
    Marriott-Riverside, California Hotel...   80
  Purchase of Residence Inn-Highlands
    Ranch, Colorado Hotel..................   81
  Personnel and Office Sharing Arrangement
    and Certain Reimbursements.............   81
  Indemnification Agreements...............   81
THE LESSEE.................................   82
  General..................................   82
  Management...............................   82
  1996 Stock Appreciation Rights Plan......   83
THE MANAGEMENT COMPANY.....................   85
  General..................................   85
  The Management Agreement.................   85
PRINCIPAL STOCKHOLDERS.....................   86
DESCRIPTION OF CAPITAL STOCK...............   87
  General..................................   87
  Common Stock.............................   87
  Preferred Stock..........................   88
  Classification or Reclassification of
    Common Stock or Preferred Stock........   88
  Restrictions on Ownership................   88
CERTAIN PROVISIONS OF MARYLAND LAW AND OF
  THE COMPANY'S ARTICLES OF INCORPORATION
  AND BYLAWS...............................   91
  Classification of the Board of
    Directors..............................   91
  Removal of Directors.....................   91
  Limitation of Liability and
    Indemnification........................   91
  Business Combinations....................   92

                                             PAGE
                                             ----
  Control Share Acquisitions...............   93
  Amendments to the Company's Articles of
    Incorporation and Bylaws...............   93
  Dissolution of the Company...............   94
  Operations...............................   94
  Anti-Takeover Effect of Certain
    Provisions
    of Maryland Law and of the Company's
    Articles of Incorporation and Bylaws...   94
  Other Matters............................   94
SHARES AVAILABLE FOR FUTURE
  SALE.....................................   94
PARTNERSHIP AGREEMENT......................   95
  Management...............................   95
  Transferability of Interests.............   95
  Capital Contribution.....................   96
  Redemption Rights........................   96
  Registration Rights......................   97
  Operations...............................   97
  Distributions............................   97
  Allocations..............................   97
  Term.....................................   97
  Tax Matters..............................   97
FEDERAL INCOME TAX CONSIDERATIONS..........   98
  Summary of Tax Opinions..................   98
  Taxation of the Company..................   99
  Requirements for Qualification...........  100
  Failure to Qualify.......................  108
  Taxation of Taxable U.S. Stockholders....  108
  Taxation of Stockholders on the
    Disposition
    of the Common Stock....................  109
  Capital Gains and Losses.................  109
  Information Reporting Requirements and
    Backup Withholding.....................  109
  Taxation of Tax-Exempt Stockholders......  110
  Taxation of Non-U.S. Stockholders........  110
  Other Tax Consequences...................  111
  Tax Aspects of the Partnership...........  112
UNDERWRITING...............................  116
EXPERTS....................................  117
REPORTS TO STOCKHOLDERS....................  117
LEGAL MATTERS..............................  117
ADDITIONAL INFORMATION.....................  118
GLOSSARY OF SIGNIFICANT TERMS..............  119
SIGNATURES...........................  Part II-11
POWER OF ATTORNEY....................  Part II-11
INDEX OF FINANCIAL STATEMENTS..............  F-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise indicates, all references herein to the "Company" include Sunstone Hotel Investors, Inc. and the Partnership, Sunstone Hotel Investors, L.P. Except as otherwise noted, all the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. The offering of 4,800,000 shares of Common Stock pursuant to this Prospectus is referred to as the "Offering." As used herein, the terms "upscale" and "mid-price", respectively, mean the segments of the lodging industry classified as such by Smith Travel Research in its industry reports that consist of hotels with average daily room rates (total revenues divided by the total number of rooms occupied) between the 70th and 85th percentile and the 40th and 70th percentile, respectively, of the average daily room rates of all hotels in the markets in which the Company's hotels operate. See "Glossary" for the definitions of certain additional terms used in this Prospectus.

                                  THE COMPANY


     The Company is a self-administered real estate investment trust ("REIT") that, through Sunstone Hotel Investors, L.P. (the "Partnership"), owns mid-price and upscale hotels in the western United States. The hotels operate or will operate under nationally recognized franchises, including Courtyard by Marriott, Doubletree Hotel, Hampton Inn, Holiday Inn, Holiday Inn Hotel & Suites, Holiday Inn Express, Holiday Inn Select, Comfort Suites and Residence Inn. The Company owns 18 hotels, eight of which were acquired subsequent to the Company's initial public offering (the "IPO") in August 1995. The Company recently acquired one of the 18 hotels and intends to acquire two additional hotels concurrently with the closing of the Offering (collectively, the "Acquisition Hotels"). Following such acquisitions, the Company will own 20 hotels with an aggregate of 2,612 rooms in seven states, including Arizona (1 hotel), California (5), Colorado (6), New Mexico (1), Utah (2), Oregon (2), and Washington (3), and will have doubled the number of hotels in its portfolio in the 12 months since the IPO. The 17 hotels owned prior to June 1, 1996 are referred to as the "Current Hotels," and together with the three Acquisition Hotels are referred to as the "Hotels."



     In addition to significantly expanding its hotel portfolio, the Company has generated internal revenue growth by renovating or redeveloping many of the Current Hotels, and improving their management and marketing programs. As a REIT, the Company derives revenues from its hotels through leases (the "Percentage Leases") between the Partnership, as landlord, and Sunstone Hotel Properties, Inc. (the "Lessee") which provide for rent payments based principally on a percentage of room revenues at the hotels. Revenue per available room ("REVPAR") for the seven Current Hotels that were owned by the Company or its predecessor for the entire first quarter of 1995 and 1996 and were not undergoing redevelopment or significant renovation during such periods increased 5.5%, from $39.82 to $42.03. REVPAR for all of the Current Hotels and the Acquisition Hotels during such periods increased 1.6%, from $38.22 to $38.82. The Company believes that its recently completed and future redevelopment and renovation activities, as well as improvements in management and marketing, will continue to fuel REVPAR growth at its hotels, thereby increasing revenue to the Company.


     The Company's growth strategy is to enhance stockholder value by increasing Cash Available for Distribution per share to the holders of its Common Stock by:

     - Acquiring underperforming hotels located primarily in the western United States that are, or can be redeveloped and repositioned into, nationally franchised mid-price and upscale hotels, with an increasing emphasis on multi-property acquisitions;

     - Enhancing the operating performance of hotels owned or acquired by the Company through selective renovation, redevelopment and rebranding, and improved management and marketing;

     - Developing Hawthorn Suites, a national chain of upscale extended-stay hotels, through property conversions or new construction in several major urban markets on the West Coast pursuant to a proposed master development agreement with U.S. Franchise Systems, Inc.; and

     - Selectively developing new mid-price and upscale hotels in markets where room demand and other competitive factors justify new construction.

     The Company believes that there will continue to be substantial acquisition, redevelopment, renovation and repositioning opportunities in the near future in the mid-price and upscale hotel markets in the western United States. The Company believes these opportunities will result from the aging of a significant portion of the nation's hotel supply and the recent imposition of capital expenditure and other modernization requirements by certain national hotel franchisors on the owners of franchised hotels, many of which are small independent hotel companies or private hotel owners that may be unwilling or unable to satisfy such requirements.

     Since its IPO in August 1995, the Company has:

     - Acquired six of the Current Hotels for purchase prices aggregating $19.3 million, including a portfolio of four hotels in Washington and Oregon;

     - Acquired and substantially completed construction of a 78-room Residence Inn for approximately $5.0 million, which is expected to open during the third quarter of 1996;


     - Acquired one of the Acquisition Hotels, and contracted to acquire the other two Acquisition Hotels, for purchase prices aggregating $24.2 million, and with the Acquisition Hotels will have increased the number of rooms in its portfolio by 96.7% to 2,612;



     - Completed $1.2 million in renovations to two of the Current Hotels and $4.4 million of redevelopment to two of the Current Hotels, and commenced redevelopment budgeted at $5.5 million to four of the Current Hotels;


     - Entered into a letter of intent with U.S. Franchise Systems, Inc. expected to result in a master development agreement to franchise extended-stay Hawthorn Suites in several major urban markets on the West Coast;

     - Entered into a letter of intent to acquire a 166-room full-service convention hotel for $8.4 million upon completion of construction by an unaffiliated developer, which is expected to occur in 1997;

     - Increased availability under the Line of Credit from $30 million to $50 million; and


     - Added two project managers and benefitted from the addition of a Chief Financial Officer, an asset manager and other management personnel to the Lessee.

                                   THE HOTELS

  Strong Franchise Brands

     Consistent with its strategy to own hotels with nationally recognized franchise affiliations, upon the closing of the Offering, the Company will own hotels with the following brands:


                                                            NUMBER OF      NUMBER      PERCENTAGE OF
                                                             HOTELS       OF ROOMS      TOTAL ROOMS
                                                            ---------     --------     -------------
CURRENT HOTELS
Courtyard by Marriott.....................................       2            279           10.7%
Doubletree Hotel..........................................       1            213            8.2
Hampton Inn(1)............................................       7            939           35.9
Holiday Inn brands(2)(3)..................................       6            599           22.9
Residence Inn(4)..........................................       1             78            3.0
ACQUISITION HOTELS
Comfort Suites............................................       1            165            6.3
Holiday Inn Hotel & Suites(5).............................       1            151            5.8
Holiday Inn Select(6).....................................       1            188            7.2
                                                                --          -----          -----
                                                                20          2,612          100.0%
                                                                ==          =====          =====


- ---------------

(1) The Company has received a franchise license from Promus Hotels, Inc. ("Hampton") for a Hampton Inn for the Clackamas, Oregon, Cypress Inn hotel, subject to the completion of certain renovations and improvements, which the Company estimates will be completed during the third quarter of 1996.



(2) These brands include Holiday Inn (2 hotels), Holiday Inn Express (2) and Holiday Inn Hotel & Suites (2).



(3) The Company has received franchise licenses from Holiday Inns Franchising, Inc. ("Holiday Inn") for (i) a Holiday Inn Hotel & Suites for the Cypress Inn-Kent (Seattle), Washington hotel, (ii) a Holiday Inn Express for the Cypress Inn-Portland, Oregon and Cypress Inn-Poulsbo, Washington hotels and
    (iii) a Holiday Inn Hotel & Suites for the Holiday Inn-Craig, Colorado hotel, subject in each instance to the completion of certain renovations and improvements, which the Company estimates will be completed during the third quarter of 1996 (except for the Holiday Inn-Craig, Colorado hotel, which the Company estimates will be completed during the first quarter of 1997).



(4) The Company has received a franchise license from Marriott International, Inc. ("Marriott") for a Residence Inn for the Highlands Ranch (Denver), Colorado hotel, subject to the completion of construction, which the Company estimates will be completed during the third quarter of 1996.



(5) This hotel is currently operated under another national franchise, but the Company has applied to Holiday Inn for a Holiday Inn Hotel & Suites franchise license for the hotel. If a license is granted, it will be subject to the completion of certain renovations and improvements, which the Company estimates will be completed during the fourth quarter of 1996.



(6) The Company has received from Holiday Inn a Holiday Inn Select franchise license for the Holiday Inn-Renton (Seattle), Washington hotel, subject to the completion of certain renovations and improvements, which the Company estimates will be completed during the fourth quarter of 1996.


For a description of the accommodations, services and amenities generally offered by each franchise system, see "Business and Properties."

  Operational Data

     The following table sets forth certain unaudited pro forma operational data on a hotel-by-hotel basis, including Percentage Rent payments to the Company from the Lessee.


                                                                                   YEAR ENDED DECEMBER 31, 1995
                                                                  --------------------------------------------------------------
                                                                                                                        REVENUE
                                               YEAR        NO.                                               AVERAGE      PER
                                    YEAR    RENOVATED/     OF         ROOM       PRO FORMA                    DAILY    AVAILABLE
                                   OPENED   REDEVELOPED   ROOMS     REVENUE       RENT(1)     OCCUPANCY(2)    RATE      ROOM(3)
                                   ------   -----------   -----   ------------  -----------   ------------   -------   ---------
CURRENT HOTELS
Courtyard by Marriott:
  Fresno, California.............   1989        1994       116      $1,784,403  $   768,590       72.5%      $58.11      $42.13
  Riverside, California..........   1988        1994       163       1,510,480      524,250       52.9        48.04       25.41
                                                         -----      ----------  -----------       ----       ------      ------
    Subtotal/weighted average....                          279       3,294,883    1,292,840       61.0        53.01       32.34
                                                         -----      ----------  -----------       ----       ------      ------
Doubletree Hotel:
  Santa Fe, New Mexico...........   1985        1996       213       2,904,098    1,108,599       51.8        72.14       37.37
                                                         -----      ----------  -----------       ----       ------      ------
 Inn:
  Mesa, Arizona..................   1987                   118       2,103,230      980,574       82.3        59.35       48.85
  Arcadia, California............   1989                   131       1,866,039      896,010       64.2        60.78       39.02
  Oakland, California............   1986        1996       152       2,178,429      593,410       85.0        47.13       40.06
  Denver, Colorado...............   1986                   152       2,771,499    1,412,344       80.2        62.32       49.98
  Pueblo, Colorado...............   1986                   112       2,050,358      993,912       87.4        57.38       50.15
  Silverthorne, Colorado.........   1976        1996       160       2,380,277      980,809       58.6        69.57       40.77
  Clackamas (Portland),
    Oregon(4)....................   1986        1996       114         976,469      464,312       48.9        47.95       23.45
                                                         -----      ----------  -----------       ----       ------      ------
    Subtotal/weighted average....                          939      14,326,301    6,321,371       72.4        57.75       41.81
                                                         -----      ----------  -----------       ----       ------      ------
Holiday Inn:
  Steamboat Springs, Colorado....   1974        1996        82       1,408,569      504,593       66.3        70.94       47.03
  Provo, Utah....................   1972        1994        78       1,222,237      536,023       78.5        54.67       42.92
                                                         -----      ----------  -----------       ----       ------      ------
    Subtotal/weighted average....                          160       2,630,806    1,040,616       72.3        62.32       45.06
                                                         -----      ----------  -----------       ----       ------      ------
Holiday Inn Hotel & Suites:
  Craig, Colorado(4).............   1981        1992       169       1,632,494      646,100       55.7        47.54       26.48
  Kent (Seattle),
    Washington(4)................   1987        1996       122       1,386,483      641,062       52.3        59.58       31.16
                                                         -----      ----------  -----------       ----       ------      ------
    Subtotal/weighted average....                          291       3,018,977    1,287,162       54.2        52.40       28.40
                                                         -----      ----------  -----------       ----       ------      ------
Holiday Inn Express:
  Portland, Oregon(4)............   1986        1996        85         983,719      372,309       63.5        49.89       31.68
  Poulsbo, Washington(4).........   1986        1996        63         755,818      343,022       62.1        52.90       32.85
                                                         -----      ----------  -----------       ----       ------      ------
    Subtotal/weighted average....                          148       1,739,537      715,331       62.9        51.16       32.18
                                                         -----      ----------  -----------       ----       ------      ------
Residence Inn:
  Highlands Ranch (Denver),
    Colorado(5)..................   1996                    78             N/A          N/A        N/A          N/A         N/A
                                                         -----      ----------  -----------       ----       ------      ------
Total/weighted average...........                        2,108      27,914,602   11,765,919       65.4        57.64       37.70
                                                         -----      ----------  -----------       ----       ------      ------
ACQUISITION HOTELS
Comfort Suites:
  South San Francisco,
    California...................   1985                   165       3,204,950    1,272,963       83.3        63.91       53.24
Holiday Inn Hotel & Suites:
  Price, Utah(6).................   1984                   151       1,553,590      714,696       69.0        40.85       28.19
Holiday Inn Select:
  Renton (Seattle),
    Washington(7)................   1968        1994       188       2,914,026    1,266,454       74.3        57.18       42.48
                                                         -----      ----------  -----------       ----       ------      ------
Total/weighted average...........                        2,612     $35,587,168  $15,020,032       67.4%      $57.08      $38.47
                                                         =====     ===========  ===========       ====       ======      ======


- ---------------
(1) Represents rents to be paid by the Lessee to the Company calculated on a pro forma basis by applying the rent provisions in the Percentage Leases, using historical revenues and related expenses of the Hotels as if they were owned as of January 1, 1995. For pro forma and historical revenues and related expenses associated with the operation of the Lessee, the Company and the Hotels, see "Selected Financial Information" and the financial statements elsewhere in this Prospectus.

(2) The occupancy rates for certain of the Current Hotels reflect the Company's strategy of acquiring underperforming hotels to be redeveloped, renovated and/or rebranded.


(3) Revenue per available room is determined by dividing room revenues by available rooms for the applicable period.


(4) This hotel is currently undergoing redevelopment or renovation in order to satisfy the franchise license requirements for the brand under which the hotel is listed in the left-hand column. The Company estimates redevelopment or renovation will be completed during the third quarter of 1996, except for the Holiday Inn-Craig, Colorado hotel which the Company estimates will be completed during the first quarter of 1997. The Hampton Inn-Clackamas, Oregon, Holiday Inn Hotel & Suites-Kent, Washington, Holiday Inn Express-Portland, Oregon, and the Holiday Inn Express-Poulsbo, Washington hotels were operated during 1995 under the independent Cypress Inns brand and the figures are reported for that brand.



(5) This hotel is currently under construction, which the Company estimates will be completed during the third quarter of 1996. The Company has received from Marriott a Residence Inn franchise license for this hotel, subject to the completion of construction.



(6) This hotel is currently operated under another national franchise, but the Company has applied to Holiday Inn for a Holiday Inn Hotel & Suites franchise license for the hotel. If a license is granted, it will be subject to the completion of certain renovations and improvements, which the Company estimates will be completed during the fourth quarter of 1996.



(7) Renovations to date were made in 1994 by the prior owner. The Company is obligated to renovate the hotel following the Offering in order to satisfy the conditions of Holiday Inn for a Holiday Inn Select franchise license. The Company estimates that such renovations will be completed during the fourth quarter of 1996.


                              THE LODGING INDUSTRY

     The fundamentals of the lodging industry have improved significantly in each year since 1991. The industry as a whole generated record earnings in 1995, with industry-wide pre-tax profits of $8.5 billion. This was up 55% from $5.5 billion in pre-tax profits in 1994, and represented the industry's third consecutive year of profitability. Coopers & Lybrand Hospitality Directions, January 1996 ("Hospitality Directions") projects that industry pre-tax profits will reach $14.7 billion in 1998.

     The industry's profitability has been fueled by four consecutive years in which the growth in demand for hotel rooms has exceeded the growth in room supply. Industry-wide growth in room demand exceeded the growth in total room supply by 2.0%, 2.6%, 2.8% and 1.4% in 1992, 1993, 1994 and 1995, respectively.
This trend has continued in the first quarter of 1996, with demand growth eclipsing supply growth by 1.2%, despite harsh winter weather conditions affecting many markets.

     This sustained, favorable relationship between demand growth and supply growth has enabled the industry to increase REVPAR every year since 1991. REVPAR for the industry as a whole grew 2.4%, 5.7%, 6.9% and 5.6% in 1992, 1993, 1994 and 1995, respectively, and increased 7.4% in the first quarter of 1996 compared to the first quarter of 1995. Hospitality Directions forecasts industry-wide REVPAR gains averaging 5% annually in the period 1996 through 1998.

     The fundamentals are similarly favorable in the mid-price segment in which the majority of the Company's hotels operate. Demand for mid-price rooms grew at 3.8% in 1995, while the supply of new mid-price rooms increased only 2.4%. Carrying this trend forward, demand for mid-price rooms grew at the same 3.8% rate during the 12 months ended March 31, 1996, compared to a 2.6% increase in mid-price room supply in the same period.

     REVPAR at mid-price hotels grew 5.3% in 1995, and increased 6.4% in the 12 months ended March 31, 1996, compared to the 12 months ended March 31, 1995. Hospitality Directions forecasts that the mid-price segment will achieve REVPAR gains averaging 4.9% annually in the period 1996 through 1998.

     The upscale segment of the industry, which represents a growing number of the Company's hotels, is expected to achieve strong results in the near-term due to limited growth in the supply of new upscale rooms. Demand growth should exceed the rate of new upscale room supply by an average of 0.6% annually during the 1996 through 1998 period, according to Hospitality Directions, translating into an average 5.7% annual increase in REVPAR for the upscale segment for the same 1996 through 1998 period.


     The Company believes near-term supply growth will be limited in the upscale segment due to (i) the continued availability of upscale hotel acquisition opportunities in most markets at prices below replacement cost, (ii) the high relative cost of construction of upscale hotels, (iii) more limited financing available for upscale hotel construction, and (iv) long construction lead times for upscale hotels.

     Unless otherwise noted, all statistics in this Prospectus relating to the lodging industry generally (other than Company statistics) are from, or have been derived from, information published or provided by Smith Travel Research, an independent industry research organization. Smith Travel Research has not provided any form of consultation, advice or counsel regarding any aspect of the Offering, and Smith Travel Research is in no way associated with the Offering.

                              RECENT DEVELOPMENTS

  Completed and Pending Acquisitions

     The following table sets forth certain information with respect to the Company's hotel acquisitions, including those acquired in the IPO and thereafter.


                                                                 HOTELS                   ROOMS
                                                         ----------------------   ----------------------
                                                         NUMBER OF   CUMULATIVE   NUMBER OF   CUMULATIVE
    DATE ACQUIRED                 PROPERTIES              HOTELS       TOTAL        ROOMS       TOTAL
- ---------------------  --------------------------------  ---------   ----------   ---------   ----------
August 1995 (IPO)      Initial Hotels                        10          10         1,331(2)     1,331
December 1995          Hampton Inn, Oakland, California       1          11           152        1,483
December 1995(1)       Residence Inn, Highlands Ranch         1          12            78        1,561
                         (Denver), Colorado
February 1996          Cypress Inn Hotels:                    4          16           384        1,945
                       Holiday Inn Express, Poulsbo,
                              Washington
                       Holiday Inn Express, Portland,
                              Oregon
                       Holiday Inn Hotel & Suites,
                              Kent (Seattle),
                         Washington
                       Hampton Inn, Clackamas
                              (Portland), Oregon
April 1996             Courtyard by Marriott,                 1          17           163        2,108
                         Riverside, California
June 1996              Holiday Inn Select, Renton,            1          18           188        2,296
                         Washington
August 1996 (est.)     Comfort Suites, South San              1          19           165        2,461
                         Francisco, California
                       Holiday Inn Hotel & Suites,            1          20           151        2,612
                         Price, Utah(3)


See the table on page 3 for the status of franchise licenses.
- ---------------
(1) The Company acquired the land on this date. The hotel is currently under construction and is expected to be completed by the end of the third quarter of 1996.

(2) The total number of rooms at the time of the IPO was 1,328. In connection with the redevelopment of the Doubletree -- Santa Fe, New Mexico hotel, three rooms were added.


(3) This hotel is currently operated under another national franchise, but the Company has applied to Holiday Inn for a Holiday Inn Hotel & Suites franchise license for the hotel.

     The Company acquired six hotels in the Cypress Inn portfolio purchase in February 1996 for approximately $15 million. The six hotels were sold as a package by a lender following a mortgage loan default by the owner/borrower. In May 1996, the Company sold two of the hotels without adverse tax consequences because they did not satisfy the Company's investment criteria. The Company has commenced redevelopment budgeted at $5.5 million to the four remaining hotels (collectively, the "Cypress Inn Hotels"), which it expects to complete during the third quarter of 1996. See "Redevelopment and Renovation" immediately below and "Business and Properties -- Growth Strategy -- Redevelopment and Renovation" elsewhere in this Prospectus. The Company believes that after taking into account the purchase price and redevelopment expenses for the four retained Cypress Inn Hotels, the total cost to the Company for these hotels will be below replacement cost.


     The Company acquired one of the Acquisition Hotels, a 188-room Holiday Inn in Renton, Washington, on June 28, 1996 for approximately $8.2 million, including acquisition costs. The Company intends to acquire the other two Acquisition Hotels concurrently with the closing of the Offering for cash purchase prices aggregating approximately $16.0 million, including estimated closing costs. These hotels include a 165-room Comfort Suites in South San Francisco, California, and a 151-room Days Inn in Price, Utah. The purchase agreements for these two hotels contain customary closing and other conditions. The Company has not completed its physical, economic or environmental due diligence investigation of these hotels, and there can be no assurance that the Company will close this acquisition. See "Risk Factors -- Risk that Pending Acquisitions Will Not Close."


  Development of Residence Inn

     The Company is currently developing a 78-room Residence Inn hotel in Highlands Ranch (Denver), Colorado. Highlands Ranch is a rapidly growing 22,000-acre master planned community with a limited number of sites designated for hotel development. The Company believes that this extended-stay hotel will appeal to families relocating to the community and business travelers visiting the business parks in the community. The Company expects to complete the $5.0 million project during the third quarter of 1996. The site includes sufficient land to add 42 rooms if and when market conditions justify an expansion. There can be no assurance, however, that this development will be completed on time or within budget. See "Risk Factors -- Development Risks."

  Redevelopment and Renovation


     Since the IPO, the Company has completed $4.4 million in redevelopment to two of the Current Hotels, and has commenced redevelopment budgeted at $5.5 million on the four recently acquired Cypress Inn Hotels, which the Company estimates will be completed during the third quarter of 1996. This redevelopment will enable the Company to rebrand these hotels as a Holiday Inn Hotel & Suites hotel, two Holiday Inn Express hotels and a Hampton Inn hotel, which the Company believes will allow it to significantly increase REVPAR at each hotel. The two Current Hotels which were redeveloped included the Best Western-Santa Fe, New Mexico hotel ($2.6 million), which was transformed from a mid-price hotel into a full-service, upscale Doubletree Hotel, and the Holiday Inn-Steamboat Springs, Colorado hotel ($1.8 million), at which major exterior, guestroom, common area and restaurant improvements were made. The restaurant improvements at the Holiday Inn-Steamboat Springs hotel enabled the Company to lease the restaurant to a regional restaurant operator, which the Company believes will provide increased lease revenue from the hotel.



     Since the IPO, the Company also completed $1.2 million in renovations to two of the Current Hotels. These included the Hampton Inn-Oakland, California hotel ($1 million) and the Hampton Inn-Silverthorne, Colorado hotel ($0.2 million). At the Hampton Inn-Oakland, California hotel improvements were made to the exterior, the guest rooms and bathrooms, as well as to the lobby and meeting spaces. At the Hampton Inn-Silverthorne, Colorado hotel improvements were made to the exterior, the guest rooms and to meeting spaces. In addition, improvements were made to the restaurant at the Hampton Inn-Silverthorne, enabling the Company to lease the restaurant to a regional restaurant operator, which the Company believes will provide increased lease revenue from the hotel. Renovations to the lobby of the hotel will also be made and are scheduled to be completed during the fourth quarter of 1996.

     For a general discussion of the Company's renovation and redevelopment strategy and specific information on the renovation and redevelopment work completed or to be completed at each Hotel, see "Business and Properties -- Growth Strategy -- Internal Growth Strategy -- Redevelopment and Renovation." There can be no assurance that renovation or redevelopment work will be completed on time or within budget. See "Risk Factors -- Renovation and Redevelopment Risk."


     The Company believes that after taking into account the purchase price of each Hotel in its portfolio and the cost of redeveloping or renovating it, the total cost to the Company for each Hotel is 30% to 40% below its replacement cost.


  Hawthorn Suites Master Development Agreement

     The Company recently entered into a letter of intent with U.S. Franchise Systems, Inc. ("USFS") which is expected to lead to a master development agreement to franchise extended-stay Hawthorn Suites hotels in several major urban markets in California, Oregon and Washington, including San Diego, San Francisco, San Jose, Portland, Seattle and certain areas of Los Angeles. Under the proposed arrangement the Company would have the first right to develop Hawthorn Suites in its selected submarkets, provided it meets certain deadlines for acquiring hotel sites and applying for franchise licenses. Development may consist of conversions of existing properties or new construction and may be performed by the Company, or by unaffiliated developers (and thus allow the Company to minimize development risks). It is intended that USFS will be required to help the Company identify hotel sites, provide architectural plans and development oversight and assist in marketing the hotels. For a more detailed description of the intended agreement regarding Hawthorn Suites, see "Business and Properties -- Growth Strategy -- External Growth Strategy." The Hawthorn Suites arrangement is only in the letter of intent stage, and there is no assurance that the Company will enter into a definitive agreement regarding it, or, that such agreement would contain the terms described herein. See "Risk Factors -- Hawthorn Suites Development Risks" and "-- Development Risks."

     Hawthorn Suites are upscale extended-stay hotels competing primarily with Residence Inns and Homewood Suites. The franchise rights to this brand were recently acquired by USFS, a hotel franchise company founded by Michael Leven, the former President of Holiday Inn. The Company believes USFS intends to grow the Hawthorn Suites brand into a leading national hotel chain from its current base of 17 Hawthorn Suites hotels. The Company believes the arrangement with USFS will give it a significant advantage in the growing extended-stay market in the western United States.

  Letter of Intent to Acquire Newly Developed Convention Center Hotel


     In June 1996, the Company entered into a letter of intent with Mortensen Development Corporation, a major developer of hotels in the United States, to acquire a 166-room hotel to be developed in Pueblo, Colorado (the "Pueblo Convention Hotel") for approximately $8.4 million. The Company's acquisition will be subject to the completion of construction and opening of the hotel, and certain additional conditions to be set forth in a definitive purchase agreement. The Company anticipates that the development will commence by the fourth quarter of 1996 and the hotel will open by the end of the third quarter of 1997. The Company intends to brand the hotel as a Doubletree Hotel and to lease the restaurant to a national or regional restaurant company. The project is being coordinated by the Company and the developer with the local government, which will develop and own the nearby Pueblo Convention Center. Because of certain financial assistance being provided to the developer by the local government, the cost per room to the Company for the Pueblo Convention Hotel is anticipated to be less than the cost to develop a comparable hotel. There can be no assurance, however, that a definitive development and purchase agreement will be executed or that the Pueblo Convention Hotel will be constructed or that the Company will consummate the acquisition. See "Risk Factors -- Development Risks." The financial and statistical information set forth in this Prospectus does not include information for the Pueblo Convention Hotel.


  Line of Credit and Term Loan

     In June of 1996, the Company's lender, Bank One, Arizona, N.A., increased the availability of borrowings under the Company's revolving line of credit (the "Line of Credit") from $30 million to $50 million. At the same time, the bank reduced the interest rate from LIBOR plus 2.75% to LIBOR plus

2.25%, with further reductions to LIBOR plus 1.90% after the Company closes the Offering, and LIBOR plus 1.75% if the Company satisfies certain other financial conditions. The Company will use a portion of the proceeds of the Offering to repay borrowings outstanding under the Line of Credit. Borrowings under the Line of Credit are subject to the provision in the Articles of Incorporation which limits the Company's consolidated indebtedness to 50% of its investment in hotel properties, at cost. After proceeds of this Offering are used to acquire the Acquisition Hotels and repay borrowings under the Line of Credit, the balance due under the Line of Credit will be approximately $9.0 million and the Company's consolidated indebtedness will be approximately 10.7% of its investment in hotel properties, at cost.


     In addition to increasing available borrowings under the Line of Credit, the Company recently applied to a life insurance company for a $9.0 million 10-year fixed-rate term loan (the "Term Loan"), which will be secured by two of the Current Hotels. The Term Loan is expected to close in the fourth quarter of 1996. The Company intends to use the proceeds of the Term Loan to further repay borrowings under the Line of Credit. There can be no assurance that the Company will consummate the Term Loan.

     For further information regarding the Company's indebtedness and use of debt financing, see "Risk Factors -- Risks of Leverage," "Policies and Objectives with Respect to Certain Activities -- Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Pro Forma Liquidity and Capital Resources."

  Additions to Management; Strategic Consulting


     The Company added two project managers with extensive construction industry experience to supervise hotel renovation and redevelopment. The Company has also entered into a preliminary agreement with Geller & Co., a leading hotel industry consulting firm, to provide strategic advice in connection with future acquisitions and alliances with hotel franchisors. Laurence Geller, the principal of Geller & Co., has extensive experience and contacts in the hotel industry, which the Company believes will help strengthen its strategic relationships and provide additional growth opportunities. Under the consulting arrangement, Geller & Co.'s fees will be paid only in shares of Common Stock and options to acquire Common Stock. See "Business and Properties -- Growth Strategy" and "Management -- Strategic Consultant."



     The Lessee has also added a number of key management personnel to oversee the operation of the Company's hotels. Kenneth J. Biehl, who served as Vice President and Corporate Controller of Starwood Lodging Corporation, has joined the Lessee as Chief Financial Officer. The Lessee has also added an asset manager, a director of human resources and three regional general managers. The Lessee will also adopt a stock appreciation rights plan tied to the price of the Company's Common Stock in order to help further align the interests of the Lessee's employees with those of the Company's stockholders, and intends to issue 162,400 stock appreciation rights to 98 of the Lessee's employees. See "The Lessee -- Management."


                                  RISK FACTORS

     AN INVESTMENT IN THE COMMON STOCK INVOLVES VARIOUS RISKS, AND INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS."

                              DISTRIBUTION POLICY

     For the period from August 16, 1995 (the closing date of the IPO) through March 31, 1996, the Company paid quarterly dividends at the rate of $0.23 per share per quarter (corresponding to $0.92 per share per year). The Company intends to declare a dividend in July 1996 of $0.23 per share for the second quarter of 1996 with a record date prior to the closing of the Offering. Therefore, purchasers of Common Stock in the Offering will not receive this dividend. The Company's distributions with respect to 1995 included an approximate 15% return of capital. Given the dynamic nature of the Company's acquisition strategy and the extent to which any future acquisitions may alter this calculation, no assurances can be given regarding what percent of future dividends will constitute return of capital for federal income tax purposes. While future distributions paid by the Company will be at the discretion of the Board of Directors and will depend on the actual cash flow of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and such other factors as the directors of the Company deem relevant, it is the present intention of the Company to pay regular quarterly dividends of at least the current dividend rate for the immediate future. See "Prospectus Summary -- Tax Status," "Partnership Agreement -- Distributions" and "Price Range of Common Stock and Distributions." In the future the Company may implement a dividend reinvestment program under which holders of Common Stock may elect automatically to reinvest dividends and make additional investments in shares of Common Stock. If a dividend reinvestment and stock purchase program is implemented, the Company may, from time to time, repurchase Common Stock in the open market for purposes of fulfilling its obligations under this program, or may elect to issue additional shares of Common Stock.

                                 REIT STRUCTURE

     In order for the Company to qualify as a REIT under federal income tax law, neither the Company nor the Partnership can operate hotels. The Partnership leases the Current Hotels and will lease the Acquisition Hotels and intends to lease any other hotels acquired in the future to the Lessee pursuant to Percentage Leases between the Partnership and the Lessee, each with an initial term of ten years. The Lessee will pay the franchise fees, management fees and certain other operating expenses of the Hotels. The Lessee is owned by Robert A. Alter, Chairman and President of the Company, and Charles L. Biederman, director and Executive Vice President of the Company. The Current Hotels are, and the Acquisition Hotels will be, managed by Sunstone Hotel Management, Inc. (the "Management Company") pursuant to a management agreement between the Lessee and the Management Company (the "Management Agreement") for a fee equal to 2% of gross revenues of the Hotels. The Management Company is owned by Mr. Alter.

     In order to minimize conflicts of interest inherent in the legal structure required to maintain the Company's status as a REIT, Mr. Alter and Mr. Biederman have entered into a pledge agreement (the "Third Party Pledge Agreement") that requires each of them to pledge ownership units in the Partnership ("Units") to the Company to secure the Lessee's obligations under the Percentage Lease applicable to each hotel now leased or acquired in the future and leased to the Lessee in an amount equal to four months' initial base rent for the Company's hotels. Mr. Alter and Mr. Biederman have also entered into a unit purchase agreement with the Company and the Lessee (the "Unit Purchase Agreement"), that requires that the Lessee's income (net of shareholder tax liability) be used to either accumulate reserves to pay rent under the Percentage Leases or to purchase Units from the Partnership at the then current price of the Common Stock. The Percentage Leases also contain cross-default provisions permitting the Company to terminate one or more of the Percentage Leases at its election, subject to certain conditions, upon a default by Mr. Alter or Mr. Biederman under the Unit Purchase Agreement or any other agreement with the Company. Further, the Management Company has agreed not to collect any payments from the Lessee after receiving notice of an event of default under a Percentage Lease. Mr. Alter has personally guaranteed the Lessee's obligation to return any amounts received by the Management Company in violation of this agreement.

                                   TAX STATUS

     The Company will elect to be taxed as a REIT under Sections 856-860 of the Code, commencing with its short taxable year ended December 31, 1995. If the Company qualifies for taxation as a REIT, then under current federal income tax laws the Company generally will not be taxed at the corporate level to the extent it currently distributes at least 95% of its net taxable income to its stockholders. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property and to federal income and excise tax on its undistributed income. Failure to qualify as a REIT will render the Company subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates and distributions to the holders of Common Shares in any such year will not be deductible by the Company. Although the Company does not intend to request a ruling from the Internal Revenue Service (the "Service") as to its REIT status, the Company has obtained the opinion of its legal counsel, Brobeck, Phleger & Harrison LLP, that the Company qualifies as a REIT, which opinion is based on certain assumptions and representations and is not binding on the Service or any court. In connection with the Company's election to be taxed as a REIT, the Company's Certificate of Incorporation imposes restrictions on the transfer of shares of Common Stock. The Company has adopted the calendar year as its taxable year. See "Risk Factors -- Tax Risks" and "-- Ownership Limitation," "Federal Income Tax Considerations -- Taxation of the Company" and "Description of Capital Stock -- Certificate of Incorporation and Bylaw Provisions -- Restrictions on Transfer."

                                  THE OFFERING

Shares of Common Stock offered by the Company......  4,800,000 shares
Shares of Common Stock and Units to be outstanding
  after the Offering...............................  12,580,800 shares and Units(1)
Use of Proceeds....................................  To fund the purchase of the Acquisition
                                                     Hotels; to repay borrowings outstanding
                                                     under the Line of Credit; and the
                                                     balance for working capital.
Nasdaq National Market symbol......................  SSHI
Proposed New York Stock Exchange symbol(2).........  SSI

- ---------------
(1) Includes 1,458,800 shares issuable at the option of the Company upon redemption of the Units by Limited Partners and 7,500 shares of restricted Common Stock owned by certain officers and directors of the Company. Excludes shares of Common Stock issuable upon exercise of options to be issued pursuant to the Company's 1994 Plan and the Directors Plan and upon redemption of Units which are issuable upon exercise of outstanding warrants issued to Messrs. Alter, Biederman and Enever and MYPC Partners ("MYPC"), an affiliate of Montgomery Securities, one of the Representatives. See "Management -- Compensation of Directors," "Management -- 1994 Stock Incentive Plan," "Management -- The Directors Plan" and "Underwriting."

(2) The Company has applied for approval to list its Common Stock on the New York Stock Exchange under the symbol "SSI," and expects to be listed on such exchange prior to the closing of the Offering. No assurance can be made, however, that the Company's listing application will be approved.

                             SUMMARY FINANCIAL DATA


     The following tables set forth summary historical and pro forma operating and financial data for the Company and the Lessee. Such data should be read in conjunction with the financial statements and notes thereto contained elsewhere in this Prospectus. The pro forma operating and other data for the Company and the Lessee is presented as if the acquisition of the Acquisition Hotels, and the closing of the IPO and the Offering had occurred as of the beginning of the periods presented and therefore incorporates certain assumptions that are included in the Notes to the Unaudited Pro Forma Consolidated Statements of Income included elsewhere in this Prospectus. The pro forma balance sheet data is presented as if the acquisition of the Acquisition Hotels, the closing of the Offering and the application of the proceeds of the Offering had occurred on March 31, 1996.


                         SUNSTONE HOTEL INVESTORS, INC.

         SUMMARY HISTORICAL AND PRO FORMA OPERATING AND FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        PRO FORMA(1)
                                     HISTORICAL          ---------------------------------------------------------------------------
                              ------------------------                                                                        THREE
                                                                                                                             MONTHS
                              PERIOD FROM                                                                                     ENDED
                               AUGUST 16,                                                                                     MARCH
                                  1995         THREE               YEAR ENDED                    THREE MONTHS ENDED            31,
                              (INCEPTION)     MONTHS            DECEMBER 31, 1995                  MARCH 31, 1995             1996
                                THROUGH        ENDED     -------------------------------   -------------------------------   -------
                              DECEMBER 31,   MARCH 31,   CURRENT   ACQUISITION     THE     CURRENT   ACQUISITION     THE     CURRENT
                                  1995         1996      HOTELS      HOTELS      HOTELS    HOTELS      HOTELS      HOTELS    HOTELS
                              ------------   ---------   -------   -----------   -------   -------   -----------   -------   -------
OPERATING DATA:
Percentage Lease
  revenue(2)................    $  3,013     $  3,190    $11,766     $ 3,254     $15,020   $ 3,288     $   580     $ 3,868   $ 3,417
Net income..................       1,181        1,337      5,156         684       5,840     1,715         (41)      1,674     1,672
Net income per Common Share
  outstanding...............    $   0.19     $   0.21                            $  0.53                           $  0.15
Weighted average number of
  shares of Common Stock and
  Common Stock equivalents
  outstanding...............       6,322        6,322                             11,122                            11,122
OTHER DATA:
Lessee room revenue.........    $  7,060     $  6,786    $27,914     $ 7,673     $35,587   $ 7,248     $ 1,468     $ 8,716   $ 7,207
Funds From Operations(3)....       2,592        2,479      9,119       2,822      11,941     2,707         465       3,172     2,768
Cash Available for
  Distribution(4)...........       2,296        2,193      7,947       2,515      10,462     2,404         406       2,810     2,465
Cash provided by operating
  activities................       2,291        1,348
Cash used in investing
  activities................     (32,899)     (17,999 )
Cash provided by (used in)
  financing activities......      35,824       11,836
Occupancy...................        60.1%        63.7 %                             67.4%                             65.3%
ADR.........................    $  58.27     $  63.51                            $ 57.08                           $ 58.50
REVPAR......................    $  35.02     $  40.46                            $ 38.47                           $ 38.22


                              ACQUISITION     THE
                                HOTELS      HOTELS
                              -----------   -------
OPERATING DATA:
Percentage Lease
  revenue(2)................    $   643     $ 4,060
Net income..................         13       1,685
Net income per Common Share
  outstanding...............                $  0.15
Weighted average number of
  shares of Common Stock and
  Common Stock equivalents
  outstanding...............                 11,122
OTHER DATA:
Lessee room revenue.........    $ 1,746     $ 8,953
Funds From Operations(3)....        527       3,295
Cash Available for
  Distribution(4)...........        457       2,922
Cash provided by operating
  activities................
Cash used in investing
  activities................
Cash provided by (used in)
  financing activities......
Occupancy...................                   63.1%
ADR.........................                $ 61.54
REVPAR......................                $ 38.82



                                                                                                          AT MARCH 31, 1996
                                                                                                    -----------------------------
                                                                                                                    PRO FORMA
                                                                                                    ACTUAL      AS ADJUSTED(1)(5)
                                                                                                    -------     -----------------
BALANCE SHEET DATA:
Investment in Hotels at cost......................................................................  $67,076         $  99,454
Total assets......................................................................................   71,044           108,520
Total long-term debt..............................................................................   22,000            12,025
Minority interest in Partnership..................................................................    8,722            11,053
Total shareholders' equity........................................................................   38,632            83,752


Notes located on subsequent page.

- ---------------

(1) The pro forma information does not purport to represent what the Company's or the Lessee's financial position or results of operations actually would have been if the Company had, in fact, owned and leased to the Lessee the Current Hotels and the Acquisition Hotels at the beginning of the periods indicated, or to project the Company's or the Lessee's results of operations for any future period.


(2) With respect to the pro forma information, Rent from the Lessee to the Company is calculated on a pro forma basis by applying the Rent provisions of the Percentage Leases to the historical room and other revenue of the Hotels as if the beginning of the periods were the beginning of the lease year and assumes the Company owned and leased the Current Hotels and the Acquisition Hotels throughout the periods presented.


(3) With respect to the presentation of Funds From Operations, management elected early adoption of the "new definition" as recommended in the March 1995 NAREIT White Paper on Funds From Operations beginning January 1, 1995. Management and industry analysts generally consider Funds From Operations to be one measure of the financial performance of an equity REIT that provides a relevant basis for comparison among REITs and it is presented to assist investors in analyzing the performance of the Company. "Funds From Operations" ("FFO") is defined as income before minority interest (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property and real estate related depreciation and amortization (excluding amortization of financing costs). FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. FFO should not be considered an alternative to net income as an indication of the Company's financial performance or as an alternative to cash flows from operating activities as a measure of liquidity.

(4) Cash Available for Distribution is computed by subtracting from FFO the sum of (a) 4% of room revenues, which the Company is obligated by the Percentage Leases to make available to the Lessee for the periodic refurbishment and replacement of furniture, fixture and equipment at the Hotels, and (b) amounts required to repay principal amortization on long-term debt.


(5) Pro forma balance sheet data reflects the sale of 4,800,000 shares of Common Stock and the application of the net proceeds as set forth in "Use of Proceeds."

                                  RISK FACTORS

     In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information contained in this Prospectus.

THE COMPANY'S INABILITY TO EFFECTIVELY MANAGE GROWTH

     The Company's success is in large part dependent upon the ability of the Lessee to effectively operate all of the Hotels, as well as any additional hotels in which the Company invests. The Lessee's capacity to operate additional hotels under Percentage Leases with current staffing levels and office locations will diminish as additional hotels are added to the Company's portfolio, particularly in the context of hotel portfolio acquisitions. Such growth will require the Lessee to hire and manage more staff, or to open more offices or to operate in different locations than it has had in the past. There can be no assurance the Lessee will effectively operate the Hotels. In the event the Lessee fails to effectively operate the Hotels, the Company's internal growth strategy and acquisition strategy would be more difficult to achieve and, therefore, Cash Available for Distribution could be adversely affected.

CONFLICTS OF INTEREST BETWEEN THE COMPANY AND CERTAIN OFFICERS AND DIRECTORS

     Because of Mr. Alter's and Mr. Biederman's ownership in and positions with the Company and the Lessee and Mr. Alter's ownership of the Management Company, there are inherent conflicts of interest between the Lessee and the Company in the leasing, acquisition, disposition, operation and management of the Company's hotels. Accordingly, the interests of stockholders may not have been, and in the future may not be, reflected fully in all decisions made or actions taken by the officers and directors of the Company. See "The Company" and "Policies and Objectives with Respect to Certain Activities -- Conflict of Interest Policies."

  No Arm's-Length Bargaining on Percentage Leases, Management Agreement, Employment Agreements, or Acquisition Agreements

     The terms of the Percentage Leases, the Management Agreement, the Alter Employment Agreement, the Biederman Employment Agreement, and the acquisition agreements pursuant to which the Company acquired the Sunstone Initial Hotels in connection with the IPO were not negotiated on an arm's-length basis. In the event revenues from the Company's hotels increase significantly over prior periods and operating expenses with respect thereto are less than historical or projected operating expenses, the Lessee could disproportionately benefit. In the event incremental expenses exceed incremental increases in revenues, conflicts of interest may arise between the Lessee and the Company. See "Certain Transactions -- Percentage Leases" and "Policies and Objectives with Respect to Certain Activities -- Conflict of Interest Policies -- Provisions of the Employment Agreements and Development by Mr. Alter and Mr. Biederman." The Company will not own any interest in the Lessee. Because Mr. Alter and Mr. Biederman are the stockholders of the Lessee and Mr. Alter is the sole stockholder of the Management Company, and each of them are officers of the Company, there is a conflict of interest with respect to the enforcement and termination of the Percentage Leases. Because of these conflicts, Mr. Alter's and Mr. Biederman's decisions relating to the Company's enforcement of its rights under the Percentage Leases may not solely reflect the interests of the stockholders. See "The Lessee" and "The Management Company."

  Conflicts Relating to Sunstone Initial Hotels

     In connection with the IPO, the Company acquired the Sunstone Initial Hotels from the affiliates of Messrs. Alter, Biederman and Enever (the "Sunstone Affiliates"). The Sunstone Initial Hotels had a negative book value of $7.5 million. This resulted in Mr. Alter having approximately $3.5 million and Mr. Biederman approximately $3.7 million in unrealized gain on the sale of their interests in the Sunstone Initial Hotels, which was carried over into the Partnership's basis in such hotels and reflected in their tax basis in the Partnership. Such unrealized gain is specially allocated to Mr. Alter and Mr. Biederman pursuant to the Partnership Agreement and, consequently, any sale of such Sunstone Initial Hotels by the Partnership may cause adverse tax consequences to them and the Sunstone Affiliates. Therefore, the interests of the Company, Mr. Alter and Mr. Biederman and the Sunstone Affiliates could be different in connection with the sale of a Sunstone Initial Hotel. In addition, the reduction of mortgage indebtedness by the Partnership at any time below the amount of approximately $8.4 million would create adverse tax consequences to Mr. Alter and Mr. Biederman and certain Sunstone Affiliates. These conflicts may result in decisions relating to the sale of the Sunstone Initial Hotels and/or the incurrence or repayment of indebtedness which do not reflect solely the interests of the stockholders.

  Conflicts Relating to Sale of Hotels Subject to Percentage Leases

     The Company will generally be required under the Percentage Leases to pay a lease termination fee to the Lessee if the Company elects to sell a hotel and not replace it with another hotel. Where applicable, the termination fee is equal to the net income of the Lessee for such hotel for the prior twelve month period. The payment of a termination fee to the Lessee, which is owned by Mr. Alter and Mr. Biederman, may result in decisions regarding the sale of a hotel which do not reflect solely the interests of the Company. See "Certain Transactions -- Percentage Leases."

  Conflicts of Interest Relating to Acquisition Strategy

     Because of Mr. Alter's ownership interest in the Lessee and the Management Company, there may be a conflict of interest in the decisions to acquire additional hotels which disproportionately benefit the operations of the Lessee and the Management Company at the expense of the Company.

LACK OF CONTROL OVER OPERATIONS OF THE HOTELS


     Certain tax rules relating to the qualification of a REIT prohibit the Company from operating hotels. Therefore, the Company enters into Percentage Leases with the Lessee, and the Lessee operates the hotels and pays Rent to the Company based, in large part, on the revenues from the hotels. The Lessee controls the daily operations of the hotels under the Percentage Leases, which have non-cancelable initial terms of ten years. Although Mr. Alter and Mr. Biederman are the sole stockholders of the Lessee, neither the Company nor the Partnership has the authority to require the Lessee to operate the hotels in a particular manner, or to govern any particular aspect of their operation (e.g., setting room rates), except as set forth in the Percentage Leases. Thus, even if the Company's management believes the Lessee is operating the hotels inefficiently or in a manner that does not result in a maximization of Rent to the Company under the Percentage Leases and, therefore, negatively affects Cash Available for Distribution, the Company may not require the Lessee to change its method of operation. The Company is limited to seeking redress only if the Lessee violates the terms of the Percentage Leases, in which case the Company's primary remedy is to terminate one or more of the Percentage Leases and seek to recover damages from the Lessee pursuant to the applicable Percentage Lease or to enforce its remedies under the Third Party Pledge Agreement. See "Business and Properties -- The Percentage Leases," and "Certain Transactions -- Third Party Pledge Agreement."


RENOVATION AND REDEVELOPMENT RISKS

     The Company faces risks arising from its strategy of acquiring hotels in need of substantial renovation or redevelopment, particularly the risk that the cost or time to complete the renovation or redevelopment will exceed the budgeted amount. Such delays or cost overruns may arise from shortages of materials or skilled labor, a change in the scope of the original project, the need to comply with building code or other legal requirements, the discovery of structural or other latent problems with a property once construction has commenced and other risks inherent in the construction process. Delays or cost overruns in connection with renovations or redevelopments could have a material adverse effect on Cash Available for Distribution.

RISK THAT PENDING ACQUISITIONS WILL NOT CLOSE

     The Company intends to acquire the Comfort Inn-South San Francisco, California, and the Days Inn-Price, Utah, Acquisition Hotels concurrently with the closing of the Offering. The Company has not, however, finalized its physical, environmental and economic analysis of these properties and, therefore, could decide not to acquire such properties based on such analysis. If the Company does not complete the acquisition of these two Acquisition Hotels, for whatever reason, then following the closing of the Offering approximately $16.0 million of the net proceeds of the Offering will have no specific designated use. In such event, there can be no assurance that the Company would be able to locate additional available acquisitions which meet the Company's investment criteria and the Company's Cash Available for Distribution would be adversely affected.


MULTI-PROPERTY ACQUISITION RISKS

     Since the IPO, the Company has increasingly emphasized and intends to continue to emphasize acquisitions of multiple hotels in a single transaction in order to reduce acquisition expenses per hotel and enable the Company to more rapidly expand its hotel portfolio. Multiple-property acquisitions are, however, more complex than single-property acquisitions and the risk that a multiple-property acquisition will not close may be greater than in a single-hotel acquisition. In addition, the Company's costs for a portfolio acquisition that does not close are generally greater than for an individual property. If the Company fails to close hotel acquisitions, its ability to increase Cash Available for Distribution will be limited. See "Risk Factors -- Dependence on Acquisitions to Increase Cash Available for Distribution." Another risk associated with multiple-property acquisitions is that a seller may require that a group of hotels be purchased as a package, even though one or more of the hotels in the package does not meet the Company's investment criteria. In such cases, the Company may purchase the group of hotels with the intent to re-sell those which do not meet its criteria. This occurred in the first quarter of 1996 with the acquisition of the six Cypress Inn Hotels in Oregon and Washington, two of which were re-sold by the Company within three months of the acquisition. In such circumstances, however, there is no assurance as to how quickly the Company could sell such hotels or the price at which they could be sold. Such hotels might reduce Cash Available for Distribution if they operate at a loss during the time the Company holds them for sale or if the Company sells them at a loss. In addition, any gains on the sale of such hotels within four years of the date of acquisition would be subject to a 100% tax.

HAWTHORN SUITES DEVELOPMENT RISKS


     The Company intends to enter into a five-year master development agreement with USFS to permit the Company to own properties operated under the Hawthorn Suites brand. Pursuant to the letter of intent, executed in June 1996, the Company will have the right to obtain franchise licenses in several major urban markets on the West Coast. Under the proposed arrangement, certain development rights will expire if the Company does not exercise them during each year of the five-year term. This timetable may cause the Company to overcommit to building and owning Hawthorn Suites at the expense of other growth opportunities. USFS has received the required governmental approvals in Oregon and Washington to issue a franchise license for the Hawthorn Suite brand, but has not yet received such approval in California. While USFS anticipates obtaining such approval in California in the near future, there can be no assurance that USFS will obtain it in a timely fashion or at all. Further, as a relatively unproven franchisor the Company's focus on this brand subjects it to greater risks than a more diversified approach.


COMPETITION FOR ACQUISITIONS

     There will be competition for investment opportunities in mid-price and upscale hotels from entities organized for purposes substantially similar to the Company's objectives as well as other purchasers of hotels. The Company is competing for such hotel investment opportunities with entities which have substantially greater financial resources than the Company or better relationships with franchisors, sellers or lenders. These entities may also generally be able to accept more risk than the Company prudently can manage. Competition may generally reduce the number of suitable hotel investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell. See "Business and Properties -- Competition."

DEVELOPMENT RISKS

     The Company is currently developing a 78-room Residence Inn in Highlands Ranch (Denver), Colorado, which it estimates will be completed during the third quarter of 1996, and has entered into a letter of intent to purchase a 166-room hotel in Pueblo, Colorado, upon completion of construction by an unaffiliated developer, which is expected to commence in the fourth quarter of 1996 and be completed in the third quarter of 1997. In addition, under the proposed master development agreement with USFS, the Company may develop extended-stay Hawthorn Suites hotels in a number of major urban markets on the West Coast markets, or may purchase extended-stay Hawthorn Suites hotels from unaffiliated developers after they have been completed. The Company also intends to look for additional opportunities to develop upscale and mid-price hotels in markets where room supply and other competitive factors justify new construction. See "Business and Properties -- Growth Strategy -- External Growth Strategy." New project development is subject to a number of risks, including risks of construction delays or cost overruns that may increase project costs, and new project commencement risks such as receipt of zoning, occupancy and other required governmental permits and authorizations and the incurrence of development costs in connection with projects that are not completed. There can be no assurances that the Highlands Ranch or Pueblo projects, any Hawthorn Suites projects or any other future development projects will be completed in a timely manner or within budget. Additional risks of development projects include the risks associated with effectively marketing a hotel in order to ramp-up occupancy after the hotel has been opened at projected room rates. Any failure to complete a development project in a timely manner and within budget or to ramp-up occupancy after completion of the project could have a material adverse effect on Cash Available for Distribution.

SUBSTANTIAL RELIANCE ON MR. ALTER

     The Company places substantial reliance on the hotel industry knowledge and experience and the continued services of Robert A. Alter, the Company's Chairman of the Board of Directors, President, Chief Financial Officer and Secretary. The Company's future success and its ability to manage future growth depends in large part upon the efforts of Mr. Alter and on the Company's ability to attract and retain other highly qualified personnel. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of Mr. Alter's services or the Company's inability to attract and retain highly qualified personnel may adversely affect the operations of the Company and the Cash Available for Distribution. See "Management -- Alter Employment Agreement."

TOTAL DEPENDENCE ON THE LESSEE AND PAYMENTS UNDER THE PERCENTAGE LEASES

     The Company selected the Lessee without consideration of other lessees because it believes that Mr. Alter and Mr. Biederman, who own the Lessee, will be better able to direct the continuation of the management practices developed by the Sunstone Affiliates who owned a number of the Current Hotels prior to the IPO than would other lessees unfamiliar with these practices. The Lessee was also selected because Mr. Alter and Mr. Biederman own significant Units in the Partnership and options to acquire Common Stock of the Company, and therefore have an incentive to cause the Lessee to maximize Rents that other lessees would not have. The Company's primary source of revenue is Rent payments under the Percentage Leases. Consequently, the Company relies entirely on the Lessee to effectively operate the Company's hotels in a manner which generates sufficient cash flow to enable the Lessee to timely make the Rent payments under the applicable Percentage Leases. Ineffective operation of the hotels may result in the Lessee being unable to pay Rent at the higher tier level necessary for the Company to fund distributions to stockholders because payment of Base Rent alone is insufficient for such purposes. In addition, the Lessee may determine that maximizing revenue at the hotels is not in the best economic interest of the Lessee and therefore the Lessee may not pursue operating strategies that would solely be in the best interest of the Company. Finally, if the Lessee is unable to generate an operating profit at the hotels, there is a greater risk that the Lessee will default on its obligations under the Percentage Leases. In that event, distributions to stockholders would be adversely affected. On a pro forma basis for the year ended December 31, 1995, the Lessee incurred a net loss of $373,000.

 Limited Guarantees and Security for the Performance of the Lessee's Obligations under the Percentage Leases

     Pursuant to the Third Party Pledge Agreement, the obligations of the Lessee under the Percentage Lease for each hotel now owned or acquired in the future by the Company and leased to the Lessee are secured with a pledge by Mr. Alter and Mr. Biederman, the stockholders of the Lessee, of Units in the Partnership equal in value to four months of initial Base Rent for each hotel. The obligations of the Lessee under the Percentage Leases are not secured by any additional security deposits or guarantees by third parties. Other than working capital to operate the hotels, the Lessee will have only nominal assets in addition to its rights and benefits under the Percentage Leases. As a result, the Lessee will likely have insufficient assets to satisfy any claims the Company may have against the Lessee if the Lessee defaults under the Percentage Leases. Consequently, a material default under a Percentage Lease would have a material adverse effect on Cash Available for Distribution. See "The Lessee," and "Certain Transactions -- Third Party Pledge Agreement."

  Insufficiency of Base Rent to Make Current Distributions

     The receipt by the Company of Base Rent payments under the Percentage Leases will not, by itself, provide the cash flow necessary to enable the Company to continue to make such distributions at the current level. The Company is therefore dependent on the receipt of Percentage Rent from the Lessee in order to fund the proposed distributions at the current level. In the event that all or a portion of such Percentage Rent is not received by the Company, the Company may not be able to make such distributions to its stockholders. There can be no assurance that the Company will receive Percentage Rent from the Lessee or that the Lessee will be able to pay Base Rent as required by the Percentage Leases.

DISTRIBUTION OF SUBSTANTIALLY ALL OF CASH AVAILABLE FOR DISTRIBUTION; DISTRIBUTIONS INCLUDE RETURN OF CAPITAL

     Consistent with the Company's practice of acquiring properties in need of renovation or redevelopment, the Company's estimated annual distribution to stockholders is approximately 110.7% of the Company's estimated pro forma Cash Available for Distribution for the year ended December 31, 1995. See "Price Range of Common Stock and Dividends." If the Company has distributed all or substantially all of its Cash Available for Distribution, it will have retained little or no cash from the Rent payments under the Percentage Leases. In that event, expenditures for additional acquisitions or future capital improvements would have to be funded from borrowings under the Line of Credit or other lending facilities not yet obtained, or from proceeds from the sale of assets (including the hotels) or equity securities. In addition, the Company estimates that approximately 15% of the estimated annual distribution will constitute a return of capital rather than a distribution of retained earnings. Consequently, there is a risk that the initial distribution rate has been set too high and may not be sustainable.

HOTEL INDUSTRY RISKS

  Operating Risks

     The Company's hotels are subject to all operating risks common to the hotel industry. The hotel industry has experienced volatility in the past, as have the Company's hotels (other than the Highlands Ranch (Denver) Residence Inn hotel, which has not been completed). There can be no assurance that volatility will not occur in the future. Hotel industry risks include, among other things, competition from other hotels; over-building in the hotel industry which has adversely affected occupancy, ADR and REVPAR; increases in operating costs due to inflation and other factors, which may not necessarily be offset by increased room rates; dependence on business and commercial travelers and tourism; strikes and other labor disturbances of hotel employees for hotels owned by the Company; increases in energy costs and other expenses of travel; and adverse effects of general and local economic conditions. These factors could decrease room revenues of the hotels and adversely affect the Lessee's ability to make payments of Rent under the Percentage Leases to the Company, including payments at the higher tier Percentage Rent levels, and therefore, reduce Cash Available for Distribution.

  Seasonality of Hotel Business and the Hotels

     The hotel industry is seasonal in nature. Generally, revenues for the Company's hotels are greater in the first and third quarters than in the second and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in the Company's Percentage Lease revenues, which, therefore, may be insufficient to provide all of the Cash Available for Distribution necessary to pay dividends on the Common Stock in a given quarter.

  Concentration of Investments in California and Colorado

     Eleven of the 20 Hotels are located in California and Colorado. See "Business and Properties." The concentration of the Company's investments in California and Colorado could result in adverse events or conditions which affect those areas in particular, natural disasters and economic recessions, having a more significant negative effect on the operations of the combined Hotels, and ultimately Cash Available for Distribution, than if the Hotels were more geographically diverse.

 Limited Diversification of Hotels; Emphasis on Holiday Inn and Hampton Inn
 Hotels

     The Company intends to operate eight of the Hotels under Holiday Inn brands and seven under the Hampton Inn brand. In its growth strategy, the Company intends to continue to emphasize the acquisition or development of hotels which can be operated under franchises similar to those of the Hotels. Therefore, the Company will be subject to risks inherent in concentrating investments in any franchise brand, in particular the Holiday Inn and Hampton Inn brands, such as a reduction in business following any adverse publicity related to the brand, which could have an adverse effect on Rent under the Percentage Leases and Cash Available for Distribution.

  Competition for Guests

     The hotel industry is highly competitive. The Company's hotels will compete with other existing and new hotels in their geographic markets. Many of the Company's competitors have substantially greater marketing and financial resources than the Company and the Lessee, which may negatively impact the Company's growth strategy and consequently the Cash Available for Distribution. See "Business and Properties -- Competition."

  Investment Concentration in Single Industry

     The Company's current strategy is to acquire additional hotels. The Company will not seek to invest in assets selected to reduce the risks associated with an investment in the hotel industry and will be subject to risks inherent in concentrating investments in a single industry. Therefore, the adverse effect on the Rents under the Percentage Leases and Cash Available for Distribution resulting from a downturn in the hotel industry will be more pronounced than if the Company had diversified its investments outside of the hotel industry. See "Business and Properties -- The Lodging Industry."

REAL ESTATE INVESTMENT RISKS

  General Risks of Investing in Real Estate


     The Company's hotels will be subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the hotels and the Company's income and ability to make distributions to its stockholders are dependent upon the ability of the Lessee to operate the Company's hotels in a manner sufficient to maintain or increase room revenues and to generate sufficient revenue in excess of operating expenses to make Rent payments to the Company as required by the Percentage Leases. Income from the hotels may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition from other hotels, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes and other natural disasters (which may result in uninsured losses), acts of war, changes in zoning laws, and other factors which are beyond the control of the Company.

  Illiquidity of Real Estate

     Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions will be limited. No assurance can be given that the market value of any of the Company's hotels will not decrease in the future. In addition, there can be no assurance that the Company will be able to dispose of a hotel when it finds disposition advantageous or necessary or that the sale price of any hotel will recoup or exceed the amount of the Company's investment.

  Uninsured and Underinsured Losses

     There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods and hurricanes, that may be uninsurable or not economically insurable. The Board of Directors will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, including title insurance with respect to the Company's hotels, with a view to maintaining appropriate insurance coverage on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a damaged or destroyed hotel.

  Environmental Matters

     Operating costs at the Company's hotels may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of compliance with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of petroleum and hazardous substances on, under or in such property. Such laws may impose liability without fault or knowledge by the owner or operator. The cost of complying with environmental laws could materially adversely affect Cash Available for Distribution. See "Business and Properties -- Environmental Matters."

 Compliance with Americans with Disabilities Act and other Changes in Governmental Rules and Regulations

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. A determination that the Company is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the Company's hotels, including changes to building codes and fire and life-safety codes, may occur. If the Company were required to make substantial modifications at the hotels to comply with the ADA or other changes in governmental rules and regulations, the Company's Cash Available for Distribution could be adversely affected.

  Fluctuations in Property Taxes and Casualty Insurance Premiums

     Each of the Company's hotels is subject to real property taxes. The real property taxes on hotels in which the Company invests may increase or decrease as property tax rates change and as properties are assessed or reassessed by taxing authorities. Each of the Company's hotels will be covered by casualty insurance. Like real property tax rates, insurance rates may increase or decrease depending on the claims experience at the hotels and as the replacement value of the hotels increases or decreases. The Company is obligated under the Percentage Leases to pay for real property taxes and insurance.

RISKS OF INCREASES IN OPERATING COSTS AND CAPITAL EXPENDITURES

     Hotels in general, including the Company's hotels, have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement of furniture, fixtures and equipment. Under the terms of the Percentage Leases, the Company is obligated to pay the cost of certain capital expenditures at its hotels and to pay for furniture, fixtures and equipment. The ability of the Company to fund these and other capital expenditures and periodic replacement of furniture, fixtures and equipment will depend in part on the financial performance of the Lessee and the hotels. If these expenses exceed the Company's estimate, the additional expenses could have an adverse effect on Cash Available for Distribution. Any inability or failure to fund these expenditures could have a material adverse effect on occupancy rates, ADRs and REVPAR and may constitute a breach under the Franchise Agreements for the applicable hotels.

DEPENDENCE ON ACQUISITIONS TO INCREASE CASH AVAILABLE FOR DISTRIBUTION

     The Company's success in implementing its growth plan will depend significantly on the Company's ability to acquire additional hotels at attractive prices. After the ramp up of certain of the Hotels which were recently redeveloped or renovated and repositioned or which are expected to be redeveloped or renovated and repositioned in the near future, internal growth in ADR and occupancy for the Hotels is not expected to provide as much growth in Cash Available for Distribution as will acquisition of additional hotels. However, since the Company intends to borrow funds to purchase, redevelop or renovate and reposition hotels, the Company will be subject to the risks associated with increased indebtedness, such as paying debt service even if cash flow from such additional hotels is not sufficient to pay it or cost overruns in redeveloping or renovating such additional hotels. See "Risk Factors -- Risks of Leverage" and "-- Renovation and Redevelopment Risks."

RISKS OF LEVERAGE

     Under the Company's Articles of Incorporation, the Board of Directors has the discretion to permit the Company to incur debt in an amount not to exceed 50% of its investment in hotel properties, at cost (the "Debt Limitation"). The Line of Credit provides for borrowings of up to $50 million to implement the Company's growth strategy and for other corporate purposes. The Line of Credit is secured by mortgages on certain of the Hotels and may be secured by additional hotels acquired by the Company in the future. Subject to the Debt Limitation, the Company may borrow additional amounts from the same or other lenders in the future, or may issue corporate debt securities in public or private offerings. Certain of such additional borrowings may be secured by hotels owned by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Pro Forma Liquidity and Capital Resources" and "Policies and Objectives with Respect to Certain
Activities -- Financing."

     To the extent the Company incurs debt, the debt service requirements may reduce Cash Available for Distribution. Variable rate debt, such as the Line of Credit, will result in higher debt service requirements, if interest rates increase, which may decrease Cash Available for Distribution. There can be no assurance that the Company, upon the incurrence of debt, will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including its hotels, to foreclosure, which could result in a financial loss to the Company. Adverse economic conditions could result in higher interest rates on variable rate debt, including borrowings under the Line of Credit, could decrease Cash Available for Distribution and increase the risk of loss upon a sale or from a foreclosure.

RISKS OF OPERATING HOTELS UNDER FRANCHISE AGREEMENTS

     The Franchise Agreements or commitments to enter into Franchise Agreements for eight of the Hotels condition the issuance of the license upon the completion of certain redevelopment or renovation work in accordance with the franchisor's standards. If the Company fails to satisfy such conditions, the franchisor would not be required to issue the license. Such an occurrence could have a material adverse effect on the results of operation of the affected Hotel and thus reduce Percentage Rent payable by the Lessee for such Hotel.

     The continuation of the existing Franchise Agreements is, and any Franchise Agreement entered into in the future will be, subject to specified operating standards and other terms and conditions. Franchisors periodically inspect their licensed hotels to confirm adherence to their operating standards. The failure of the Company or the Lessee to maintain such standards respecting the Company's hotels or to adhere to such other requirements of the applicable Franchise Agreement could result in the loss or cancellation of the Franchise Agreement. It is possible that a franchisor could condition the continuation of a Franchise Agreement on the completion of capital improvements which the Board of Directors determines are too expensive or otherwise not economically feasible in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Board of Directors may elect to allow the Lessee to permit the Franchise Agreement to lapse or be terminated. The Courtyard by Marriott Franchise Agreements prohibit termination without the franchisor's consent. Pursuant to an agreement among the franchisor, the Company and the Lessee, the Company could be required to continue to cause the Courtyard by Marriott hotels in Fresno and Riverside, California to be operated as a Courtyard by Marriott. The loss of a Franchise Agreement could have a material adverse effect upon the operations or the underlying value of the hotel covered by the Franchise Agreement because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. See "Business and Properties -- Franchise Agreements."

TAX RISKS

  Failure to Qualify as a REIT

     The Company intends to operate so as to qualify as a REIT for federal income tax purposes. If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, Cash Available for Distribution would be reduced for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors, with the consent of two-thirds of the stockholders, to revoke the REIT election. See "Federal Income Tax Considerations."

  Adverse Effect of REIT Minimum Distribution Requirements

     In order to qualify as a REIT, the Company generally will be required each year to distribute to its stockholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company will be subject to a 4.0% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income, (ii) 95% of its capital gain net income for that year and (iii) 100% of its undistributed taxable income from prior years.

     The Company intends to make distributions to its stockholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income will consist primarily of its share of the income of the Partnership, and its Cash Available for Distribution will consist primarily of its share of cash distributions from the Partnership. Differences in timing between the recognition of taxable income and the receipt of Cash Available for Distribution due to the seasonality of the hospitality industry could require the Company through the Partnership, to borrow funds on a short-term basis under the Company's borrowing arrangements (to the extent, if at all, permitted by the lender) to meet the 95% distribution requirement and to avoid the nondeductible excise tax. For federal income tax purposes, distributions paid to stockholders may consist of ordinary income, capital gains, nontaxable return of capital, or a combination thereof. The Company will provide its stockholders with an annual statement as to its designation of the taxability of distributions. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to distribute amounts that would otherwise be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require the Company to borrow or sell assets to fund the costs of such items.

     Distributions by the Partnership will be determined by the Board of Directors, in the Company's capacity as the general partner of the Partnership, and will be dependent on a number of factors, including the amount of the Partnership's distributable cash, the Partnership's financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the Partnership's capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. See "Federal Income Tax
Considerations -- Requirements for Qualification -- Distribution Requirements."

 Failure of the Partnership to be Classified as a Partnership for Federal Income Tax Purposes;
  Impact on REIT Status

     If the Service were to challenge successfully the tax status of the Partnership as a partnership for federal income tax purposes, the Partnership would be taxable as a corporation. In such event, since the Company's ownership interest in the Partnership constitutes more than 10% of the Partnership's voting securities and exceeds 5% of the value of the Company's assets, the Company would cease to qualify as a REIT. The imposition of corporate income tax on the Company and the Partnership would substantially reduce the amount of Cash Available for Distribution. See "Federal Income Tax Considerations -- Tax Aspects of the Partnership."

  Anti-Abuse Regulations

     The United States Treasury Department recently issued regulations which authorize the Service, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate (the "Anti-Abuse Regulations"). The Anti-Abuse Regulations would apply where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the partnership provisions of the Code. See "Federal Income Tax Considerations -- Requirements for Qualification -- Anti-Abuse Regulations."

ABILITY OF BOARD OF DIRECTORS TO CHANGE CERTAIN POLICIES

     The major policies of the Company, including its policies with respect to acquisitions, financing, executive compensation, growth, operations, debt capitalization and distributions, are determined by the Board of Directors. The Board of Directors may amend or revise these or other policies from time to time without a vote of the holders of the Common Stock. Such amended or revised policies may not achieve anticipated objectives which may have an adverse effect on Cash Available for Distribution. The Company cannot change the provision of its Articles of Incorporation limiting indebtedness to the Debt Limitation or its policy of seeking to maintain its qualification as a REIT without the approval of the holders of two-thirds of the outstanding voting shares. See "Policies and Objectives with Respect to Certain Activities."

COMMON STOCK PRICE FLUCTUATIONS AND TRADING VOLUME

     A number of factors may adversely influence the price of the Company's Common Stock in public trading markets, many of which are beyond the control of the Company. In particular, an increase in market interests rates will result in higher yields on other financial instruments and may lead purchasers of Common Stock to demand a higher annual distribution rate on the price paid for the Common Stock, which could adversely affect the market price of the Common Stock. Although the Common Stock is listed on the Nasdaq National Market and the Company intends to list the Common Stock on the New York Stock Exchange, the daily trading volume of shares of stock or beneficial interests in REIT's in general and the Common Stock in particular may be lower than the trading volume of securities of certain other industries. As a result, investors in the Company who desire to liquidate substantial holdings at a single point in time may find that they are unable to dispose of such shares in the market without causing a substantial decline in the market value of such shares.

ADVERSE EFFECT OF SHARES AVAILABLE FOR FUTURE ISSUANCE AND SALE ON MARKET PRICE OF COMMON STOCK

     The Company's Articles of Incorporation authorize the Board of Directors to issue up to 60,000,000 shares of capital stock, consisting of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. Upon the closing of the Offering, the Board of Directors will be able to reclassify and issue an aggregate of approximately 38,878,000 unissued or unreserved shares of Common Stock and to classify and issue all 10,000,000 unissued shares of Preferred Stock. The Company's acquisition strategy depends in part on access to additional capital through sales and issuances of equity securities. The market price of the Common Stock may be adversely affected by the availability for future sale and issuance of such unissued and unreserved shares of Common Stock and Preferred Stock.

     In addition, the market price of the Common Stock may also be adversely affected by the availability for future sale and issuance of approximately 1,458,800 shares of Common Stock that could be issued upon the redemption of Units of the Partnership. The Company is required under the Partnership Agreement to file a Registration Statement on Form S-3 to permit the limited partners of the Partnership the ability to sell shares of Common Stock issued upon redemption of Units. See "Shares Available for Future Sale."

LIMITATION ON ACQUISITION AND CHANGE OF CONTROL

  Staggered Board


     The Board of Directors of the Company has three classes. The terms of the Company's initial directors will expire in 1997, 1998 and 1999, respectively. Directors for each class will be elected for a three-year term upon the expiration of that class' term. The staggered terms of directors may delay, deter or prevent a change of control of the Company or other transaction, which could involve holders of Common Stock receiving a premium for their shares of Common Stock over the prevailing market price or which might otherwise be in such holders' interest. See "Management -- Directors and Executive Officers."


 Authority to Reclassify and Issue Common Stock and to Classify and Issue Preferred Stock

     As discussed above, the Company's Articles of Incorporation authorize the Board of Directors to reclassify and issue any unissued shares of Common Stock and to classify and issue up to 10,000,000 shares of Preferred Stock and to establish the preferences and other terms of any shares issued. See "Description of Capital Stock -- Preferred Stock." Although the Company has no current intention to reclassify and issue any unissued shares of Common Stock or to classify and issue shares of Preferred Stock in the foreseeable future, the issuance of such reclassified shares of Common Stock or classified shares of Preferred Stock could have the effect of delaying, deferring or preventing a change of control of the Company even if a change of control were in the interests of the stockholders. No shares of Preferred Stock will be issued or outstanding as of the closing of the Offering.

  Maryland Anti-Takeover Statutes

     As a Maryland corporation, the Company is subject to various provisions of Maryland law, which impose certain restrictions and require certain procedures with respect to certain takeover offers and business combinations, including, but not limited to, combinations with interested holders and share purchases by certain holders. These provisions could have the effect of delaying, deferring or preventing a change of control of the Company, even if a change of control were in the best interests of the stockholders. These provisions are described in "Certain Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws -- Business Combinations," "-- Control Share Acquisitions" and "-- Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Articles of Incorporation and Bylaws."

  Ownership Limit

     In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Furthermore, if any stockholder or group of stockholders of the Lessee owns, actually or constructively, 10% or more of the shares of beneficial interest of the Company, the Lessee could become a related-party tenant of the Partnership, which would result in loss of REIT status for the Company. For the purpose of preserving the Company's REIT qualification, the Company's Articles of Incorporation prohibit direct or indirect ownership of more than 9.8% of the outstanding shares of Common Stock or the outstanding shares of the Preferred Stock of the Company (the "Ownership Limit"). Generally, the shares of beneficial interest owned by affiliated owners will be aggregated for purposes of the Ownership Limit. The Ownership Limit could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock might receive a premium for their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests. See "Description of Capital Stock -- Restrictions on Ownership" and "Federal Income Tax Considerations -- Requirements for Qualification."

                                  THE COMPANY

     The Company was incorporated in Maryland in August 1994 and is a self-administered REIT. The Company's IPO occurred in August 1995. The Company is the sole general partner of the Partnership and, after contributing all of the net proceeds of the Offering to the Partnership, will own an approximately 88.3% general and limited partnership interest in the Partnership. The Partnership owns the 17 Current Hotels and one of the Acquisition Hotels, and intends to acquire the other two Acquisition Hotels concurrently with the closing of the Offering.


     In order to qualify as a REIT, neither the Company nor the Partnership can operate hotels. The Partnership therefore leases the Current Hotels, and will lease the Acquisition Hotels, to the Lessee, which is owned by Mr. Alter and Mr. Biederman, pursuant to Percentage Leases designed to allow the Company to participate in revenue growth by providing that between approximately 60% to 65% of room revenues in excess of specified amounts, 5% of the Lessee's food and beverage revenues, 100% of any sublease and concession rentals and certain other net revenues in excess of Base Rent will be paid to the Partnership as Percentage Rent. See "Business and Properties -- The Percentage Leases." The Current Hotels are, and Acquisition Hotels will be, managed by the Management Company, which is owned by Mr. Alter, for a fee equal to 2% of gross revenues of the Hotels. See "The Management Company." The Company intends that any other hotels acquired by it will be leased to the Lessee and managed by the Management Company on terms substantially similar to those described above, although the provisions may be altered depending on the purchase price paid, economic conditions and other factors deemed relevant at the time.



     The Company has taken steps to mitigate the potential for conflicts of interest which result from the relationship between the Company and Mr. Alter and Mr. Biederman. See "Certain Transactions."


     The Company's executive offices are located at 115 Calle de Industrias, Suite 201, San Clemente, California 92672 and its telephone number is (714) 361-3900.


     Following the Offering, the structure and relationship among the Company, the Partnership, the Lessee, the Management Company and the Hotels will be as follows:


                               [STRUCTURE GRAPH]

                                USE OF PROCEEDS


     The net proceeds to the Company from the Offering are estimated to be approximately $46.6 million (approximately $53.7 million if the Underwriters' over-allotment option is fully exercised). The Company will contribute the net proceeds of the Offering to the Partnership and, after such contribution of the net proceeds, will own approximately 88.3% interest in the Partnership (89.0% if the over-allotment option is fully exercised). The Partnership will use the net proceeds as follows: (i) approximately $26.9 million to repay outstanding borrowings under the Line of Credit, $8.2 million of which was borrowed to acquire one of the three Acquisition Hotels; (ii) approximately $16.0 million to purchase the other two Acquisition Hotels concurrently with the closing of the Offering; (iii) approximately $2.3 million to pay for renovations and redevelopment at certain of the Hotels expected to be incurred in the third quarter of 1996; and (iv) the balance for working capital. After the Offering, the Company will have approximately $9.0 million of borrowings outstanding under the Line of Credit, which amount it intends to repay with proceeds of the 10-year fixed rate Term Loan when it closes, which is expected to occur in the fourth quarter of 1996.


     The Line of Credit currently bears interest at a rate of LIBOR plus 2.25%. Upon the closing of the Offering, the interest rate on the Line of Credit will decrease to LIBOR plus 1.90% (and upon satisfaction of certain other financial conditions, LIBOR plus 1.75%). The Line of Credit has been utilized by the Company to fund acquisitions and renovations of certain Hotels and for working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Pro Forma Liquidity and Capital Resources."

     Pending the use of proceeds referenced above, the net proceeds will be invested in interest-bearing, short-term investment grade securities or money market accounts, which are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit and interest-bearing bank deposits.

                 PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

     The Company's Common Stock commenced trading in the over-the-counter market on August 16, 1995 and is listed for quotation on the Nasdaq National Market under the symbol "SSHI." The Company has applied for approval to list its Common Stock on the New York Stock Exchange under the symbol "SSI." The following table sets forth, for the periods indicated, the high and low closing sales price information for the Common Stock as reported on the Nasdaq National Market composite tape, as well as cash distributions paid or anticipated to be paid per share of Common Stock for the applicable periods.


                                                                                    PER SHARE CASH
                                                              HIGH        LOW        DISTRIBUTION
                                                             -------     ------     --------------
1995
Third Quarter (from August 16, 1995).......................  $ 9.625     $8.875         $0.115(1)
Fourth Quarter.............................................  $10.375     $8.250         $0.230
1996
First Quarter..............................................  $11.375     $9.875         $0.230
Second Quarter.............................................  $11.250     $9.938         $0.230(2)


- ---------------
(1) Represents the pro rata portion (for the period from August 16, 1995 to September 30, 1995) of a quarterly distribution of $0.230.

(2) The Company expects to declare this dividend in July 1996, with a record date prior to the closing of the Offering.


     On July 15, 1996, the last reported sale price of the Common Stock quoted on the Nasdaq National Market was $10.50 per share. As of June 17, 1996, the Company had 34 shareholders of record and the Company believes that as of the same date the Company had approximately 1,786 beneficial owners of its Common Stock.



     Although the declaration of distributions is within the discretion of the Board of Directors and depends on the Company's results of operations, Cash Available for Distribution, the financial condition of the Company, tax considerations (including those related to REITs) and other factors considered important by the Board of Directors, the Company's policy is to make regular quarterly distributions to its shareholders. The Company's ability to make distributions will depend on the receipt of distributions from the Partnership. The Company intends to cause the Partnership to distribute to its partners substantially all of the Partnership's Cash Available for Distribution. The Partnership's primary source of revenue is rent payments under the Percentage Leases for the Hotels. The Company must rely on the operation of its hotels to generate sufficient cash flow to permit the Lessee to meet its rent obligations under the Percentage Leases. The Lessee has only nominal assets and had a pro forma operating loss of $373,000 for the year ended December 31, 1995. However, its obligations under the Percentage Leases are secured by a blanket lien on substantially all of its assets and a pledge of 258,311 Units by Mr. Alter and Mr. Biederman pursuant to the Third Party Pledge Agreement, with a value on the date pledged equal to four months of initial Base Rent under each of the Percentage Leases. See "Certain Transactions -- Unit Pledge Agreement." See "Business and Properties -- The Percentage Leases."


     Under the federal income tax provisions affecting REITs, the Company must distribute at least 95% of its taxable income in order to avoid taxation as a regular corporation. Moreover, the Company must distribute at least 85% of its ordinary income and 95% of its capital gain net income to avoid certain excise taxes applicable to REITs. Under certain circumstances, the Company may be required to make distributions in excess of Cash Available for Distribution in order to meet such distribution requirements. In such event, the Company would seek to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make distributions to retain its qualification as a REIT for federal income tax purposes. See "Federal Income Tax Considerations -- Taxation of the Company."

     In the future the Company may implement a dividend reinvestment program under which holders of Common Stock may elect automatically to reinvest dividends and make additional investments in shares of Common Stock. If a dividend reinvestment and stock purchase program is implemented, the Company may, from time to time, repurchase Common Stock in the open market for purposes of fulfilling its obligations under the program, or may elect to issue additional shares of Common Stock.

                                 CAPITALIZATION

     The following table sets forth the pro forma capitalization of the Company as of March 31, 1996, as adjusted to give effect to the sale on such date by the Company of the shares of Common Stock offered in the Offering and the use of the net proceeds therefrom as described under "Use of Proceeds."


                                                                             MARCH 31, 1996
                                                                          --------------------
                                                                                        PRO
                                                                                       FORMA
                                                                                         AS
                                                                          ACTUAL      ADJUSTED
                                                                          -------     --------
                                                                             (IN THOUSANDS)
Long-term debt..........................................................  $22,000     $ 12,025
                                                                          -------      -------
Minority interest.......................................................    8,722       11,053
                                                                          -------      -------
Stockholders' equity:
  Preferred stock, $.01 par value, 10,000,000 shares authorized, no
     shares issued and outstanding......................................       --           --
  Common stock, $.01 par value, 50,000,000 shares authorized; 6,322,000 shares issued and outstanding, 11,122,000 shares issued and
     outstanding, as adjusted(1)........................................       63          111
  Additional paid-in capital............................................   37,432       82,504
  Retained earnings.....................................................    1,137        1,137
                                                                          -------      -------
  Total stockholders' equity............................................   38,632       83,752
                                                                          -------      -------
     Total capitalization...............................................  $69,354     $106,830
                                                                          =======      =======


- ---------------
(1) Excludes 1,458,800 shares issuable upon redemption of Units of the Partnership outstanding prior to the Offering. See
    "Management -- Compensation of Directors," "Management -- 1994 Stock Incentive Plan," "Management -- The Directors Plan" and "Underwriting."

                         SELECTED FINANCIAL INFORMATION

     The following tables set forth selected historical and pro forma operating and financial data for the Company, the Lessee and the Sunstone Initial Hotels.

     With respect to the Company, the following tables set forth (i) selected historical operating and other financial data for the period August 16, 1995 (inception) through December 31, 1995 and the three months ended March 31, 1996,
(ii) selected historical balance sheet data as of March 31, 1996, (iii) selected pro forma operating and other financial data for the year ended December 31, 1995, and the three months ended March 31, 1995 and 1996, and (iv) selected pro forma balance sheet data as of March 31, 1996.

     With respect to the Lessee, the following tables set forth (i) selected historical financial data for the period August 16, 1995 (inception) through December 31, 1995 and the three months ended March 31, 1996 and (ii) selected pro forma financial information for the year ended December 31, 1995 and the three months ended March 31, 1995 and 1996.

     With respect to the Sunstone Initial Hotels, the following tables set forth selected combined historical financial data for each of the years in the five-year period ended December 31, 1994 and the period from January 1, 1995 to August 15, 1995.

     The selected historical financial data for the Company and the Lessee for the period August 16, 1995 (inception) through December 31, 1995 has been derived from the historical financial statements of the Company and the Lessee, respectively, audited by Coopers & Lybrand L.L.P., independent accountants, whose reports with respect thereto are included elsewhere in this Prospectus.


     Under rules of the Securities and Exchange Commission, the Sunstone Initial Hotels may be deemed to be a predecessor of the Company. The selected financial data for the Sunstone Initial Hotels for each of the years in the two-year period ended December 31, 1994 and the period from January 1, 1995 to August 15, 1995 was derived from the historical financial statements of the Sunstone Initial Hotels audited by Coopers & Lybrand L.L.P., independent accountants, whose reports with respect thereto are included elsewhere in this Prospectus.


     The selected historical operating and financial data for the Company and the Lessee for the three months ended March 31, 1996 were derived from unaudited internal statements of operations of the Company and the Lessee, respectively. In the opinion of the respective managements, the unaudited interim financial information includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Due to the seasonality of the hotel business, the results for the interim periods are not necessarily indicative of the results of a full year.

     The pro forma operating and other financial data is presented as if the acquisition of the Hotels and the closing of the IPO and the Offering had occurred as of the beginning of the periods presented and, therefore, incorporates certain assumptions that are included in the notes to the pro forma financial statements included elsewhere in this Prospectus. The pro forma balance sheet data of the Company is presented as if the acquisition of the Acquisition Hotels and the closing of the Offering had occurred on March 31, 1996. The pro forma information does not purport to represent what the Company's financial position or results of operations or the Lessee's results of operation actually would have been had such transactions, in fact, occurred on such date or at the beginning of the periods indicated, or to project the Company or the Lessee's financial position or results of operations at any future date or for any future period.

     The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all of the financial statements and notes thereto contained in this Prospectus.

                         SUNSTONE HOTEL INVESTORS, INC.

         SELECTED HISTORICAL AND PRO FORMA OPERATING AND FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           HISTORICAL
                                     -----------------------                             PRO FORMA (1)
                                     PERIOD FROM               -----------------------------------------------------------------
                                      AUGUST 16,
                                         1995        THREE               YEAR ENDED                    THREE MONTHS ENDED
                                     (INCEPTION)    MONTHS            DECEMBER 31, 1995                  MARCH 31, 1995
                                       THROUGH       ENDED     -------------------------------   -------------------------------
                                     DECEMBER 31,  MARCH 31,   CURRENT   ACQUISITION     THE     CURRENT   ACQUISITION     THE
                                         1995        1996      HOTELS      HOTELS      HOTELS    HOTELS      HOTELS      HOTELS
                                     ------------  ---------   -------   -----------   -------   -------   -----------   -------
OPERATING DATA:
Revenue:
  Lease revenue(2)..................   $  3,013    $  3,190    $11,766     $ 3,254     $15,020   $3,288      $   580     $ 3,868
  Interest income...................         47          19         47                      47
                                       --------    --------    -------     -------     -------   -------     -------     -------
                                          3,060       3,209     11,813       3,254      15,067    3,288          580       3,868
                                       --------    --------    -------     -------     -------   -------     -------     -------
EXPENSES:
  Real estate related
    depreciation....................        968         849      3,282       2,048       5,330      765          512       1,277
  Interest expense and amortization
    of financing costs..............         47         324      1,018                   1,018      241                      241
  Real estate and personal property
    taxes and insurance.............        312         253      1,301         432       1,733      236          115         351
  General and administrative........        109         153        375                     375      104                      104
                                       --------    --------    -------     -------     -------   -------     -------     -------
                                          1,436       1,579      5,976       2,480       8,456    1,346          627       1,973
                                       --------    --------    -------     -------     -------   -------     -------     -------
  Income before minority interest
    and extraordinary item..........      1,624       1,630      5,837         774       6,611    1,942          (47)      1,895
  Minority interest.................        284         293        681          90         771      227           (6)        221
                                       --------    --------    -------     -------     -------   -------     -------     -------
  Income before extraordinary
    item............................      1,340       1,337      5,156         684       5,840    1,715          (41)      1,674
  Extraordinary item due to early
    extinguishment debt (net of
    $34,000 minority interest)......        159
                                       --------    --------    -------     -------     -------   -------     -------     -------
Net income..........................   $  1,181    $  1,337    $ 5,156     $   684     $ 5,840   $1,715      $   (41)    $ 1,674
                                       ========    ========    =======     =======     =======   =======     =======     =======
Net income per share................   $   0.19    $   0.21                            $  0.53                           $  0.15
                                       ========    ========                            =======                           =======
Weighted average number of shares of
  Common Stock and Common Stock
  equivalents outstanding...........      6,322       6,322                             11,122                            11,122
Other Data:
Lessee room revenue.................   $  7,060    $  6,786    $27,914     $ 7,673     $35,587    7,248        1,468       8,716
Funds From Operations(3)............      2,592       2,479      9,119       2,822      11,941    2,707          465       3,172
Cash Available for
  Distribution(4)...................      2,296       2,193      7,947       2,515      10,462    2,404          406       2,810
Cash provided by operating
  activities........................      2,291       1,348
Cash used in investing activities...    (32,899)    (17,999)
Cash provided by (used in) financing
  activities........................     35,824      11,836
Occupancy...........................       60.1%       63.7%                              67.4%                             65.3%
ADR.................................   $  58.27    $  63.51                            $ 57.08                           $ 58.50
REVPAR..............................   $  35.02    $  40.46                            $ 38.47                           $ 38.22


                                            THREE MONTHS ENDED
                                              MARCH 31, 1996
                                      -------------------------------
                                      CURRENT   ACQUISITION     THE
                                      HOTELS      HOTELS      HOTELS
                                      -------   -----------   -------
OPERATING DATA:
Revenue:
  Lease revenue(2)..................  $3,417      $   643     $ 4,060
  Interest income...................      19                       19
                                      -------     -------     -------
                                       3,436          643       4,079
                                      -------     -------     -------
EXPENSES:
  Real estate related
    depreciation....................     876          512       1,388
  Interest expense and amortization
    of financing costs..............     241                      241
  Real estate and personal property
    taxes and insurance.............     274          116         390
  General and administrative........     153                      153
                                      -------     -------     -------
                                       1,544          628       2,172
                                      -------     -------     -------
  Income before minority interest
    and extraordinary item..........   1,892           15       1,907
  Minority interest.................     220            2         222
                                      -------     -------     -------
  Income before extraordinary
    item............................   1,672           13       1,685
  Extraordinary item due to early
    extinguishment debt (net of
    $34,000 minority interest)......
                                      -------     -------     -------
Net income..........................  $1,672      $    13     $ 1,685
                                      =======     =======     =======
Net income per share................                          $  0.15
                                                              =======
Weighted average number of shares of
  Common Stock and Common Stock
  equivalents outstanding...........                           11,122
Other Data:
Lessee room revenue.................  $7,207      $ 1,746     $ 8,953
Funds From Operations(3)............   2,768          527       3,295
Cash Available for
  Distribution(4)...................   2,465          457       2,922
Cash provided by operating
  activities........................
Cash used in investing activities...
Cash provided by (used in) financing
  activities........................
Occupancy...........................                             63.1%
ADR.................................                          $ 61.54
REVPAR..............................                          $ 38.82



                                                                                                          AT MARCH 31, 1996
                                                                                                    -----------------------------
                                                                                                                    PRO FORMA
                                                                                                    ACTUAL      AS ADJUSTED(1)(5)
                                                                                                    -------     -----------------
BALANCE SHEET DATA:
Investment in Hotels at cost......................................................................  $67,076         $  99,454
Total assets......................................................................................   71,044           108,520
Total long-term debt..............................................................................   22,000            12,025
Minority interest in Partnership..................................................................    8,722            11,053
Total shareholders' equity........................................................................   38,632            83,752


- ---------------
Notes follow "Sunstone Initial Hotels" table.

                                     LESSEE

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
                                 (IN THOUSANDS)


                HISTORICAL
          -----------------------                                           PRO FORMA(1)
          PERIOD FROM               ---------------------------------------------------------------------------------------------
           AUGUST 16,
              1995        THREE              YEAR ENDED                  THREE MONTHS ENDED              THREE MONTHS ENDED
          (INCEPTION)    MONTHS           DECEMBER 31, 1995                MARCH 31, 1995                  MARCH 31, 1996
            THROUGH       ENDED     -----------------------------   -----------------------------   -----------------------------
          DECEMBER 31,  MARCH 31,   CURRENT  ACQUISITION    THE     CURRENT  ACQUISITION    THE     CURRENT  ACQUISITION    THE
              1995        1996      HOTELS     HOTELS     HOTELS    HOTELS     HOTELS     HOTELS    HOTELS     HOTELS     HOTELS
          ------------  ---------   -------  -----------  -------   -------  -----------  -------   -------  -----------  -------
Operating
  Data:
Room
revenue...    $7,060      $6,786    $27,914    $ 7,673    $35,587    $7,248     $1,468    $ 8,716    $7,207     $1,746    $ 8,953
Other
revenue...       865         550      3,221      2,452      5,673       837        554      1,391       635        513      1,148
              ------      ------    -------    -------    -------    ------     ------    -------    ------     ------    -------
Total
revenue...     7,925       7,336     31,135     10,125     41,260     8,085      2,022     10,107     7,842      2,259     10,101
Hotel
operating
expenses...    5,658       4,165     19,583      7,030     26,613     4,660      1,677      6,337     4,525      1,708      6,233
              ------      ------    -------    -------    -------    ------     ------    -------    ------     ------    -------
Income
  before
  overhead
  expenses
  and
  Percentage
  Lease
  payments...  2,267       3,171     11,552      3,095     14,647     3,425        345      3,770     3,317        551      3,868
Percentage
  Lease
  payments...  3,013       3,190     11,766      3,254     15,020     3,288        580      3,868     3,417        643      4,060
Net
  income
  (loss)(6).  $ (746)     $  (19)   $  (214)   $  (159)   $  (373)   $  137    $ (235)   $   (98)   $ (100)    $  (92)   $  (192)
              ======      ======    =======    =======    =======    ======    ======    =======    ======     ======    =======


- ---------------
                            SUNSTONE INITIAL HOTELS
                                 (PREDECESSOR)

                 SELECTED COMBINED HISTORICAL FINANCIAL DATA(7)
                                 (IN THOUSANDS)


                                                                                                                      FOR THE
                                                                                                                      PERIOD
                                                                              YEAR ENDED DECEMBER 31,              JAN. 1, 1995
                                                                   ---------------------------------------------        TO
                                                                    1990      1991     1992     1993      1994     AUG. 15, 1995
                                                                   -------   ------   ------   -------   -------   -------------
Operating Data:
Room revenue.....................................................  $ 6,679   $7,219   $8,768   $10,236   $11,965      $ 8,443
Other revenue....................................................    1,071    1,206    1,609     1,701     1,898        1,232
                                                                   -------   -------  -------  --------  --------     -------
Total revenue....................................................    7,750    8,425   10,377    11,937    13,863        9,675
                                                                   -------   -------  -------  --------  --------     -------
Hotel operating expenses.........................................    4,668    5,219    6,718     7,510     9,165        5,679
Depreciation and amortization....................................    1,659    1,033    1,132     1,299     1,247          696
Interest expense.................................................    2,617    2,555    2,426     2,261     2,360        1,270
Other corporate expenses.........................................      425      608      595       622       693          356
                                                                   -------   -------  -------  --------  --------     -------
Income (loss) before extraordinary item..........................   (1,619)    (990)    (494)      245       398        1,674
Extraordinary item from forgiveness of interest..................                        536
                                                                   -------   -------  -------  --------  --------     -------
Net income (loss)................................................  $(1,619)  $ (990)  $   42   $   245   $   398      $ 1,674
                                                                   =======   =======  =======  ========  ========     =======


- ---------------

(1) The pro forma information does not purport to represent what the Company's or the Lessee's financial position or results of operations actually would have been if the Company had, in fact, owned and leased to the Lessee the Current Hotels and the Acquisition Hotels at the beginning of the periods indicated, or to project the Company's or the Lessee's results of operations for any future period.

(2) With respect to the pro forma information, Rent revenue from the Lessee to the Company is calculated on a pro forma basis by applying the Rent provisions of the Percentage Leases to the historical room revenue of the Hotels as if the beginning of the periods were the beginning of the lease year. Assumes the Company owned and leased the Current Hotels and the Acquisition Hotels throughout the periods presented.

(3) With respect to the presentation of Funds From Operations, management elected early adoption of the "new definition" as recommended in the March 1995 NAREIT White Paper on Funds From Operations beginning January 1, 1995. Management and industry analysts generally consider Funds From Operations to be one measure of the financial performance of an equity REIT that provides a relevant basis for comparison among REITs and it is presented to assist investors in analyzing the performance of the Company. "Funds From Operations" ("FFO") is defined as income before minority interest (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property and real estate related depreciation and amortization (excluding amortization of financing costs). FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. FFO should not be considered an alternative to net income as an indication of the Company's financial performance or as an alternative to cash flows from operating activities as a measure of liquidity.

(4) Cash Available for Distribution is computed by subtracting from FFO the sum of (a) 4% of room revenues, which the Company is obligated by the Percentage Leases to make available to the Lessee for the periodic refurbishment and replacement of furniture, fixture and equipment at the Hotels, and (b) amounts required to repay principal amortization on long-term debt.

(5) Pro forma balance sheet data reflects the sale of 4,800,000 shares of Common Stock and the application of the net proceeds as set forth in "Use of Proceeds."

(6) The Lessee has elected status as a Subchapter S corporation for federal income tax purposes and pays no corporate level tax on its net income.

(7) Sunstone Initial Hotels are deemed to be the predecessor of the Company and do not include the Hampton Inn-Arcadia, California hotel, the Hampton Inn-Silverthorne, Colorado hotel, the Doubletree-Santa Fe, New Mexico hotel or any of the hotels acquired after the IPO.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW


     The Company completed a $60 million IPO on August 16, 1995 and contributed all of the net proceeds of the IPO to the Partnership in exchange for an approximately 82.5% aggregate equity interest in the Partnership. The Company used the proceeds of the IPO to fund the purchase of three of the Current Hotels and repay indebtedness incurred in connection with the acquisition of the Sunstone Initial Hotels. Upon completion of the Offering the Company will contribute an additional $46.6 million of net proceeds to the Partnership and will own an approximately 88.3% interest in the Partnership. Following the Offering, the Company will own 20 hotels with an aggregate of 2,612 rooms in seven states, including Arizona (1 hotel), California (5), Colorado (6), New Mexico (1), Utah (2), Oregon (2), and Washington (3), and will have doubled the number of hotels in its portfolio in the 12 months since the IPO, and increased the number of rooms by 96.7% from 1,328 to 2,612 rooms.


     Since the IPO, the Company has implemented its growth strategy by (i) acquiring underperforming hotels and redeveloping and repositioning certain of such hotels into nationally franchised mid-price and upscale hotels and (ii) enhancing the operating performance of its hotels through selective renovation and improved management and marketing. Additionally, the Company has significantly increased its franchise and geographic diversification within the western United States and expanded its ability to finance future growth through increased borrowing capacity on its Line of Credit.


     The Company has implemented its external growth strategy by (i) acquiring six of the Current Hotels for purchase prices aggregating $19.3 million; (ii) acquiring and substantially completing the construction of a Residence Inn for approximately $5.0 million, which is expected to be opened during the third quarter of 1996; (iii) acquiring one of the Acquisition Hotels, and contracting to acquire the other two Acquisition Hotels, for purchase prices aggregating $24.2 million (including estimated acquisition costs), and with the Acquisition Hotels will have increased the number of rooms in its portfolio by 96.7% since the IPO; and (iv) entering into a letter of intent to acquire a 166-room full-service convention hotel for $8.4 million upon completion of construction by an unaffiliated developer, which is expected to occur in 1997.



     The Company has implemented its internal growth strategy by (i) completing an aggregate of $4.4 million in redevelopment to two of the Current Hotels; (ii) completing $1.2 million in renovations to two other Current Hotels; (iii) commencing redevelopment budgeted at $5.5 million to four of the Current Hotels; and (iv) increasing REVPAR for the seven Current Hotels that were owned by the Company or its predecessor for the entire first quarter of 1995 and 1996 and were not undergoing redevelopment or significant renovation by 5.5%, from $39.82 to $42.03. Management believes that the increases in REVPAR for hotels, other than the renovated hotels in Santa Fe, New Mexico and Steamboat Springs, Colorado, resulted primarily from the success of the Company's renovation and redevelopment program, from improvements in management and marketing and from increases in demand for mid-price and upscale hotel rooms throughout the western United States.



     Additionally, the Company has increased availability under the Line of Credit from $30 million to $50 million, reduced its borrowing rate from LIBOR plus 2.75% to LIBOR plus 2.25% with additional reductions to LIBOR plus 1.90% after the Offering and to LIBOR plus 1.75% upon meeting certain other financial conditions, and applied for a $9 million year fixed-rate Term Loan which will be secured by two of the Current Hotels.


PRO FORMA RESULTS OF OPERATIONS OF THE COMPANY

  Comparison of the Quarter ended March 31, 1996 to March 31, 1995


     Lease revenue, which is based primarily on hotel room revenues, increased $132,000, or 8.8%, for seven of the eight Current Hotels that were owned by the Company or its predecessor for the entire first quarter of 1995 and 1996. This increase was principally due to an 5.5% increase in REVPAR, from $39.82 to $42.03, at the seven hotels during such periods. The lease revenue increase was partially offset by a $89,000, or 31.4%, decrease in lease revenue from the eighth Current Hotel that was owned by the Company or its predecessor which was undergoing redevelopment during the first quarter of 1996. With respect to all of the Current Hotels and Acquisition Hotels, REVPAR for those hotels not undergoing redevelopment or renovation (i.e., all except the Doubletree-Santa Fe, New Mexico hotel, Hampton Inn-Oakland, California hotel and Holiday Inn-Steamboat Springs, Colorado hotel), rose 7.0%, from $37.87 to $40.50.



     Overall, lease revenue for the Company, including the Acquisition Hotels, increased $192,000, or 5.0%, to $4.1 million for the three months ended March 31, 1996 as compared to the corresponding period in 1995, based on an overall increase in REVPAR of 1.6%, from $38.22 to $38.82. Room revenues at certain of the hotels, primarily those undergoing or expected to undergo redevelopment or renovation, produced lease revenue to the Company at approximately the Base Rent levels of the Percentage Leases for such hotels. The Company expects that future increases in REVPAR for those hotels will result in significantly increased lease revenue to the Company due to the structure of the Percentage Leases.



     Redevelopment Activity. During the first quarter of 1996, the Company completed its redevelopment and conversion of the Best Western High Mesa Inn in Santa Fe, New Mexico to a Doubletree Hotel and the redevelopment of the Holiday Inn in Steamboat Springs, Colorado. REVPAR for these hotels decreased 38.8%, from $42.29 to $25.88, for the quarter ended March 31, 1996, when compared to the corresponding period in 1995. Both hotels are expected to generate increased revenue under their Percentage Leases beginning in the second quarter of 1996.



     For the first quarter ended March 31, 1996 compared to the corresponding period in 1995, pro forma net income increased $11,000 to $1,685,000, while total revenues and depreciation increased $211,000 and $111,000, respectively.


  Year Ended December 31, 1995

     Lease revenue for the year ended December 31, 1995 was $15,020,000.


     For those hotels not undergoing renovations or redevelopment in 1995, pro forma results for the year ended December 31, 1995 reflect a REVPAR increase of 9.2%, from $35.04 to $38.27, when compared to the corresponding period in 1994. REVPAR for all of the Current Hotels and Acquisition Hotels for such period increased 5.3%, from $36.53 to $38.48



     Redevelopment Activity. During the fourth quarter of 1995 and the first quarter of 1996, the Company redeveloped and converted the Best Western High Mesa Inn in Santa Fe, New Mexico to a Doubletree Hotel. The Holiday Inn in Steamboat Springs, Colorado was also redeveloped. REVPAR for these two hotels decreased 15.8%, from $47.54 to $40.05, for the year ended December 31, 1995, when compared to the year ended December 31, 1994.



     For the year ended December 31, 1995, pro forma net income of the Company was $5.8 million, and on a per-share basis was $0.53 per share, and revenues were $15.1 million.


PRO FORMA RESULTS OF OPERATIONS OF THE LESSEE

  Three Months Ended March 31, 1996


     For the three months ended March 31, 1996, the Lessee, on a pro forma basis, would have had $10.1 million in total revenue. The Percentage Lease payments and operating expenses would have been $4.1 million and $6.2 million, respectively, and the net loss would have been $192,000. For further discussion of the Lessee's operations see "Pro Forma Results of Operations of the Company."


  Year Ended December 31, 1995

     For the fiscal year ending December 31, 1995, the Lessee, on a pro forma basis, would have had $41.3 million in total revenue. The Percentage Lease payments and operating expenses would have been $15.0 million and $26.6 million, respectively, and net losses would have been $373,000. Management believes that the completion by the Company of the redevelopment and conversion of the Best Western-Santa Fe, New Mexico hotel to a Doubletree Hotel and the redevelopment of the Holiday Inn-Steamboat Springs, Colorado hotel will improve the Lessee's results of operation for such hotels.

SEASONALITY AND DIVERSIFICATION

     Demand is affected by normally recurring seasonal patterns. Generally, the Company's portfolio of hotels as a whole has performed better in the first and third quarters due to the positive and negative effects of the winter season. Future acquisitions may further affect the seasonality of the Company's current portfolio.

     The Company has implemented a business strategy of franchise and geographic diversification. The following tables summarize certain information for the Hotels, on a pro forma basis, with respect to franchise affiliations and distribution of hotels throughout the western United States.

                             FRANCHISE AFFILIATIONS


                                                                           PRO FORMA
                                                                        GROSS REVENUES
                                          NUMBER OF   PERCENTAGE OF   FOR THE YEAR ENDED      PERCENTAGE OF
                                            ROOMS         ROOMS        DECEMBER 31, 1995      GROSS REVENUES
                                          ---------   -------------   -------------------     --------------
CURRENT HOTELS
Courtyard by Marriott...................      279          10.7%          $ 3,745,434                9.1%
Doubletree Hotels.......................      213           8.2             3,161,936                7.7
Hampton Inns............................      939          35.9            15,103,141               36.6
Residence Inn...........................       78           3.0
Holiday Inns............................      160           6.1             3,210,155                7.8
Holiday Inn Hotel & Suites..............      291          11.1             4,105,263                9.9
Holiday Inn Express.....................      148           5.7             1,809,748                4.4
                                            -----         -----            ----------              -----
     Subtotal...........................    2,108          80.7            31,135,677               75.5
                                            -----         -----            ----------              -----
ACQUISITION HOTELS
Comfort Suites..........................      165           6.3             3,319,188                8.0
Holiday Inn Hotel & Suites..............      151           5.8             2,270,609                5.5
Holiday Inn Select......................      188           7.2             4,534,930               11.0
                                            -----         -----            ----------              -----
     Subtotal...........................      504          19.3            10,124,727               24.5
                                            -----         -----            ----------              -----
          Total.........................    2,612         100.0%          $41,260,404              100.0%
                                            =====         =====            ==========              =====


     See the table on page 3 for the status of franchise licenses.

                           GEOGRAPHIC DIVERSIFICATION

                                                                           PRO FORMA
                                                                        GROSS REVENUES
                                          NUMBER OF   PERCENTAGE OF   FOR THE YEAR ENDED      PERCENTAGE OF
                 STATE                      ROOMS         ROOMS        DECEMBER 31, 1995      GROSS REVENUES
- ----------------------------------------  ---------   -------------   -------------------     --------------
Arizona.................................      118           4.5%          $ 2,206,150                5.3%
California..............................      727          27.8            11,286,788               27.4
Colorado................................      753          28.8            11,934,659               28.9
New Mexico..............................      213           8.2             3,161,936                7.7
Oregon..................................      199           7.6             2,051,518                5.0
Utah....................................      229           8.8             3,614,142                8.8
Washington..............................      373          14.3             7,005,211               17.0
                                            -----         -----            ----------              -----
          Total.........................    2,612         100.0%          $41,260,404              100.0%
                                            =====         =====            ==========              =====

ACTUAL RESULTS OF OPERATIONS OF THE COMPANY

  Comparison of Year Ended December 31, 1994 to Year Ended December 31, 1993 -- Sunstone Initial Hotels, Predecessor


     Room revenue for the Sunstone Initial Hotels increased by $1.7 million, or 16.9%, to $12.0 million in 1994 from $10.2 million in 1993. Approximately $304,000 of this increase was due to the repositioning of the Holiday Inn in Provo, Utah, approximately $324,000 of this increase was due to an increase in occupancy at the Hampton Inn in Mesa, Arizona, and approximately $261,000 of this increase was due to new corporate business and other increased demand at the Hampton Inn in Pueblo, Colorado. The remainder of the increase was primarily due to a 9.3% increase in ADR to $54.65 in 1994 from $50.02 in 1993. Greater emphasis was placed on setting room rates during 1994 in order to increase occupancy. Occupancy increased from 70.4% in 1993 to 72.5% in 1994. Of the total room revenue increase of $1.7 million, approximately $950,000 was attributable to increases in ADR and approximately $778,000 was attributable to increases in occupancy. REVPAR also increased 12.5% to $39.61 in 1994 from $35.21 in 1993. Net income increased by $153,000 to $398,000 for 1994 from $245,000 for 1993, an increase of 62.4%.


  Accounting Policies

     In March and October 1995, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of" and No. 123 "Accounting for Stock-Based Compensation," respectively. These statements shall be effective for financial statements for fiscal years beginning after December 15, 1995. Management believes that adoption of Standard No. 121 will not have a material effect on its financial position or results of operations. Management intends to adopt the disclosure method on Standard No. 123 and, accordingly, there will be no impact on the Company's financial position or results of operations.

PRO FORMA LIQUIDITY AND CAPITAL RESOURCES


     On a pro forma basis, as of March 31, 1996, after giving effect to the Offering and the use of proceeds therefrom, the Company will have total debt outstanding of approximately $12.0 million resulting in a pro forma debt to investment in hotels, at cost, of 10.7%.


     Cash Flows Provided by Operating Activities. The Company's operating activities provide the principal source of cash to fund the Company's operating expenses, interest expense, recurring capital expenditures and dividend payments. The Company anticipates that its cash flow provided by leasing the hotels to the Lessee will provide the necessary funds on a short and long term basis to meet its operating cash requirements. The Company is required under the Percentage Leases to make available to the Lessee for the repair, replacement and refurbishment of furniture, fixtures and equipment an amount equal to 4% of the room revenue per quarter on a cumulative basis, provided that such amount may be used for capital expenditures made by the Company with respect to the hotels. The Company expects that this reserve will be adequate to fund such periodic repairs, replacements and refurbishments. Since inception, the Company has paid dividends and distributions totaling $4.4 million representing $0.23 per share on a quarterly basis.


     Cash flows from Investing and Financing Activities. Additionally, the Company intends to finance the acquisition of additional hotels, hotel renovations and non-recurring capital improvements principally through the Line of Credit with Bank One of Arizona, N.A. and, when market conditions warrant, to issue additional equity or debt securities. On a pro forma basis, as of March 31, 1996, the Company had $41.0 million available on its $50.0 million Line of Credit. Interest accrues on advances under the Line of Credit at a rate equal to LIBOR plus 2.25% reduced to LIBOR plus 1.90% upon completion of the Offering, and further reduced to LIBOR plus 1.75% if the Company satisfies certain financial requirements. The Line of Credit provides for a $5 million working capital subfacility and a $5 million construction subfacility. The Company has the option each year to extend the two-year revolving term period by an additional year upon the payment of a 0.375% extension fee and certain other conditions. Upon termination of the revolving term period, the Company may under certain conditions, including payment of a 1% fee, convert the outstanding balance into a three-year term loan. The Line of Credit is guaranteed by Mr. Alter, Mr. Biederman and certain other individuals and is secured by first mortgages on 15 of its Current Hotels and may be secured by additional hotels acquired by the Company in the future. However, the Company has the option of owning hotels not subject to the lien securing the Line of Credit so long as no proceeds under the Line of Credit are used with respect to such hotel and any other lender loaning against such hotel limits its liens to only that hotel. This feature of the Line of Credit gives the Company the ability to separately finance on a long-term basis certain of its Hotels. The Company has applied for a $9 million 10-year fixed rate loan to be secured by the Hampton Inns in Denver, Colorado, and Mesa, Arizona. The Line of Credit may be retired in whole or in part from the proceeds of public or private issuances of equity or debt securities by the Company and may be refinanced in whole or in part with fixed-rate financing. However, because Messrs. Alter and Biederman and certain affiliates would suffer adverse tax consequences if the Company's mortgage indebtedness were reduced below $8.4 million, the Company does not anticipate reducing its mortgage indebtedness below this amount.



     The Company continues to pursue its strategy of redeveloping, renovating and repositioning underperforming hotels. As of March 31, 1996, redevelopment and renovation work was substantially completed at three hotels for $5.1 million. The Company expects that redevelopment of additional hotels will be completed by the first quarter of 1997 for an additional $7.4 million. The redevelopment and renovation program is expected to be funded entirely by excess operating cash flows and borrowings under the Line of Credit.


     Since the IPO, the Company has expended over $27.5 million in acquiring hotel assets. As part of its investment strategy, the Company plans to acquire additional hotels. Future acquisitions are expected to be funded through the use of the Line of Credit or other borrowings and the issuance of additional equity or debt securities. The Company's Articles of Incorporation limits consolidated indebtedness to 50% of the Company's investment in hotel properties, at cost on a consolidated basis, after giving effect to the Company's use of proceeds from any indebtedness. Management believes that it will have access to capital resources sufficient to satisfy the Company's cash requirements and to expand and develop its business in accordance with its strategy for future growth.

     Funds From Operations. Management believes that FFO is one measure of financial performance of an equity REIT such as the Company. On a pro forma basis, FFO for the first quarter of 1996 grew by 3.9% to $3.3 million from $3.2 million for the corresponding period of 1995 based on an overall increase in REVPAR of 1.6%, from $38.22 to $38.82. For the year ended December 31, 1995, on a pro forma basis, FFO would have been $11.9 million. The Company expects its FFO to increase due to the impact of its internal and external growth strategies and particularly its recently completed and proposed redevelopment and renovation activities.

                                                                 QUARTER ENDED
                                                                   MARCH 31,          YEAR ENDED
                                                               -----------------     DECEMBER 31,
                                                                1996       1995          1995
                                                               ------     ------     ------------
Income before minority interest..............................  $1,907     $1,895       $  6,611
Real estate related depreciation.............................   1,388      1,277          5,330
                                                                 ----       ----          -----
Funds From Operations(1).....................................  $3,295     $3,172       $ 11,941
                                                                 ====       ====          =====

- ---------------
(1) With respect to the presentation of FFO, management elected early adoption of the "new definition" as recommended in the March 1995 NAREIT White Paper on Funds From Operations beginning January 1, 1995. Management and industry analysts generally consider funds from operations to be one measure of the financial performance of an equity REIT that provides a relevant basis for comparison among REITs and it is presented to assist investors in analyzing the performance of the Company. Funds From Operations is defined as income before minority interest (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property and real estate related depreciation and amortization (excluding amortization of financing costs). Funds From Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. Funds From Operations should not be considered an alternative to net income as an indication of the Company's financial performance or as an alternative to cash flows from operating activities as a measure of liquidity.

INFLATION

     Operators of hotels in general possess the ability to adjust room rates quickly. However, competitive pressures may limit the Lessee's ability to raise room rates in the face of inflation.

                            BUSINESS AND PROPERTIES

THE LODGING INDUSTRY

     The fundamentals of the lodging industry have improved significantly in each year since 1991. The industry as a whole generated record earnings in 1995, with industry-wide pre-tax profits of $8.5 billion. This was up 55% from $5.5 billion in pre-tax profits in 1994, and represented the industry's third consecutive year of profitability. Hospitality Directions projects that industry pre-tax profits will reach $14.7 billion in 1998.

     The industry's profitability has been fueled by four consecutive years in which the growth in demand for hotel rooms has exceeded the growth in room supply. Industry-wide growth in room demand exceeded the growth in total room supply by 2.0%, 2.6%, 2.8% and 1.4% in 1992, 1993, 1994 and 1995, respectively.
This trend has continued in the first quarter of 1996, with demand growth eclipsing supply growth by 1.2% despite harsh winter weather conditions affecting many markets.

     This sustained, favorable relationship between demand growth and supply growth has enabled the industry to increase REVPAR every year since 1991. REVPAR for the industry as a whole grew 2.4%, 5.7%, 6.9% and 5.6% in 1992, 1993, 1994 and 1995, respectively, and increased 7.4% in the first quarter of 1996 compared to the first quarter of 1995. Hospitality Directions forecasts industry-wide REVPAR gains averaging 5% annually in the period 1996 through 1998.

     The fundamentals are similarly favorable in the mid-price segment in which the majority of the Company's hotels operate. Demand for mid-price rooms grew at 3.8% in 1995, while the supply of new mid-price rooms increased only 2.4%. Carrying this trend forward, demand for mid-price rooms grew at the same 3.8% rate during the 12 months ended March 31, 1996, compared to a 2.6% increase in mid-price room supply in the same period.

     REVPAR at mid-price hotels grew 5.3% in 1995, and increased 6.4% in the 12 months ended March 31, 1996, compared to the 12 months ended March 31, 1995. Hospitality Directions forecasts that the mid-price segment will achieve REVPAR gains averaging 4.9% annually in the period 1996 through 1998.


     The upscale segment of the industry, which represents a growing number of the Company's hotels, is expected to achieve strong results in the near-term due to limited growth in the supply of new upscale rooms. Demand growth should exceed the rate of new upscale room supply by an average of 0.6% annually during the 1996 through 1998 period, according to Hospitality Directions, translating into an average 5.7% annual increase in REVPAR for the upscale segment for the same 1996 through 1998 period.


     The Company believes near-term supply growth will be limited in the upscale segment due to (i) the continued availability of upscale hotel acquisition opportunities in most markets at prices below replacement cost, (ii) the high relative cost of construction of upscale hotels, (iii) more limited financing available for upscale hotel construction, and (iv) long construction lead times for upscale hotels.

     The graphs on the following page illustrate REVPAR growth over the previous comparable period for all upscale and mid-price U.S. hotels.

                       REVPAR GROWTH OF LODGING INDUSTRY


     [UPSCALE HOTELS REVPAR GROWTH & MID-PRICE HOTELS REVPAR GROWTH CHARTS]

Note: All REVPAR data has been obtained from the January 1996 issue of Hospitality Directions except for Q1 1996 which the Company has calculated from data provided by Smith Travel Research.

OVERVIEW OF THE COMPANY


     The Company is a self-administered REIT that, through the Partnership, owns mid-price and upscale hotels in the western United States. The hotels operate or will operate under nationally recognized franchises, including Courtyard by Marriott, Doubletree, Hampton Inn, Holiday Inn, Holiday Inn Hotel & Suites, Holiday Inn Express, Holiday Inn Select, Comfort Suites and Residence Inn. The Company owns 18 hotels, eight of which were acquired subsequent to the IPO in August 1995. The Company recently acquired one of the Acquisition Hotels and intends to acquire the other two Acquisition Hotels concurrently with the closing of this Offering. Following such acquisitions, the Company will own 20 hotels with an aggregate of 2,612 rooms in seven states, including Arizona (1 hotel), California (5), Colorado (6), New Mexico (1), Utah (2), Oregon (2), and Washington (3), and will have doubled the number of hotels in its portfolio in the 12 months since the IPO.



     In addition to significantly expanding its portfolio, the Company has generated internal revenue growth by renovating or redeveloping many of the Current Hotels, and improving their management and marketing programs. REVPAR for the seven Current Hotels that were owned by the Company or its predecessor for the entire first quarter of 1995 and 1996 and were not undergoing redevelopment or significant renovation during such periods increased 5.5%, from $39.82 to $42.03. REVPAR for all of the Current Hotels and the Acquisition Hotels during such periods increased 1.6%, from $38.22 to $38.82. The Company believes that its recently completed and future redevelopment and renovation activities, as well as improvements in management and marketing, will continue to fuel REVPAR growth at its hotels, thereby increasing revenue to the Company.


GROWTH STRATEGY

     The Company's growth strategy is to enhance shareholder value by increasing Cash Available for Distribution by acquiring or selectively developing additional hotels that meet the Company's investment criteria and by participating, through Percentage Leases, in room revenue from its hotels. This strategy is designed to capitalize on improving occupancy rates and ADRs prevailing in the U.S. lodging industry.

     The Company's external growth strategy is to: (i) acquire underperforming hotels located primarily in the western United States that are, or can be redeveloped and repositioned into, nationally franchised mid-price and upscale hotels, with an increasing emphasis on multi-property acquisitions; (ii) develop extended-stay Hawthorn Suites hotels through property conversions or new construction in several major urban markets on the West Coast pursuant to a proposed master development agreement with USFS; and (iii) selectively develop new mid-price and upscale hotels in markets where room demand and other competitive factors justify new construction.

     The Company's internal growth strategy is to enhance the operating performance of hotels owned and acquired by the Company by: (i) selectively renovating the hotels, and in some cases redeveloping and rebranding them under national franchises; (ii) improving the marketing and management of the hotels;
(iii) leasing restaurants in the hotels to national or regional restaurant companies; and (iv) in selective cases, expanding the number of rooms at certain hotels where market conditions justify expansion.

  External Growth Strategy

     Acquisitions. The Company intends to acquire hotels located primarily in the western United States which meet one or more of the following criteria: (i) underperforming hotels which have the potential for improved performance through the implementation of quality management and marketing programs, and/or association with a national franchisor; (ii) hotels in a deteriorated physical condition that would benefit significantly from renovation or redevelopment;
(iii) hotels in attractive locations that would benefit significantly by changing franchises to a brand that can increase REVPAR, such as Courtyard by Marriott, Doubletree Hotel, Hampton Inn, Holiday Inn, Holiday Inn Select, Holiday Inn Hotel & Suites, Holiday Inn Express and Residence Inn; (iv) hotels owned by franchisees who are unable or unwilling to meet capital improvement requirements of the franchisor; (v) nationally franchised hotels in locations with favorable room supply and demand fundamentals; and (vi) hotels in markets where there are significant barriers to entry, such as limited opportunities to change existing franchises at competitive hotels, scarcity of suitable hotel sites or zoning restrictions.


     Multiple Property Acquisitions. Since the IPO, the Company has positioned itself to acquire multiple hotels in a single transaction, enabling it to more quickly and efficiently expand its portfolio by accelerating the pace of growth while reducing acquisition expenses per hotel. The Company has increased its access to capital for multi-property acquisitions by increasing the availability under its Line of Credit from $30 million to $50 million and by pursuing a $9 million, 10-year fixed rate Term Loan to be secured by two of the Current Hotels (proceeds of which are expected to reduce borrowings under the Line of Credit). In addition, rather than paying cash, the Company also has the flexibility of issuing its Common Stock or Units in the Partnership to acquire hotels, which under certain circumstances allows the sellers to defer tax liability which would otherwise arise upon a sale for cash. In addition to its financial resources, the Company's experience successfully operating hotels in seven states has given it significant knowledge of a variety of markets and the ability to quickly identify strategic acquisition opportunities in them. The Company believes that its increasing profile in the hotel industry and its record of closing acquisitions will enable it to attract sellers of hotel portfolios. Additionally, the Company expects its ability to attract such sellers to be further enhanced by its proposed consulting arrangement with Geller & Co. See "Management -- Strategic Consultant."


     Hawthorn Suites Master Development Agreement. Under a proposed master development agreement with USFS, the Company intends to develop extended-stay Hawthorn Suites hotels in several major urban markets in California, Oregon and Washington, including San Diego, San Francisco, San Jose, Portland, Seattle and certain areas of Los Angeles. The Company entered into a letter of intent with USFS in June 1996, intended to lead to a five-year master development agreement under which the Company will have the first right to develop Hawthorn Suites in the markets it selects. In the event that another party applies to USFS for a Hawthorn Suites franchise license in one of the markets prior to the time the Company has initiated a development opportunity in the market, USFS may grant a franchise license for the market to such other party. If a license is granted to such party, the Company may select an alternative market from the list of available markets in which to develop a hotel. Development may consist of conversions of existing properties or new construction and may be performed by the Company, or by unaffiliated developers who will sell the project to the Company upon completion (and thus allow the Company to minimize development risks). Under the proposed master development agreement the Company will have to develop a certain number of hotels in each year of the five-year term, or the right to develop those hotels will expire. It is intended that USFS will be required to help the Company identify hotel sites, provide architectural plans and development oversight and assist in marketing the hotels. The Hawthorn Suites relationship is only in the letter of intent stage, and there is no assurance that the Company will enter into a definitive master development agreement, or, if it does, that the agreement will contain the terms described herein. See "Risk Factors -- Hawthorn Suites Development Risks" and
"-- Development Risks."


     Hawthorn Suites are upscale, extended-stay hotels competing primarily with Residence Inns and Homewood Suites. The franchise rights to this brand were recently acquired by USFS, a hotel franchise company founded by Michael Leven, the former President of Holiday Inn. The Company believes USFS intends to grow the Hawthorn Suites brand into a leading national hotel chain from its current base of 17 Hawthorn Suites hotels. The Company believes the arrangement with USFS will give it a significant advantage in the growing extended-stay market in the western United States.


     Selective Development of Additional Hotels. In addition to its plans to develop Hawthorn Suites hotels, the Company may selectively develop new upscale and mid-price hotels which will operate under other national franchises in markets where room demand and other competitive factors justify new construction. The Company intends, however, to focus its development efforts on Hawthorn Suites in the foreseeable future, and to develop other hotels only as a secondary development strategy. As in the case of the intended development of Hawthorn Suites, the Company may develop other hotels itself or may contract with unaffiliated developers who will build hotels and then sell them to the Company upon completion on pre-agreed terms. Such arrangements with developers will enable the Company to minimize risks associated with development. Other than the Company's current development of a 78-room Residence Inn hotel in Highlands Ranch (Denver), Colorado, and the letter of intent to acquire a 166-room hotel to be developed by an unaffiliated developer in Pueblo, Colorado, each of which is described under "Recent Developments" in the Prospectus Summary, the Company is not currently involved in any development projects.

Internal Growth Strategy.

     The Company's internal growth strategy is to improve the operating performance of the hotels it acquires by improving their marketing and management, and by renovating, redeveloping, rebranding, and in some cases expanding the number of rooms, when the Company believes such improvements will provide returns on investment and increased revenue.


     Redevelopment and Renovation. In conjunction with the Company's strategy of acquiring hotels that can benefit from extensive improvements, reflagging and repositioning, the Company's principal internal growth strategy is to redevelop or extensively renovate such hotels and reflag them with a national franchise that the Company believes will generate higher REVPAR than that currently being generated. In addition to the redevelopment strategy, the Company periodically renovates its hotels, not only to satisfy requirements of the Franchise Agreements, but to maintain or increase market share. The Company believes that after taking into account the purchase price of each Hotel in its portfolio and the cost of renovating or redeveloping it, the overall expenditure for each Hotel is 30% to 40% below its replacement cost. The Company has and intends, to the extent practicable, to continue to keep hotels operational while conducting renovation and redevelopment work by performing such work during off-peak periods and in a manner least disruptive to hotel operations.

                              SCOPE OF RENOVATION

     For those hotels whose franchise affiliation will not be changed, the Company typically makes renovations following acquisition in order to satisfy the existing franchisor's product improvement plan. The Company also performs periodic routine maintenance to all hotels in order to keep them competitive. Renovations typically consist of many of the following:

             GUEST ROOMS                   PUBLIC AREAS                    EXTERIOR
      --------------------------    --------------------------    --------------------------
      selectively replacing         replacing drapes and          repainting
      bedspreads, linens, drapes    valences                      seal coating parking lot
        and                         refinishing and               adding lighting
      valances                      selectively
      refinishing and               replacing furniture
      selectively                   replacing wallpaper and
      replacing furniture           vinyl
      adding televisions,           wallcovering
      telephones                    repainting
      with data ports and           recarpeting
      voicemail, clock radios,
      coffeemakers, irons and
      ironing boards
      replacing wallpaper and
      vinyl
      wallcovering
      repainting
      recarpeting

                             SCOPE OF REDEVELOPMENT

     Redevelopment is more extensive than renovation and is used to completely upgrade a hotel so that in certain instances it can be branded with a national franchise if it is not already, or rebranded with a national franchise that the Company believes will generate higher REVPAR than that currently being generated at its hotels. Redevelopment typically involves many of the following:

             GUEST ROOMS                   PUBLIC AREAS                    EXTERIOR
      --------------------------    --------------------------    --------------------------
      replacing all bedspreads,     replacing drapes and          repainting
      linens, drapes and            valances                      installing new window
        valences                    replacing wallpaper and       treatments and grill work
      replacing all furniture       vinyl                         modifying the facade
      adding televisions,           wallcovering                  constructing port-cochere
      telephones                    repainting                    repaving or seal coating
      with data ports and           recarpeting                   parking lot
      voicemail, clock radios,      redecorating                  adding lighting
      coffeemakers, irons and       replacing furniture           re-roofing
      ironing boards                rebuilding reception area
      replacing wallpaper and       redesigning lobby for
      vinyl                         improved traffic flow
      wallcovering                  remodeling restaurant to
      repainting                    standards of regional or
      recarpeting                   national restaurant
      remodeling guestrooms,        operator
      including changing room       installing fire safety
      layout and modifying          equipment, including
      closets                       sprinklers and smoke
      remodeling guest bathrooms    detectors
      with new countertops, tile
      floors, plumbing fixtures,
      lights and valances
      installing fire safety
      equipment, including
      sprinklers and smoke
      detectors

     The following table sets forth certain information with respect to the Company's completed, outstanding and planned renovation and redevelopment activity. The table includes renovation and redevelopment work on the Sunstone Initial Hotels, which was completed by the Sunstone Affiliates prior to the transfer of the Sunstone Initial Hotels to the Company in connection with the IPO. The table does not include work completed by any other prior owners of the Hotels.


                                              SCOPE OF RENOVATION OR REDEVELOPMENT WORK
                          ----------------------------------------------------------------------------------
                                                                             ADD/       ROOMS RENOVATION
                             COMPLETED OR     REPLACE/                      UPGRADE  -----------------------       PRIOR
                            EXPECTED TO BE    REFURBISH                     MEETING  SOFT              GUEST     FRANCHISE
                              COMPLETED       EXTERIOR   RESTAURANT  LOBBY   SPACE   GOODS  FURNITURE  BATH     AFFILIATION
                          ------------------  ---------  ----------  -----  -------  -----  ---------  -----  ---------------
CURRENT HOTELS
Courtyard by Marriott:
  Fresno, California.....      February 1994   'X'        'X'        'X'     'X'     'X'     'X'              Hampton Inn
  Riverside,
    California...........          June 1994   'X'        'X'        'X'     'X'     'X'     'X'       'X'    Days Inn
Doubletree Hotel:
  Santa Fe, New Mexico...         April 1996   'X'        'X'        'X'     'X'     'X'     'X'       'X'    Best Western
Hampton Inn:
  Mesa, Arizona..........
  Arcadia, California....
  Oakland, California....          July 1996   'X'                   'X'     'X'     'X'               'X'
  Denver, Colorado.......
  Pueblo, Colorado.......
  Silverthorne,
    Colorado.............          June 1996   'X'        'X'                'X'     'X'
                               December 1996                         'X'
  Clackamas (Portland),
    Oregon...............          July 1996   'X'                   'X'     'X'     'X'     'X'       'X'    Cypress Inn(1)
Holiday Inn:
  Steamboat Springs,
    Colorado.............      February 1996   'X'        'X'        'X'             'X'               'X'
  Provo, Utah............          June 1994              'X'        'X'     'X'     'X'     'X'       'X'
Holiday Inn Hotel &
  Suites:
  Craig, Colorado........        August 1992   'X'        'X'        'X'     'X'     'X'     'X'       'X'    Holiday Inn(1)
  Kent (Seattle),
    Washington...........          July 1996   'X'        'X'        'X'     'X'     'X'               'X'    Cypress Inn(1)
Holiday Inn Express:
  Portland, Oregon.......        August 1996   'X'                   'X'     'X'     'X'     'X'       'X'    Cypress Inn(1)
  Poulsbo, Washington....          July 1996   'X'                   'X'             'X'     'X'       'X'    Cypress Inn(1)
Residence Inn:
  Highlands Ranch
    (Denver), Colorado...        August 1996                   CURRENTLY UNDER CONSTRUCTION
ACQUISITION HOTELS
Comfort Suites:
  South San Francisco,
    California...........      December 1996                                         'X'     'X'
Holiday Inn Hotel &
  Suites:(2)
  Price, Utah............      December 1996   'X'        'X'        'X'     'X'     'X'     'X'       'X'
Holiday Inn Select:
  Renton (Seattle),
    Washington...........      December 1996   'X'        'X'        'X'     'X'     'X'               'X'    Holiday Inn(1)


- ---------------
(1) The Company has obtained a franchise license from the franchisor to rebrand the hotel with the brand listed in the left-hand column of this table subject to the completion of renovation or redevelopment.


(2) This hotel is currently operated under another national franchise, but the Company has applied to Holiday Inn for a Holiday Inn Hotel & Suites franchise license for the hotel. If a license is granted it will be subject to certain renovations and improvements, which the Company estimates will be completed during the fourth quarter of 1996. The Company is currently finalizing the scope of the proposed work.

     Comprehensive Marketing and Management Strategies. The hotels acquired by the Company often lack adequate management and marketing programs. Through the Management Company and the Lessee, the Company implements a full complement of management and marketing programs at each acquired hotel designed to maximize sales and operational efficiency. The Management Company developed a sales program that the Lessee uses to direct and manage the sales activities of personnel located at each hotel and a program to ensure that staff is properly trained and that staffing levels are efficient. As part of the required reporting process, each hotel must contact every business within a five-mile radius to evaluate possible hotel use and revenue potential. The sales department within each hotel reports to the Vice President -- Marketing and the Director of Sales of the Lessee. The Lessee is required under the applicable Percentage Lease to implement these programs. See "Business and Properties -- The Percentage Leases" and "-- The Management Agreement."

     Expansions. In certain cases, the Company may expand the number of rooms at a hotel where occupancy, ADR and other market conditions justify such expansion, and building permits can be obtained. The Company owns adjacent land at five of the Current Hotels suitable for building additional rooms, however, the Company currently believes that the Residence Inn in Highlands Ranch (Denver), Colorado, and the Holiday Inn Hotel & Suites in Poulsbo, Washington, are the only Hotels which are in markets that would support expansion. The Residence Inn in Highlands Ranch has been designed to add a 42-room building if and when market demand at the initial 78-room phase justifies the expansion. The Holiday Inn Hotel & Suites in Poulsbo has land that can accommodate a 30- to 40-room expansion. The Company currently has no plans to expand either hotel.


     Restaurant Leases. The Company's growth strategy includes encouraging the Lessee to sublease restaurant facilities in the hotels (other than the Courtyard by Marriott Hotels) to regional or national restaurant companies. The Company believes this strategy is beneficial because it: (i) allows the Lessee to concentrate on increasing room revenue, which benefits the Company because of the higher Percentage Rent thresholds (from 60% to 65%) than the 5% of food and beverage revenue; (ii) creates rents payable from the independent restaurant company sublessee, which the Company believes will be greater than the percentage rents from the Lessee for food and beverage because of the greater expertise and resources of the restaurant company sublessee; and (iii) enhances guest satisfaction by providing food service from experienced national or regional restaurant companies. Eight of the Current Hotels have restaurant facilities, of which the Lessee has subleased four to unaffiliated restaurant companies including Old Chicago Bar & Grill, Mitzell American Restaurant, Ruby River Steak House and Village Inn, and is actively seeking to sublease restaurants at two of the four other Current Hotels.


DESCRIPTION OF FRANCHISES

  Courtyard by Marriott Hotels


     Two of the Current Hotels are licensed to operate as Courtyard by Marriott hotels. Courtyard by Marriott hotels seek to offer guests moderately-priced lodging with superior accommodations. Courtyard by Marriott hotels feature in-room coffee makers, a limited-service restaurant and lounge and a toll-free reservation number. According to Marriott, the first Courtyard by Marriott hotel was opened in 1983, and, as of June 17, 1996, there were over 265 Courtyard by Marriott hotels operating in the United States, Mexico and Canada.


  Doubletree Hotels


     One of the Current Hotels is licensed to operate as a full-service Doubletree hotel. Full-service Doubletree hotels are targeted at business travelers, group meetings and leisure travelers, and range in size from 120 to 720 rooms. Full-service Doubletree hotels typically include a swimming pool, gift shop, meeting and banquet facilities, at least one restaurant and cocktail lounge, room service, parking facilities and other services. As of March 31, 1996, there were 60 full-service Doubletree hotels in the United States and Mexico.

  Hampton Inn Hotels

     Seven of the Current Hotels are licensed to operate as Hampton Inn hotels. Hampton Inn hotels seek to offer guests consistent quality and value at all locations. Hampton Inn was among the first hotel companies to offer guests an unconditional 100% satisfaction guarantee. Most Hampton Inn hotels are limited service hotels that feature complimentary continental breakfasts, free local telephone and in-room movie channel, a toll-free reservation number and a special discount program for guests over 50 years of age, but do not generally provide a restaurant or lounge. According to Hampton, the first Hampton Inn hotel was opened August 1, 1984, and, as of March 31, 1996, there were over 531 Hampton Inn hotels operating in the United States, Mexico and Canada. In 1985, Mr. Alter and Mr. Biederman developed and opened the Hampton Inn hotel in Aurora, Colorado, which was the fourteenth hotel franchised in the Hampton Inn system.

  Holiday Inn Hotels


     Six of the Current Hotels are licensed to operate as various Holiday Inn brand hotels, and one of the Acquisition Hotels is licensed as a Holiday Inn Select subject to the completion of certain renovations and improvements. In addition, the Company has applied for a Holiday Inn Hotel & Suites franchise license for another one of the Acquisition Hotels which, if granted, will be subject to the completion of certain renovations and improvements. Mr. Alter is the immediate past President of the International Association of Holiday Inns, the franchisee association for Holiday Inn hotels, and, through his Affiliates, has been a Holiday Inn franchisee since 1980. All Holiday Inn brand hotels participate in the Holiday Inn Priority Club frequent guest program, and all offer a toll-free reservation number. As of July 1, 1996, there were an aggregate of 1,792 hotels with Holiday Inn brands. Each of the Holiday Inn brands is described below.



     Holiday Inn. Holiday Inn hotels offer a full-service restaurant and lounge, swimming pool, meeting and banquet facilities, optional fitness center, and electronic locks. In-room amenities include a hairdryer, coffee maker, iron and ironing board, alarm/clock radio and 25" televisions.



     Holiday Inn Express. Holiday Inn Express is a limited-service hotel that offers comfortable guest rooms that include a 25" television, alarm/clock radio, and free local phone calls. A free continental breakfast on the hallmark "breakfast bar" is also included in the Great Room/Lobby.



     Holiday Inn Select. Holiday Inn Select specializes in servicing the business traveler. Each room offers a residential decor with a well lighted work area including a dataport and voicemail, and an in-room coffee maker. Amenities offered at the hotel include full business services such as photocopying and faxing, meeting capabilities for small to mid-size groups, swimming pool, exercise facilities, and a full-service restaurant and lounge.



     Holiday Inn Hotel & Suites. Holiday Inn Hotel & Suites are designed for extended stay travelers who desire more room than is offered in a typical hotel room. At least 15% of a hotel's rooms generally must be suites in order to qualify for this franchise. Suites include a hairdryer, coffee maker, iron and ironing board, alarm/clock radio, microwave oven, refrigerator, 25" television and a sofa bed. Amenities at the hotel include guest laundry, fitness center, restaurant and lounge, free continental breakfast, meeting facilities, and swimming pool. Convenience store items are typically sold at a gift shop or other service area.


  Hawthorn Suites

     The Company does not currently operate any hotels as Hawthorn Suites; however, one of the Company's external growth strategies is to develop extended-stay Hawthorn Suites hotels in several major urban markets on the West Coast. See "Growth Strategy -- External Growth Strategy -- Hawthorn Suites Master Development Agreement."


     Hawthorn Suites offer travelers spacious suite accommodations, a free breakfast buffet, swimming and fitness facilities and other amenities designed to facilitate a more comfortable extended stay. Guest suites include separate sleeping and living areas (many with fireplaces), fully equipped kitchens, complimentary newspaper and manager's reception, irons and ironing boards in every suite, on-site guest laundry facilities with available valet service, on-site convenience store and grocery shopping services (at some locations), business services, barbecue grills, airport shuttle service (at some locations), and meeting facilities with full-service catering at most locations.

  Comfort Suites


     One of the Acquisition Hotels is licensed to operate as a Comfort Suites hotel. Comfort Suites have separate living and sleeping areas, a 60 square foot oversized bath, a sleeper sofa, television, a mini-refrigerator and microwave. The hotels also generally feature a two-story vaulted lobby, on-site convenience store, meeting space, fitness center and guest amenities such as a complimentary newspaper and continental breakfast. According to Choice Hotels International, currently a subsidiary of Manor Care and owner of the Comfort Suites franchise, as of May 20, 1996 there were 81 Comfort Suites hotels.

- --------------------------------------------------------------------------------

  DESCRIPTION OF THE HOTELS

       The following table contains descriptions of the Hotels, including location, size, amenities, nearby points of interest and businesses, and competition.

                                                                  NUMBER      NUMBER
                              YEAR                               OF GUEST       OF        CORRIDOR      LOT
            HOTEL             BUILT           LOCATION             ROOMS      FLOORS       DESIGN     ACREAGE
  --------------------------  -----   -------------------------  ---------   ---------   ----------   -------
  THE CURRENT HOTELS
  ----------------------
  Courtyard by Marriott.....  1989    1551 N. Peach Avenue          116          4       interior        3.0
  Fresno, California                  Fresno, CA 93727
  Courtyard by Marriott.....  1988    1510 University Avenue        163          6       interior        2.6
  Riverside, California               Riverside, CA 92507
  Doubletree Hotel..........  1985    3347 Cerrillos Road           213          3       exterior        4.6
  Santa Fe, New Mexico                Santa Fe, NM 87505
  Hampton Inn...............  1987    1563 S. Gilbert Road          118          4       interior        2.1
  Mesa, Arizona                       Mesa, AZ 85204
  Hampton Inn...............  1988    311 East Huntington Drive     131          4       interior        2.2
  Arcadia, California                 Arcadia, CA 91006
  Hampton Inn...............  1986    8465 Enterprise Way           152          3       interior        2.3
  Oakland, California                 Oakland, CA 94621


                                   LOCAL POINTS OF
            HOTEL                 INTEREST/BUSINESS              AMENITIES                 COMPETITION
  --------------------------  -------------------------  -------------------------  -------------------------

  THE CURRENT HOTELS
  ----------------------
  Courtyard by Marriott.....  Fresno Airport, Fresno     Outdoor pool and spa,      Holiday Inn, The Chateau
  Fresno, California          State University, 52       exercise room, two         and The Piccadilly Inn.
                              miles south of Yosemite    meeting rooms, voice mail
                              National Park and 57       and on command video and
                              miles from Kings Canyon    limited service
                              National Park.             restaurant.
  Courtyard by Marriott.....  University of California   Outdoor heated pool and    Holiday Inn, Hampton Inn
  Riverside, California       Riverside and Ontario      spa and limited service    and Days Inn.
                              Airport.                   restaurant.
  Doubletree Hotel..........  Santa Fe, Taos, northern   Restaurant and bar,        Hilton, Hotel Santa Fe
  Santa Fe, New Mexico        New Mexico and the State   indoor swimming pool,      and Inn of Loretto.
                              Capitol.                   exercise room, two
                                                         whirlpools, guest laundry
                                                         facilities, six meeting
                                                         rooms, gift shop,
                                                         complimentary shuttle to
                                                         Historic Plaza, and
                                                         business center with
                                                         private conference
                                                         center.
  Hampton Inn...............  20 miles from downtown     Outdoor heated pool,       Courtyard by Marriott,
  Mesa, Arizona               Phoenix and approximately  whirlpool and two meeting  Holiday Inn, Quality Inn,
                              14 miles from Phoenix      rooms.                     Days Inn, Super 8 motel
                              International Airport,                                and Ramada Suites.
                              spring training for some
                              major league baseball
                              teams, local golf courses
                              and multiple business
                              parks.
  Hampton Inn...............  Commercial business        Outdoor heated pool, a     Holiday Inn and Wyndham
  Arcadia, California         related to companies       hospitality suite and a    Garden.
                              located in Pasadena, and   meeting room.
                              group activities sports
                              events held at the Santa
                              Anita Racetrack, the Rose
                              Bowl and local
                              universities.
  Hampton Inn...............  Two miles from Oakland     Deluxe complimentary       Park Plaza Best Western,
  Oakland, California         International Airport,     breakfast and snack in     Holiday Inn and Hilton.
                              adjacent to the Coliseum,  the evening,
                              five miles from Downtown   complimentary 24 hour
                              Oakland, 16 miles from     shuttle to and from the
                              San Francisco and 12       airport, Coliseum and Bay
                              miles from University of   Areas Rapid Transit,
                              California-Berkeley.       outdoor year-round heated
                                                         pool and spa and free
                                                         local calls.


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                                                  NUMBER      NUMBER
                              YEAR                               OF GUEST       OF        CORRIDOR      LOT
            HOTEL             BUILT           LOCATION             ROOMS      FLOORS       DESIGN     ACREAGE
  --------------------------  -----   -------------------------  ---------   ---------   ----------   -------
  Hampton Inn...............  1986    9231 E. Arapahoe Road         152          5       interior        2.3
  Denver, Colorado                    Englewood, CO 80112
  Hampton Inn...............  1986    4703 North Freeway            112          2       exterior        4.0
  Pueblo, Colorado                    Pueblo, CO 81008
  Hampton Inn...............  1976    560 Silverthorne Lane         160          6       interior        5.4
  Silverthorne, Colorado              Silverthorne, CO 80498
  Hampton Inn...............  1986    9040 SE Adams                 114          4       interior        1.3
  Clackamas (Portland),               Clackamas, OR 97015
  Oregon
  Holiday Inn...............  1971    3190 S. Lincoln Avenue         82          2       interior        4.0
  Steamboat Springs,                  Steamboat Springs, CO
  Colorado                            80477
  Holiday Inn Express.......  1986    9707 SE Stark                  85          3       interior        1.1
  Portland, Oregon                    Portland, OR 97216


                                   LOCAL POINTS OF
            HOTEL                 INTEREST/BUSINESS              AMENITIES                 COMPETITION

  --------------------------  -------------------------  -------------------------  -------------------------

  Hampton Inn...............  Denver Tech Center,        Outdoor heated pool,       Courtyard by Marriott,
  Denver, Colorado            Fiddlers Green Park        exercise room, two         Woodfield Suites, Holiday
                              Meadows Mall, Arapahoe     meeting rooms, local       Inn, Radisson and La
                              Racing Park, 20 miles to   shuttle service, in-room   Quinta.
                              factory outlet stores,     coffee maker and
                              and near major business    complimentary use of a
                              district.                  local health club.

  Hampton Inn...............  Colorado State Fair and    Outdoor heated pool, in-   Holiday Inn, Comfort Inn,
  Pueblo, Colorado            Exposition, University of  room coffee maker,         Ramada Inn and Best
                              Southern Colorado and      meeting room and           Western Inn.
                              Pueblo Industrial Park,    complimentary use of a
                              nearby golfing, biking,    local health club.
                              Pueblo Reservoir,
                              Greenway and Nature
                              Center, Colorado State
                              Fair, Greyhound Racing
                              and Royal Gorge

  Hampton Inn...............  Winter sport resorts       Common areas on the main   Luxury Suites, Days Inn,
  Silverthorne, Colorado      including Keystone,        lobby level, game room,    Holiday Inn, Best Western
                              Copper Mountain and        indoor swimming pool, Old  and The Inn in Keystone.
                              Breckenridge, fishing and  Chicago Bar & Grill,
                              mountain climbing.         guest laundry facilities,
                                                         gift/ski shop and meeting
                                                         room.

  Hampton Inn...............  11 miles south of          Complimentary breakfast    Days Inn, Best Western
  Clackamas (Portland),       Portland International     buffet and hospitality     Sunnyside Inn, Monarch
  Oregon                      Airport and 15 miles       hour, indoor spas,         Hotel and Holiday Inn
                              southeast of downtown      exercise room and small    Express.
                              Portland, near Clackamas   conference room.
                              Town Center Mall, the
                              gateway to Mt. Hood
                              recreation areas and
                              Eastern Oregon.

  Holiday Inn...............  Steamboat Ski Area and     Completely renovated       Harbor Hotel, Sheraton
  Steamboat Springs,          winter sports, Steamboat   outdoor heated pool, hot   Hotel, Comfort Inn and
  Colorado                    special events in the      tub, exercise facility,    Super 8.
                              summer time, Routt         meeting room and ski
                              National Forest, fishing,  shop, restaurant leased
                              mountain climbing, hot     to Village Inn and
                              air-ballooning and         Fireside Cocktail Lounge.
                              hunting.

  Holiday Inn Express.......  Four miles south of the    Complimentary continental  Chestnut Tree Inn,
  Portland, Oregon            Portland International     breakfast buffet, heated   Sunnyside Best Western,
                              Airport, across the        outdoor pool, meeting      Quality Inn, Travel Lodge
                              street from Mall 205 and   room and complimentary     and Days Inn.
                              six miles from downtown.   shuttle service to and
                                                         from Portland
                                                         International Airport.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                                                  NUMBER      NUMBER
                              YEAR                               OF GUEST       OF        CORRIDOR      LOT
            HOTEL             BUILT           LOCATION             ROOMS      FLOORS       DESIGN     ACREAGE
  --------------------------  -----   -------------------------  ---------   ---------   ----------   -------
  Holiday Inn...............  1968    1460 S. University Ave.        78          2       interior        4.9
  Provo, Utah                         Provo, UT 84601
  Holiday Inn...............  1981    300 S. Highway 13             169          2       interior       47.0
  Hotel & Suites                      Craig, CO 81625
  Craig, Colorado
  Holiday Inn Hotel.........  1986    22218 84th Avenue South       122          2       interior &      3.8
  & Suites,                           Kent, WA 98032                                     exterior
  Kent, Washington
  Holiday Inn Express.......  1986    19801 NE 7th                   63          2       interior        2.7
  Poulsbo, Washington                 Poulsbo, WA 98370
  Residence Inn.............  1996    93 Centennial Blvd.            78          4       interior        3.5
  Highlands Ranch                     Highlands Ranch, CO 80126
  (Denver), Colorado


                                   LOCAL POINTS OF
            HOTEL                 INTEREST/BUSINESS              AMENITIES                 COMPETITION

  --------------------------  -------------------------  -------------------------  -------------------------

  Holiday Inn...............  East Bay Industrial Park,  Complimentary continental  Fairfield Inn, Comfort
  Provo, Utah                 headquarters of Novell,    breakfast, in-room         Inn, Days Inn, Best
                              Sundance ski area and      ironing boards/iron,       Western, Hampton Inn and
                              Brigham Young University.  outdoor heated pool,       Provo Park.
                                                         exercise room, meeting
                                                         room, 600 square foot
                                                         boardroom and Ruby River
                                                         Steak House.

  Holiday Inn...............  Hunting, fishing,          Holidome with indoor       Best Western and four
  Hotel & Suites              bicycling, guided          heated pool, whirlpool,    independent hotels.
  Craig, Colorado             wilderness tours, near     children's play area and
                              Steamboat Ski Area,        arcade, fitness center,
                              corporate group and        meeting room and 300
                              leisure business.          square foot boardroom.

  Holiday Inn Hotel.........  20 miles south of          Complimentary continental  Two small Best Western
  & Suites,                   downtown Seattle, four     breakfast buffet, large    affiliates, Hawthorne
  Kent, Washington            miles from Boeing, eight   seasonal outdoor pool and  Suites, Value Inn,
                              miles from the airport,    spa, comfortable meeting   Embassy Suites, Residence
                              15 miles from              facilities and exercise    Inn, Hampton Inn,
                              Donnas/Supermall, 20       room, and Mitzel's         Courtyard by Marriott,
                              miles from International   American Kitchen.          Homewood Suites and
                              Raceway and 90 miles from                             Doubletree Suites.
                              Mount Ranier.

  Holiday Inn Express.......  35 miles via ferry or 70   Complimentary continental  Silverdale on the Bay
  Poulsbo, Washington         miles via roadway from     breakfast, buffet and      Hotel and Resort and
                              downtown Seattle,          seasonal outdoor pool.     Poulsbo Inn.
                              extensive leisure market,
                              30 miles from Olympic
                              National park, one mile
                              from Historic Poulsbo
                              Norwegian Marine Science
                              Center, six miles from
                              Keyport Naval Museum and
                              18 miles from Bremerton
                              Naval Shipyard.

  Residence Inn.............  Chatfield reservoir,       Fully-equipped kitchen     Holtz Executive Village,
  Highlands Ranch             Fiddlers Green Park        with full-sized            Residence Inn and Embassy
  (Denver), Colorado          Meadows Mall, Arapahoe     appliances in each unit,   Suites.
                              Racing Park and 20 miles   exercise room,
                              to factory outlet stores   Continental breakfast,
                              and Roxborough State       pool, spa, evening social
                              park.                      hour, sports court, guest
                                                         laundry, and grocery
                                                         shopping service.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                                                  NUMBER      NUMBER
                              YEAR                               OF GUEST       OF        CORRIDOR      LOT
            HOTEL             BUILT           LOCATION             ROOMS      FLOORS       DESIGN     ACREAGE
  --------------------------  -----   -------------------------  ---------   ---------   ----------   -------
  THE ACQUISITION HOTELS
  ----------------------
  Comfort Suites............  1985    121 E. Grand Avenue           165          3       interior &      2.7
  South San Francisco,                South San Francisco, CA                            exterior
  California                          94003
  Days Inn..................  1984    838 Westwood Boulevard        151          2       interior        4.5
  Price, Utah                         Price, UT 84501
  Holiday Inn Select........  1968    800 Rainier Avenue South      188      1 6-story   interior        5.2
  Renton (Seattle),                   Renton, WA 98057-0487                  1 3-story
  Washington


                                   LOCAL POINTS OF
            HOTEL                 INTEREST/BUSINESS              AMENITIES                 COMPETITION
  --------------------------  -------------------------  -------------------------  -------------------------

  THE ACQUISITION HOTELS
  ----------------------
  Comfort Suites............  Two miles from San         Television, VCR and mini-  La Quinta Inn, Ramada,
  South San Francisco,        Francisco Airport, 13      bar.                       Holiday Inn, Travelodge
  California                  miles from downtown San                               North and Best Western
                              Francisco and Gateway                                 Grosvenor.
                              Business Park.
  Days Inn..................  Coal mining, agriculture,  Restaurant and lounge      Super 8, National 9,
  Price, Utah                 tourism, camping and       (Golden Rock Cafe and      Carriage House, Greenwell
                              trail rides through Nine   Rockie's Lounge).          Inn and Budget Host Inn.
                              Mile Canyon, Dinosaur
                              Museum, Margi-La Sal
                              National Forest and
                              College of Eastern Utah.
  Holiday Inn Select........  Five miles from Sea-Tac    Whirlpool, outdoor pool    Embassy Suites, Homewoods
  Renton (Seattle),           Int'l Airport, one mile    and restaurant on          Suites, Hampton Inn,
  Washington                  from South Center Mall,    location.                  Residence Inn, Doubletree
                              12 miles from Downtown                                Inn and Doubletree
                              Seattle and waterfront,                               Suites.
                              eight miles from
                              Bellevue, next door to
                              six-plex movie theater.


- --------------------------------------------------------------------------------

OPERATING PERFORMANCE OF THE HOTELS

     The following table sets forth certain information with respect to the Current Hotels by franchise:

                SUMMARY OF KEY OPERATING STATISTICS BY FRANCHISE
                            YEAR ENDED DECEMBER 31,

                                                  ADR                  OCCUPANCY               REVPAR(1)
                                                   $                       %                      ($)
                              NO. OF    -----------------------    -----------------    -----------------------
                              ROOMS     1993     1994     1995     1993   1994   1995   1993     1994     1995
                              ------    -----    -----    -----    ---    ---    ---    -----    -----    -----
Courtyard by Marriott.......    279     44.21    51.49    53.01    59.1   50.4   61.0   26.13    25.95    32.34
Doubletree Hotel............    213     72.62    73.12    72.14    71.6   64.0   51.8   51.99    46.80    37.37
Hampton Inn(2)..............    939     55.83    55.71    57.75    70.5   71.2   72.4   39.36    39.67    41.81
Holiday Inn brands..........    599     49.56    52.17    55.22    62.4   61.4   61.2   30.93    32.03    33.79
Residence Inn(3)............     78       N/A      N/A      N/A    N/A    N/A    N/A      N/A      N/A      N/A
                              ------
         Total..............  2,108
                              ======

- ---------------
(1) REVPAR is determined by dividing room revenues by available rooms for the applicable period.

(2) The Hampton Inn-Silverthorne, Colorado hotel was closed during most of 1993 for a complete renovation and reopened in the fourth quarter of 1993.

(3) This Hotel is currently under construction, which the Company expects to be completed during the third quarter of 1996.


     The following table sets forth certain information with respect to each Current Hotel and Acquisition Hotel and the Current Hotels and Acquisition Hotels on a combined basis:


                                                                                       THREE MONTHS
                                              YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                   ----------------------------------------------    ----------------
          HOTELS(1)(2)              1991      1992      1993      1994      1995      1995      1996
- ---------------------------------  ------    ------    ------    ------    ------    ------    ------
Courtyard by Marriott --
  Fresno, California
  Occupancy......................    71.8%     69.2%     75.7%     64.6%     72.5%     70.2%     67.3%
  ADR............................  $46.69    $49.71    $48.26    $60.21    $58.11    $58.83    $66.01
  REVPAR.........................  $33.52    $34.40    $36.53    $38.90    $42.13    $41.30    $44.43
Courtyard by Marriott --
  Riverside, California
  Occupancy......................     N/A       N/A      47.3%     40.4%     52.9%     57.3%     55.2%
  ADR............................     N/A       N/A    $39.59    $41.56    $48.04    $47.91    $51.04
  REVPAR.........................     N/A       N/A    $18.73    $16.79    $25.41    $27.45    $28.17
Doubletree Hotel --
  Santa Fe, New Mexico
  Occupancy......................    57.5%     61.3%     71.6%     64.0%     51.8%     44.6%     21.0%
  ADR............................  $71.64    $72.62    $72.62    $73.12    $72.14    $60.43    $55.16
  REVPAR.........................  $41.19    $44.52    $51.99    $46.80    $37.37    $26.95    $11.58
Hampton Inn --
  Mesa, Arizona
  Occupancy......................    58.6%     61.1%     71.6%     81.8%     82.3%     93.4%     90.9%
  ADR............................  $48.94    $48.68    $51.71    $53.68    $59.35    $76.44    $91.00
  REVPAR.........................  $28.68    $29.74    $37.02    $43.91    $48.85    $71.39    $82.72

                                                                                       THREE MONTHS
                                              YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
          HOTELS(1)(2)              1991      1992      1993      1994      1995      1995      1996
- ---------------------------------  ------    ------    ------    ------    ------    ------    ------
Hampton Inn --
  Arcadia, California
  Occupancy......................    68.6%     70.9%     65.3%     75.9%     64.2%     73.3%     59.0%
  ADR............................  $52.64    $54.06    $57.02    $56.95    $60.78    $60.18    $66.51
  REVPAR.........................  $36.11    $38.33    $37.23    $43.23    $39.02    $44.11    $39.24
Hampton Inn --
  Oakland, California
  Occupancy......................    68.7%     66.1%     64.9%     60.6%     85.0%     73.2%     88.3%
  ADR............................  $53.18    $56.66    $55.98    $55.28    $47.13    $47.96    $46.30
  REVPAR.........................  $36.53    $37.45    $36.33    $33.50    $40.06    $35.11    $40.88
Hampton Inn --
  Denver, Colorado
  Occupancy......................    65.3%     73.4%     77.0%     83.3%     80.2%     76.3%     73.6%
  ADR............................  $45.70    $48.07    $51.82    $55.51    $62.32    $59.71    $67.01
  REVPAR.........................  $29.84    $35.28    $39.90    $46.24    $49.98    $45.56    $49.32
Hampton Inn --
  Pueblo, Colorado
  Occupancy......................    68.5%     72.5%     82.0%     88.6%     87.4%     86.9%     80.7%
  ADR............................  $45.31    $46.28    $48.06    $51.67    $57.38    $51.04    $52.78
  REVPAR.........................  $31.04    $33.55    $39.41    $45.78    $50.15    $44.35    $42.59
Hampton Inn --
  Silverthorne, Colorado(3)
  Occupancy......................     N/A       N/A       N/A      53.2%     58.6%     80.3%     84.0%
  ADR............................     N/A       N/A       N/A    $69.92    $69.57    $89.65    $87.73
  REVPAR.........................     N/A       N/A       N/A    $37.20    $40.77    $71.99    $73.69
Hampton Inn --
  Clackamas, Oregon
  Occupancy......................     N/A      54.5%     57.1%     60.0%     48.9%     47.7%     44.9%
  ADR............................     N/A    $39.92    $42.74    $45.01    $47.95    $45.69    $48.26
  REVPAR.........................     N/A    $21.76    $24.40    $27.01    $23.45    $21.79    $21.67
Holiday Inn --
  Steamboat Springs, Colorado
  Occupancy......................    75.4%     74.3%     77.9%     72.6%     66.3%     91.0%     71.7%
  ADR............................  $62.48    $63.45    $64.67    $68.14    $70.94    $90.24    $87.94
  REVPAR.........................  $47.11    $47.14    $50.38    $49.47    $47.03    $82.12    $63.05
Holiday Inn --
  Provo, Utah
  Occupancy......................     N/A      48.0%     59.7%     67.3%     78.5%     77.9%     76.8%
  ADR............................     N/A    $47.25    $49.09    $51.97    $54.67    $49.95    $51.75
  REVPAR.........................     N/A    $22.68    $29.31    $34.98    $42.92    $38.91    $39.74
Holiday Inn Hotel & Suites --
  Kent, Washington
  Occupancy......................     N/A      55.0%     51.9%     49.3%     52.3%     47.4%     42.7%
  ADR............................     N/A    $48.49    $51.77    $53.05    $59.58    $56.24    $67.97
  REVPAR.........................     N/A    $26.67    $26.87    $26.15    $31.16    $26.66    $29.02

                                                                                       THREE MONTHS
                                              YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                   ----------------------------------------------    ----------------
          HOTELS(1)(2)              1991      1992      1993      1994      1995      1995      1996
- ---------------------------------  ------    ------    ------    ------    ------    ------    ------
  Suites --Craig, Colorado
  Occupancy......................    37.6%     51.2%     51.2%     53.0%     55.7%     46.5%     42.9%
  ADR............................  $50.33    $41.32    $43.71    $46.18    $47.54    $45.07    $45.30
  REVPAR.........................  $18.92    $21.16    $22.38    $24.48    $26.48    $20.96    $19.43
Holiday Inn Express --
  Portland, Oregon
  Occupancy......................     N/A      79.9%     78.4%     76.7%     63.5%     60.6%     65.1%
  ADR............................     N/A    $39.23    $42.54    $45.30    $49.89    $44.18    $46.87
  REVPAR.........................     N/A    $31.34    $33.35    $34.75    $31.68    $26.77    $30.51
Holiday Inn Express --
  Poulsbo, Washington
  Occupancy......................     N/A      70.2%     75.7%     65.9%     62.1%     39.9%     49.1%
  ADR............................     N/A    $42.74    $46.53    $51.12    $52.90    $49.79    $52.95
  REVPAR.........................     N/A    $30.00    $35.22    $33.69    $32.85    $19.87    $26.00
Combined Totals --
  Occupancy......................    61.9%     64.2%     66.6%     64.7%     65.4%     65.6%     61.5%
  ADR............................  $53.73    $51.53    $54.59    $56.09    $57.64    $60.46    $63.40
  REVPAR.........................  $33.26    $33.08    $36.36    $36.29    $37.70    $39.66    $38.99
ACQUISITION HOTELS
Comfort Suites --
  South San Francisco, California
  Occupancy......................     N/A      67.3%      N/A      77.8%     83.3%     74.2%     85.2%
  ADR............................     N/A    $58.46       N/A    $62.57    $63.91    $58.32    $58.84
  REVPAR.........................     N/A    $39.34       N/A    $48.68    $53.24    $43.27    $50.13
Days Inn --
  Price, Utah
  Occupancy......................     N/A       N/A       N/A      70.3%     69.0%     58.0%     55.5%
  ADR............................     N/A       N/A       N/A    $41.47    $40.85    $36.30    $37.38
  REVPAR.........................     N/A       N/A       N/A    $29.15    $28.19    $21.05    $20.75
Holiday Inn Select --
  Renton (Seattle), Washington
  Occupancy......................    55.0%     68.3%     66.9%     63.8%     74.3%     60.3%     66.6%
  ADR............................  $57.37    $50.73    $51.78    $52.22    $57.18    $52.75    $62.12
  REVPAR.........................  $31.55    $34.64    $34.64    $33.32    $42.48    $31.81    $41.37
Total Hotels --
  Occupancy......................    61.0%     64.8%     66.7%     65.8%     67.4%     65.3%     63.1%
  ADR............................  $54.16    $52.04    $54.35    $55.54    $57.08    $58.50    $61.54
  REVPAR.........................  $33.04    $33.72    $36.25    $36.55    $38.47    $38.22    $38.82


- ---------------
(1) See the first table and footnotes thereto under the heading "The Hotels" in the Prospectus Summary for information on the status of franchise licenses.

(2) Information with respect to the Sunstone Initial Hotels was obtained from the owners of the Sunstone Initial Hotels and is only for the period such Hotels were managed by the Sunstone Affiliates.

(3) The Hampton Inn-Silverthorne, Colorado hotel was closed during most of 1993 for a complete renovation and reopened in the fourth quarter of 1993.

THE PERCENTAGE LEASES

     In order for the Company to qualify as a REIT, neither the Company nor the Partnership can operate any hotels. See "Risk Factors -- Lack of Control Over Operations of the Hotels." The Partnership, therefore, leases the Current Hotels, and will lease the Acquisition Hotels, to the Lessee for an initial term of ten years pursuant to Percentage Leases which provide for Rent equal to the greater of Base Rent or Percentage Rent. The Lessee is a corporation in which Mr. Alter and Mr. Biederman are the sole stockholders. Other than working capital sufficient to operate the Lessee and the Hotels, the Lessee has only nominal assets. Each Percentage Lease will contain the provisions generally described below, and the Company intends that future Percentage Leases with respect to additional hotels it may acquire will contain substantially similar provisions, although the Independent Directors may, in their discretion, alter any of these provisions with respect to any proposed percentage lease, depending on the purchase price paid, economic conditions and other factors deemed relevant at the time. The Lessee will not lease or operate any hotel other than those owned by the Partnership. The following summary is qualified in its entirety by the Percentage Leases, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  Percentage Lease Terms

     Each Percentage Lease has a non-cancelable initial term of ten years, subject to earlier termination upon the occurrence of defaults thereunder and certain other events described therein (including, particularly, the provisions described herein under "Damage to Hotels," "Condemnation of Hotels" and "Termination of Percentage Leases on Disposition of the Hotels"). In instances where the Company buys a group of hotels which includes a hotel the Company does not intend to retain, the Percentage Lease will be a month to month tenancy with a right to terminate without a termination fee.

  Amounts Payable Under the Percentage Leases

     During the term of each Percentage Lease, the Lessee is obligated to pay to the Partnership (i) the greater of Base Rent or Percentage Rent (which includes a specified percentage of room revenues, 5% of the Lessee's food and beverage revenues, 100% of any sublease and concession rentals and other net revenues described in the Percentage Leases at the applicable hotels) and (ii) certain other amounts, including interest accrued on any late payments or charges (the "Additional Charges"). Base Rent accrues and is required to be paid monthly in arrears. Both the Base Rent and the threshold room revenue amount in each Percentage Rent formula is adjusted annually for inflation beginning January 1, 1996. The adjustment is calculated at the beginning of each calendar year based upon the change in the CPI during the prior calendar year. Percentage Rent (if any) is due monthly within forty-five days after the end of each calendar month and is reconciled on a quarterly basis.


     Except for the four hotels in the recently acquired Cypress Inns portfolio, for the 12-month period ended December 31, 1995, room revenues from each Current Hotel on an actual basis exceeded the revenue threshold for the payment of the higher tier Percentage Rent under the applicable Percentage Lease.



     The following table sets forth (i) the annual Base Rent, (ii) Percentage Rent formulas and (iii) the pro forma Rent that would have been paid for each Current Hotel pursuant to the terms of the Percentage Leases based on historical revenues for the twelve months ended December 31, 1995, as if the Company had owned the Current Hotels and the Percentage Leases had been in effect since January 1, 1995. For each Current Hotel Percentage Rent would have been greater than Base Rent, and the pro forma rents shown below represent such Percentage Rent.

                            PERCENTAGE LEASE SUMMARY


                                                                                                        PRO FORMA
                                                                                                         FOR THE
                                                                                                       YEAR ENDED
                                                          ANNUAL                                        DECEMBER
                                                     PERCENTAGE LEASE                                   31, 1995
                                          ANNUAL     -----------------       ROOM                      -----------
                                           BASE       FIRST    SECOND       REVENUE         ROOM       PERCENTAGE
               LOCATION                  RENT(1)     TIER(2)   TIER(3)   BREAKPOINT(1)     REVENUE       RENT(5)
- --------------------------------------  ----------   -------   -------   -------------   -----------   -----------
CURRENT HOTELS:
Courtyard by Marriott:
  Fresno, California..................  $  405,000    30.0%     63.0%     $ 1,350,000    $ 1,784,403   $   768,590
  Riverside, California...............     426,000    30.0%     60.0%       1,420,000      1,510,480       524,250
Doubletree Hotel:
  Santa Fe, New Mexico................     660,000    30.0%     63.0%       2,200,000      2,904,098     1,108,599
Hampton Inn:
  Mesa, Arizona.......................     476,000    34.0%     63.0%       1,400,000      2,103,230       980,574
  Arcadia, California.................     396,000    36.0%     63.0%       1,100,000      1,866,039       896,010
  Oakland, California.................     418,000    22.0%     63.0%       1,900,000      2,178,429       593,410
  Denver, Colorado....................     566,250    37.5%     63.0%       1,510,000      2,771,499     1,412,344
  Pueblo, Colorado....................     450,000    36.0%     63.0%       1,250,000      2,050,358       993,912
  Silverthorne, Colorado..............     483,000    30.0%     63.0%       1,610,000      2,380,277       980,809
  Clackamas (Portland), Oregon........     437,000    38.0%     63.0%       1,150,000        976,469       464,312
Holiday Inn:
  Steamboat Springs, Colorado.........     375,000    30.0%     60.0%       1,250,000      1,408,569       504,593
  Provo, Utah.........................     160,000    20.0%     65.0%         800,000      1,222,237       536,023
Holiday Inn Hotel & Suites:
  Craig, Colorado.....................     426,000    30.0%     60.0%       1,420,000      1,632,494       646,100
  Kent (Seattle), Washington..........     567,000    36.0%     63.0%       1,575,000      1,386,483       641,062
Holiday Inn Express:
  Portland, Oregon....................     363,000    33.0%     63.0%       1,100,000        983,719       372,309
  Poulsbo, Washington.................     323,750    35.0%     63.0%         925,000        755,818       343,022
Residence Inn:
  Highlands Ranch (Denver),
    Colorado..........................         N/A      N/A       N/A             N/A            N/A           N/A
                                        ----------                                                     -----------
         Totals (Current Hotels)......   6,932,000                                        27,914,602    11,765,919
                                        ----------                                                     -----------
ACQUISITION HOTELS:
Comfort Suites:
  South San Francisco,
    California(4).....................     720,000    30.0%     60.0%       2,400,000      3,204,950     1,272,963
Holiday Inn Hotel & Suites:
  Price, Utah(4)......................     270,000    24.0%     60.0%       1,125,000      1,553,590       714,696
Holiday Inn Select:
  Renton (Seattle), Washington........     810,000    30.0%     62.0%       2,700,000      2,914,026     1,266,454
                                        ----------                                                     -----------
         Totals (Acquisition
           Hotels)....................   1,800,000                                         7,672,566     3,254,113
                                        ----------                                                     -----------
         Totals (Hotels)..............  $8,732,000                                       $35,587,168   $15,020,032
                                        ==========                                                     ===========


- ---------------
(1) Effective January 1, 1996, Rent payable under the Percentage Leases were adjusted based upon change in the CPI.

(2) Represents percentage of room revenue to be paid as Percentage Rent up to room revenue breakpoint.

(3) Represents percentage of room revenue to be paid as Percentage Rent in excess of room revenue breakpoint.

(4) Represents payments of rent from the Lessee to the Company calculated on a pro forma basis by applying the rent provisions in the Percentage Leases using historical revenues of the Hotels as if January 1, 1995 were the beginning of the lease year. For pro forma expenses associated with the operation of the Lessee and Current Hotels, see Sunstone Hotel Properties, Inc. -- Unaudited Pro Forma Combined Statements of Operations and the notes thereto, and for pro forma expenses related to the Company, see "Sunstone Hotel Investors, Inc. -- Statements of Estimated Revenues and Expenses" and the notes thereto, included in the financial statements elsewhere in this Prospectus.


(5) Includes Percentage Rent earned related to food and beverage operations, sublease revenues and other net revenues.


     Other than real estate and personal property taxes, ground lease rent (where applicable), the cost of certain furniture, fixtures and equipment and capital expenditures, and insurance (other than workers' compensation insurance), which are obligations of the Partnership, the Percentage Leases require the Lessee to pay Base Rent, Percentage Rent, Additional Charges and the operating expenses of the Hotels (including workers' compensation insurance, utility, repairs and maintenance costs and other charges incurred in the operation of the Hotels) during the terms of the Percentage Leases. The Percentage Leases also provide for Rent reductions and abatements in the event of damage or destruction or a partial taking of any Hotel as described under "Damage to Hotels" and "Condemnation of Hotels."

  Maintenance and Modifications

     Under the Percentage Leases, the Partnership is required to pay for capital improvements at each Hotel. In addition, the Percentage Leases obligate the Partnership to make available to the Lessee for the repair, replacement and refurbishment of furniture, fixtures and equipment in the Hotels, when and as deemed necessary by the Lessee, an amount equal to 4.0% of room revenue per quarter on a cumulative basis, provided that such amount may be used for capital expenditures made by the Company respecting the Hotels. The amount in the reserve is carried forward to the extent that the Lessee or the Partnership has not expended such amount, and any unexpended amounts will remain the property of the Partnership upon termination of the Percentage Leases. In addition, the Company intends to cause the Partnership to spend amounts in excess of the obligated amounts if necessary to comply with the reasonable requirements of any Franchise Agreement and otherwise to the extent that the Company deems such expenditures to be in the best interests of the Company. Otherwise, the Lessee will be required, at its expense, to maintain the Hotels in good order and to repair and to pay for all operating expenses of the Hotels subject to a Percentage Lease with the Lessee.

     The Lessee, at its expense, may make non-capital and capital additions, modifications or improvements to the Hotels, provided that such action does not significantly alter the character or purposes of the Hotels or significantly detract from the value or operating efficiencies of the Hotels. All such alterations, replacements and improvements shall be subject to all the terms and provisions of the Percentage Leases and will become the property of the Partnership upon termination of the Percentage Leases. The Partnership will own substantially all personal property (other than inventory, linens and other nondepreciable personal property which shall be owned by the Lessee) including that portion affixed to, or deemed a part of, the real estate or improvements thereon, except to the extent that ownership of such personal property not so affixed would cause the Rent under a Percentage Lease not to qualify as "rents from real property" for REIT income test purposes. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests."

  Insurance and Property Taxes

     The Partnership is responsible for paying real estate and personal property taxes on the Hotels (except to the extent that personal property associated with the Hotels is owned by the Lessee) and all premiums for property, casualty, comprehensive general public liability (naming the Lessee as an additional named insured) and other insurance appropriate and customary for properties similar to the Hotels, as determined by the Partnership. The Lessee is required to pay for workers' compensation insurance. The Company believes that the coverage specified in the Percentage Leases are of the type and amount customarily obtained by owners of hotels similar to the Hotels.

  Assignment and Subleasing

     The Lessee will not be permitted to sublet all or any part of the Hotels or assign its interest under any of the Percentage Leases, other than to an Affiliate of the Lessee, without the prior written consent of the

Partnership. No assignment or subletting will release the Lessee from any of its obligations under the Percentage Leases.

  Damage to Hotels

     In the event of damage to or destruction of any Hotel occurring prior to the last 24 months of the term of the Percentage Lease covered by insurance which renders the Hotel unsuitable for the Lessee's use and occupancy, the Lessee will be obligated to repair, rebuild, or restore the Hotel or offer to acquire the Hotel on the terms set forth in the applicable Percentage Lease. If the Lessee rebuilds the Hotel, the Partnership is obligated to disburse to the Lessee, from time to time and upon satisfaction of certain conditions, any insurance proceeds actually received by the Partnership as a result of such damage or destruction, and any excess costs of repair or restoration will be paid by the Lessee. If the Lessee decides not to rebuild and the Partnership exercises its right to reject the Lessee's mandatory offer to purchase the Hotel on the terms set forth in the Percentage Lease, the Percentage Lease will terminate and the insurance proceeds will be retained by the Partnership. If the Partnership accepts the Lessee's offer to purchase the Hotel, the Percentage Lease will terminate and the Lessee will be entitled to the insurance proceeds. In the event that damage to or destruction of a Hotel which is covered by insurance does not render the Hotel wholly unsuitable for the Lessee's use and occupancy, the Lessee generally will be obligated to repair or restore the Hotel. Rent payable under the Percentage Lease shall be equitably abated during any period required for repair or restoration of any damaged or destroyed Hotel. If any such damage or destruction rendering the Hotel unsuitable for the Lessee's use and occupancy occurs during the last 24 months of the Percentage Lease, then either party may terminate the Percentage Lease upon 30 days prior notice to the other party.

  Condemnation of Hotels

     In the event of a total condemnation of any Hotel, the relevant Percentage Lease will terminate with respect to such Hotel as of the date of taking, and the Partnership will be entitled to the condemnation award. In the event of a partial taking which does not render the Hotel unsuitable for the Lessee's use, the Lessee shall restore the untaken portion of the Hotel to a complete architectural unit and the Partnership shall contribute to the cost of such restoration that part of the condemnation award specified for restoration.

  Events of Default

     Each of the Percentage Leases is cross-defaulted so that a default under one Percentage Lease constitutes a default under all of the Percentage Leases. Events of Default under the Percentage Leases include, among others, the following:

          (i) the occurrence of an Event of Default under any other Percentage Lease between the Partnership and the Lessee or any Affiliate of the Lessee;

          (ii) the failure by the Lessee to pay Base Rent when due and the continuation of such failure for a period of 10 days thereafter;

          (iii) the failure by the Lessee to pay Percentage Rent when due and the continuation of such failure for a period of 10 days thereafter;

          (iv) the failure by the Lessee to observe or perform any other term of a Percentage Lease and the continuation of such failure for a period of 30 days after receipt by the Lessee of notice from the Partnership thereof, unless such failure cannot be cured within such period and the Lessee commences appropriate action to cure such failure within such 30-day period and thereafter acts, with diligence, to correct such failure within such time as is necessary;

          (v) if the Lessee shall file a petition in bankruptcy or reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law, or shall be adjudicated a bankrupt or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of the Lessee as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and the Lessee shall be adjudicated a bankrupt and such adjudication shall not be vacated or set aside or stayed within 60 days after the entry of an order in respect thereof, or if a receiver of the Lessee or of the whole or substantially all of the assets of the Lessee shall be appointed in any proceeding brought by the Lessee or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against the Lessee and shall not be vacated or set aside or stayed within 60 days after such appointment;

          (vi) if the Lessee voluntarily discontinues operations of any Hotel except as a result of damage, destruction or condemnation;

          (vii) if the Franchise Agreement with respect to a Hotel is terminated by the franchisor as a result of any action or failure to act by the Lessee or its agents, other than the failure to complete improvements required by a franchisor pursuant to the Franchise Agreement because the Partnership fails to provide funds for such improvements; or

          (viii) if the Lessee or any shareholder of the Lessee defaults under the Unit Purchase Agreement, the Third Party Pledge Agreement or any other agreement entered into by and between such shareholder and the Company or the Partnership.

     If an Event of Default occurs and continues beyond any curative period, the Partnership will have the option of terminating the Percentage Lease or any or all other Percentage Leases by giving the Lessee 10 days' written notice of the date for termination of the Percentage Leases and, unless such Event of Default is cured prior to the termination date set forth in such notice, the Percentage Leases shall terminate on the date specified in the Partnership's notice and the Lessee is required to surrender possession of each affected Hotel.

  Termination of Percentage Leases on Disposition of the Hotels

     In the event the Partnership enters into an agreement to sell a Hotel, the Partnership will have the right to terminate the Percentage Lease with respect to such Hotel upon at least 90 days' notice. Within six months of such termination of any long-term Percentage Lease the Partnership shall either (i) unless Mr. Alter and Mr. Biederman no longer own, collectively, 50% or more of the Lessee or the Lessee has been in default in the payment of Base Rent for more than 30 days with respect to such Hotel, pay the Lessee a termination fee in an amount equal to the Lessee's net profit for such Hotel for the 12 month period ended as of the last day of the calendar month immediately prior to date of such termination (or, in the case of a bulk sale of all of the Hotels, 50% of such amount payable at the closing of such bulk sale), or (ii) lease to the Lessee one or more substitute Hotels on terms that would create a leasehold interest in such Hotel with a fair market value equal to or exceeding the fair market value of the Lessee's remaining leasehold interest under the Percentage Lease to be terminated.

  Subordination of Management Fees

     The Lessee is permitted to engage a management company to assist the Lessee in the operation and maintenance of the Hotels. The Percentage Leases provide that effective upon written notice by the Lessee of any Event of Default under the Percentage Leases, and during the continuance thereof, no payments will be made to any management company with respect to any Hotel. In addition, each management agreement which the Lessee enters into must provide that the management company will repay to the Company any payments made to it by the Lessee while any such Event of Default has occurred and is continuing. This obligation is personally guaranteed by Mr. Alter during the term of the Management Agreement. See "The Management Company -- The Management Agreement."

  Franchise Agreement

     The Lessee will be the franchisee under the Franchise Agreements with respect to the Hotels. Upon the occurrence of certain events of default by the Lessee under a Franchise Agreement, certain of the franchisors have agreed, subject to certain terms and conditions, to issue a new Franchise Agreement for the affected Current Hotels. See "Business and Properties -- Franchise Agreements."

  Other Lease Covenants

     The Lessee may only incur debt associated with ordinary operating expenses related to the operation of the Hotels.

  Breach by Partnership

     Upon notice from the Lessee that the Partnership has breached the Lease, the Partnership has 30 days to cure the breach or proceed to cure the breach, which period may be extended in the event of certain specified, unavoidable delays.

  Inventory and Personal Property

     All inventory required in the operation of the Hotels will be purchased at the Lessee's expense and owned by the Lessee. The Partnership will have the option to purchase all personal property related to such Hotel and owned by the Lessee at fair market value upon termination of the Percentage Lease for that Hotel. Any inventory used by Lessee in the operation of the respective Hotel shall, upon termination of the Percentage Lease, become the property of the Company.

  Security Interest


     The Partnership has a blanket lien on substantially all assets of the Lessee, subject to the rights of any lender financing the purchase of personal property by the Lessee.


THE MANAGEMENT AGREEMENT

     Pursuant to the terms of the Management Agreement, the Management Company will provide management and administrative services to the Lessee with respect to the Hotels for a fee equal to 2% of the Hotels' gross revenues and reimbursement of expenses by the Lessee. The Lessee anticipates that if additional Hotels are acquired, the Lessee and the Management Company will enter into similar management agreements with respect to such additional Hotels. However, the Lessee is not obligated to enter into any additional management agreements with the Management Company with respect to such additional Hotels. See "The Management Company -- The Management Agreement." Neither the Partnership nor the Company have any contractual or other obligations to the Management Company.

FRANCHISE AGREEMENTS

     The Company has either existing Franchise Agreements (12 of the Hotels), or commitments executed by the franchisor and the franchisee to issue Franchise Agreements subject to completion of renovations or construction (six of the Hotels). See the first table and footnotes thereto under the heading "The Hotels" in the Prospectus Summary for information on existing franchise licenses and commitments to issue licenses.

     The Company anticipates that each of the additional hotels which it acquires will be operated under franchise agreements with strong national franchisors. The public's perception of quality associated with a franchisor is an important feature in the operation of a hotel. Franchisors provide a variety of benefits for franchisees which include national advertising, publicity and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards and centralized reservation systems.

     Franchise agreements generally specify certain management, operational, recordkeeping, accounting, reporting and marketing standards and procedures with which the franchisee must comply. The Franchise Agreements obligate the Lessee to comply with the franchisors' standards and requirements with respect to training of operational personnel, safety, maintaining specified insurance, the types of services and products ancillary to guest room services that may be provided by the Lessee, display of signage, and the type, quality and age of furniture, fixtures and equipment included in guest rooms, lobbies and other common areas.

     Holiday Inn announced in September 1994, that franchisees that had entered the system prior to January 1, 1989, and had not undertaken a recent major product improvement plan would have to make significant capital expenditures to conform to Holiday Inn's revised franchise compliance standards. These requirements do not apply to the Holiday Inn-Provo hotel, the Holiday Inn-Craig hotel and the Holiday Inn-Steamboat Springs hotel.

     The Franchise Agreements for the Current Hotels expire at various times ranging between 2000 and 2016. The Franchise Agreements provide for termination at the franchisor's option upon the occurrence of certain events, including the Lessee's failure to pay royalties and fees or perform its other covenants under the

Franchise Agreement, bankruptcy, abandonment of the franchise, commission of a felony, assignment of the Franchise Agreement without the consent of the franchisor, or failure to comply with applicable law in the operation of the applicable Hotel. The Lessee will be entitled to terminate the Franchise Agreement (other than the Courtyard by Marriott Franchise Agreements) only by giving prior written notice and only by paying a significant amount of liquidated damages. The amount of liquidated damages payable upon a termination of the Franchise Agreement for the Hampton Inn-Arcadia, California hotel is significantly higher if terminated during the first five years of the term of such Franchise Agreement. The Franchise Agreements do not renew automatically upon expiration. The Lessee will be responsible for making all payments under the Franchise Agreements to the franchisors, except that pursuant to three-party agreement among Marriott, the Lessee and the Partnership, the Partnership and the Lessee are jointly and severally liable for the material obligations of the franchisee under the Courtyard by Marriott Franchise Agreements. Mr. Alter has executed certain personal guaranties covering the obligations of the Lessee under the Holiday Inn, Hampton Inn and Doubletree Franchise Agreements. Mr. Alter has also agreed to indemnify the Company for defaults by the Lessee with respect to unpaid franchise fees and termination fees under all Franchise Agreements for so long as the Percentage Leases are in effect.


     Under the Holiday Inn Franchise Agreements, the Lessee will pay a royalty generally of between 4% and 5% of room revenue from the Holiday Inn Current Hotels, plus additional charges for services of up to $5.90 per room and additional fees for sales, gross receipts or similar taxes imposed upon the franchisor and for Travel Agent Commission Programs and Hotel Marketing Association fees. In addition, the Lessee will pay a reservation fee of 1% of room revenue and a marketing fee of 1.5% of room revenue.

     Under the Hampton Inn Franchise Agreements, the Lessee will pay a franchise fee of 4% of room revenue (plus additional fees for sales, gross receipts or similar taxes imposed upon the franchisor) from the Hampton Inn Current Hotels. In addition, the Lessee will pay a reservation and marketing fee of 4% of room revenue.

     Under the Courtyard by Marriott Franchise Agreement, the Lessee will pay an initial royalty fee of 4% of room revenue, increasing to 5% of room revenue after the first two years. In addition, subject to possible annual system-wide increases, the Lessee will pay a marketing fee of between 2% and 3% of room revenue, a reservation fee of approximately $4.90 per average reservation from the Courtyard by Marriott Current Hotel, a communication support fee equal to the lesser of $4.00 per room or $600 per year and a Property Management System fee equal to the lesser of $3.00 per room or $400 per year to update and maintain proprietary software programs of the franchisor.

     Under the Doubletree Hotel Franchise Agreement, the Lessee would pay a royalty fee of 2% of room revenue for the first year of the term of the Franchise Agreement, 3% of room revenue for the second year and 4% of room revenue for the third year and every year thereafter from the Doubletree hotel in Santa Fe, New Mexico. In addition, the Lessee would pay a reservation and marketing fee of 3.5% of room revenue.

     Under the Comfort Suites Franchise Agreement, the Lessee will pay a royalty fee of 4% of gross room revenue plus a marketing assessment of $8.00 per room plus 1.3% of gross room revenues. There is an additional supplemental marketing fee equal to $0.28 per day times the number of rooms. The Lessee is also required to pay a reservation fee of 1% of the gross room revenues and a reservations delivered charge of $1.00 per room night confirmed through the franchisor's reservations system.

     Holiday Inn, Hampton, Doubletree and Marriott have each agreed that, in the event of certain events of default by the Lessee under the Franchise Agreement or the Partnership's termination of a Percentage Lease, upon request by the Partnership and the curing of all existing franchisee events of default, such franchisor will allow that Current Hotel to be operated by a designee of the Partnership acceptable to such franchisor for a specified period of time.


     HOLIDAY INN(R), HOLIDAY INN EXPRESS(SM), HOLIDAY INN SELECT(SM) AND HOLIDAY INN(R) HOTEL & SUITES ARE REGISTERED TRADEMARKS OF HOLIDAY INNS FRANCHISING, INC. HAMPTON INN(R) IS A REGISTERED TRADEMARK OF PROMUS HOTELS, INC. COURTYARD BY MARRIOTT(R) AND RESIDENCE INN(R) ARE REGISTERED TRADEMARKS OF MARRIOTT INTERNATIONAL, INC. DOUBLETREE(R) IS A REGISTERED TRADEMARK OF

DOUBLETREE HOTELS CORPORATION. COMFORT SUITES(R) IS A REGISTERED
TRADEMARK OF CHOICE HOTELS INTERNATIONAL, INC. NEITHER HOLIDAY INNS, INC., PROMUS HOTELS, INC., DOUBLETREE CORPORATION, MARRIOTT INTERNATIONAL, INC. OR CHOICE HOTELS INTERNATIONAL, INC. HAS ENDORSED OR APPROVED THE OFFERING. A GRANT OF A FRANCHISE LICENSE BY SUCH COMPANIES FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY SUCH COMPANIES (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, THE PARTNERSHIP OR THE COMMON STOCK OFFERED HEREBY.


OPERATING PRACTICES


     The Company's management recognizes the need for aggressive, market driven, creative management given the competition in the hospitality industry. Management of the Company has owned and managed hotels since 1976. Employees of Affiliates of Mr. Alter and Mr. Biederman are employed by the Lessee and by the Management Company, who manage each of the Current Hotels and will manage the Acquisition Hotels and any other hotels acquired in the future. The Management Company implements management systems developed by affiliates of the Company. Such affiliates have also developed systems for marketing, ADR enhancement, expense management, physical facility maintenance, human resources, accounting and internal auditing. The general manager of each hotel reports to lead managers, who in turn report to the Vice President of Marketing and the Director of Sales of the Management Company. The Management Company's strategy is to place responsibility and authority in the hands of the on-site general manager with supervision by senior staff of the Management Company. See "The Management Company" for a description of the management systems to be used by the Management Company at the hotels.


EMPLOYEES


     The Company is self-advised and thus retains Mr. Alter and Mr. Biederman as officers and employees in accordance with the terms of the Alter Employment Agreement and Biederman Employment Agreement, respectively, rather than retaining an advisor. See "Management -- Alter Employment Agreement" and
"-- Biederman Employment Agreement." In addition to Mr. Alter and Mr. Biederman, the Company has added two project managers. The Lessee currently employs approximately 744 people, and upon the closing of the Acquisition Hotels will employ approximately 867 people. The Lessee and each of the current owners of the Acquisition Hotels have advised the Company that their relationship with their respective employees is good and that they are not parties to any collective bargaining agreement or other similar agreement.


ENVIRONMENTAL MATTERS

     Under various federal, state and local laws and regulations, an owner or operator of real property may be liable for the costs of assessment and remediation of petroleum and hazardous substances present on, in or under such property. Such laws often impose liability without regard to fault. Further, a person that arranges for the disposal or transports for disposal or treatment of a hazardous substance to or at another property may be liable for the costs of assessment and remediation of hazardous substances released into the environment at that property. Response costs for assessment and/or remediation may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell the property or to borrow using the property as collateral. Thus, if such potential liability were to arise in connection with the ownership and operation of the Hotels, the Company, the Partnership or the Lessee may be potentially liable for such costs.

     Phase I environmental site assessments ("ESAs") were performed on all of the Hotels and the Holiday Inn-Renton (Seattle), Washington hotel by an independent environmental engineering firm. The Phase I ESAs were completed in accordance with ASTM standards for Phase I ESAs, as amended by supplemental criteria. The Phase I ESAs were intended to identify any potential sources of contamination. No assurance can be given that the Phase I ESAs identified all significant environmental issues or that no potential environmental liabilities exist. The Phase I ESAs included historical reviews of the Hotels, reviews of certain public records, preliminary investigations of the sites and surrounding properties, screening for the presence of asbestos, PCBs, radon, underground storage tanks, and in one applicable case, wetlands, followed by the preparation and issuance of written reports. The Phase I ESAs did not include invasive procedures, such as soil or groundwater sampling and analysis.

     The Phase I ESAs disclosed that three of the Current Hotels (the Holiday Inn-Provo, Utah hotel, the Holiday Inn-Craig, Colorado hotel and the Hampton Inn-Silverthorne, Colorado), and the Holiday Inn-Renton (Seattle), Washington hotel have asbestos containing materials ("ACM") on or in the insulation, floor or ceiling coverings and in various other items. While the precise amounts of ACM contained in these Hotels cannot be accurately determined without incurring additional expense, the environmental engineer reported to the Company that the existing ACM presents no threat to human health if managed in-place in accordance with applicable laws. The Company has no plans, and is not required by law, to remove ACM unless such material would be affected by proposed renovation or demolition work and is or would become friable. The Company intends to manage ACM in-place in accordance with applicable laws.

     The Phase I ESAs have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any such liability. Nevertheless, it is possible that these Phase I ESAs do not reveal all environmental liabilities and there may be material environmental liabilities or compliance concerns of which the Company is unaware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability, or (ii) the current environmental condition of the Current Hotels will not be affected by the condition of the properties in the vicinity of the Current Hotels (such as the presence of leaking underground storage tanks) or by third parties unrelated to the Partnership, the Lessee or the Company.

     The Company believes that the Current Hotels are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous substances and other environmental matters. Neither the Company nor, to the knowledge of the Company, any of the current owners of the Current Hotels have been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matter in connection with any of its present or former properties.

COMPETITION

     The hotel industry is highly competitive. Each of the Company's hotels is located in a developed area that includes other hotels, many of which are competitive with the Company's hotels in their locality. The number of competitive hotels in a particular area could have a material adverse effect on occupancy, ADR and REVPAR of the Hotels or at hotels acquired in the future. See "Business and Properties."

     There will be competition for hotel investment opportunities in mid-price and upscale hotels from entities organized for purposes substantially similar to the Company's objectives as well as other purchasers of hotels. The Company may be competing for such hotel investment opportunities with entities which have substantially greater financial resources than the Company and better relationships with franchisors, lenders and sellers. These entities may generally be able to accept more risk than the Company prudently can manage. Competition may generally reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell.

DEPRECIATION


     Concurrently with the closing of the IPO, the Company made a cash contribution to the Partnership in exchange for general and limited partnership interests in the Partnership. The Partnership concurrently acquired for cash certain of the Current Hotels and the Holiday Inn-Renton, Washington hotel. To that extent, the Partnership's initial basis for federal income tax purposes generally was equal to the purchase price paid by the Partnership to acquire those Hotels. The Partnership is depreciating such depreciable hotel properties for federal income tax purposes under the alternative depreciation system of depreciation ("ADS"). Under ADS, the Partnership generally (i) depreciates buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention, and (ii) depreciates personal property over a 12-year recovery period using a straight-line method and a half-year convention.

     To the extent that the Partnership acquired its ownership interest in the Sunstone Initial Hotels and in any other Hotel in exchange for Units, the Partnership's initial basis in each such hotel for federal income tax purposes was the same as the transferor's basis in that hotel on the Partnership's date of acquisition. The Partnership is depreciating such hotel properties for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Partnership's tax depreciation deductions are being allocated among the partners in accordance with their respective interests in the Partnership (except to the extent that the Partnership is required under Code Section 704(c) to use a method for allocating depreciation deductions attributable to the Sunstone Initial Hotels or other contributed properties that results in the Company receiving a disproportionately larger share of such deductions). Because the Partnership's initial basis in the Sunstone Initial Hotels and such other Hotels was less than the fair market value of those hotels on the date of acquisition, the Company's depreciation deductions may be less than they otherwise would have been if the Partnership had purchased such hotels entirely for cash.

LEGAL PROCEEDINGS

     Neither the Company nor the Partnership is currently involved in any material litigation nor, to the Company's knowledge, is any material litigation currently threatened against the Company or the Partnership or any of the Current Hotels. The Lessee and the Management Company have each advised the Company that it currently is not involved in any litigation. The current owners of the Acquisition Hotels have advised the Company that there is no material litigation threatened against or affecting the Acquisition Hotels.

           POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of the Company's policies with respect to investment, financing, conflicts of interest and certain other activities. The policies with respect to these activities have been determined by the Board of Directors and may be amended or revised from time to time at the discretion of the Board of Directors without a vote of the stockholders, except that (i) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements, (ii) certain policies with respect to competition are imposed pursuant to contracts that cannot be amended without the consent of all parties thereto, (iii) the Company cannot amend the Debt Limitation provided for in its Articles of Incorporation without the approval of the holders of two-thirds of the outstanding shares of Common Stock and (iv) the Company cannot take any action intended to terminate its qualification as a REIT without the approval of the holders of two-thirds of the outstanding shares of Common Stock.

INVESTMENT POLICIES

  Investments in Real Estate or Interests in Real Estate

     The Company's investment objective is to increase Cash Available for Distribution. The Company intends to pursue this objective by acquiring additional hotels that meet the Company's investment criteria and by leasing the hotels to the Lessee pursuant to Percentage Leases. The Board of Directors has appointed Mr. Alter and Mr. Biederman and other representatives of the Company to review potential hotel acquisitions, visit the sites of proposed hotel acquisitions, review market studies, review the terms of proposed percentage leases for proposed hotel acquisitions and make recommendations to the Board of Directors with respect to proposed acquisitions.

     The Company intends to consider hotel acquisitions in the mid-price and upscale market segments located primarily in the western United States, which meet some or all of the Company's investment criteria (as more particularly described above in "Business and Properties -- Growth Strategy -- External Growth").

     Such policies may be changed from time to time by the Company's Board of Directors. There can be no assurance that the Company will be able to acquire hotels which meet its investment criteria. See "Risk Factors -- Risk that Pending Acquisitions Will Not Close," "-- Competition for Acquisition," "Hotel Industry Risks" and "Real Estate Investment Risks."

  Investments in Other Entities

     The Company also may participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness which may have priority over the equity interest of the Company.

  Investments in Real Estate Mortgages

     While the Company will emphasize hotel investments, it may, in its discretion, invest in mortgage and other real estate interests, including securities of other REITs. The Company does not presently intend to invest in mortgages or securities of other REITs. The Company also does not presently intend to trade or underwrite securities or to make investments for purposes of exercising control over other issuers. The Company may invest in participating or convertible mortgages if it concludes that by doing so it may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participation, because they permit the lender to either participate in increasing revenues from the property or convert some or all of that mortgage to equity.

FINANCING

     The Company intends to make additional acquisitions of hotels and intends to incur indebtedness under the Line of Credit to make such acquisitions. In addition, the Company may from time to time fix the interest rate on a portion of the Company's indebtedness when the Company determines it is advantageous to do so. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Pro Forma Liquidity and Capital Resources."

     The Company's Articles of Incorporation limit consolidated indebtedness to the Debt Limitation. Subject to the Debt Limitation, the Company intends to consider methods of debt financing other than, or in addition to, the proposed Line of Credit. Any such future borrowings may be incurred through the Partnership or the Company subject to certain limitations described below. Indebtedness incurred by the Company may be in the form of bank borrowings, secured and unsecured, and publicly and privately placed debt instruments. Indebtedness incurred by the Partnership may be in the form of purchase money obligations to the sellers of properties, publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the hotels and other property owned by the Partnership. Such indebtedness may be recourse to all or any part of the property of the Company or the Partnership, or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings by the Company must be re-lent to the Partnership on identical terms and conditions, except for borrowings required to satisfy REIT qualification requirements, which are approved by a majority of the Independent Directors. Subject to the applicable terms of the loan documents, the proceeds of any borrowing by the Partnership may be used to pay distributions or dividends, working capital, to refinance existing indebtedness or to finance acquisitions, expansions, additions or renovations of hotels. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements."

     If the Board of Directors determines to raise additional equity capital, the Board has the authority, without stockholder approval, to issue additional shares of Common Stock, preferred stock or other capital shares of the Company in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Existing stockholders have no preemptive right to purchase shares issued in any offering, and any such offering might cause a dilution of a stockholder's investment in the Company.

CONFLICT OF INTEREST POLICIES

     The Company has adopted certain policies and entered into certain agreements designed to minimize potential conflicts of interest. The Board of Directors is subject to certain provisions of Maryland law, which are designed to eliminate or minimize certain potential conflicts of interest. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

  Provisions of the Company's Articles of Incorporation and Bylaws

     The Company's Articles of Incorporation and Bylaws, with limited exceptions, requires that a majority of the Board of Directors be comprised of persons who are not officers or employees of the Company, Affiliates of officers or employees of the Company or Affiliates of any advisor to the Company under an advisory agreement, any lessee or contract manager of any property of the Company, any of its subsidiaries, or any partnership which is an Affiliate of the Company. The Articles of Incorporation provide that such Independent Director requirement may not be amended, altered, changed or repealed unless approved and advised by not less than 80% of the Board of Directors and only with the affirmative vote of not less than two-thirds of the outstanding shares of capital stock of the Company entitled to vote. In addition, the Company's Articles of Incorporation and Bylaws provide that any agreement or transaction in which the Company is purchasing, selling, leasing or mortgaging any real estate asset, and any other agreement or transaction, in which an advisor, director or officer of the Company, or any Affiliate of the foregoing, has any direct or indirect interest, must, after disclosure of the interested party relationship, be authorized, approved or ratified by a majority of the directors, including a majority of the Independent Directors, even if the Independent Directors constitute less than a quorum, or authorized, approved or ratified by a majority of the votes entitled to be cast by the stockholders, other than votes of the shares held of record by the interested person, or the agreement or transaction is established to be fair and reasonable to the Company.

  Provisions of the Employment Agreements and Development by Mr. Alter and Mr. Biederman

     Pursuant to the Alter Employment Agreement and the Biederman Employment Agreement, while any Percentage Lease is in effect, and for a specified period thereafter, neither Mr. Alter nor Mr. Biederman nor any of their respective Affiliates (including, in the case of Mr. Alter, the Lessee or the Management Company), may (i) own, develop, invest in (other than any publicly-traded hotel company in which they are not officers, directors or controlling shareholders) or have any interest in any hotel and, with respect only to Mr. Biederman, any other hotel is within a 20-mile radius of a hotel in which the Company has invested or has the right to acquire, or (ii) with respect to Mr. Alter, manage or lease any hotel or, with respect to Mr. Biederman, manage or lease any hotel within a 20-mile radius of a hotel in which the Company has invested or has the right to acquire, other than hotels owned directly or indirectly by an existing client of the Management Company as of the closing of the IPO, provided, that the total number of such hotels that can be so managed may not exceed one-half of the number of hotels owned by the Company. See "Management -- Alter Employment Agreement," and "-- Biederman Employment Agreement."

     Each of Mr. Alter and Mr. Biederman has agreed that neither he nor any of his Affiliates will receive any brokerage commissions or other fees with respect to the acquisition of hotels by the Company.

  The Partnership

     A conflict of interest may arise between the Company, as general partner of the Partnership, and certain of the Limited Partners of the Partnership, including Mr. Alter and Mr. Biederman, due to the differing potential tax liabilities to the Company and such Limited Partners from the sale of certain of the Sunstone Initial Hotels resulting from the special allocation to such partners of unrealized gain upon the sale of such Sunstone Initial Hotels. In an effort to address this conflict of interest, the Company's bylaws provide that the Company's decisions with respect to the sale of such Sunstone Initial Hotels will be made by the Independent Directors. The Partnership Agreement gives the Company, as General Partner of the Partnership, full, complete and exclusive discretion in managing and controlling the business of the Partnership and in making all decisions affecting the business and assets of the Partnership.

  Provisions of Maryland Law

     Pursuant to Maryland law (the jurisdiction under which the Company is organized), each director of the Company is required to discharge his duties in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner he reasonably believes to be in the best interest of the Company. In addition, under Maryland law, a transaction with the Company in which a director or officer of the Company has a direct or indirect interest is not voidable solely because of the directors' or officers' interest in the transaction if (i) the transaction is authorized, approved or ratified after disclosure of the interest, by the affirmative vote of a majority of the disinterested directors, or by the affirmative vote of a majority of the votes cast by disinterested stockholders, or (ii) the transaction is fair and reasonable to the Company.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

     The Company's Articles of Incorporation authorize the Company to offer shares of Common Stock or other securities and to repurchase or otherwise reacquire its shares or any other securities and the Company may engage in such activities in the future. As described under "Shares Available for Future Sale," the Company expects to issue shares of Common Stock to holders of Units upon exercise of their Redemption Rights. The Company has not issued shares of Common Stock, interests or any other securities to date, except in connection with the formation of the Company and the issuance of restricted shares of Common Stock to Mr. Enever and the Independent Directors. The Company has no outstanding loans to other entities or persons, including its officers and directors. The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, nor has the Company invested in the securities of other issuers other than the Partnership for the purpose of exercising control. The Company intends to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940.

     At all times, the Company intends to make investments in such a manner consistent with the requirements of the Code for the Company to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the Company's Board of Directors, with the approval of the holders of at least two-thirds of the outstanding shares of all votes entitled to be cast on the matter, determines to terminate its status as a REIT.

WORKING CAPITAL RESERVES

     The Company will maintain working capital reserves in amounts that the Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of the Company's business and investments.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors consists of seven members, four of whom are Independent Directors. The Board of Directors is divided into three classes. Mr. Alter serves as the Company's Chairman of the Board, President, Chief Financial Officer and Secretary and Mr. Biederman serves as the Company's Executive Vice President.

     Certain information regarding those individuals who serve as the directors and executive officers of the Company is set forth below.


           NAME             AGE                  POSITION                    CLASS     EXPIRES
- --------------------------  ---    -------------------------------------   ----------  -------
Robert A. Alter...........  45     Chairman of the Board, President,       Class I       1998
                                   Chief Financial Officer and Secretary
Charles L. Biederman......  62     Executive Vice President                Class II      1997
C. Robert Enever..........  68     Director                                Class III     1999
H. Raymond Bingham........  51     Independent Director                    Class II      1997
Fredric H. Gould..........  61     Independent Director                    Class I       1998
David Lambert.............  44     Independent Director                    Class III     1999
Edward H. Sondker.........  48     Independent Director                    Class III     1999


     ROBERT A. ALTER has served as Chairman of the Board of Directors, President, Chief Financial Officer, and Secretary since August 1994. From 1990 until August 1995, Mr. Alter served as President of the Management Company, which currently manages all of the Hotels owned by the Company. Mr. Alter also serves as Chairman of the Board of Directors of both the Management Company and the Lessee. Mr. Alter has been engaged in the hotel ownership, development and management business since 1976. Affiliates of Mr. Alter owned interests in seven of the ten hotels sold to the Company in the formation transactions consummated at the IPO in August 1995. In 1991, the general contractor for the Courtyard by Marriott-Fresno, California hotel, a corporation owned by Mr. Alter and Mr. Biederman, was dissolved and liquidated pursuant to a bankruptcy proceeding. Mr. Alter is a Certified Hotel Administrator, as designated by the American Hotel and Motel Association, and is currently the immediate past President and a member of the Board of Directors of the International Association of Holiday Inns, the franchisee association for Holiday Inn hotels. Mr. Alter holds a Bachelor of Science degree in Hotel Administration from Cornell University.

     CHARLES L. BIEDERMAN has served as the Executive Vice President and a director since September 1994. From 1990 until August 1995, Mr. Biederman served as Executive Vice President of the Management Company. Mr. Biederman has previously served as President of Provident Development Group Corporation which engaged in the design, development and sale of luxury homes in South Florida, from 1989 until 1992 and as President of Colorado Home Improvements, Inc., which engaged in general contracting, renovation and related services for existing homes in the Denver, Colorado area, since 1989. He is currently the President of Woodstone Homes, Inc., which is engaged in luxury home construction in the Vail, Colorado area, and a director of One Liberty Properties, Inc., a real estate investment trust specializing in the purchase and leasing of single tenant net leased properties throughout the United States. Mr. Biederman has been engaged in the real estate development business since 1962. Affiliates of Mr. Biederman owned interests in five of the ten hotels sold to the Company in the formation transactions consummated in August 1995. In 1991, the general contractor for the Courtyard by Marriott-Fresno, California hotel, a corporation owned by Mr. Alter and Mr. Biederman, was dissolved and liquidated pursuant to a bankruptcy proceeding. Mr. Biederman holds a Bachelor of Arts degree from Colgate University, and a Bachelor of Architecture degree and a Masters in Architecture degree from Columbia University and is a registered architect.

     C. ROBERT ENEVER has served as a director since August 1995. Since 1983, Mr. Enever has served as President of CRE Investments Ltd., a portfolio management company, and has been engaged in the real estate development business since 1972. Mr. Enever holds a Bachelor of Science degree in Economics from the University of London, and a Masters in Business Administration degree in Finance and Accounting from Northwestern University. Mr. Enever is a Certified Public Accountant licensed in the State of Illinois.

     FREDRIC H. GOULD has served as a director since August 1995. Mr. Gould has served for the past five years as the General Partner of Gould Investors L.P., a master limited partnership engaged in the ownership and operation of various types of income-producing real property located throughout the United States and which holds substantial interests in publicly held real estate investment trusts and savings and commercial banks. Mr. Gould is currently a director of BFS Bankers. In addition, Mr. Gould is currently the Chairman of the Board of Trustees of BRT Realty Trust, a publicly-traded mortgage real estate investment trust, and Chairman of the Board of Directors of One Liberty Properties, Inc. Mr. Gould holds a Bachelor of Business Administration degree from Lehigh University and an L.L.B. degree from New York University Law School.

     H. RAYMOND BINGHAM has served as a director since August 1995. Mr. Bingham has served since 1993 as the Chief Financial Officer and Executive Vice President of Cadence Design Systems, a publicly traded computer aided design company. Prior to joining Cadence Design Systems, Mr. Bingham served as Executive Vice President and Chief Financial Officer of Red Lion Hotels & Inns for eight years. Mr. Bingham is the former Chairman of the American Hotel & Motel Association Industry Real Estate Finance Council and a former Director of the National Realty Committee. Mr. Bingham holds a Bachelor of Science degree in Economics from Weber State College and a Masters in Business Administration degree from Harvard Business School.


     DAVID LAMBERT has served as a director since August 1995. Mr. Lambert has served as Chief Financial Officer of Preview Media, a San Francisco Bay Area online travel and media production company, since June 1995. Prior to joining Preview Media, from 1992 to 1995 Mr. Lambert served as Chief Financial Officer of Excalibur Technologies Corporation, a publicly traded computer software company specializing in the indexing and retrieval of information. Mr. Lambert served as a private consultant from 1991 to 1992, President and Chief Executive Officer of Grand American Fare, Inc., a restaurant company, from 1985 to 1991, served as Executive Vice President of Colony Hotels and Resorts, a subsidiary of Radisson Hotels, from 1981 to 1985. Mr. Lambert holds a Bachelor of Arts degree in Physics and Mathematics from Occidental College and a Masters in Business Administration degree from the University of California, Los Angeles, and is a real estate broker licensed in the State of California.


     EDWARD H. SONDKER has served as a director since August 1995. Mr. Sondker is currently President and Chief Executive Officer of Bayview Financial Corporation, a publicly traded bank-holding company located in the San Francisco Bay Area. Prior to joining Bayview Financial, Mr. Sondker served from 1990 through June 1995 as the President and Chief Executive Officer of Independence One Bank of California. During the fifteen years prior to such time, Mr. Sondker has served in senior executive positions with several independent financial institutions having assets ranging in size from $200 million to over $1 billion. Mr. Sondker holds a Bachelor of Arts degree and a J.D. degree from Washburn University.

AUDIT COMMITTEE

     The Audit Committee consists of Messrs. Gould, Bingham, Lambert and Sondker. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee, with advice from the Company's attorneys and independent public accountants, establishes procedures to monitor compliance with the REIT provisions of the Code and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other laws and regulations applicable to the Company. The Company has engaged its independent public accountants for a period of two years following the IPO to monitor compliance with the REIT provisions of the Code.

COMPENSATION COMMITTEE

     The Compensation Committee consists of Messrs. Gould, Bingham, Lambert and Sondker. The Compensation Committee determines compensation for the Company's executive officer and administers the Company's 1994 Stock Incentive Plan (the "1994 Plan").

EXECUTIVE COMPENSATION

     The table below sets forth the annual base compensation to be paid to Mr. Alter, the President, Chairman of the Board, Chief Financial Officer and Secretary, and Mr. Biederman, the Executive Vice President and a director of the Company.

                                                     ANNUAL COMPENSATION
                                         -------------------------------------------    LONG-TERM
                                                    OTHER ANNUAL        ALL OTHER      COMPENSATION
            NAME OF INDIVIDUAL           SALARY    COMPENSATION(1)   COMPENSATION(2)      AWARDS
    -----------------------------------  -------   ---------------   ---------------   ------------
    Robert A. Alter....................  $60,000       $ 5,976           $ 2,025          185,000(3)
    Charles L. Biederman...............   30,000         5,100             8,235           55,000(4)

- ---------------
(1) Represents payment of health insurance premiums by the Company on behalf of the named Executive Officers.

(2) Represents life insurance premiums paid by the Company on behalf of the named Executive Officers.

(3) Mr. Alter was granted incentive stock options to purchase 45,000 shares of Common Stock and nonqualified stock options to purchase 140,000 shares of Common Stock prior to the closing of the IPO. The terms of such options, including the exercise price thereof, are described below under "1994 Stock Incentive Plan -- ISO Awards."

(4) Mr. Biederman was granted incentive stock options to purchase 45,000 shares of Common Stock and nonqualified stock options to purchase 10,000 shares of Common Stock prior to the closing of the IPO. The terms of such options, including the exercise price thereof, are described below under "1994 Stock Incentive Plan -- ISO Awards."


     It is anticipated that as the Company makes hotel acquisitions increasing the size of its asset base, the Compensation Committee will increase the annual compensation of Mr. Alter. It is also anticipated that, based on recommendations to the Compensation Committee by the President of the Company for performance of special assignments, Mr. Biederman's compensation will also be increased. It is further anticipated that future compensation of Mr. Alter, Mr. Biederman and other employees of the Company will contain an incentive or bonus component designed to reward improved operating performance of the Company. The Company recently awarded Mr. Biederman a bonus of $200,000 for his work in connection with renovation and redevelopment since the IPO. The compensation paid to the officers and employees shall be commensurate with their position and determined with reference to compensation paid to similarly situated employees and officers of other REITs which the Compensation Committee deems comparable to the Company and such other factors as the Compensation Committee deems relevant.


     The Company's Bylaws provide that an annual meeting of stockholders shall be held each year. At the annual meeting, the stockholders will vote on the election of directors and transaction of such other business as may be properly brought before the meeting. In addition, special meetings of the stockholders may be called by the President, a majority of the directors, a majority of the Independent Directors, or stockholders entitled to cast not less than 10% of all the votes entitled to be cast at such meeting. The matters acted upon at any meeting of stockholders shall be set forth in a notice from the Secretary provided to each stockholder no less than 10 days and no more than 60 days before the meeting.

     The following table contains information concerning the grant of stock options made under the Company's 1994 Plan for the fiscal year ended December 31, 1995 to the named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                            INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE VALUE
                       -----------------------------------------------------------    AT ASSUMED ANNUAL RATES
                       NUMBER OF                                                           OF STOCK PRICE
                       SECURITIES    PERCENT OF TOTAL                                       APPRECIATION
                       UNDERLYING   OPTIONS GRANTED TO   EXERCISE OR                   FOR OPTION TERM(S)(3)
                        OPTIONS        EMPLOYEES IN      BASIC PRICE    EXPIRATION   --------------------------
        NAME           GRANTED(1)          1995           ($/SH)(2)        DATE        5%($)           10%($)
- ---------------------  ----------   ------------------   ------------   ----------   ----------      ----------
Robert A. Alter......    185,000(4)         77.0%           $ 9.50        08/09/05   $1,105,282      $2,801,002
Charles L.
  Biederman..........     55,000(4)         23.0              9.50        08/09/05      328,597         832,730


- ---------------
(1) All of the options were granted under the Company's 1994 Plan. Each of the options will vest annually over five years from the grant date and are first exercisable for up to 20% of the shares covered thereby one year from the grant date. In addition, each of the options will automatically accelerate in full in the event of an acquisition of the Company by a merger or asset sale in which such option is not to be assumed or replaced by the successor corporation. Each option includes a limited stock appreciation right which provides the optionee with the right, exercisable upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting securities, to surrender the option to the Company, to the extent the option is exercisable for vested shares, in return for a cash distribution per surrendered option share equal to the excess of (i) the fair market value on the surrender date over (ii) the option exercise price payable per share. Each option will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of service with the Company.

(2) The exercise price may be paid in cash, in shares of the Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise. The Compensation Committee of the Board of Directors, as the Plan Administrator of the Company's 1994 Plan, has the discretionary authority to reprice the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the grant date.

(3) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.


(4) The Company granted 130,000 of the non-qualified stock options granted to Mr. Alter and 10,000 of the non-qualified stock options granted to Mr. Biederman, together with an additional 32,500 non-qualified stock options granted to Charles Biederman on March 12, 1996, in order to fund payments required by the Lessee under the Stock Appreciation Rights Plan (the "SAR Plan"). See "Lessee -- Stock Appreciation Rights Plan." Under the terms of the SAR Plan, the Lessee's employees will be entitled to a cash payment equal to the increase in the share price of the Common Stock over the base price at which the stock appreciation right is granted. In order to fund this cash obligation of the Lessee, Mr. Alter and Mr. Biederman have each agreed to contribute, in an 80/20 proportion reflecting their stock ownership of the Lessee, an amount of money necessary to make such payments to the extent that the Lessee does not otherwise have sufficient cash.


     There have been no options exercised for the fiscal year ended December 31, 1995 with respect to the above-named Executive Officers. No stock appreciation rights were exercised by any such officer during such year and, except for the stock appreciation rights described in footnote (1) above, no stock appreciation rights were outstanding on December 31, 1995.

COMPENSATION OF DIRECTORS

     Mr. Enever and each Independent Director is awarded Common Stock and is granted options to purchase Common Stock pursuant to the 1994 Directors' Plan, described below. See "Management -- The Directors Plan." In addition, the Company will reimburse all directors for their out-of-pocket expenses incurred in connection with their service on the Board of Directors. Neither Mr. Alter nor Mr. Biederman will receive any compensation as a director, other than reimbursement for their respective out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

ALTER EMPLOYMENT AGREEMENT

     In connection with the IPO, Mr. Alter entered into the Alter Employment Agreement with the Company. Pursuant to the Alter Employment Agreement, Mr. Alter serves as President of the Company. The Alter Employment Agreement provided for an initial term of one-year, which term will renew automatically until terminated. The Alter Employment Agreement provides for annual base compensation of $60,000, subject to any increases in base compensation approved by the Compensation Committee. The Alter Employment Agreement also provides for certain severance payments upon termination by the Company without cause or by Mr. Alter with cause. The Company maintains a comprehensive medical plan for the benefit of Mr. Alter and provides life insurance and certain other fringe benefits to Mr. Alter. The Alter Employment Agreement also contains the agreement of Mr. Alter that he will devote substantially all of his time to the business of the Company and that neither he nor his Affiliates will compete with the Company for any development or management opportunities.

BIEDERMAN EMPLOYMENT AGREEMENT


     In connection with the IPO, Mr. Biederman entered into the Biederman Employment Agreement with the Company. Pursuant to the Biederman Employment Agreement, Mr. Biederman serves as Executive Vice President of the Company. The Biederman Employment Agreement provided for an initial term of one-year, which term will renew automatically until terminated. The Biederman Employment Agreement provides for annual base compensation of $30,000, subject to any increases in such compensation based on recommendations by the President for performance of special assignments. Given the scope of the renovation and redevelopment work of the Company since the IPO, the Company recently awarded a $200,000 bonus to Mr. Biederman. The Biederman Employment Agreement also provides for certain severance payments upon termination by the Company without cause or by Mr. Biederman with cause. The Company maintains a comprehensive medical plan for the benefit of Mr. Biederman and will provide life insurance and certain other fringe benefits to Mr. Biederman. The Biederman Employment Agreement also contains the agreement of Mr. Biederman that neither he nor any of his Affiliates will compete with the Company for any development or management opportunities. It is not anticipated that Mr. Biederman will devote substantially all of his time to the business of the Company.


1994 STOCK INCENTIVE PLAN

  Administration

     The Company has implemented the 1994 Plan to provide incentives to attract and retain the services of executive officers and other employees and consultants in the Company's service. The 1994 Plan is administered by the Compensation Committee of the Board with respect to individuals who are subject to the short-swing profit restrictions of the federal securities laws and may be administered with respect to all other eligible individuals by either the Compensation Committee or a secondary committee of two or more Board members. As used in this summary, the term "Administrator" means the Compensation Committee and any secondary committee acting within the scope of its administrative discretion under the 1994 Plan. The Administrator generally has the authority, within limitations described in the 1994 Plan, (i) to establish rules and policies concerning the 1994 Plan, (ii) to determine the eligible individuals to whom stock options, stock appreciation rights ("SARs"), restricted shares of Common Stock and performance shares may be granted, (iii) to fix the number of shares of Common Stock to be subject to each award and (iv) to set the terms and provisions of each award.

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

  Eligibility

     Employees of the Company or its Affiliates, including officers and any employees who are members of the Board, and consultants and other independent advisors (including their respective employees) in the service of the Company are eligible to participate in the 1994 Plan. Individuals selected by the Administrator for participation in the 1994 Plan ("Participants") may, from time to time, be granted stock options, SARs, restricted shares or performance shares.

  Options

     Options granted under the 1994 Plan may be incentive stock options ("ISOs") or nonqualified stock options ("NQSOs"). The exercise price will be equal to the fair market value per share of Common Stock on the grant date and will be payable in cash or with shares of Common Stock. No option may have a maximum term in excess of 10 years, and each option will generally become exercisable in a series of installments over the optionee's period of service with the Company.

  SARs

     SARs may be granted under the 1994 Plan in tandem with or independently of options and will entitle the Participant to receive a payment from the Company equal to the number of shares of Common Stock underlying the exercised stock appreciation right multiplied by the excess of the fair market value per share of Common Stock on the exercise date over the base price per share in effect for the SAR. The base price per share in effect for each SAR may not be less than the fair market value per share of Common Stock on the grant date of that SAR. The amount payable upon the exercise of an SAR may be paid in cash or in shares of Common Stock.

  Restricted Direct Share Awards

     Participants also may be awarded shares of Common Stock directly under the 1994 Plan, with the issue price payable in cash or by promissory note or as a bonus for past services. The issued shares may either be fully vested upon issuance or subject to a vesting schedule tied to the performance of certain objectives established by the Administrator. These objectives may include a minimum service requirement with the Company or the attainment of certain performance milestones such as earnings per share, market price appreciation of the Common Stock or return on assets.

  Performance Share Awards

     The 1994 Plan also provides for the award of performance shares which will entitle the Participant to receive a payment equal to the fair market value of a specified number of shares of Common Stock if certain objectives established by the Administrator are met. Those objectives may be based on the appreciation on the market price of the Common Stock, return on assets or earnings per share targets. To the extent that performance shares are earned on the basis of the attainment of the established objectives, payment of those awards may be made in cash or in shares of Common Stock.

  Share Authorization

     A maximum of 500,000 shares of Common Stock may be issued under the 1994 Plan. However, no Participant may be granted, in any calendar year, options or SARs that cover more than 250,000 shares of Common Stock. Options granted with tandem SARs will be treated as a single award for purposes of applying such limitation. The maximum number of shares of Common Stock that may be issued to a Participant under the 1994 Plan in any calendar year pursuant to direct share awards or in settlement of performance share awards is limited to 50,000 shares of Common Stock in the aggregate. These share limitations and the terms of outstanding awards will be adjusted, as the Compensation Committee deems appropriate, in the event of a share dividend, share split, combination, reclassification, recapitalization or other similar event.

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

  Acceleration

     In the event the Company is acquired by merger or asset sale, each outstanding option which is not assumed by the successor corporation or replaced with a cash incentive program which preserves the spread existing on the option shares at the time of such acquisition will automatically accelerate in full, and all unvested shares will immediately vest, except as otherwise provided in the agreement evidencing the issuance of those shares. The Administrator will have the discretion to provide for the accelerated vesting of any options or unvested shares which do not otherwise vest at the time of the acquisition should the service of the holder of those options or shares be terminated within a designated period following the acquisition. The Administrator will also have the discretion to provide for the accelerated vesting of all outstanding options and unvested share issuances upon a hostile change in control of the Company (whether effected by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members) or upon termination of the holder's service within a designated period following such change in control.

  Termination and Amendment

     No option or SAR may be granted and no direct issuance or performance shares may be made under the 1994 Plan after September 22, 2004. The Board may amend or terminate the 1994 Plan at any time, but an amendment will not become effective without stockholder approval if the amendment changes the eligibility requirements or increases the benefits that may be provided under the 1994 Plan.

  ISO and NQSO Awards

     The Compensation Committee approved in connection with the IPO the grant of ISOs covering 45,000 shares of Common Stock and NQSOs covering 140,000 shares of Common Stock to Mr. Alter and the grant of ISOs covering 45,000 shares of Common Stock and NQSOs covering 10,000 shares of Common Stock to Mr. Biederman. Both the ISOs and the NQSOs will become exercisable in five successive equal annual installments upon his completion of each year of service with the Company, measured from the date of the closing of the IPO. The options have a maximum term of 10 years and an exercise price per share equal to the fair market value of the Common Stock on the grant date of the option.

  Federal Income Taxes

     No income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant's exercise of the option. Income is recognized by a Participant when he or she disposes of shares acquired under an ISO. The exercise of a NQSO generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value on the exercise date and the option price.

     No income is recognized upon the grant of an SAR. The exercise of an SAR generally is a taxable event. A Participant generally must recognize income equal to any cash that is paid and the fair market value of the shares of Common Stock that are received in settlement of an SAR.

     A Participant will recognize income on account of a restricted share award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the Participant is equal to the fair market value of the shares of Common Stock on that date.

     A Participant will recognize income on account of the settlement of a performance share award. A Participant will recognize income equal to any cash that is paid and the fair market value of the shares of Common Stock (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award.

     The employer (either the Company or its Affiliate) will be entitled to claim a federal income tax deduction on account of the exercise of a NQSO or SAR, the vesting of a restricted share award and the settlement of a performance share award. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account

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

of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of Common Stock acquired upon the exercise of an ISO.

THE DIRECTORS PLAN

     The Company has also implemented the 1994 Directors Plan (the "Directors Plan") to provide incentives to attract and retain Independent Directors and other nonemployee directors. 150,000 shares of Common Stock have been reserved for issuance under the Directors Plan.

  Eligibility

     The Directors Plan provides for the award of shares of Common Stock and the grant of options to purchase shares of Common Stock to each eligible director of the Company. No director who is an employee of the Company or an Affiliate (other than Mr. Enever) is eligible to participate in the Directors Plan. As a non-employee director, Mr. Enever will be eligible to participate in the Directors Plan. However, due to Mr. Enever's extensive personal relationship history with Mr. Alter and as former general partner of certain of the Sunstone Affiliates, Mr. Enever will not be deemed to be an Independent Director for other purposes.

  Options

     In accordance with the Directors Plan, each eligible director who was a member of the Board as of the closing of the IPO (a "Founding Director") was granted an option covering 1,500 shares of Common Stock at the first Board meeting following the first annual meeting of the Company's stockholders. An option covering 1,500 shares of Common Stock will also granted to each other eligible director at the first Board meeting following the annual meeting of the Company's stockholders at which such director is first elected (the date of each such Board meeting to be designated an "Award Date"). In addition, on the annual anniversary of the date on which such eligible director became a member of the Board, provided that such director is still a member of the Board on such date, such eligible director will be granted an option covering an additional 1,500 shares of Common Stock. The exercise price per share of Common Stock subject to each option will be the fair market value per share of Common Stock on the date the option is granted. The exercise price may be paid in cash or in shares of Common Stock. Options issued under the Directors Plan are exercisable for 10 years from the date of grant. The share reserve, the number of shares and exercise price subject to outstanding options and the number of shares for which options will thereafter be awarded will be subject to adjustment in the event of a share dividend, share split, combination, reclassification, recapitalization or other similar event.

  Exercise of Options

     An option granted under the Directors Plan is immediately exercisable and may be exercisable for all the option shares as fully vested shares whether or not the director is a member of the Board of Directors on the date of exercise.

  Stockholder Rights

     A director will have no rights as a stockholder with respect to shares of Common Stock subject to his or her option until the option is exercised. A director will have the right to vote all shares of Common Stock awarded to him or her under the Directors Plan and will receive all dividends paid with respect to the shares.

  Share Awards

     Each eligible Founding Director who was a member of the Board of Directors (i.e., each Independent Director and Mr. Enever) as of the closing of the IPO was awarded 1,500 shares of Common Stock on that date. Each individual who first joins the Board as a non-employee Director thereafter the IPO Closing will also receive a 1,500 share award on the date of the first Board meeting following the first annual shareholders meeting at which such individual is elected to the Board. In addition, each eligible director will receive, on each anniversary of the date on which he or she became a member of the Board of Directors, provided that such director is still a member of the Board of Directors on such anniversary date, a number of whole shares of

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

Common Stock having a fair market value that as nearly as possible equals, but does not exceed, $15,000. Any eligible director who, during the term of the Directors Plan, ceases to be a member of the Board of Directors but is subsequently reelected to the Board of Directors (a "Re-elected Director") will receive, on the first Award Date after he or she is re-elected to the Board of Directors, a number of shares of Common Stock having a fair market value on that date that as nearly as possible equals, but does not exceed, $15,000.

  Vesting of Awards

     Each Founding Director immediately and fully vested in the shares awarded to him at the closing of the IPO. Subsequent awards of shares under the Directors Plan will be subject to a six-month vesting period. Accordingly, such shares will be forfeited in the event the director does not complete at least six months of service as a member of the Board of Directors following the award date of such shares. All shares outstanding under the Directors Plan will immediately vest upon certain changes in control or ownership of the Company.

  Amendment and Termination

     The Directors Plan provides that the Board may amend or terminate the Plan, but the Plan may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code or the rules and regulations promulgated thereunder. An amendment will not become effective without stockholder approval if the amendment changes the eligibility requirements or increases the benefits that may be provided under the Directors Plan. The Directors Plan will terminate on September 22, 2004.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Articles of Incorporation and Bylaws limit the liability of the Company's directors and officers for money damages to the Company and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or (ii) to the extent that a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action, as adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

     The Company's Articles of Incorporation and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by Maryland law. The Company's Articles of Incorporation and Bylaws also permit the Company to indemnify employees, agents and other persons acting on behalf of or at the request of the Company. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the Company, unless it is established that: (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified party actually received an improper personal benefit; or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the Company, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the Company. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that the personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. Indemnification under the provisions of the MGCL is not deemed exclusive to any other rights, by indemnification or otherwise, to which an officer or director may

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

be entitled under the Company's Articles of Incorporation or Bylaws, or under resolutions of shareholders or directors, contract or otherwise. It is the position of the Securities and Exchange Commission (the "Commission") that indemnification of directors and officers for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

     The Company has entered into indemnification agreements with each of its directors and officers that require the Company to indemnify such directors and officers to the fullest extent permitted by applicable provisions of the MGCL, provided that any settlement of a third party action against a director or officer is approved by the Company, and subject to limitations for actions initiated by the director or officer, penalties paid by insurance, and violations of Section 16(b) of the Securities Exchange Act of 1934, as amended, and similar laws.

CERTAIN EVENTS WITH RESPECT TO MR. ALTER AND MR. BIEDERMAN

     In 1991, the general contractor for the Courtyard by Marriott-Fresno, California hotel, a corporation owned by Mr. Alter and Mr. Biederman, was dissolved and liquidated pursuant to a bankruptcy proceeding.


     In 1992, the loan secured by the Hampton Inn-Mesa, Arizona hotel went into default and a receiver was appointed. The Sunstone Affiliate that owns this Hotel renegotiated the loan and the receiver was discharged.


STRATEGIC CONSULTANT

     The Company has a preliminary consulting agreement with Geller & Co., a leading hotel consulting firm, to provide strategic advice to the Company in connection with its external growth strategy, and anticipates entering into a definitive consulting agreement following the closing of the Offering. Under the proposed consulting agreement, Laurence Geller, principal of Geller & Co., will help the Company identify acquisition and development opportunities and may also assist the Company in negotiating such opportunities. The consulting agreement will require that Geller & Co. and Laurence Geller be prohibited from entering into certain engagements which are competitive with the Company. It is intended that the consulting arrangement will be for an initial term of two years with one option to extend for an additional year at the Company's election. The Company will pay Geller & Co.'s expenses in connection with its consulting to the Company, and will pay fees only in the form of grants of the Company's Common Stock and options to acquire Common Stock. It is anticipated that the Common Stock and options to acquire Common Stock will be granted in the following amounts: (i) a restricted stock grant of 5,000 shares of Common Stock per year, issued in blocks of 1,250 at the beginning of each quarter; and (ii) non-qualified options to purchase 50,000 shares of Common Stock, which will vest in equal installments each month over 24 months. Of the options to acquire 50,000 shares, 25,000 will be exercisable at the market price per share of Common Stock on the date of grant, and 25,000 will be exercisable at the market price at the time of the grant plus $5.00. The Company is currently discussing with Geller & Co. the terms of the consulting arrangement, and there can be no assurance that an agreement will be entered into.

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

                              CERTAIN TRANSACTIONS

     The Company and the Partnership have entered or will enter into a number of transactions with Messrs. Alter, Biederman, Enever and the Sunstone Affiliates, including the Lessee. Mr. Alter, the Chairman of the Board of Directors and the President of the Company, is the sole stockholder of the Management Company, and an 80% shareholder of the Lessee. Mr. Biederman, a director and Executive Vice President of the Company, is a 20% shareholder of the Lessee.

MINIMIZING THE RISKS OF POTENTIAL CONFLICTS OF INTEREST

     In order to minimize conflicts of interest inherent in the legal structure required to maintain the Company's status as a REIT, Mr. Alter and Mr. Biederman each have entered into several agreements. Their respective Employment Agreements restrict competitive activities and the Third Party Pledge Agreement require each of Mr. Alter and Biederman to pledge Units to the Company to secure obligations of the Lessee under the Percentage Leases with a value equal to four months initial Base Rent for the hotels now leased or which are acquired in the future and leased to the Lessee. In addition, Messrs. Alter and Biederman entered into a Unit Purchase Agreement with the Company and the Lessee requiring that the Lessee's income (net of shareholder tax liability) be used to either accumulate reserves to pay Rent under the Percentage Leases or to purchase Units from the Partnership at the then current price of the Common Stock. The Percentage Leases also contain cross-default provisions permitting the Company to terminate the Percentage Leases, subject to certain conditions, upon a default by the Lessee under any Percentage Lease, Mr. Alter or Mr. Biederman under the Unit Purchase Agreement or any other agreement with the Company. Further, the Management Company has agreed not to collect any payments from the Lessee after receiving notice of an event of default under a Percentage Lease. Mr. Alter has personally guaranteed the Lessee's obligation to return any amounts received by the Management Company in violation of this agreement.

INITIAL CAPITALIZATION

     In connection with the incorporation and initial capitalization of the Company, Mr. Alter and Mr. Biederman purchased for $123,000 and $90,000, respectively, 12,300 Units and 9,000 Units, respectively, and Mr. Enever purchased 3,200 shares of Common Stock for $32,000 (which shares were exchanged for Units upon the closing of the IPO). In connection with such initial capitalization, Messrs. Alter, Biederman and Enever were granted warrants to purchase 17,042 Units, 12,470 Units and 4,434 Units at $9.50 per Unit, respectively, having an aggregate estimated value of $123,000. The warrants are exercisable for up to five years at a purchase price per share of $9.50.

PERCENTAGE LEASES

     In order to qualify as a REIT, the Company has leased each of its Hotels to the Lessee pursuant to the Percentage Leases. Each Percentage Lease has been approved by a majority of the Independent Directors. The Percentage Leases are designed to allow the Company to participate in revenue growth by providing that
(i) between approximately 60% to 65% of room revenues in excess of specified amounts, (ii) 5% of the Lessee's food and beverage revenues, (iii) 100% of any sublease and concession rentals, and (iv) 100% of other net revenues described in the Percentage Lease for the applicable Hotel in excess of Base Rent will be paid to the Partnership as Percentage Rent. Once such expenses together with all other operating expenses of each hotel is paid by the Lessee, the Lessee will be entitled to all of the net income from the Hotels.

ACQUISITION OF THE SUNSTONE INITIAL HOTELS

     The Company acquired the seven Sunstone Initial Hotels from the Sunstone Affiliates, in exchange for an aggregate consideration consisting of (i) the assumption of approximately $23.5 million of mortgage indebtedness and other obligations relating to the Sunstone Initial Hotels, (ii) approximately $832,000 in cash distributed to non-continuing investors for their equity interests, and
(iii) the issuance of approximately 1,288,500 Units in the Partnership, valued at approximately $12.2 million based on the IPO price of $9.50 per share of Common Stock. Each of the Units is exchangeable, at the option of the holder thereof, at any time

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

after August 16, 1996 (other than 219,068 Units issued to one of the Affiliates of Mr. Alter and Mr. Enever, which are immediately redeemable for Common Stock), for the same number of shares of Common Stock. Accordingly, consideration with a value of approximately $10,250,605 was provided by the Partnership to acquire assets having a net tangible book value deficit as of March 31, 1995 of ($7,166,000). Upon exercise of their redemption rights, the Sunstone Affiliates would receive an aggregate of 1,288,500 shares of Common Stock or, at the Company's option, an equivalent amount of cash or a combination thereof, except that Common Stock cannot be issued to such persons if such issuance would cause the Company to violate certain REIT restrictions. In addition, the Sunstone Affiliates were released from approximately $6 million of joint and several liability relating to the third party indebtedness paid by the Partnership in the formation transactions related to the IPO.

MANAGEMENT AGREEMENT

     The Lessee has entered into the Management Agreement with the Management Company for each of the Hotels it leases from the Partnership. Pursuant to the Management Agreement, the Management Company provides management and administrative services to the Lessee in consideration for 2% of gross revenue and reimbursement of certain direct expenses incurred by the Management Company for the Lessee. As the sole shareholder of the Management Company, Mr. Alter is entitled to the net income of the Management Company.

EMPLOYMENT AGREEMENTS

     At the IPO, the Company entered into Employment Agreements with each of Mr. Alter and Mr. Biederman that will continue in effect until August 16, 1996, and will renew automatically each year until terminated. Mr. Alter serves as President and is required to devote substantially all of his time to the business of the Company with an annual base compensation of $60,000 a year subject to any increases approved by the Compensation Committee. Mr. Biederman serves as Executive Vice President for an annual base compensation of $30,000, subject to any increases based on recommendations by the President of the Company for performance of special assignments. Mr. Biederman is not required to devote substantially all of his time to the business of the Company. Each of the Employment Agreements restrict competitive activities by Mr. Alter, Mr. Biederman or any of their affiliates.

THIRD PARTY PLEDGE AGREEMENT

     Mr. Alter and Mr. Biederman, as the stockholders of the Lessee, have pledged to the Partnership Units with a value on the date of the pledge equal to four months of initial Base Rent (or approximately $2.6 million) under each Percentage Lease for each Current Hotel and the Holiday Inn Select-Renton, Washington hotel, to secure the Lessee's obligations under the Percentage Leases. Since the IPO, the amount of pledged Units has been increased by $0.6 million and will be further increased by an amount equal to four months Base Rent for each additional hotel leased by the Lessee from the Partnership. Provided no event of default under one or more of the Percentage Leases exists, these pledged Units will be returned to the pledgors on the third anniversary of each such Percentage Lease.

UNIT PURCHASE AGREEMENT

     Mr. Alter and Mr. Biederman entered into the Unit Purchase Agreement with the Company, the Lessee and the Partnership to use distributions from the Lessee, in excess of their tax liability for earnings of the Lessee, to either accumulate reserves for the Lessee's rental obligations due under the Percentage Leases or purchase from the Partnership additional Units at the then current market price of the Common Stock. The Unit Purchase Agreement will remain in effect so long as there is a Percentage Lease in effect.

PURCHASE OF COURTYARD BY MARRIOTT-RIVERSIDE, CALIFORNIA HOTEL

     On April 1, 1996, the Partnership acquired the Courtyard by
Marriott-Riverside Hotel, California hotel subject to the existing first and second trust deed with an outstanding principal balance of approximately

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

$3 million together with the agreement to issue Units representing the difference between the purchase price and the assumed indebtedness. The purchase price was calculated based on an 11% capitalization rate times the "Net Operating Income" for the 12 months ended March 31, 1996 and is being audited by Coopers & Lybrand L.L.P. in accordance with the Option Agreement. An Affiliate of Mr. Alter and Mr. Biederman purchased this hotel in 1994 for $2.7 million and spent $950,000 substantially renovating and converting the hotel from a Days Inn hotel to a Courtyard by Marriott hotel.

     In connection with the acquisition by Mr. Alter's and Mr. Biederman's Affiliate of the Courtyard by Marriott-Riverside, California hotel, Independence One Bank of California made a loan in the amount of approximately $2.1 million which is secured by this hotel. Edward H. Sondker, a director of the Company, was the president and chief executive officer of Independence One Bank of California at the time such loan was made, but was not then a director of the Company.

PURCHASE OF RESIDENCE INN-HIGHLANDS RANCH, COLORADO HOTEL

     The Company exercised the option to purchase the Highlands Ranch, Colorado hotel in December 1995. To consummate the exercise of the option, an Affiliate of Mr. Alter and Mr. Biederman assigned all of its right, title and interest in and to a purchase agreement for the real property that comprised the building site for the Residence Inn-Highlands Ranch, Colorado hotel and all rights under any development agreements or related documents to the Company in exchange for reimbursement of all out-of-pocket expenses incurred by such entity in an amount of approximately $50,000.

PERSONNEL AND OFFICE SHARING ARRANGEMENT AND CERTAIN REIMBURSEMENTS

     The Company shares offices with the Lessee and the Management Company and shares the costs thereof, including rent, salaries of all office personnel (except Mr. Alter and Mr. Biederman), office supplies and telephones. During 1995, the Company paid to the Lessee approximately $5,000 per month for its portion of such costs. Such allocations of shared costs are subject to the approval of a majority of the Independent Directors of the Company. In addition, the Company reimburses, subject to approval of a majority of the Independent Directors, the Lessee for certain due diligence costs, transactional costs and allocated costs of certain Lessee employees relating to acquisitions of hotels by the Company. In 1995, the Company paid approximately $115,000 of such expenses to the Lessee.

INDEMNIFICATION AGREEMENTS

     The Company has entered into an Indemnification Agreement with each of its directors (the "Indemnification Agreements") which provides that, with certain exceptions, the Company will hold harmless and indemnify its directors to the fullest extent permitted under Maryland Law. Under the Indemnification Agreements, the Company is obligated to indemnify each of its directors against all expenses (including attorneys' fees), fines, judgments and settlement amounts that such director may incur in connection with any action or proceeding (other than an action by or in the right of the Company) to which the director is or may be made a party to by reason of such director's position as a director, officer, employee or agent of the Company or any other company or enterprise to which the person provides services at the request of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                   THE LESSEE

GENERAL

     The Lessee leases the Current Hotels and one of the Acquisition Hotels pursuant to the Percentage Leases and it is anticipated that the Lessee will lease the remaining Acquisition Hotels and any additional hotels acquired by the Company pursuant to similar percentage leases. The Lessee presently employs approximately 744 people and upon the closing of the Acquisition Hotels will employ approximately 867 people. Under the Percentage Leases, the Lessee generally will be required to perform all operational functions necessary to operate the Current Hotels and the acquired Acquisition Hotel. Such functions include ordering supplies, maid service, laundry and maintenance.

     The Lessee will be entitled to all gross revenue from the Current Hotels and the acquired Acquisition Hotel after payment of Rent and other amounts due under the Percentage Leases, payment of a management fee to the Management Company, initially equal to 2% of gross revenues, and of all accounting-related expenses and all out-of-pocket expenses of the Management Company incurred in connection with the performance of its obligations under the Management Agreement, and other operating expenses. The Lessee is required to provide operating information about each of the Current Hotels and the acquired Acquisition Hotel, quarterly financial statements, annual audited financial statements and any other information material to the Lessee's continuing ability to perform its obligations under the Percentage Leases. The Company will include this information in its periodic reports filed with the Commission under the Exchange Act. Kenneth J. Biehl serves as Chief Financial Officer and Secretary of the Lessee. Carol A. Verret serves as the Vice President -- Marketing of the Lessee and David R. Kinkade serves as Vice President -- Acquisitions of the Lessee.

     The Partnership must rely on the Lessee to generate sufficient cash flow from the operation of the Current Hotels and the acquired Acquisition Hotel to enable the Lessee to pay the higher tier Percentage Rent necessary for the Company to fund the distributions to holders of the Common Stock. The obligations of the Lessee under the Percentage Leases are secured and cross-defaulted so that a default under one Percentage Lease constitutes a default under all of the Percentage Leases. Other than working capital sufficient to operate the Current Hotels and the acquired Acquisition Hotel, the Lessee has only nominal assets in addition to its rights and benefits under the Percentage Leases. See "Business and Properties -- The Percentage Leases."

MANAGEMENT

     Certain information with respect to key personnel of the Lessee is set forth below.


     Kenneth J. Biehl (age 42) is currently the Chief Financial Officer and Secretary and has served in such position since February 1996. Prior to joining the Lessee, Mr. Biehl served as Vice President and Corporate Controller of Starwood Lodging Corporation, the hotel operating company for one of the largest hotel REIT's in the United States. Prior to joining the Lessee, Mr. Biehl served with E & Y Kenneth Leventhal Real Estate Group, Price Waterhouse and KPMG Peat Marwick. Mr. Biehl has ten years of experience in the real estate and hospitality industry. Mr. Biehl holds a Bachelor of Science degree in Accounting from Brigham Young University and is a Certified Public Accountant licensed in the State of California.


     Carol A. Verret (age 46) is currently the Vice President -- Marketing of the Lessee and has served in such position since 1990. During the seven years prior to joining the Lessee, Ms. Verret served as a Director of Marketing for Radisson, Ramada and Sheraton Hotels and The Warwick, an independent hotel in Denver, Colorado. Ms. Verret holds a Bachelor of Arts degree and a Master of Arts degree in Political Science from McGill University in Montreal, Quebec.

     David R. Kinkade (age 58) is currently the Vice President -- Acquisitions of the Lessee and has served in such position since December 1995. During the six years prior to joining the Lessee, Mr. Kinkade served as Director of Systems Development -- Western Region for Hampton, Director of Development for Crossroads Hospitality Company and Director of Operations for Oceanside Pier Restaurant. Mr. Kinkade holds a Bachelor of Business Administration degree from the University of Oregon and a Master of Business Administration degree in Hotel, Restaurant and Institutional Management from Michigan State University. Mr. Kinkade is also a Certified Public Accountant licensed in the State of California.

     Sheila Bowen (age 34) is Director of Sales of the Lessee. Prior to employment with the Lessee, Ms. Bowen was Director of Sales for Lodging Unlimited and has over ten years of hospitality sales experience. At the Lessee, Ms. Bowen is responsible for sales and marketing of the Company's existing properties.

     Rosemary Stoll (age 39) is currently the Director of Human Resources of the Lessee Company and has served in such position since November 1995. During the 13 years prior to joining the Lessee, Ms. Stoll served as Director of Human Resources for Holiday Inns, Registry, and Sheraton Hotels. Ms. Stoll holds a Bachelor of Arts degree in Education from Rutgers University in New Brunswick, New Jersey.

     Heidi Torr (age 40) is Asset Manager for the Lessee and has served in such position since 1995. Prior to joining the Lessee, Ms. Torr served as Real Estate Specialist with the Federal Deposit Insurance Company in Irvine, California and as Assistant Project Manager for Rielly Homes Development, a real estate development company in Irvine, California. Ms. Torr has 16 years of experience in the real estate industry.

     Robert G. Combie (age 40) is currently a Lead Manager for the Lessee and joined the Lessee in January 1996. During the past ten years he has been a Project Manager for The Hotel Group; General Manager, Hampton Inn Seattle Airport and Operations Manager for Beachwood Resort, Blaine, Washington. Mr. Combie is a Certified Hotel Administrator, is Hampton Inn Manager certified and holds a degree from the University of Massachusetts in Hotel, Travel and Tourism. Mr. Combie has 22 years experience in the hospitality industry.

     Susan R. Landgraf (age 45) is currently a Lead Manager for the Lessee. Ms. Landgraf joined a predecessor of the Lessee in 1993. In the ten years prior to joining the Lessee, Ms. Landgraf served as Director of Marketing and General Manager at Holiday Inns in Wisconsin, Oklahoma and Texas. Ms. Landgraf is a Certified Hotel Administrator and holds a degree in Business Communication from the University of Wisconsin and studied technical writing at the University of New Orleans. Ms. Landgraf has 17 years experience in the hospitality industry.

     Karen Trujillo (age 38) is currently a Lead Manager for the Lessee. Ms. Trujillo joined a predecessor of the Lessee in 1983. Ms. Trujillo is certified in the Hampton Inn Management Development Program, Hampton Inn Mentor Training Program, and Hampton Inn Revenue Maximization. Ms. Trujillo has 23 years experience in the hospitality industry.

1996 STOCK APPRECIATION RIGHTS PLAN

     The Lessee intends to implement a special stock appreciation rights plan (the "SAR Plan") for employees and consultants in the service of the Lessee and the non-employee members of the Lessee's Board of Directors. Under the SAR Plan, stock appreciation rights ("SARs") tied to the value of the Company's publicly traded shares of Common Stock may be granted with respect to 162,500 shares of Common Stock. However, the granted SARs will not provide the holders with any shareholder or other equity interest in the Company or the Lessee. Each granted SAR may have a base price less than, equal to, or greater than, the fair market value per share of Common Stock on the grant date and will become exercisable in a series of installments over the holder's period of service with the Lessee. Upon exercise, the holder will receive a cash payment from the Lessee equal to the number of shares of Common Stock underlying the exercised SAR multiplied by the excess of (i) the fair market value per share of Common Stock on the exercise date over

(ii) the base price per share in effect for the exercised right. Outstanding SARs will have a maximum term of ten years, subject to earlier termination in connection with the holder's termination of service with the Lessee. SARs will be subject to full and immediate vesting and cash out upon certain changes in ownership of either the Company or the Lessee.

     The Lessee intends to grant 162,400 SARs with a base price of $9.50 per SAR to 98 of the Lessee's employees, including each of the corporate officers and key employees at the corporate office of the Lessee (Chief Financial Officer, Vice President -- Marketing, Vice President -- Acquisitions, Director of Sales, and Asset Manager) and each of the management personnel at the property level (Lead Hotel General Managers, Hotel General Managers, Sales Directors and Department Heads). The Lessee intends to increase the number of SARs covered by the SAR Plan, to continue to grant SARs to new management personnel at each of the hotels it acquires and to periodically grant additional SARs to both corporate and hotel level management personnel in order to create incentives for performance that increases the value of the Common Stock. Mr. Alter and Mr. Biederman each intend to contribute to the Lessee in proportion to their stock ownership (80%/20%) of the amounts necessary to fund any SAR payments to the extent that the Lessee does not otherwise have sufficient operating cash flow to make such payments. The Company has granted to Mr. Alter and Mr. Biederman non-qualified stock options to purchase 130,000 and 32,500 shares respectively of Common Stock in order to match fund the obligations of Mr. Alter and Mr. Biederman to make such contributions to the Lessee for the benefit of the holders of the SARs.

                             THE MANAGEMENT COMPANY

GENERAL

     The Management Company currently manages the Current Hotels and the acquired Acquisition Hotel. The Management Company generally is required to perform management functions necessary to manage the Current Hotels and the acquired Acquisition Hotel. Such functions include accounting, periodic reporting, advertising and marketing. As consideration for such services, the Management Company receives a management fee from the Lessee initially equal to 2% of gross revenues. In addition, the Management Company is reimbursed by the Lessee for all accounting-related expenses and all out-of-pocket expenses incurred in connection with the management and administration of the Current Hotels and the acquired Acquisition Hotel. Neither the Company nor the Partnership has any contractual or other obligations to the Management Company.

     Kenneth J. Biehl serves as the Chief Financial Officer and Secretary of the Management Company. Carol A. Verret serves as the Vice President -- Marketing of the Management Company, and David R. Kinkade serves as Vice President of the Management Company. For a description of the qualifications and experience of Mr. Biehl, Ms. Verret and Mr. Kinkade, see "The Lessee -- Management."

     Affiliates of the Company have developed systems for marketing, ADR enhancement, expense management, physical facility maintenance, human resources, accounting and internal auditing. The on-site general manager of each Current Hotel and the acquired Acquisition Hotel will report to lead managers, who in turn report to the Vice President -- Marketing and the Director of Sales of the Lessee. This strategy is designed to place responsibility and authority in the hands of the on-site general manager with supervision by senior staff of the Management Company and the Lessee.

     Each Current Hotel and the acquired Acquisition Hotel have an on-site general manager. In addition, the Lessee is obligated pursuant to the Percentage Leases to employ a sales manager for each Hotel, as reasonably required by the Company. All sales managers work with their on-site general manager, with supervision by the Vice President -- Marketing of the Management Company and the Lessee. Each year, the on-site general manager and sales manager of each Hotel will develop an annual marketing plan with careful attention given to measurable results. The Company will monitor the results for each quarter as compared to the plan. The Management Company uses a management by objective sales program to coordinate, direct and manage the sales activities of personnel located at the Hotels.

THE MANAGEMENT AGREEMENT

     Pursuant to the terms of the Management Agreement, the Management Company will provide management and administrative services to the Lessee with respect to the Current Hotels and the acquired Acquisition Hotel. The Management Agreement provides for an initial term of one year with an automatic renewal for additional one-year periods subject to the right of either party to terminate the Management Agreement upon at least 90 days notice to the other party. As consideration for such services, the Management Company will receive from the Lessee a management fee equal to 2% of gross revenues of the Current Hotels and the acquired Acquisition Hotel. In addition, the Management Company will be reimbursed by the Lessee for all accounting-related expenses and all out-of-pocket expenses incurred in connection with the management and administration of the Current Hotels and the acquired Acquisition Hotel. The Company anticipates that if additional hotels are acquired and leased to the Lessee, the Lessee and the Management Company will enter into similar management agreements with respect to such additional hotels. However, the Lessee is not obligated to enter into any additional management agreements with the Management Company with respect to such additional hotels. As required by the Percentage Leases, the Management Agreement provides, and any such other management agreements must provide, that the Management Company will repay to the Company any payments made to it by the Lessee after the Management Company receives notice that an event of default has occurred and is continuing. This obligation is personally guaranteed by Mr. Alter. Neither the Partnership nor the Company is a party to the Management Agreement and, therefore, neither shall have any obligations or liabilities under the Management Agreement or to the Management Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information, as of June 1, 1996, regarding the beneficial ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than five percent (5%) of its Common Shares,
(ii) each director of the Company, (iii) each executive officer of the Company and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated, all shares of Common Stock are owned directly and the indicated person has sole voting and investment power.

                                                                                        PERCENT OF
                                                                                         CLASS(1)
                                                                                   ---------------------
                                                           NUMBER OF SHARES         BEFORE       AFTER
               NAME OF BENEFICIAL OWNER                  BENEFICIALLY OWNED(1)     OFFERING     OFFERING
- -------------------------------------------------------  ---------------------     --------     --------
DIRECTORS AND EXECUTIVE OFFICERS
Robert A. Alter........................................          621,271              7.98%        4.94%
  115 Calle de Industrias, Suite 201
  San Clemente, California 92672
Charles L. Biederman...................................          381,677              4.91         3.03
C. Robert Enever.......................................          162,563              2.09         1.29
Fredric H. Gould.......................................            1,500              *            *
H. Raymond Bingham.....................................            1,500              *            *
David Lambert..........................................            5,500              *            *
Edward H. Sondker......................................            3,500              *            *
All Directors and Officers as a Group (7 persons)......        1,177,511             15.13         9.36
Sirach Capital Management, Inc.........................          480,000              6.17         3.82
  3323 One Union Square
  Seattle, Washington 98101
Wasatch Advisors, Inc..................................        1,536,574(2)          19.75        12.21
  68 South Main Street, Suite 400
  Salt Lake City, Utah 84101

- ---------------

 *  Less than one percent.


(1) The Partnership had 7,780,800 Units outstanding as of June 1, 1996, of which 6,322,000 were owned by the Company, corresponding to the number of shares of Common Stock outstanding as of that date, and 1,458,800 by other limited partners. Each of the Units are redeemable pursuant to certain redemption rights (the "Redemption Rights") on a one-for-one basis for shares of Common Stock. Redemption Rights are not exercisable by the holder of Units until August 16, 1996 (except for 210,008 Units issued to one of the Affiliates of Mr. Alter and Mr. Enever, which are immediately redeemable for Common Stock). The number and percentages set forth above assumes that all Units held by the person are redeemed for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating the percentage assumes that all of the Units held by other persons are redeemed for shares of Common Stock and that 4,800,000 shares of Common Stock are issued in the Offering and excludes the over-allotment option.

(2) Wasatch Advisors, Inc. is deemed a beneficial owner of the shares only by virtue of the direct or indirect investment and/or voting discretion it possesses pursuant to the provisions of investment advisory agreements with its investment advisory clients.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of capital stock of the Company is subject to and qualified in its entirety by reference to Maryland law described herein, and to the Articles of Incorporation and Bylaws of the Company which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Articles of Incorporation of the Company provide that the Company may issue up to 60,000,000 shares of capital stock, consisting of 50,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"). Upon the closing of the Offering, 11,122,000 shares of Common Stock will be issued and outstanding and no shares of Preferred Stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation's debt or obligations solely by reason of ownership of stock of the corporation.

COMMON STOCK

     All shares of Common Stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares of capital stock and to the provisions of the Company's Articles of Incorporation regarding the consequences of actually or constructively owning shares of Common Stock in violation of the Ownership Limit (as discussed below), holders of Common Stock will be entitled to receive dividends on such Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company intends to continue its practice of paying regular quarterly dividends to its stockholders. See "Price Range of Common Stock and Distributions."

     Subject to the provisions of the Company's Articles of Incorporation regarding the consequences of actually or constructively owning shares of Common Stock in violation of the Ownership Limit and to the matters discussed below under "Certain Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws -- Control Share Acquisitions," each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of stock, the holders of such shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares, if any, will not be able to elect any directors.

     Holders of Common Stock have no conversion, sinking fund, redemption rights or any preemptive rights to subscribe for any securities of the Company. See "Description of Capital Stock -- Restrictions on Ownership."

     Subject to the provisions of the Articles of Incorporation regarding the consequences of actually or constructively owning shares of Common Stock in violation of the Ownership Limit, all shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     Pursuant to the MGCL, a Maryland corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote or written consent of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's articles of incorporation. The Articles of Incorporation provides that a majority of all of the votes entitled to be cast is the required vote of stockholders in such situations, except that any proposal (i) to permit cumulative voting in the election of directors, (ii) to alter provisions of the Articles of Incorporation requiring a majority of the directors to be independent directors or provisions of the Articles of Incorporation relating to the classification of the Board of Directors into three classes, removal of directors, preemptive rights, indemnification of corporate agents and limitation of liability of officers and directors or (iii) that would terminate the Company's status as a REIT for tax purposes, requires, in each case, the approval of at least two-thirds of all of the votes entitled to be cast on such matter. In addition, a number of other provisions of the MGCL could have a significant effect on the Common Stock and the rights and obligations of holders thereof. See "Certain Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws -- Control Share Acquisitions."

PREFERRED STOCK

     Shares of Preferred Stock may be issued from time to time, in one or more classes, as authorized by the Board of Directors. Prior to issuance of shares of any such class, the Board of Directors is required by the MGCL and the Articles of Incorporation to set for such class, subject to the provisions of the Articles of Incorporation regarding Shares-in-Trust, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class as are permitted by Maryland law. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring, discouraging or preventing an attempt by a third party to obtain control of the Company or other transaction which holders of some, or a majority, of the shares might receive a premium for their shares of Common Stock over the then prevailing market price of such shares. As of the date hereof, no shares of Preferred Stock are outstanding and the Company has no present plans to issue any shares of Preferred Stock. If and when issued, the Preferred Stock will be subject to the restrictions on ownership set forth below.

CLASSIFICATION OR RECLASSIFICATION OF COMMON STOCK OR PREFERRED STOCK

     The Company's Articles of Incorporation authorizes the Board of Directors to classify or reclassify any unissued shares of Common Stock or Preferred Stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, distributions, qualifications or terms or conditions of redemption.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of capital stock. Specifically, not more than 50% in value of the Company's outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations -- Requirements for Qualification." In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by the Partnership from the Lessee would not qualify as rents from real property, which would result in loss of REIT status for the Company, if the Company were at any time to own, directly or constructively, 10% or more of the ownership interests in the Lessee within the meaning of Section 856(d)(2)(B) of the Code. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests."

     Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Articles of Incorporation, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 9.8% of the lesser in value of the total number or value of the outstanding shares of Common Stock or the outstanding shares of Preferred Stock (the "Ownership Limit"). The constructive ownership rules of the Code are complex and may cause shares owned actually or constructively by two or more related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding shares of Common Stock or 9.8% of the shares of Preferred Stock (or the acquisition of an interest in an entity which owns the shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the outstanding shares of Common

Stock or 9.8% of the outstanding shares of Preferred Stock, and thus subject such shares to the Ownership Limit provisions of the Articles of Incorporation. The Ownership Limit also prohibits any transfer of Common or Preferred Stock that would (i) result in the Common and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution),
(ii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iii) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of Section 856(d)(2)(B) of the Code. Except as otherwise provided below, any such acquisition or transfer of the Company's capital stock (including any constructive acquisition or transfer of ownership) shall be null and void, and the intended transferee or owner will acquire no rights to, or economic interests in, the shares.

     Subject to certain exceptions described below, any purported transfer of Common or Preferred Stock that would (i) result in any person owning, directly or indirectly, Common or Preferred Stock in excess of the Ownership Limit, (ii) result in the Common and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, directly or constructively, 10.0% or more of the ownership interests in a tenant of the Company's or the Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Share Trust") effective on the day before the purported transfer of such Common or Preferred Stock. The record holder of the Common or Preferred Stock that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of Common or Preferred Stock to the Share Trust for designation in the name of the Share Trustee. The Share Trustee will be designated by the Company. The beneficiary of the Share Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Company.

     Shares-in-Trust will remain issued and outstanding Common or Preferred Stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Share Trust will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all Shares-in-Trust. The Share Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Share Trust.

     The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Share Trust the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and
(ii) that the record date of which was on or after the date that such shares became Shares-in-Trust. The Prohibited Owner generally will receive from the Share Trustee the lesser of (i) the price per share such Prohibited Owner paid for the Common or Preferred Stock that were designated as Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) and (ii) the price per share received by the Share Trustee from the sale or other disposition of such Shares-in-Trust. Any amounts received by the Share Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

     The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of ninety days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust and (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

     "Market Price" on any date shall mean the average of the Closing Price (as defined below) for the five consecutive Trading Days (as defined below) ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common or Preferred Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common or Preferred Stock are listed or admitted to trading or, if the shares of Common or Preferred Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Common or Preferred Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common or Preferred Stock as selected by the Board of Directors. "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Common or Preferred Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common or Preferred Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     Any person who acquires or attempts to acquire Common or Preferred Stock in violation of the foregoing restrictions, or any person who owned shares of Common or Preferred Stock that were transferred to a Share Trust, will be required (i) to give immediately written notice to the Company of such event and
(ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

     All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding shares of Common and Preferred Stock must within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating the name and address of such direct or indirect owner, the number of shares of Common and Preferred Stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.

     The Ownership Limit generally will not apply to the acquisition of shares of Common or Preferred Stock by an underwriter that participates in a public offering of such shares. In addition, the Board of Directors, upon receipt of a ruling from the Service or an opinion of counsel and upon such other conditions as the Board of Directors may direct, may exempt a person from the Ownership Limit under certain circumstances. The foregoing restrictions will continue to apply until the Board of Directors, with the approval of the holders of at least two-thirds of the outstanding shares of all votes entitled to vote on such matter at a regular or special meeting of the stockholders of the Company, determines to terminate its status as a REIT.

     The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to remove any ownership concentration limitation. Any change of the Ownership Limit would require an amendment to the Articles of Incorporation. Such amendment requires the affirmative vote of holders holding at least two-thirds of the outstanding shares entitled to vote on the matter. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of delaying, deferring, discouraging or preventing an acquisition of control of the Company without the approval of the Board of Directors.

     All certificates representing shares of Common or Preferred Stock will bear a legend referring to the restrictions described above.

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

                     CERTAIN PROVISIONS OF MARYLAND LAW AND
             OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The following summary of certain provisions of Maryland law and of the Articles of Incorporation and Bylaws of the Company is subject to and qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Company which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The Bylaws provide that the number of directors of the Company may be established by the Board of Directors but may not be fewer than three nor more than nine. The directors may increase the number of directors by a vote of a least 80% of the members of the Board of Directors, provided that the number of directors shall never be less than the number required by Maryland law and that the tenure of office of a director shall not be affected by any decrease in the number of directors. Any vacancy will be filled, including a vacancy created by an increase in the number of directors, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors.

     Pursuant to the Articles of Incorporation the Board of Directors will be divided into three classes of directors. The initial terms of the first, second and third classes will expire in 1997 and 1998, respectively. The term of the two Class I directors elected at the 1996 annual meeting of stockholders expires in 1999. As the term of each class expires, directors in that class will be elected by the stockholders of the Company for a term of three years and until their successors are duly elected and qualify. Classification of the Board of Directors is intended to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Holders of Common Stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock present in person or by proxy at such meeting will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could delay, defer, discourage or prevent an attempt by a third party to obtain control of the Company or other transaction, even though such an attempt or other transaction might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. See "Risk Factors -- Limitation on Acquisition and Change of Control."

REMOVAL OF DIRECTORS

     The Articles of Incorporation provide that a director may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, could preclude stockholders from removing incumbent directors except upon the existence of a substantial affirmative vote and by filling the vacancies created by such removal with their own nominees upon the affirmative vote of a majority of the votes entitled to be cast in the election of directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Articles of Incorporation and Bylaws limit the liability of the Company's directors and officers for money damages to the Company and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or (ii) to the extent that a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action, as adjudicated in the

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

proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

     The Articles of Incorporation and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by Maryland law. The Company's Articles of Incorporation and Bylaws also permit the Company to indemnify employees, agents and other persons acting on behalf of or at the request of the Company. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the Company, unless it is established that: (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified party actually received an improper personal benefit; or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the Company, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the Company. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that the personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. Indemnification under the provisions of the MGCL is not deemed exclusive to any other rights, by indemnification or otherwise, to which an officer or director may be entitled under the Articles of Incorporation or Bylaws, or under resolutions of stockholders or directors, contract or otherwise. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of such corporation's shares or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting shares of such corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least
(a) 80% of the votes entitled to be cast by holders of outstanding voting shares of such corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Board of Directors has exempted from these provisions of the MGCL any business combination with certain officers and directors of the Company, including Messrs. Alter, Biederman and Enever, and all present or future Affiliates or associates of, or any other person acting in concert or as a group with, any of the foregoing persons and any other business combination which may arise in connection with the Company formation transactions generally.

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

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third
(ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation.

     The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's Common Stock or Preferred Stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The Articles of Incorporation may only be amended by the affirmative vote of the holders of not less than a majority of the votes entitled to be cast on the matter, except that any proposal (i) to permit cumulative voting in the election of directors, (ii) to alter provisions of the Articles of Incorporation requiring a majority of the directors to be independent directors or provisions of the Articles of Incorporation relative to the classification of the Company's Board of Directors into three classes, removal of directors, preemptive rights, indemnification of corporate agents and limitation of liability of officers and directors, or (iii) that would terminate the Company's status as a REIT for tax purposes, may not be amended, altered, changed or repealed without the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter. Subject to the right of the Company's stockholders to adopt, alter or repeal the Bylaws, the Bylaws may be amended by the Board of Directors, except for provisions of the Bylaws relating to the sale of a Sunstone Hotel and transactions involving the Company in which an advisor, director or officer has an interest, which may be altered or repealed only upon the vote of stockholders holding at least two-thirds of the outstanding shares of Common Stock entitled to vote generally in the election of directors.

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

DISSOLUTION OF THE COMPANY

     Pursuant to the Articles of Incorporation, the dissolution of the Company must be approved and advised by the Board of Directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

OPERATIONS

     The Company is generally prohibited from engaging in certain activities, including incurring consolidated indebtedness, in the aggregate, in excess of the Debt Limitation and acquiring or holding property or engaging in any activity that would cause the Company to fail to qualify as a REIT.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The provisions in the Articles of Incorporation regarding the Ownership Limit and the classification of the Board of Directors, the business combination provisions of the MGCL, the control shares acquisition provisions of the MGCL, and the advance notice provisions of the Bylaws could have the effect of delaying, deferring, discouraging or preventing a transaction or a change of control of the Company in which holders of some, or a majority, of the capital stock of the Company might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

OTHER MATTERS

     The shares of Common Stock are currently listed for quotation on the Nasdaq National Market under the symbol "SSHI." The Company has applied for approval to list its Common Stock on the New York Stock Exchange under the symbol "SSI" and expects to receive approval from the New York Stock Exchange prior to the closing of the Offering.

     The transfer agent and registrar for the Company's Common Stock is Chase Mellon Shareholder Services.

                        SHARES AVAILABLE FOR FUTURE SALE

     Upon the closing of the Offering, the Company will have outstanding or reserved for issuance upon redemption of Units or pursuant to the 1994 Plan or Directors Plan approximately 13,080,800 shares of Common Stock. In addition to Units issued to the Company, the Partnership has outstanding an aggregate of 1,458,800 Units. The Common Stock issued in the Offering will be freely tradeable by persons other than "Affiliates" of the Company without restriction under the Securities Act, subject to certain limitations on ownership set forth in the Company's Articles of Incorporation. See "Description of Capital Stock -- Restrictions on Ownership."

     Pursuant to the Partnership Agreement, the Limited Partners will receive the Redemption Rights, which will enable them to cause the Partnership to redeem their Units in exchange for shares of Common Stock on a one-for-one basis (or for cash at the election of the Company or if the issuance of shares of Common Stock would result in any person owning, directly or indirectly, more than 9.8% of the shares of Common Stock). The Redemption Rights may be exercised by the Limited Partners at any time after August 16, 1996 (except with respect to Messrs. Alter, Biederman and Enever who are subject to lock-up agreements for 120 days after the date of the Offering), in whole or in part, provided that the Redemption Rights granted to one limited partner are not subject to this redemption restriction. Any amendment to the Partnership Agreement that would
(i) affect the Redemption Rights, (ii) adversely affect the Limited Partners' rights to receive cash distributions, (iii) alter the Partnership's allocations of income or (iv) impose on the Limited Partners any obligations to make additional contributions to the capital of the Partnership, would require the consent of Limited Partners holding more than two-thirds of the Units held by Limited Partners (other than the Company as a Limited Partner).

     Shares of Common Stock issued to holders of Units upon exercise of the Redemption Rights and shares issued pursuant to the 1994 Plan and the Directors Plan will be "restricted" securities under the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. As described below, the Company has granted certain holders registration rights with respect to their shares of Common Stock.

     In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of restricted shares from the Company or any "Affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1.0% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If three years have elapsed since the date of acquisition of restricted shares from the Company or from any Affiliate of the Company, and, the acquiror or subsequent holder thereof is deemed not to have been an Affiliate of the Company at any time during the three months preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     The Company has agreed to file, on or before December 31, 1996, a registration statement with the Commission for the purpose of registering the sale of shares of up to approximately 1,458,800 shares of Common Stock issuable to holders of Units upon redemption thereof. The Company will use its best efforts to have the registration statement declared effective and to keep it effective for a period of two years. Upon effectiveness of such registration statement, those persons who receive shares of Common Stock upon redemption of Units may sell such shares in the secondary market without being subject to the volume limitations or other requirements of Rule 144. The Company will bear expenses incident to such registration requirements, except that such expenses shall not include any underwriting discounts or commissions, Commission or state securities registration fees, transfer taxes or certain other fees or taxes relating to such shares. Registration rights may be granted to future sellers of hotels to the Partnership who elect to receive, in lieu of cash, shares of Common Stock, Units, or other securities convertible into shares of Common Stock.

     For a description of certain restrictions on transfers of Common Stock held by certain stockholders of the Company, see "Underwriting."

                             PARTNERSHIP AGREEMENT

     The following summary of the Partnership Agreement, and the descriptions of certain provisions thereof set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

MANAGEMENT

     The Partnership has been organized as a Delaware limited partnership pursuant to the terms of the Partnership Agreement. Pursuant to the Partnership Agreement, the Company, as the sole general partner of the Partnership, will have full, exclusive and complete responsibility and discretion in the management and control of the Partnership, and the Limited Partners will have no authority in their capacity as Limited Partners to transact business for, or participate in the management activities or decisions of, the Partnership except as required by applicable law. However, any amendment to the Partnership Agreement that would (i) affect the Redemption Rights, (ii) adversely affect the Limited Partners' rights to receive cash distributions, (iii) alter the Partnership's allocations of income or loss, or (iv) impose on the Limited Partners any obligations to make additional contributions to the capital of the Partnership, would require the consent of Limited Partners (other than the Company as a Limited Partner) holding more than two-thirds of the Units held by such partners.

TRANSFERABILITY OF INTERESTS

     The Company may not voluntarily withdraw from the Partnership or transfer or assign its interest in the Partnership unless the transaction in which such withdrawal or transfer occurs results in the Limited Partners receiving property in an amount equal to the amount they would have received had they exercised their Redemption Rights immediately prior to such transaction, or unless the successor to the Company contributes substantially all of its assets to the Partnership in return for an interest in the Partnership. With certain limited exceptions, the Limited Partners may not transfer their interests in the Partnership, in whole or in part, without the written consent of the Company, which the Company may withhold in its sole discretion. The Company may not consent to any transfer that would cause the Partnership to be treated as a corporation for federal income tax purposes.

CAPITAL CONTRIBUTION

     The Company will contribute to the Partnership the net proceeds of the Offering in exchange for approximately 4,800,000 Units. After such Unit issuance, the Limited Partners will have a 88.3% interest in the Partnership. Although the Partnership will receive the net proceeds of the Offering, the Company will be deemed to have made a capital contribution to the Partnership in the amount of the gross proceeds of the Offering and the Partnership will be deemed simultaneously to have paid the underwriter's discount and other expenses paid or incurred in connection with the Offering. The Partnership Agreement provides that if the Partnership requires additional funds at any time or from time to time in excess of funds available to the Partnership from borrowing or capital contributions, the Company may borrow such funds from a financial institution or other lender and lend such funds to the Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. Moreover, the Company is authorized to cause the Partnership to issue partnership interests for less than fair market value if the Company has concluded in good faith that such issuance is in the best interests of the Company and the Partnership. Under the Partnership Agreement, the Company generally is obligated to contribute the proceeds of a share offering as additional capital to the Partnership. Upon such contribution, the Company will receive additional Units and the Company's percentage interest in the Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions. Conversely, the percentage interests of the Limited Partners will be decreased on a proportionate basis in the event of additional capital contributions by the Company. In addition, if the Company contributes additional capital to the Partnership, the Company will revalue the property of the Partnership to its fair market value (as determined by the Company) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the Partnership Agreement if there were a taxable disposition of such property for such fair market value on the date of the revaluation.

REDEMPTION RIGHTS

     Pursuant to the Partnership Agreement, the Limited Partners have received the Redemption Rights, which will enable them to cause the Partnership to redeem their interests in the Partnership in exchange for cash at the election of the Company. At the election of the Company, the Company may purchase the Units for either cash or shares of Common Stock. The redemption price will be paid in cash in the event that the issuance of shares of Common Stock to the redeeming Limited Partner would (i) result in any person owning, directly or indirectly, shares of Common Stock in excess of the Ownership Limit, (ii) result in the Common Stock of the Company being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, or (v) cause the acquisition of shares of Common Stock by such redeeming Limited Partner to be "integrated" with any other distribution of shares of capital stock for purposes of complying with the Securities Act. The Redemption Rights may be exercised by the Limited Partners at any time after one year following the closing of the IPO (other than the immediate Redemption Rights of one Limited Partner), provided that not more than two redemptions may occur during each calendar year and each Limited Partner may not exercise the Redemption Right for less than 500 Units or, if such Limited Partner holds less than 500 Units, all of the Units held by such Limited Partner. The aggregate number of shares of Common Stock issuable upon exercise of the Redemption Rights, excluding shares of Common Stock issuable upon redemption of Units issuable upon exercise of warrants to be issued to Messrs. Alter, Biederman and Enever and MRC, is 1,458,800. The number of shares of Common Stock issuable upon exercise of the Redemption Rights will be adjusted upon the occurrence of share splits, mergers, consolidations or similar pro rata share transactions, which otherwise would have the effect of diluting the ownership interests of the Limited Partners or the stockholders of the Company.

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

REGISTRATION RIGHTS

     For a description of certain registration rights held by the Limited Partners, see "Shares Available for Future Sale."

OPERATIONS

     The Partnership Agreement requires that the Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code, and to ensure that the Partnership will not be classified as a "publicly traded partnership" for purposes of Section 7704 of the Code.

     In addition to the administrative and operating costs and expenses incurred by the Partnership, the Partnership will pay all administrative costs and expenses of the Company (the "Company Expenses") and the Company Expenses will be treated as expenses of the Partnership. The Company Expenses generally will include (i) all expenses relating to the formation and continuity of existence of the Company, (ii) all expenses relating to the public offering and registration of securities of the Company, (iii) all expenses associated with the preparation and filing of any periodic reports by the Company under federal, state or local laws or regulations, (iv) all expenses associated with compliance by the Company with laws, rules and regulations promulgated by any regulatory body and (v) all other operating or administrative costs of the Company incurred in the ordinary course of its business on behalf of the Partnership. The Company Expenses, however, will not include any administrative and operating costs and expenses incurred by the Company that are attributable to hotel properties owned by the Company directly. The Company currently does not have any such properties.

DISTRIBUTIONS

     The Partnership Agreement provides that the Partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Partnership's property in connection with the liquidation of the Partnership) on a quarterly (or, at the election of the Company, more frequent) basis, in amounts determined by the Company in its sole discretion, to the partners in accordance with their respective percentage interests in the Partnership. Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any partner loans, any remaining assets of the Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If the Company has a negative balance in its capital account following a liquidation of the Partnership, it will be obligated to contribute cash to the Partnership equal to the negative balance in its capital account.

ALLOCATIONS

     Income, gain and loss of the Partnership for each fiscal year generally will be allocated among the partners in accordance with their respective interests in the Partnership, subject to compliance with the provisions of Code
Section 704(b) and 704(c) and Treasury Regulations promulgated thereunder.

TERM

     The Partnership will continue until December 31, 2050, or until sooner dissolved upon (i) the bankruptcy, dissolution or withdrawal of the Company (unless the Limited Partners elect to continue the Partnership), (ii) the sale or other disposition of all or substantially all the assets of the Partnership,
(iii) the redemption of all limited partnership interests in the Partnership (other than those held by the Company, if any), or (iv) the election by the General Partner.

TAX MATTERS

     Pursuant to the Partnership Agreement, the Company will be the tax matters partner of the Partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the Partnership.

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

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of Common Stock in the Company. Brobeck, Phleger & Harrison LLP has acted as counsel to the Company and has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock. The discussion contained herein does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

     The statements in this discussion and the opinions of Brobeck, Phleger & Harrison LLP as to tax consequences expressed herein are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

SUMMARY OF TAX OPINIONS

     Brobeck, Phleger & Harrison LLP will provide the Company with an opinion letter addressing certain federal tax consequences material to the purchase, ownership and disposition of the Common Stock. The specific opinions that Brobeck, Phleger & Harrison LLP will provide are:

          1. The description of law and legal conclusions herein under the heading "Federal Income Tax Considerations," are correct in all material respects, and the discussion fairly summarizes the federal income tax considerations that are material to a holder of Common Stock.

          2. The Partnership will be treated as a partnership for federal income tax purposes and not as an association taxable as a corporation.

          3. Commencing with the inception of its taxable year ended December 31, 1995, the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and the Company's organization and contemplated method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code in 1996 and subsequent years.

     The opinions to be rendered by Brobeck, Phleger & Harrison LLP are based on the Code and Treasury Regulations thereunder currently in effect, current administrative interpretations and positions of the Service, and existing court decisions. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the conclusions reached by counsel. Any such change could apply retroactively to transactions preceding the date of change. Accordingly, no assurance can be provided that such opinions (which do not bind the Service or the courts) will not be challenged by the Service or will be sustained by a court if so challenged. In addition, counsel is relying on certain representations of the Company and the Partnership in rendering its opinions. To the extent any representations upon which counsel is relying in rendering its opinion are incorrect, counsel's opinion as to the tax consequences could be altered. Counsel has not rendered any opinions as to the tax consequences of an

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investment in or the taxation of the Company or the Partnership except as specifically stated herein. See "Risk Factors -- Tax Risks."

TAXATION OF THE COMPANY

     The Company plans to make an election to be taxed as a REIT under Sections 856 through 860 of the Code, effective for its taxable year ended on December 31, 1995. The Company believes that, commencing with such taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. However, no assurance can be given that the Company will operate in a manner so as to remain qualified as a REIT. See "Risk Factors -- Tax Risks."

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively.

     Brobeck, Phleger & Harrison LLP has acted as counsel to the Company in connection with the Offering and the Company's election to be taxed as a REIT. In the opinion of Brobeck, Phleger & Harrison LLP, commencing with the inception of the Company's taxable year ended December 31, 1995, the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and its organization and contemplated method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code in 1996 and subsequent years. Investors should be aware, however, that opinions of counsel are not binding upon the Service or any court. It must be emphasized that Brobeck, Phleger & Harrison LLP's opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's properties and income during 1995 and subsequently and the future conduct of its business. Such factual assumptions and representations are described below in this discussion of "Federal Income Tax Considerations" and are set out in the federal income tax opinion that will be delivered by Brobeck, Phleger & Harrison LLP at the closing of the Offering. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and share ownership, the various qualification tests imposed under the Code discussed below. Brobeck, Phleger & Harrison LLP will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operation for 1996 and subsequent taxable years will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Federal Income Tax Considerations -- Failure to Qualify" and "Risk
Factors -- Tax Risks."

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its stockholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test. Sixth,

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

if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then to the extent of such asset's "built-in-gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by the Company over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in-gain" assume that the Company would make an election pursuant to IRS Notice 88-19 if it were to make any such acquisition.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT. The Company anticipates issuing sufficient Common Stock with sufficient diversity of ownership pursuant to the Offering to allow it to satisfy requirements (v) and (vi). In addition, the Company's Articles of Incorporation will provide for restrictions regarding transfer of the Common Stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer restrictions are described in "Description of Capital Shares -- Restrictions on Ownership."

     For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual, although a trust that is qualified as a trust under Code Section 401(a) is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

     The Company has not had and does not currently have any subsidiaries, nor will it have any subsidiaries immediately after closing of the Offering, although it may have subsidiaries in the future. Code Section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been held by the REIT at all times during the period such corporation was in existence. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" acquired or formed by the Company will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction, and credit of the Company.

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

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT as in the partnership for purposes of Section 856 of the Code, including satisfying the gross income and asset tests, described below. Thus, assuming the Partnership is classified as a partnership rather than as a corporation for tax purposes, the Company's proportionate share of the assets, liabilities and items of income of the Partnership will be treated as assets and gross income of the Company for purposes of applying the requirements described herein.

  Income Tests

     In order for the Company to maintain its qualification as a REIT, there are three requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, not more that 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property, and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). The specific application of these tests to the Company is discussed below.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant."

     Pursuant to the Percentage Leases, the Lessee will lease from the Partnership the land, buildings, improvements, furnishings and equipment comprising the Current Hotels for a 10-year period. The Percentage Leases provide that the Lessee will be obligated to pay to the Partnership (i) the greater of the Base Rent or the Percentage Rent (collectively, the "Rents") and
(ii) certain other Additional Charges. The Percentage Rent is calculated by multiplying fixed percentages by the revenues for each of the Current Hotels in excess of certain levels. Both the Base Rent and the threshold room revenue amount in each Percentage Rent formula will be adjusted for inflation. The adjustment will be calculated at the beginning of each calendar year based on the change in the CPI during the prior calendar year. The Base Rent accrues and is required to be paid monthly and the Percentage Rent (if any) accrues and is required to be paid quarterly.

     In order for the Base Rent, the Percentage Rent and the Additional Charges to constitute "rents from real property," the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Percentage Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In

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making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property, which is indicative of a lease, or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement, which is indicative of a service contract), (iv) the extent to which the property owner retains the ultimate benefits and burdens of ownership, and
(v) the extent to which the lessee rather than the property owner bears the risk of increases in operating expenses and damage to the property during the term of the lease (and has the benefits of a decrease in operating expenses) with respect to the property.

     In addition, Code Section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     Brobeck, Phleger & Harrison LLP is of the opinion that the Percentage Leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts: (i) the Partnership and the Lessee intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements, (ii) the Lessee will have the right to exclusive possession and use and quiet enjoyment of the Current Hotels during the term of the Percentage Leases, (iii) the Lessee will bear the cost of, and be responsible for, day-to-day maintenance and repair of the Current Hotels and the acquired Acquisition Hotel, other than the cost of certain capital expenditures and will dictate how the Current Hotels and the acquired Acquisition Hotel are operated, maintained and improved, (iv) the Lessee will bear all of the costs and expenses of operating the Current Hotels and the acquired Acquisition Hotel (including the cost of any inventory used in their operation) during the term of the Percentage Leases (other than real and personal property taxes, insurance (other than workers' compensation insurance) and the cost of repairing, replacing or refurbishing furniture, fixtures and equipment, to the extent such costs do not exceed the amounts to be made available to the Lessee for such costs by the Partnership under each Percentage Lease), (v) the Lessee will benefit from any savings in the costs of operating the Current Hotels during the term of the Percentage Leases, (vi) in the event of damage or destruction to a Current Hotel and the acquired Acquisition Hotel, the Lessee will be at economic risk because it will be obligated either (A) to restore the property to its prior condition, in which event it will bear all costs of such restoration in excess of any insurance proceeds or (B) to purchase the Current Hotel and the acquired Acquisition Hotel for an amount generally equal to the fair market value of the Property, less any insurance proceeds,
(vii) the Lessee will indemnify the Partnership against all liabilities imposed on the Partnership during the term of the Percentage Leases by reason of (A) injury to persons or damage to property occurring at the Current Hotels and the acquired Acquisition Hotel or (B) the Lessee's use, management, maintenance or repair of the Current Hotels and the acquired Acquisition Hotel, and (viii) the Lessee will be obligated to pay substantial fixed rent for the period of use of the Current Hotels, and (ix) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Current Hotels and the acquired Acquisition Hotel.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the opinion of Brobeck,

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Phleger & Harrison LLP with respect to the relationship between the Partnership and the Lessee is based upon all of the facts and circumstances and upon administrative pronouncements and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the Service or any court, and there can be no assurance that the Service will not assert successfully a contrary position. If the Percentage Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from the Lessee would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

     As stated above, in order for the Rents to constitute "rents from real property," the Rents attributable to personal property leased in connection with the lease of the real properties comprising a Current Hotel must not be greater than 15% of the Rents received under the Percentage Lease. The portion of the Rents attributable to the personal property in a Current Hotel or acquired Acquisition Hotel is the amount that bears the same ratio to total Rent for the taxable year as the average of the adjusted bases of the personal property in the Current Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Current Hotel or the acquired Acquisition Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). With respect to each Current Hotel or acquired Acquisition Hotel, the Company has determined that the adjusted tax bases of the personal property in such Current Hotel has, at all times while the Partnership has owned such Current Hotel or acquired Acquisition Hotel, been less than 15% of the adjusted tax bases of both the real and personal property comprising such Current Hotel. The Partnership has represented that in no event will it acquire additional personal property for any Hotel to the extent that such acquisition would cause the adjusted tax bases of such personal property to exceed 15% of the total adjusted tax bases of the real and personal property comprising such Hotel. There can be no firm assurance, however, that the Company will not fail the 15% adjusted basis ratio test described above as to one or more of the Percentage Leases, which in turn potentially could cause it to fail to satisfy the 95% or 75% gross income test and thus lose its REIT status.

     Another requirement for qualification of the Rents as "rents from real property" is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Percentage Leases are entered into, (ii) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and
(iii) conform with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. Since the Percentage Rent is based on fixed percentages of the gross revenues from the Current Hotels and acquired Acquisition Hotel that are established in the Percentage Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profits and (ii) conform with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotels that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above). In the event that any of the foregoing representations of the Company are inaccurate, the Company could fail or cease to qualify as a REIT.

     A third requirement for qualification of the Rents as "rents from real property" is that the Company must not own, directly or constructively, 10% or more of the Lessee. The constructive ownership rules generally provide that, if 10% or more in value of the shares of the Company are owned, directly or indirectly, by or for any person, the Company is considered as owning the shares of the Lessee owned, directly or indirectly, by or for such person. The Company has represented that it has not and will not at any time directly or indirectly own any stock of the Lessee. However, because Mr. Alter is the sole stockholder of the Lessee, the Company would be deemed to own all of the stock of the Lessee if Mr. Alter at any time owns, directly, indirectly or

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constructively, 10% or more of the shares of Common Stock. Mr. Alter owns 12,300
Units which he acquired prior to the Offering and may acquire shares of Common Stock by exercising his Redemption Rights with respect to such Units and to the 552,271 Units which he will beneficially own upon the Closing) and will constructively own any shares of Common Stock that he has an option to acquire. The Partnership Agreement provides that a redeeming Limited Partner will receive cash, rather than shares of Common Stock, at the election of the Company or if the acquisition of shares of Common Stock by such partner would result in such partner or any other person owning, directly or constructively, more than 9.8% of the Company for purposes of the Related Party Tenant rule. Thus, Mr. Alter will never be entitled to acquire a 10% interest in the Company, and the Company should never own, directly or constructively, 10% of more of the Lessee. Furthermore, the Company has represented that, with respect to other hotels that it acquires in the future, it will not rent any property to a Related Party Tenant.

     A fourth requirement for qualification of the Rents as "rents from real property" is that the Company cannot furnish or render noncustomary services to the Lessee (or tenants of the Current Hotels or acquired Acquisition Hotel), or manage or operate the Current Hotels or acquired Acquisition Hotel or any leased properties, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Percentage Leases are respected as true leases, the Company should satisfy that requirement because neither the Company nor the Partnership will be performing any services other than customary ones for the Lessee. The Company has also represented that, with respect to other hotels that it acquires in the future, it will not perform noncustomary services with respect to the tenant of the property and will not be managing or operating the Current Hotels or such other hotels. As described above, if the Percentage Leases are recharacterized as service contracts or partnership agreements, the Rents likely would be disqualified as "rents from real property" because the Company would be considered to furnish or render nonqualifying services to the occupants of the Current Hotels or acquired Acquisition Hotel and to manage or operate the Current Hotels or acquired Acquisition Hotel other than through an independent contractor who is adequately compensated and from whom the Company derives or receives no income.

     If the Rents do not qualify as "rents from real property" because the rents attributable to personal property exceed 15% of the total Rents for a taxable year, the portion of the Rents that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income tests. The Company would lose its REIT status in this event only if the Rents attributable to personal property (plus any other nonqualifying income) during a taxable year exceed 5% of the Company's gross income during the year. If, however, the Rents do not qualify as "rents from real property" because either
(i) the Percentage Rent is considered based on income or profits of the Lessee,
(ii) the Company owns, directly or constructively, 10% or more of the Lessee, or
(iii) the Company furnishes noncustomary services to the tenants of the Current Hotels or acquired Acquisition Hotel, or manages or operates the Current Hotels or acquired Acquisition Hotel, other than through a qualifying independent contractor, none of the Rents would qualify as "rents from real property." In that case, the Company would lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income tests.

     In addition to the Rents, the Lessee is required to pay to the Partnership the Additional Charges. To the extent that the Additional Charges represent either (i) reimbursements of amounts paid by the Partnership to third parties that the Lessee is obligated to bear or (ii) penalties for nonpayment or late payment of such amounts, the Additional Charges should qualify as "rents from real property." To the extent, however, that the Additional Charges represent interest that is accrued on the late payment of the Rents or the Additional Charges, the Additional Charges should not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95% gross income test.

     Based on the foregoing discussion and subject to the limitations described therein, Brobeck, Phleger & Harrison LLP is of the opinion that the Rents and the Additional Charges will qualify as "rents from real property" for purposes of the 75% and 95% gross income tests, except to the extent that the Additional Charges represent interest that is accrued on the late payment of the Rents or the Additional Charges (which will be qualifying gross income for the 95% test but not the 75% test). As described above, the opinion of Brobeck, Phleger & Harrison LLP is based upon an analysis of all the facts and circumstances and upon

                                       104
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rulings and judicial decisions involving situations that are considered to be analogous, as well as representations by the Company and assumptions that are described above and set out in the federal income tax opinion of Brobeck, Phleger & Harrison LLP. Opinions of counsel are not binding upon the Service or a court. Accordingly, there can be no assurance that the Service will not assert successfully a contrary position and, therefore, prevent the Company from qualifying as a REIT.

     Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT (and the net income from that transaction is subject to a 100% tax). The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company and the Partnership believe that no asset owned by the Company or the Partnership will be held for sale to customers in the ordinary course of business of the Company or the Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances from time to time. The Company and the Partnership will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company or the Partnership can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

     The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualified income under the 75% gross income test), less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify under the 75% and 95% gross income tests. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness that such property secured and (ii) for which such REIT makes a proper election to treat such property as foreclosure property. However, a REIT will not be considered to have foreclosed on a property where such REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Under the Code, property generally ceases to be foreclosure property with respect to a REIT on the date that is two years after the date such REIT acquired such property (or longer if an extension is granted by the Secretary of the Treasury). The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day (i) on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test, (ii) on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent), or (iii) which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income). As a result of the rules with respect to foreclosure property, if the Lessee defaults on its obligations under a Percentage Lease for a Hotel, the Company terminates the Lessee's leasehold interest, and the Company is unable to find a qualifying replacement Lessee for such Hotel within 90 days of such foreclosure, gross income from hotel operations conducted by the Company from such Hotel would cease to qualify for the 75% and 95% gross income tests. In such event, the Company likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

     It is possible that, from time to time, the Company or the Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that the Company or the Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic

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income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company or the Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions will be generally available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "Federal Income Tax Considerations -- Taxation of the Company," even if those relief provisions apply, a 100% tax would be imposed with respect to the amount by which it fails the 75% or 95% gross income tests. No such relief is available for violations of the 30% income test.

  Asset Tests

     The Company, at the close of each quarter of its taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where the Company raises new capital through share or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property, and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the stock of a qualified REIT subsidiary).

     For purposes of the asset requirements, the Company will be deemed to own its proportionate share of the assets of the Partnership, rather than its partnership interest in the Partnership, assuming that the Partnership is treated as a partnership and not as a corporation for tax purposes. The Company has represented that at all times since the commencement of its short taxable year ended December 31, 1995, (i) at least 75% of the value of its total assets were represented by assets qualifying under the 75% asset test, and (ii) it has not owned any securities that do not satisfy the 75% asset test. The Company has represented that it has not and will not acquire or dispose, or cause the Partnership to acquire or dispose, of assets during 1995, 1996 or in later years in a way that would cause it to violate the asset tests for REIT status. Based on the foregoing, Brobeck, Phleger & Harrison LLP is of the opinion that the Company has and will satisfy the asset tests for REIT status.

     If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of its assets). If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose.

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

  Distribution Requirements

     The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income"(computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. The Company has represented that, for its taxable year ended December 31, 1995, the Company made distributions sufficient to satisfy the foregoing distribution requirements. Furthermore, the Company intends in the future to make timely distributions sufficient to satisfy all annual distribution requirements.

     It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and inclusion of that income in REIT taxable income and (ii) the actual payment of expenses and the deduction of such expenses in arriving at its REIT taxable income. For example, under the Percentage Leases, the Lessee may defer payment of the excess of the Percentage Rent over the Base Rent for a period of up to 90 days after the end of the calendar year in which such payment was due. In that case, the Partnership still would be required to recognize as income the excess of the Percentage Rent over the Base Rent in the calendar quarter to which it relates. Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. Therefore, the Company may have less cash than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of additional common or preferred shares.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

  Recordkeeping Requirement

     Pursuant to applicable Treasury Regulations, in order to qualify as a REIT, the Company must maintain certain records and request on an annual basis certain information from its stockholders designed to disclose the actual ownership of its outstanding shares. The Company has represented that it complied with these requirements on a timely basis for its taxable year ended December 31, 1995 and intends to comply with such requirements in the future. Brobeck, Phleger & Harrison LLP's opinion as to the Company's status as a REIT assumes that the Company has complied and will at all times comply with such requirements. Counsel will not, however, monitor such compliance by the Company.

  Anti-Abuse Regulations

     The United States Treasury Department recently issued regulations that authorize the Service, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate (the "Anti-Abuse Regulations"). The Anti-Abuse Regulations would apply where a partnership is formed or utilized in connection with a transaction (or series of related

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transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the partnership provisions of the Code.

     Prior to the issuance of the Anti-Abuse Regulations, officials at the Service and the Treasury Department stated publicly that the Anti-Abuse Regulations are not intended to affect a corporation, such as the Company, that owns an interest in a partnership and is seeking to qualify as a REIT. The Anti-Abuse Regulations contain an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partner interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions of the Code and, thus, cannot be recast by the Service. Based on the foregoing, Brobeck, Phleger & Harrison LLP is of the opinion that the Anti-Abuse Regulations will not have any adverse impact on the Company's ability to qualify as a REIT. However, because the Anti-Abuse Regulations are extremely broad in scope and would be applied based on an analysis of all of the facts and circumstances, counsel can give no assurance that the Service will not attempt to apply the Anti-Abuse Regulations to the Company.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. stockholder" means a holder of shares of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his shares of Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Common Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares of Common Stock have been held for one year or less) assuming the shares of Common Stock are capital assets in the hands of the stockholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a stockholder of

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record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Company and gain from the disposition of shares of Common Stock generally will be treated as investment income for purposes of the investment interest limitations. The Company will notify stockholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

TAXATION OF STOCKHOLDERS ON THE DISPOSITION OF THE COMMON STOCK

     In general, any gain or loss realized upon a taxable disposition of the Common Stock by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the shares of Common Stock have been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares of Common Stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the shares of Common Stock may be disallowed if the shares of Common Stock are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

     A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal income tax rate on ordinary income of individuals is 39.6%, whereas the highest rate applicable to net capital gains of individuals is 28%. Thus the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual deduction of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Company will report to its U.S. stockholders and the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their nonforeign status to the Company. See "Federal Income Tax Considerations -- Taxation of Non-U.S. Stockholders."

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TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Thus, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances a pension trust that owns more than 10% of the Company's shares is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of the Company's shares or (B) a group of pension trusts individually holding more than 10% of the value of the Company's shares collectively own more than 50% of the value of the Company's shares.

     While an investment in the Company by an Exempt Organization generally is not expected to result in UBTI except in the circumstances described in the preceding paragraph, any UBTI that does arise from such an investment will be combined with all other UBTI of the Exempt Organization for a taxable year. Any net UBTI will be subject to tax. If the gross income taken into account in computing UBTI exceeds $1,000, the Exempt Organization is obligated to file a tax return for such year on IRS Form 990-T. Neither the Company, the Board of Directors, nor any of their Affiliates expects to undertake the preparation or filing of IRS Form 990-T for any Exempt Organization in connection with an investment by such Exempt Organization in the Common Stock.

TAXATION OF NON-U.S. STOCKHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

     Distributions to Non-U.S. Stockholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a foreign corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Stockholder unless (i) a lower treaty

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rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Non-U.S. Stockholders thus would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty relief or exemption. The Company is required by currently applicable Treasury Regulations to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon a sale of his Common Stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT" and, therefore, the sale of the Common Stock will not be subject to taxation under FIRPTA. However, because the Common Stock will be publicly traded, no assurance can be given that the Company will continue to be a "domestically controlled REIT." Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the Common Stock is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the shares of Common Stock were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations). IN ADDITION, NON-U.S. STOCKHOLDERS SHOULD BE AWARE THAT LEGISLATIVE PROPOSALS HAVE BEEN MADE TO SUBJECT FOREIGN PERSONS TO U.S. TAX IN CERTAIN CIRCUMSTANCES ON THEIR GAINS FROM THE SALE OF STOCK IN U.S. CORPORATIONS. THERE CAN BE NO ASSURANCE THAT SUCH A PROPOSAL WILL NOT BE ENACTED INTO LAW IN A FORM DETRIMENTAL TO FOREIGN HOLDERS OF THE COMMON STOCK.

OTHER TAX CONSEQUENCES

     The Company, the Partnership, or the Company's stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business, or

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reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

TAX ASPECTS OF THE PARTNERSHIP

     The following discussion summarizes certain federal income tax considerations applicable to the Company's investment in the Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

  Classification as a Partnership

     The Company will be entitled to include in its income its distributive share of the Partnership's income and to deduct its distributive share of the Partnership's losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as association taxable as a corporation. An organization formed as a partnership will be treated as a partnership, rather than as a corporation, for federal income tax purposes if
(i) it has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes (continuity of life, centralization of management, limited liability, and free transferability of interests); and (ii) it is not treated as a corporation by virtue of being classified as a "publicly traded partnership."

     The Partnership will not request a ruling from the Service that it will be classified as a partnership for federal income tax purposes. Instead, at the Closing, Brobeck, Phleger & Harrison LLP will deliver its opinion that, based on the provisions of the Partnership Agreement, certain factual assumptions and certain representations described in the opinion, the Partnership will be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation. Unlike a tax ruling, an opinion of counsel is not binding upon the Service, and no assurance can be given that the Service will not challenge the status of the Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Partnership would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of Brobeck, Phleger & Harrison LLP is based on existing law, which is to a great extent the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

     Under Section 7704 of the Code, a partnership is treated as a corporation for federal income tax purposes if it is a "publicly traded partnership" (except in situations in which 90% or more of the partnership's gross income is of a specified type). A partnership is deemed to be publicly traded if its interests are either (i) traded on an established securities market, or (ii) readily tradable on a secondary market (or the substantial equivalent thereof). While the Partnership Units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the redemption rights enabling the partners to dispose of their Units.

     The Treasury Department recently issued regulations (the "PTP Regulations") governing the classification of partnerships under Section 7704. These regulations provide that the classification of partnerships is generally based on a facts and circumstances analysis. However, the regulations also provide limited "safe harbors" which preclude publicly traded partnership status. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933 (the "1933 Act"), and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership for this purpose, a person owning an interest in a flowthrough entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (x) substantially all of the value of the person's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (y) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation. Furthermore, pursuant to

Notice 88-75 issued by the Internal Revenue Service, through the year 2005, an existing partnership may qualify for non-publicly traded status if it has less than 500 partners (looking through to the ultimate owners in the case of flow-through entities), does not issue any Units registered under the 1933 Act and does not enter into a substantial new line of business.

     The Partnership currently has less than 100 actual partners and less than 500 partners calculated on a "lookthrough" basis. The Partnership has not issued any Units required to be registered under the 1933 Act. Thus, the Partnership presently qualifies for the safe harbors provided in Notice 88-75 and the PTP Regulations. However, there is no assurance that the Partnership will at all times in the future be able to avoid treatment as a publicly traded partnership.

     Even if the Partnership were ever to be classified as a publicly traded partnership, it would nevertheless be treated as a partnership for federal income tax purposes (rather than an association taxable as a corporation) if at least 90% of its gross income in each taxable year (commencing with the year in which it is treated as a publicly traded partnership) consists of "qualifying income" within the meaning of Section 7704(c)(2) of the Code (including interest, dividends, "real property rents" and gains from the disposition of real property). The Partnership has represented that, if in any taxable year the Partnership falls outside of an applicable safe harbor from publicly traded partnership status, it will satisfy the gross income test set forth in Section 7704(c)(2) of the Code in that taxable year and each subsequent taxable year. Among other things, this will require that Mr. Alter (or any other shareholder of the Lessee who owns at least 10% of the stock of the Lessee) own less than a 5% interest in the Partnership in the particular taxable year. Mr. Alter currently owns more than a 5% interest in the Partnership, but anticipates a reduction to less than 5% by reason of the Offering. The opinion of Brobeck, Phleger & Harrison LLP as to the classification of the Partnership is based on an assumption that the Partnership will either (i) continue to fall within a safe harbor from publicly traded partnership status, or (ii) if the Partnership is ever treated as a publicly traded partnership, it will satisfy the qualifying income test of Section 7704(c)(2) of the Code in the taxable year in which such treatment commences and all years thereafter.

     If for any reason the Partnership was taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. Thus the Company would be subject to tax as a regular corporation and would not receive a deduction for dividends paid to its stockholders. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests" and "Requirements for Qualification -- Asset Tests." In addition, any change in the Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Partnership's taxable income.

     The following discussion assumes that the Partnership will be treated as a partnership for federal income tax purposes.

  Income Taxation of the Partnership and Its Partners

     Partners, Not the Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company will be required to take into account its allocable share of the Partnership's income, gains, losses, deductions, and credits for any taxable year of the Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from the Partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Brobeck, Phleger & Harrison LLP is of the opinion that the Partnership's allocations of taxable income and loss comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Tax Allocations With Respect to Contributed Properties.  Pursuant to
Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by Section 704(c) of the Code and outlining certain reasonable allocation methods.

     Under the Partnership Agreement, depreciation or amortization deductions of the Partnership generally will be allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that the Partnership is required under Code Section 704(c) to use a method for allocating tax depreciation deductions attributable to contributed properties that results in the Company receiving a disproportionately large share of such deductions. In addition, gain on sale of a Current Hotel will be specially allocated to the Limited Partners (other than the Company as a Limited Partner) to the extent of any "built-in" gain with respect to such Current Hotel for federal income tax purposes.

     Basis in Partnership Interest. The Company's adjusted tax basis in its partnership interest in the Partnership generally will be equal to (i) the amount of cash and the basis of any other property contributed to the Partnership by the Company, (ii) increased by (A) its allocable share of the Partnership's income and (B) its allocable share of indebtedness of the Partnership, and (iii) reduced, but not below zero, by (A) the Company's allocable share of the Partnership's loss and (B) the amount of cash distributed to the Company (including deemed distributions as a result of reductions in the Company's allocable share of indebtedness of the Partnership).

     If the allocation of the Company's distributive share of the Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions normally would be characterized as capital gain, and, if the Company's partnership interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions would constitute long-term capital gain.

     Depreciation Deductions Available to the Partnership. Subsequent to the IPO, the Partnership purchased certain of the Current Hotels and the acquired Acquisition Hotel with cash. The Partnership acquired certain other Current Hotels partially in exchange for interests in the Partnership. To the extent the Partnership purchased the Current Hotels and the acquired Acquisition Hotel with cash, the Partnership's initial basis in such Current Hotels and the acquired Acquisition Hotel for federal income tax purposes generally was equal to the purchase price paid by the Partnership. The Partnership is depreciating such depreciable Current Hotels for federal income tax purposes under the ADS system of depreciation. Under ADS, the Partnership is generally depreciating furnishings and equipment over a twelve-year recovery period using a straight-line method and a half-year convention. (If, however, the Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year.) Under ADS, the Partnership is generally depreciating buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention. The Partnership intends to depreciate all

Hotels acquired in the future using the same depreciation methods. To the extent that the Partnership acquired the Current Hotels in exchange for limited partnership interests in the Partnership, the Partnership's initial basis in such Current Hotels for federal income tax purposes was the same as the transferor's basis in that Hotel on the date of acquisition. Although the law is not entirely clear, the Partnership is depreciating such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.

     The Partnership's tax depreciation deductions have been and will be allocated among the partners in accordance with their respective interests in the Partnership (except to the extent that the Partnership is required under Code Section 704(c) to use a method for allocating depreciation deductions attributable to the Sunstone Initial Hotels or other contributed properties that results in the Company receiving a disproportionately large share of such deductions).

     Sale of the Partnership's Property. Generally, any taxable gain realized by the Partnership on the sale of property by the Partnership held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any taxable gain recognized by the Partnership on the disposition of the Sunstone Initial Hotels or any other hotels originally contributed to the Partnership by the Limited Partners other than the Company will be allocated first to the Limited Partners (other than the Company as a Limited Partner) under Section 704(c) of the Code to the extent of their "built-in gain" on those Hotels for federal income tax purposes. The Limited Partners' "built-in gain" on such Hotels sold will equal the excess of the Limited Partners' proportionate share of the book value of those Hotels over the Limited Partners' tax basis allocable to those Hotels at the time of the sale. Any remaining taxable gain recognized by the Partnership on the disposition of the Hotels will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

     The Company's share of any gain realized by the Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Federal Income Tax
Considerations -- Requirements for Qualification -- Income Tests." Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "Federal Income Tax Considerations -- Requirements For Qualification -- Income Tests" above. The Company, however, does not presently intend to allow the Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's or the Partnership's trade or business.

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), represented by Montgomery Securities, Bear, Stearns & Co. Inc., EVEREN Securities, Inc. and Raymond James & Associates, Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares, if they purchase any. In the event of a default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                                NUMBER OF
                                                                               SHARES TO BE
                                  UNDERWRITERS                                  PURCHASED
    -------------------------------------------------------------------------  ------------
    Montgomery Securities....................................................
    Bear, Stearns & Co. Inc. ................................................
    EVEREN Securities, Inc. .................................................
    Raymond James & Associates, Inc. ........................................
                                                                                 ---------
              Total..........................................................    4,800,000
                                                                                 =========

     The Representatives propose initially to offer the Common Stock to the public at the Price to Public set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers a concession of not more than $0. per share; and the Underwriters may allow, and such dealers may allow, a concession of not more than $0. per share to certain other dealers. The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part. After the initial public offering, the public offering price, allowances, concessions and other selling terms may be changed by the Representatives.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 720,000 additional shares to cover over-allotments. To the extent that the Underwriters exercise this option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this Offering.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     The Company and the officers of the Company will agree that, except under certain circumstances, for a period of 120 days after the date of this Prospectus, they will not, without the consent of Montgomery Securities, issue, sell or dispose of any shares of Common Stock or any shares convertible or exchangeable into any shares of Common Stock. See "Shares Eligible for Future Sale."

     In connection with the Offering, the Underwriters may engage in passive market-making transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales in the Offering, in accordance with Rule 10b-6A under the Exchange Act. Passive market-making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market-makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market-maker on each day are limited to a specified percentage of the passive market-maker's average daily trading volume in the Common Stock during a specified prior period and must be discontinued when such limit is reached. Passive market-making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     The Common Stock is currently listed for quotation on the Nasdaq National Market. The Company has applied for approval to list the Common Stock on the New York Stock Exchange under the symbol "SSI," and expects to be listed on such exchange prior top the closing of the Offering.


     At the IPO, MYPC, an affiliate of Montgomery Securities, acquired 24,500 Units in the Partnership. Additionally, MYPC received warrants to purchase 33,946 Units which are exercisable at any time between the first and the fifth anniversary of the closing of the IPO at an exercise price per share equal to the IPO offering price of $9.50 per share of Common Stock. At any time after one year following the closing of the IPO, the Units may be redeemed on a one-for-one basis for shares of Common Stock (or for cash at the election of the Company).

                                    EXPERTS

     The consolidated balance sheets of Sunstone Hotel Investors, Inc. as of December 31, 1995 and 1994, the combined balance sheet of Sunstone Initial Hotels as of December 31, 1994 and the related consolidated and combined statements of operations, equity and cash flows for the periods August 16, 1995, through December 31, 1995 and January 1, 1995 through August 15, 1995, respectively and the years ended December 31, 1994 and 1993 including the accompanying financial statement schedule as of December 31, 1995, the financial statements of Sunstone Hotel Properties, Inc. as of December 31, 1995 and for the period August 16, 1995, inception, through December 31, 1995, the financial statements of Renton Joint Venture as of December 31, 1995 and for the year then ended and the combined financial statements of Bay City Hospitality, Inc. and Price Hospitality, Inc. as of October 31, 1995 and for the year then ended, included in this Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports thereon included elsewhere herein. Such financial statements are included in reliance upon such reports given on their authority as experts in accounting and auditing.


     The balance sheets of Bay City Hospitality, Inc. as of October 31, 1994 and 1993 and the related statements of income, changes in shareholder's equity and of cash flows for the year ended October 31, 1994 and the period from February 5, 1993 (inception) to October 31, 1993 and the balance sheet of Price Hospitality, Inc., as of October 31, 1994 and the related statements of income, changes in shareholder's equity, and cash flows for the period from inception of operations, December 29, 1993, to October 31, 1994, included in this Prospectus have been audited by Griffing & Company, P.C., independent accountants, as set forth in their reports thereon included elsewhere herein and in the Registration Statement. Such financial statements are included in reliance upon such reports given on their authority as experts in accounting and auditing.


                            REPORTS TO STOCKHOLDERS

     The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP. In addition, the description of federal income tax consequences contained in the section of the Prospectus entitled "Federal Income Tax Considerations" is based on the opinion of Brobeck, Phleger & Harrison LLP. Certain legal matters related to this Offering will be passed upon for the Underwriters by O'Melveny & Myers LLP. In rendering their opinions, Brobeck, Phleger & Harrison LLP and O'Melveny & Myers LLP will rely upon the opinion of Ballard Spahr Andrews & Ingersoll as to certain matters of Maryland law.

                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement on Form S-11 (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules.

     The Registration Statement and the exhibits and schedules forming a part thereof filed by the Company with the Commission can be inspected and copies obtained from the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                         GLOSSARY OF SIGNIFICANT TERMS

     Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus.

     "ACM" means asbestos containing materials.

     "Acquisition Hotels" means the Holiday Inn-Renton, Washington hotel acquired on June 28, 1996, and the two hotels which the Company intends to acquire concurrently with the closing of the Offering.

     "ADA" means the Americans with Disabilities Act of 1990.

     "Additional Charges" means certain amounts payable by the Lessee in connection with Percentage Leases, including interest accrued on any late payments or charges.

     "Administrator" means the Compensation Committee or its designee.

     "ADR" means average daily room rate.

     "Affiliate" means (i) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital shares, shares or equity interests of such person, or (iii) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term "person" means and includes individuals, corporations, general and limited partnerships, shares companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

     "Alter Employment Agreement" means the employment agreement between the Company and Robert A. Alter.

     "Anti-Abuse Regulations" means certain federal tax regulations issued by the Service respecting abusive transactions involving partnerships.

     "Articles of Incorporation" means the Amended Articles of Incorporation of the Company, as amended by the Articles of Amendment of the Company, as filed with the State Department of Assessment and Taxation of Maryland on November 9, 1994, and as further amended by the Articles of Amendment of the Company, as filed with the State Department of Assessment and Taxation of Maryland on June 19, 1995.

     "Award Date" means the first meeting of the Board of Directors following the annual meeting of the Company's stockholders at which they are elected.

     "Base Rent" means the fixed obligation of the Lessee to pay a sum certain in monthly rent under each of the Percentage Leases.

     "Beneficiary" means the Beneficiary of a Share Trust.

     "Biederman Employment Agreement" means the employment agreement between the Company and Charles L. Biederman.

     "Board of Directors" means the Board of Directors of the Company.

     "Bylaws" means the Bylaws of the Company.

     "Cash Available for Distribution" means net income (loss) (computed in accordance with generally accepted accounting principles) of the Company plus depreciation and amortization and minority interest minus capital expenditures and principal payments on indebtedness.

     "Closing Price" shall mean on any date the last sale price, regular way, or, if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, as reported in the principal consolidated transaction reporting system.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

     "Company" means Sunstone Hotel Investors, Inc., a Maryland corporation, and Sunstone Hotel Investors, L.P., unless the context otherwise indicates.

     "CPI" means the United States Consumer Price Index, All Urban Consumers, U.S. City Average, All Items (1982-84 = 100).

     "Current Hotels" means the 17 hotels owned by the Company, exclusive of the Acquisition Hotels.

     "Cypress Inn Hotels" means the Company's four hotels located in Washington and Oregon previously operated as Cypress Inns Hotels.

     "Debt Limitation" means the provisions in the Company's Articles of Incorporation which limits consolidated indebtedness to 50% of the Company's investment in Hotels, at cost, after giving effect to the Company's use of proceeds from any indebtedness.

     "Directors Plan" means the 1994 Directors Plan adopted by the Board of Directors.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exempt Organizations" means entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, that are generally exempt from federal income taxation under Section 501(a) of the Code.

     "FFO" means funds from operations, defined as income before minority interest (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property and real estate related depreciation and amortization (excluding amortization of financing costs).

     "FIRPTA" means Foreign Investment in Real Property Tax Act of 1980, as amended.

     "Founding Director" means those directors who are members of the Board of Directors at the close of the Offering.

     "Franchise Agreement" shall mean the franchise agreement by and between the franchisor and the Lessee for each Current Hotel and any subsequently acquired Hotel pursuant to which a franchise agreement is executed. The term "Franchise Agreement" includes the applicable franchise license under which each Current Hotel and any subsequently acquired Hotel is operated.

     "General Partner" means Sunstone Hotel Investors, Inc., the sole general partner of the Partnership.


     "Hampton" means Promus Hotels, Inc.


     "Holiday Inn" means Holiday Inns Franchising, Inc.

     "Hospitality Directions" means the report dated January 1996 entitled "Coopers & Lybrand Hospitality Directions".

     "Hotels" means collectively the Current Hotels and the Acquisition Hotels.

     "Independent Director" means a director of the Company who is not an officer or employee of the Company, any Affiliate of an officer or employee or any Affiliate of (i) any advisor to the Company under an advisory agreement,
(ii) any lessee of any property of the Company, (iii) any subsidiary of the Company, or (iv) any partnership which is an Affiliate of the Company. Due to Mr. Enever's extensive personal relationship history with Mr. Alter and as former general partner of certain of the Sunstone Affiliates, Mr. Enever will not be deemed to be an Independent Director but will be eligible to participate in the Directors Plan.

     "ISOs" means incentive stock options granted under the 1994 Plan.

     "Lessee" means Sunstone Hotel Properties, Inc., a Colorado corporation.

     "Limited Partners" means the limited partners of the Partnership.

     "Line of Credit" means the $45 million line of credit facility (with an option to increase the total commitment to $50 million) obtained by the Company from Bank One of Arizona.

     "Management Agreement" means the Management Agreement between the Lessee and the Management Company pursuant to which the Management Company will provide certain management functions for the Company's hotels.

     "Management Company" means Sunstone Hotel Management, Inc., a Colorado corporation.

     "Market Price" shall mean on any date the average of the Closing Price for the five consecutive trading days ending on such date.

     "Marriott" means Marriott International, Inc.

     "MGCL" means the Maryland General Corporation Law, as amended from time to time.

     "MRC" means M R C Hotel Partners, Ltd., a Colorado limited partnership and a Sunstone Affiliate.

     "MYPC" means MYPC Partners, an affiliate of Montgomery Securities, one of the Representatives.

     "Nasdaq National Market" means the National Association of Securities Dealers, Automated Quotation National Market.

     "1994 Plan" means the Company's 1994 Stock Incentive Plan.

     "Non-U.S. Stockholders" means nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders.

     "Offering" means the offering of Common Stock hereby.

     "Option Agreement" means that certain Right of First Refusal and Option to Purchase to be executed by the Company, Mr. Alter and Mr. Biederman granting the Company certain rights to acquire certain hotels in which Affiliates of Mr. Alter and Mr. Biederman own an interest.

     "Ownership Limit" means the restriction on ownership (or deemed ownership by virtue of the attribution provisions of the Code) of more than 9.8% of the outstanding shares of Common Stock or of the outstanding shares of Preferred Stock.

     "Participants" means those employees of the Company who are eligible to participate in the 1994 Plan.

     "Partnership" means Sunstone Hotel Investors, L.P., a limited partnership organized under the laws of the State of Delaware.

     "Partnership Agreement" means the partnership agreement of the Partnership, as amended and restated.

     "Partnership Provisions" means the partnership provisions of the Code.

     "Percentage Leases" means collectively the operating leases between the Lessee and the Partnership pursuant to which the Lessee leases the Current Hotels from the Partnership and will lease the Acquisition Hotels from the Partnership and any additional Hotels acquired by the Company after the Offering, as each may be amended or restated.

     "Percentage Rent" means rent based on percentages of revenue payable by the Lessee pursuant to the Percentage Leases.

     "Preferred Stock" means the preferred stock, par value $.01 per share, of the Company.

     "Prohibited Owner" means the record holder of shares that become Shares-in-Trust.

     "Proposed Regulations" means a regulation issued by the U.S. Treasury Department under the partnership provisions of the Code that authorize the Service, in certain abusive transactions involving partnerships, to disregard the form of the transaction and recast it for federal income tax purposes as the Service deems appropriate.

     "Redemption Right" means the right of the persons receiving Units in the Formation Transactions to cause the redemption of Units in exchange for shares of Common Stock on a one-for-one basis (or for cash at the election of the Company or if the issuance of shares of Common Stock would result in any person owning, directly or indirectly, more than 9.8% of the shares of Common Stock).

     "Reelected Director" means any eligible director who, during the term of the Directors Plan, ceases to be a member of the Board but is subsequently reelected.

     "REIT" means real estate investment trust, as defined in Section 856 of the Code.

     "Rent" means the greater of Base Rent and Percentage Rent payable under the Percentage Leases.

     "Representatives" means Montgomery Securities, Bear, Stearns & Co. Inc., EVEREN Securities, Inc. and Raymond James & Associates, Inc.

     "REVPAR" means revenue per available room for the applicable period.

     "Rule 144" means the rule promulgated under the Securities Act that permits holders of restricted securities as well as Affiliates of an issuer of the securities, pursuant to certain conditions and subject to certain restrictions, to sell their securities publicly without registration under the Securities Act.

     "SARs" means share appreciation rights.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Service" means the United States Internal Revenue Service.

     "Share Trust" means a trust established to hold shares of Common Stock or Preferred Stock that cause a person or entity to violate the Ownership Limit.

     "Share Trustee" means the trustee of a Share Trust.

     "Shares-in-Trust" means any shares of Common Stock in the REIT designated as Shares-in-Trust pursuant to the Restrictions on Ownership provisions of the Company's Articles of Incorporation.

     "Smith Travel" means Smith Travel Research, Inc., an unaffiliated hotel industry research firm.

     "SSHI" means the symbol which has been approved for quotation of the shares of Common Stock on the Nasdaq National Market.

     "Steamboat Partnership" means Steamboat Hotel Partners, Ltd., a Colorado limited partnership, which is a Sunstone Affiliate that owns one of the Sunstone Initial Hotels.

     "Subscription Agreement" means that certain Subscription Agreement by and among the Company, MRC, MYPC, Mr. Alter, Mr. Biederman and Mr. Enever dated as of September 23, 1994.

     "Sunstone Affiliates" means the Affiliates of Messrs. Alter, Biederman or Enever, including the predecessors of such entities, that owned or managed the Sunstone Initial Hotels.

     "Sunstone Initial Hotels" means the Holiday Inn-Provo, Utah, the Holiday Inn-Craig Colorado, the Holiday Inn-Steamboat Springs, Colorado, the Hampton Inn-Denver, Colorado, the Hampton Inn-Pueblo, Colorado, the Hampton Inn-Mesa, Arizona and the Courtyard by Marriott-Fresno, California.

     "Third Party Pledge Agreement" means the Third Party Pledge Agreement entered into by and among the Partnership, Mr. Alter and Mr. Biederman, as amended.

     "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Common or Preferred Stock are listed or admitted to trading is open for the transaction of business.

     "Treasury Regulations" means the income tax regulations promulgated under the Code.

     "UBTI" means unrelated business taxable income as defined in Section 512 of the Code.

     "UBTI Percentage" means the gross income derived from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid.

     "Underwriters" means the Underwriters named in this Prospectus.

     "Underwriting" means information concerning indemnification of the Underwriters and other matters.

     "Underwriting Agreement" means the Underwriting Agreement between the Representatives, as Representatives of the several Underwriters, and the Company.

     "Unit Purchase Agreement" means the Agreement Respecting Lessee Unit Purchase to be entered into by and among the Company, the Partnership, the Lessee, Mr. Alter and Mr. Biederman.

     "Units" means units of partnership interest in the Partnership.

     "USFS" means U.S. Franchise Systems, Inc., franchisor of Hawthorn Suites hotels.

                         INDEX TO FINANCIAL STATEMENTS

Sunstone Hotel Investors, Inc. -- Pro Forma Consolidated Financial Information
  Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996.................    F-3
  Notes to Unaudited Pro Forma Consolidated Balance Sheet.............................    F-4
  Unaudited Pro Forma Consolidated Statement of Income for the Year Ended
     December 31, 1995................................................................    F-6
  Unaudited Pro Forma Consolidated Statement of Income for the Three Months Ended
     March 31, 1996...................................................................    F-7
  Unaudited Pro Forma Consolidated Statement of Income for the Three Months Ended
     March 31, 1995...................................................................    F-8
  Notes to Unaudited Pro Forma Consolidated Statements of Income......................    F-9
Sunstone Hotel Properties, Inc. -- Pro Forma Combined Statements of Operations
  Unaudited Pro Forma Combined Statement of Operations for the Year Ended
     December 31, 1995................................................................   F-11
  Unaudited Pro Forma Combined Statement of Operations for the Three Months Ended
     March 31, 1996...................................................................   F-12
  Unaudited Pro Forma Combined Statement of Operations for the Three Months Ended
     March 31, 1995...................................................................   F-13
  Notes to Unaudited Pro Forma Combined Statements of Operations......................   F-14
Sunstone Hotel Investors, Inc. and Sunstone Initial Hotels (the "Predecessor")
  Report of Independent Accountants...................................................   F-15
  Sunstone Hotel Investors, Inc. -- Consolidated Balance Sheets as of March 31, 1996
     (unaudited), December 31, 1995 and 1994; Sunstone Initial Hotels (Predecessor) --
     Combined Balance Sheet as of December 31, 1994...................................   F-16
  Sunstone Hotel Investors, Inc. -- Consolidated Statement of Income for the Three
     Months
     Ended March 31, 1996 (unaudited) and for the Period August 16, 1995 (Inception)
     through
     December 31, 1995; Sunstone Initial Hotels (Predecessor) -- Combined Statement of
     Income for the Three Months Ended March 31, 1995 (unaudited) and for the Period
     January 1, 1995 Through August 15, 1995 and for the Years Ended December 31, 1994
     and 1993.........................................................................   F-17
  Sunstone Hotel Investors, Inc. -- Consolidated Statement of Cash Flows for the Three
     Months Ended March 31, 1996 (unaudited) and for the Period August 16, 1995
     (Inception) Through December 31, 1995; Sunstone Initial Hotels
     (Predecessor) -- Combined Statement of Cash Flows for the Three Months Ended
     March 31, 1995 (unaudited) and for the Period January 1, 1995 Through August 15,
     1995 and for the Years Ended December 31, 1994 and 1993..........................   F-18
  Sunstone Hotel Investors, Inc. -- Consolidated Statement of Equity for the Year
     Ended December 31, 1995; Sunstone Initial Hotels (Predecessor) -- Combined
     Statement of
     Deficit for the Period January 1, 1995 to August 15, 1995 and the Years Ended
     December 31, 1994 and 1993.......................................................   F-19
  Notes to Consolidated and Combined Financial Statements.............................   F-20
  Schedule III -- Real Estate and Accumulated Depreciation as of December 31, 1995....   F-26
Sunstone Hotel Properties, Inc. (the Lessee)
  Report of Independent Accountants...................................................   F-27
  Balance Sheets as of March 31, 1996 (unaudited) and December 31, 1995...............   F-28

  Statements of Operations and Deficit for the Three Months Ended March 31, 1996
     (unaudited) and for the Period From Inception, August 16, 1995 through December
     31, 1995.........................................................................   F-29
  Statements of Cash Flows for the Three Months Ended March 31, 1996 (unaudited) and
     for the Period From Inception, August 16, 1995 Through December 31, 1995.........   F-30
  Notes to Combined Financial Statements..............................................   F-31
Renton Joint Venture (A Washington General partnership)
  Report of Independent Accountants...................................................   F-33
  Balance Sheets as of March 31, 1996 (unaudited) and December 31, 1995...............   F-34
  Statements of Operations for the Three Months Ended March 31, 1995 and 1996
     (unaudited) and for the Year Ended December 31, 1995.............................   F-35
  Statement of Partners' Equity for the Year Ended December 31, 1995 and for the Three
     Months Ended March 31, 1996 (unaudited)..........................................   F-36
  Statements of Cash Flows for the Three Months Ended March 31, 1996 (unaudited) and
     for the Year Ended December 31, 1995.............................................   F-37
  Notes to Financial Statements.......................................................   F-38
Bay City Hospitality, Inc. and Price Hospitality, Inc.
  Report of Independent Accountants...................................................   F-41
  Combined Balance Sheets as of January 31, 1996 (unaudited) and October 31, 1995.....   F-42
  Combined Statements of Operations and Equity for the Three Months Ended January 31,
     1996 (unaudited) and for the Year Ended October 31, 1995.........................   F-43
  Combined Statements of Cash Flows for the Three Months Ended January 31, 1996
     (unaudited) and for the Year Ended October 31, 1995..............................   F-44
  Notes to Combined Financial Statements..............................................   F-45
Bay City Hospitality, Inc.
  Report of Independent Accountants...................................................   F-48
  Balance Sheets as of October 31, 1994 and 1993......................................   F-49
  Income Statements for the Year Ended October 31, 1994 and for the Period From
     Inception, February 5, 1993, Through October 31, 1993............................   F-50
  Statement of Changes in Shareholder's Equity for the Period From Inception, February
     5, 1993, Through October 31, 1994................................................   F-51
  Statements of Cash Flows for the Year Ended October 31, 1994 and for the Period From
     Inception, February 5, 1993, Through October 31, 1993............................   F-52
  Notes to Financial Statements.......................................................   F-53
Price Hospitality, Inc.
  Report of Independent Accountants...................................................   F-56
  Balance Sheet as of October 31, 1994................................................   F-57
  Statement of Income and Changes in Shareholder's Equity for the Period From
     Inception of Operations Through October 31, 1994.................................   F-58
  Statement of Cash Flows for the Period From Inception of Operations Through October
     31, 1994.........................................................................   F-59
  Notes to Financial Statements.......................................................   F-60

                         SUNSTONE HOTEL INVESTORS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1996

     The following Unaudited Pro Forma Consolidated Balance sheet is presented as if the Offering as set forth under the caption "Use of Proceeds" had occurred on March 31, 1996. Such information should be read in conjunction with the Financial Statements listed in the index at page F-1 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of the Offering and related transactions have been made.

     The following unaudited Pro Forma Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of March 31, 1996, nor does it purport to represent the future financial position of the Company.


                                                                                                                    PRO FORMA
                                       SUNSTONE                                                                   SUNSTONE HOTEL
                                         HOTEL         PRO FORMA      CURRENT     ACQUISITION    PRO FORMA          INVESTORS,
                                    INVESTORS, INC.   ADJUSTMENTS     HOTELS      PROPERTIES    ADJUSTMENTS            INC.
                                    ---------------   -----------   -----------   -----------   ------------      --------------
                                       (HISTORICAL)                 (PRO FORMA)
                                           (A)           (B)                          (C)
ASSETS:
Investment in hotel properties,
  net.............................    $67,076,000     $6,800,000    $73,876,000   $25,578,000                      $ 99,454,000
Mortgage notes receivable.........                     2,850,000     2,850,000                                        2,850,000
Cash..............................        407,000                      407,000                  $  2,248,000(D)       2,655,000
Rent receivable -- Lessee.........      2,227,000                    2,227,000                                        2,227,000
Due from affiliates...............        128,000                      128,000                                          128,000
Prepaid expenses and
  other assets, net...............      1,206,000                    1,206,000                                        1,206,000
                                        ---------      ---------     ---------      ---------      ---------          ---------
                                      $71,044,000     $9,650,000    $80,694,000   $25,578,000   $  2,248,000       $108,520,000
                                        =========      =========     =========      =========      =========          =========
LIABILITIES AND STOCKHOLDERS'
  EQUITY:
Revolving line of credit..........     22,000,000      5,750,000    27,750,000     25,578,000    (44,328,000)(D)      9,000,000
Mortgage notes payable............                     3,025,000     3,025,000                                        3,025,000
Accounts payable and other accrued
  expenses........................      1,690,000                    1,690,000                                        1,690,000
                                        ---------      ---------     ---------      ---------      ---------          ---------
                                       23,690,000      8,775,000    32,465,000     25,578,000    (44,328,000)        13,715,000
                                        ---------      ---------     ---------      ---------      ---------          ---------
Minority interest.................      8,722,000        875,000     9,597,000                     1,456,000(E)      11,053,000
                                        ---------      ---------     ---------      ---------      ---------          ---------
Stockholders' equity:
Common stock, $.01 par value,
  50,000,000 authorized;
  6,322,000 shares outstanding;
  11,122,000 pro forma............         63,000                       63,000                        48,000(D)         111,000
Preferred stock, $.01 par value,
  10,000,000 authorized, no shares
  issued or outstanding...........
Additional paid-in capital........     37,432,000                   37,432,000                    46,528,000(D)      82,504,000
                                                                                                  (1,456,000)(E)
Retained earnings.................      1,137,000                    1,137,000                                        1,137,000
                                        ---------      ---------     ---------      ---------      ---------          ---------
                                       38,632,000                   38,632,000                    45,120,000         83,752,000
                                        ---------      ---------     ---------      ---------      ---------          ---------
                                      $71,044,000     $9,650,000    $80,694,000   $25,578,000   $  2,248,000       $108,520,000
                                        =========      =========     =========      =========      =========          =========


  The accompanying notes are an integral part of the pro forma balance sheets.

                         SUNSTONE HOTEL INVESTORS, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1996

(A) Reflects the Company's historical consolidated balance sheet as of March 31, 1996.

(B) Represents pro forma adjustments to reflect the assets, liabilities and equity of the acquisition of the Riverside, California property, the sale of two Cypress Inn properties and the redevelopment and renovation draws on the Revolving Line of Credit subsequent to March 31, 1996.


(C) Reflects the purchase of the Acquisition Hotels, including estimated closing costs.


(D) Reflects the effects of the Offering and the use of proceeds therefrom as described in "Use of Proceeds" as if the Offering occurred on March 31, 1996.

(E) Reflects a reallocation between minority interest and shareholders' equity to reflect the Limited Partners' 11.7% interest in the Partnership after the Offering.

                         SUNSTONE HOTEL INVESTORS, INC.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1995,
                   THE THREE MONTHS ENDED MARCH 31, 1996 AND
                     THE THREE MONTHS ENDED MARCH 31, 1995
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following Unaudited Pro Forma Consolidated Statement of Income of Sunstone Hotel Investors, Inc. for the year ended December 31, 1995, the three months ended March 31, 1996 and the three months ended March 31, 1995, are presented as if the closing of the Offering described under the caption "Use of Proceeds" had occurred as of January 1, 1995. Such information should be read in conjunction with the Financial Statements listed in the Index at page F-1 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of the Offering and related transactions have been made.

     These Statements are not necessarily indicative of what actual results of operation of the Company would have been assuming such transactions had been completed as of the beginning of the periods presented, nor do they purport to represent the results of operations for future periods.

                         SUNSTONE HOTEL INVESTORS, INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995


                                                                        PRO FORMA
                                                                       ADJUSTMENTS
                                          CURRENT      ACQUISITION     -----------          SUNSTONE
                                           HOTEL          HOTELS                              HOTEL
                                        -----------    ------------                      INVESTORS, INC.
                                        (ESTIMATED)    (PRO FORMA)                       ---------------
                                            (A)            (C)                             (PRO FORMA)
REVENUES:
Lease revenue.........................  $11,766,000    $  3,254,000    $                   $  15,020,000
Interest income.......................       47,000                                               47,000
                                        -----------     -----------    -----------           -----------
                                         11,813,000       3,254,000                           15,067,000
                                        -----------     -----------    -----------           -----------
EXPENSES:
Real estate related depreciation and
  amortization........................    3,282,000       2,048,000                            5,330,000
Interest expense and amortization of
  financing costs.....................    1,503,000       1,931,000     (2,416,000)(D)         1,018,000
Real estate, personal property taxes
  and insurance.......................    1,301,000         432,000                            1,733,000
General and administrative............      375,000                                              375,000
                                        -----------     -----------    -----------           -----------
     Total expenses...................    6,461,000       4,411,000     (2,416,000)            8,456,000
                                        -----------     -----------    -----------           -----------
     Income before minority interest
       and extraordinary items........    5,352,000    $ (1,157,000)   $ 2,416,000         $   6,611,000
                                                        ===========    ===========
Minority interest(E)..................    1,011,000                                              771,000
                                        -----------                                          -----------
     Net income.......................  $ 4,341,000                                        $   5,840,000
                                        ===========                                          ===========
Net income per Common Share
  outstanding.........................                                                     $        0.53
                                                                                             ===========
Weighted average number of shares of
  Common Stock and Common Stock
  equivalents outstanding (in
  000's)..............................                                                            11,122
                                                                                             ===========

                         SUNSTONE HOTEL INVESTORS, INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996


                                                                                         PRO FORMA
                                                                                        ADJUSTMENTS
                               SUNSTONE        PRO FORMA      CURRENT     ACQUISITION   -----------     SUNSTONE HOTEL
                                 HOTEL        ADJUSTMENTS     HOTELS        HOTELS                      INVESTORS, INC.
                            INVESTORS, INC.   -----------   -----------   -----------                   ---------------
                            ---------------       (B)       (PRO FORMA)   (C)                             (PRO FORMA)
                             (HISTORICAL)
                                  (A)
REVENUES:
Lease revenue.............    $ 3,190,000      $ 227,000    $3,417,000    $   643,000    $                $ 4,060,000
Interest income...........         19,000                       19,000                                         19,000
                            ---------------   -----------   -----------   -----------   -----------     ---------------
                                3,209,000        227,000     3,436,000        643,000                       4,079,000
                            ---------------   -----------   -----------   -----------   -----------     ---------------
EXPENSES:
Real estate related
  depreciation and
  amortization............        849,000         27,000       876,000        512,000                       1,388,000
Interest expense and
  amortization of
  financing costs.........        324,000        143,000       467,000        483,000     (709,000)(D)        241,000
Real estate, personal
  property taxes and
  insurance...............        253,000         21,000       274,000        116,000                         390,000
General and
  administrative..........        153,000                      153,000                                        153,000
                            ---------------   -----------   -----------   -----------   -----------     ---------------
    Total expenses........      1,579,000        191,000     1,770,000      1,111,000     (709,000)         2,172,000
                            ---------------   -----------   -----------   -----------   -----------     ---------------
    Income before minority
      interest............      1,630,000      $  36,000     1,666,000    $  (468,000)   $ 709,000          1,907,000
                                              ===========                  ==========   ===========
                                                            -----------
Minority interest (E).....        293,000                      293,000                                        222,000
                            ---------------                 -----------                                 ---------------
    Net income............    $ 1,337,000                   $1,373,000                                    $ 1,685,000
                             ============                   ============                                ==============
Net income per Common
  Share outstanding.......                                                                                $      0.15
                                                                                                        ==============
Weighted average number of
  shares of Common Stock
  and Common Stock
  equivalents outstanding
  (in 000's)..............                                                                                     11,122
                                                                                                        ==============

                         SUNSTONE HOTEL INVESTORS, INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1995


                                                                         ACQUISITION      PRO FORMA
                                                                           HOTELS        ADJUSTMENTS
                              SUNSTONE        PRO FORMA      CURRENT     -----------     -----------     SUNSTONE HOTEL
                                HOTEL        ADJUSTMENTS     HOTELS                                        INVESTORS,
                           INVESTORS, INC.   -----------   -----------                                        INC.
                           ---------------       (B)       (PRO FORMA)                                   --------------
                             (PRO FORMA)                                                                  (PRO FORMA)
                                 (A)
REVENUES:
Lease revenue............    $ 2,593,000      $ 695,000    $3,288,000    $   580,000(C)   $                $3,868,000
Interest income..........
                           ---------------   -----------   -----------   -----------     -----------     --------------
                               2,593,000        695,000     3,288,000        580,000                        3,868,000
                           ---------------   -----------   -----------   -----------     -----------     --------------
EXPENSES:
Real estate related
  depreciation and
  amortization...........        505,000        260,000       765,000        512,000(C)                     1,277,000
Interest expense and
  amortization of
  financing costs........                       364,000       364,000        483,000(C)    (606,000)(D)       241,000
Real estate, personal
  property taxes and
  insurance..............        127,000        109,000       236,000        115,000(C)                       351,000
General and
  administrative.........        104,000                      104,000                                         104,000
                           ---------------   -----------   -----------   -----------     -----------     --------------
    Total expenses.......        736,000        733,000     1,469,000      1,110,000       (606,000)        1,973,000
                           ---------------   -----------   -----------   -----------     -----------     --------------
    Income before
      minority
      interest...........      1,857,000      $ (38,000)   $1,819,000    $  (530,000)     $ 606,000         1,895,000
                                             ===========                  ==========     ===========
                                                           -----------
Minority interest(E).....        324,000                      324,000                                         221,000
                           ---------------                 -----------                                   --------------
    Net income...........    $ 1,533,000                   $1,495,000                                      $1,674,000
                            ============                   ============                                  ==============
Net income per Common
  Share outstanding......                                                                                  $     0.15
                                                                                                         ==============
Weighted average number
  of shares of Common
  Stock and Common Stock
  equivalents outstanding
  (in 000's).............                                                                                      11,122
                                                                                                         ==============

                         SUNSTONE HOTEL INVESTORS, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
  FOR THE YEAR ENDED DECEMBER 31, 1995, THE THREE MONTHS ENDED MARCH 31, 1996
                   AND THE THREE MONTHS ENDED MARCH 31, 1995

(A) The Company began operations on August 16, 1995. Estimated revenues and expenses for the Current Hotels for the year ended December 31, 1995, include the actual results of operations for the period August 16, 1995 to December 31, 1995 for the Hotels owned by the Company during that period plus estimated results of operations for all the Current Hotels to reflect results from operations as if the Lessee had leased all the Current Hotels from the Company beginning January 1, 1995. For the three months ended March 31, 1996 and the three months ended March 31, 1995, amounts represent the Company's historical consolidated income statement for that period.

(B) Represents pro forma adjustments to reflect the results of operations for the effect of the acquisition of the Riverside, California and Cypress Inn properties and the subsequent sale of two Cypress Inn hotels each occurring subsequent to March 31, 1996.

(C) Reflects the results of operations from the purchase of the Acquisition Hotels.

(D) Represents an adjustment to reflect the elimination of historical and pro forma interest expense related to the debt repaid from the proceeds of the Offering and the addition of interest expense at LIBOR plus 1.90% on the amount to be outstanding immediately after the Offering.

(E)  Calculated at 11.7% of income before minority interest.

                        SUNSTONE HOTEL PROPERTIES, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
  FOR THE YEAR ENDED DECEMBER 31, 1995, THE THREE MONTHS ENDED MARCH 31, 1996
                   AND THE THREE MONTHS ENDED MARCH 31, 1995

     The following Unaudited Pro Forma Combined Statements of Operations are presented as if the application of the net proceeds of the Offering as set forth under the caption "Use of Proceeds" had occurred as of the beginning of the period presented. Such information should be read in conjunction with the Financial Statements listed in the Index at page F-1 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of the Offering and related transactions have been made.

     The following unaudited Pro Forma Combined Statements of Operations are not necessarily indicative of what actual results of operations of the Lessee and Initial Hotels would have been assuming such transactions had been completed as of the beginning of the periods presented nor do they purport to represent the results of operations for future periods.

                        SUNSTONE HOTEL PROPERTIES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                   ACQUISITION                            SUNSTONE
                                                     HOTELS         PRO FORMA               HOTEL
                                                   -----------     ADJUSTMENTS        PROPERTIES, INC.
                                     CURRENT                       -----------        -----------------
                                      HOTEL            (C)                               (PRO FORMA)
                                   -----------
                                   (ESTIMATED)
                                       (A)
OPERATING REVENUES:
Room.............................  $27,914,000     $ 7,673,000     $                     $35,587,000
Food and beverage................    1,933,000       2,112,000                             4,045,000
Other............................    1,288,000         340,000                             1,628,000
                                   -----------     -----------     -----------           -----------
                                    31,135,000      10,125,000                            41,260,000
                                   -----------     -----------     -----------           -----------
OPERATING EXPENSES:
Room.............................    7,816,000       1,949,000                             9,765,000
Food and beverage................    1,955,000       1,642,000                             3,597,000
Other............................      658,000         181,000                               839,000
                                   -----------     -----------     -----------           -----------
                                    10,429,000       3,772,000                            14,201,000
                                   -----------     -----------     -----------           -----------
  Departmental profit............   20,706,000       6,353,000                            27,059,000
                                   -----------     -----------     -----------           -----------
General and administrative.......    2,889,000       1,052,000                             3,941,000
Sales and marketing..............    1,901,000         853,000                             2,754,000
Repairs and maintenance..........    1,282,000         541,000                             1,823,000
Utilities and other operating
  costs..........................    1,666,000         610,000                             2,276,000
Management fees..................      790,000         360,000        (325,000)(D)           825,000
Franchise fees...................      793,000                                               793,000
Real estate, personal property
  taxes and insurance............      846,000         432,000      (1,278,000)(E)
                                   -----------     -----------     -----------           -----------
  Gross operating profit.........   10,539,000       2,505,000       1,603,000            14,647,000
                                   -----------     -----------     -----------           -----------
Real estate related depreciation
  and amortization...............                      540,000        (540,000)(F)
Interest expense and amortization
  of financing costs.............                    1,377,000      (1,377,000)(G)
Rent expense.....................    3,013,000                      12,007,000(H)         15,020,000
                                   -----------     -----------     -----------           -----------
  Net income.....................  $ 7,526,000     $   588,000     $(8,487,000)          $  (373,000)
                                   ===========     ===========     ===========           ===========

                        SUNSTONE HOTEL PROPERTIES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996

                                   SUNSTONE HOTEL    PRO FORMA      CURRENT     ACQUISITION   PRO FORMA        SUNSTONE HOTEL
                                  PROPERTIES, INC.   ADJUSTMENTS    HOTELS        HOTELS     ADJUSTMENTS      PROPERTIES, INC.
                                  ----------------   ----------   -----------   ----------   -----------      ----------------
                                    (HISTORICAL)                  (PRO FORMA)                                   (PRO FORMA)
                                        (A)
OPERATING REVENUES:
Room.............................    $6,786,000       $421,000    $7,207,000    $1,746,000    $                 $  8,953,000
Food and beverage................       232,000         32,000       264,000       436,000                           700,000
Other............................       318,000         53,000       371,000        77,000                           448,000
                                     ----------       --------    ----------    ----------   ----------           ----------
                                      7,336,000        506,000     7,842,000     2,259,000                        10,101,000
                                     ----------       --------    ----------    ----------   ----------           ----------
OPERATING EXPENSES:
Room.............................     1,697,000        113,000     1,810,000       462,000                         2,272,000
Food and beverage................       242,000         26,000       268,000       374,000                           642,000
Other............................       193,000         34,000       227,000        49,000                           276,000
                                     ----------       --------    ----------    ----------   ----------           ----------
                                      2,132,000        173,000     2,305,000       885,000                         3,190,000
                                     ----------       --------    ----------    ----------   ----------           ----------
  Departmental profit............     5,204,000        333,000     5,537,000     1,374,000                         6,911,000
                                     ----------       --------    ----------    ----------   ----------           ----------
General and administrative.......       461,000        109,000       570,000       296,000                           866,000
Sales and marketing..............       638,000         46,000       684,000       195,000                           879,000
Repairs and maintenance..........       316,000        (10,000)      306,000       139,000                           445,000
Utilities and other operating
  costs..........................       294,000        (29,000)      265,000       148,000                           413,000
Management fees..................       132,000         33,000       165,000        80,000      (43,000)(D)          202,000
Franchise fees...................       192,000         46,000       238,000                                         238,000
Real estate, personal property
  taxes and insurance............                       21,000        21,000       116,000     (137,000)(E)
                                     ----------       --------    ----------    ----------   ----------           ----------
  Gross operating profit.........     3,171,000        117,000     3,288,000       400,000      180,000            3,868,000
                                     ----------       --------    ----------    ----------   ----------           ----------
Real estate related depreciation
  and amortization...............                                                  136,000     (136,000)(F)
Interest expense and amortization
  of financing costs.............                                                  294,000     (294,000)(G)
Rent expense.....................     3,190,000                    3,190,000                    870,000(H)         4,060,000
                                     ----------       --------    ----------    ----------   ----------           ----------
  Net income.....................    $  (19,000)      $117,000    $   98,000    $  (30,000)   $(260,000)        $   (192,000)
                                     ==========       ========    ==========    ==========   ==========           ==========

                        SUNSTONE HOTEL PROPERTIES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1995

                                                                                           SUNSTONE
                                          CURRENT        ACQUIRED       PRO FORMA           HOTEL
                                           HOTELS         HOTELS       ADJUSTMENTS     PROPERTIES, INC.
                                         ----------     ----------     -----------     ----------------
                                         (ESTIMATED)    (HISTORICAL)                     (PRO FORMA)
                                                (A)
OPERATING REVENUES:
Room...................................  $7,248,000     $1,468,000     $                 $  8,716,000
Food and beverage......................     496,000        479,000                            975,000
Other..................................     341,000         75,000                            416,000
                                         ----------     ----------     -----------         ----------
                                          8,085,000      2,022,000                         10,107,000
                                         ----------     ----------     -----------         ----------
OPERATING EXPENSES:
Room...................................   1,759,000        447,000                          2,206,000
Food and beverage......................     512,000        401,000                            913,000
Other..................................     212,000         45,000                            257,000
                                         ----------     ----------     -----------         ----------
                                          2,483,000        893,000                          3,376,000
                                         ----------     ----------     -----------         ----------
  Departmental profit..................   5,602,000      1,129,000                          6,731,000
                                         ----------     ----------     -----------         ----------
General and administrative.............     743,000        281,000                          1,024,000
Sales and marketing....................     451,000        199,000                            650,000
Repairs and maintenance................     268,000        118,000                            386,000
Utilities and other operating costs....     379,000        146,000                            525,000
Management fees........................     234,000         72,000        (104,000)(B)        202,000
Franchise fees.........................     174,000                                           174,000
Real estate, personal property taxes
  and insurance........................     205,000        115,000        (320,000)(C)
                                         ----------     ----------     -----------         ----------
  Gross operating profit...............   3,148,000        198,000         424,000          3,770,000
                                         ----------     ----------     -----------         ----------
Real estate related depreciation and
  amortization.........................                     73,000         (73,000)(D)
Interest expense and amortization of
  financing costs......................                    257,000        (257,000)(E)
Rent expense...........................                                  3,868,000(F)       3,868,000
                                         ----------     ----------     -----------         ----------
  Net income...........................  $3,148,000     $ (132,000)    $(3,114,000)      $    (98,000)
                                         ==========     ==========     ===========         ==========

                        SUNSTONE HOTEL PROPERTIES, INC.,
                                   THE LESSEE

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995,
                     THE THREE MONTHS ENDED MARCH 31, 1996
                   AND THE THREE MONTHS ENDED MARCH 31, 1995

     (A) The Lessee began operations on August 16, 1995. Estimated revenues and expenses for the Current Hotels include the actual results of operations for the period August 16, 1995 to December 31, 1995 for the Hotels owned by the Company during that period plus estimated results of operations for all the Current Hotels to reflect results from operations as if the Lessee had leased all the Current Hotels from the Company beginning January 1, 1995. For the three months ended March 31, 1996 and the three months ended March 31, 1995, amounts represent the Lessee's historical combined statement of operations for that period.

     (B) Represents pro forma adjustments to reflect the results of operations for the effect of the Company's acquisition of the Riverside, California and Cypress Inn properties and the subsequent sale of two Cypress Inn hotels, each occurring subsequent to March 31, 1996.

     (C) Reflects the results of operations from the Acquisition Hotels.

     (D) Represents an adjustment to reflect management fees of 2% of total revenues.

     (E) Reflects the real estate and personal property taxes, and property insurance which would be incurred by the Company.

     (F) Represents the elimination of depreciation expense which would be a pro forma expense incurred by the Company.

     (G) Represents the elimination of interest expense which would be a pro forma cost incurred by the Company.

     (H) Represents rent expense calculated on a pro forma basis by applying the rent provisions of the Percentage Leases to the historical revenues of the Hotels.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Sunstone Hotel Investors, Inc.

     We have audited the accompanying consolidated balance sheets of Sunstone Hotel Investors, Inc. (the "Company") as of December 31, 1995 and 1994, the combined balance sheet of Sunstone Initial Hotels (the "Predecessor") as of December 31, 1994, and the related consolidated and combined statements of operations, equity and cash flows for the periods August 16, 1995, through December 31, 1995 and January 1, 1995 through August 15, 1995, respectively and the years ended December 31, 1994 and 1993. Our audit also included the accompanying financial statement schedule as of December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the consolidated and combined financial position of Sunstone Hotel Investors, Inc. and Sunstone Initial Hotels as of December 31, 1995 and 1994, and the consolidated and combined results of their operations and cash flows for the periods August 16, 1995, through December 31, 1995 and January 1, 1995 through August 15, 1995, respectively and the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles.

     In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


                                          COOPERS & LYBRAND L.L.P.


Newport Beach, California
March 28, 1996

         SUNSTONE HOTEL INVESTORS, INC. -- CONSOLIDATED BALANCE SHEETS

        SUNSTONE INITIAL HOTELS (PREDECESSOR) -- COMBINED BALANCE SHEET


                                                 SUNSTONE HOTEL INVESTORS, INC.
                                             --------------------------------------       SUNSTONE
                                                                                       INITIAL HOTELS
                                                                 DECEMBER 31,            YEAR ENDED
                                                            -----------------------     DECEMBER 31,
                                                               1995          1994           1994
                                              MARCH 31,     -----------    --------    --------------
                                                1996
                                             -----------
                                             (UNAUDITED)
ASSETS:
Investment in hotel properties, net........  $67,076,000    $49,926,000    $  5,000     $  17,539,000
Cash.......................................      407,000      5,222,000       6,000           718,000
Restricted cash............................                                                   104,000
Rent receivable -- Lessee..................    2,227,000        646,000
Due from affiliates........................      128,000         21,000
Trade Receivables..........................                                                   254,000
Prepaid expenses and other assets, net.....    1,206,000      1,421,000     615,000           324,000
                                             -----------    -----------    --------       -----------
                                             $71,044,000    $57,236,000    $626,000     $  18,939,000
                                             ===========    ===========    ========       ===========
LIABILITIES AND STOCKHOLDERS'
  EQUITY:
Long-term debt.............................  $              $              $            $  23,698,000
Revolving line of credit...................   22,000,000      8,400,000
Accounts payable and other accrued
  expenses.................................    1,690,000      1,346,000     136,000         2,215,000
Dividends/distributions payable............                   1,764,000
Due to affiliates..........................                                                 1,300,000
                                             -----------    -----------    --------       -----------
                                              23,690,000     11,510,000     136,000        27,213,000
                                             -----------    -----------    --------       -----------
Minority interest..........................    8,722,000      8,231,000
                                             -----------    -----------
Stockholders' equity:
Common stock, $.01 par value, 50,000,000
  authorized; 6,322,000 and 32,000 issued
  and outstanding as of December 31, 1995
  and 1994, respectively...................       63,000         63,000
Preferred stock, $.01 par value, 10,000,000
  authorized, no shares issued or
  outstanding
Additional paid-in capital.................   37,432,000     37,432,000     490,000
Retained earnings..........................    1,137,000
Predecessor deficit........................                                                (8,274,000)
                                             -----------    -----------    --------       -----------
                                              38,632,000     37,495,000     490,000        (8,274,000)
                                             -----------    -----------    --------       -----------
                                             $71,044,000    $57,236,000    $626,000     $  18,939,000
                                             ===========    ===========    ========       ===========


   The accompanying notes are an integral part of these financial statements.

       SUNSTONE HOTEL INVESTORS, INC. -- CONSOLIDATED STATEMENT OF INCOME

   SUNSTONE INITIAL HOTELS (PREDECESSOR) -- COMBINED STATEMENT OF OPERATIONS


                                                                          SUNSTONE INITIAL HOTELS
                                     SUNSTONE HOTEL INVESTORS, INC.    ------------------------------
                                    --------------------------------                      FOR THE
                                    FOR THE THREE    FOR THE PERIOD     FOR THE THREE     PERIOD        SUNSTONE INITIAL HOTELS
                                     MONTHS ENDED    AUGUST 16, 1995    MONTHS ENDED     JANUARY 1,     YEARS ENDED DECEMBER 31,
                                       MARCH 31,     TO DECEMBER 31,      MARCH 31,    TO AUGUST 15,   -------------------------
                                         1996             1995              1995            1995           1994          1993
                                    -------------    ---------------   --------------  -------------   -----------   -----------
                                     (UNAUDITED)                         (UNAUDITED)
REVENUES:
  Lease revenue...................    $3,190,000       $ 3,013,000
  Hotel operating revenue.........                                       $3,458,000      $ 9,675,000    $13,863,000   $11,937,000
  Interest income.................        19,000            47,000
  Other revenue...................                                          497,000
                                      ----------        ----------       ----------       ----------    -----------   -----------
                                       3,209,000         3,060,000        3,955,000        9,675,000     13,863,000    11,937,000
                                      ----------        ----------       ----------       ----------    -----------   -----------
EXPENSES:
  Real estate related depreciation
     and amortization.............       849,000           968,000          273,000          696,000      1,248,000     1,298,000
  Interest expense and
     amortization of financing
     costs........................       324,000            47,000          585,000        1,270,000      2,360,000     2,261,000
  Real estate, personal property
     taxes and insurance..........       253,000           312,000           87,000          356,000        689,000       619,000
  Property operating costs........                                        1,346,000        3,550,000      5,801,000     4,770,000
  General and administrative......       153,000           109,000          282,000          721,000      1,063,000       940,000
  Management fees.................                                          167,000          409,000        620,000       463,000
  Franchise costs.................                                          128,000          323,000        624,000       412,000
  Advertising and promotion.......                                          269,000          676,000      1,056,000       926,000
  Other...........................                                                                            4,000         3,000
                                      ----------        ----------       ----------       ----------    -----------   -----------
     Total expenses...............     1,579,000         1,436,000        3,137,000        8,001,000     13,465,000    11,692,000
                                      ----------        ----------       ----------       ----------    -----------   -----------
     Income before minority
       interest and extraordinary
       items......................     1,630,000         1,624,000          818,000        1,674,000        398,000       245,000
Minority interest.................       293,000           284,000
                                      ----------        ----------       ----------       ----------    -----------   -----------
     Income before extraordinary
       item.......................                       1,340,000
Extraordinary item due to early
  extinguishment of debt (net of
  $34,000 of minority interest)...                         159,000
                                      ----------        ----------       ----------       ----------    -----------   -----------
          NET INCOME..............    $1,337,000       $ 1,181,000       $  818,000      $ 1,674,000    $   398,000   $   245,000
                                      ==========        ==========       ==========       ==========    ===========   ===========
Earnings per share:
  Income before extraordinary
     item.........................    $     0.21       $      0.21
  Extraordinary item (net of
     $34,000 of minority
     interest)....................                           (0.02)
                                      ----------        ----------
NET INCOME PER SHARE..............    $     0.21       $      0.19
                                      ==========        ==========
Weighted average number of
  shares..........................     6,322,000         6,322,000
                                      ==========        ==========


   The accompanying notes are an integral part of these financial statements.

     SUNSTONE HOTEL INVESTORS, INC. -- CONSOLIDATED STATEMENT OF CASH FLOWS

   SUNSTONE INITIAL HOTELS (PREDECESSOR) -- COMBINED STATEMENT OF CASH FLOWS

                                  SUNSTONE HOTEL INVESTORS, INC.         SUNSTONE INITIAL HOTELS
                                 --------------------------------    -------------------------------
                                 FOR THE THREE     FOR THE PERIOD     FOR THE THREE    FOR THE PERIOD    SUNSTONE INITIAL HOTELS
                                 MONTHS ENDED      AUGUST 16, 1995    MONTHS ENDED       JANUARY 1,      YEARS ENDED DECEMBER 31,
                                   MARCH 31,       TO DECEMBER 31,      MARCH 31,      TO AUGUST 15,     -------------------------
                                     1996               1995              1995              1995            1994           1993
                                 -------------     ---------------    -------------    --------------    -----------    ----------
                                  (UNAUDITED)                          (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income.................... $  1,337,000      $   1,181,000       $ 818,000       $  1,674,000     $   398,000    $  245,000
  Extraordinary item due to
    early extinguishment of
    debt........................                         159,000
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
    Minority interest...........      293,000            284,000
    Depreciation................      849,000            968,000         273,000            696,000       1,248,000     1,298,000
    Amortization of financing
      costs.....................       56,000             35,000
    Loss on disposal of
      assets....................                                                                            108,000
    Increase due to affiliates
      for management fees.......                                          70,000             70,000          73,000        69,000
    Management fees waived by
      partner...................                                          15,000             15,000         160,000        46,000
    Interest expense added to
      principal balance for
      revenue participation
      clause....................                                                                             51,000
    Changes in assets and
      liabilities:
      Receivables, net..........                                        (134,000)           255,000          33,000        12,000
      Rent receivable-Lessee....   (1,581,000 )         (646,000)
      Due from affiliates.......     (108,000 )          (21,000)
      Inventories...............      158,000                                                18,000           3,000        (2,000)
      Prepaids and other assets,
        net.....................                        (879,000)        (22,000)            61,000          94,000       (94,000)
      Accounts payable and
        accrued expenses........      344,000          1,210,000        (383,000)        (1,115,000)        262,000       (26,000)
      Accrued interest payable
        and deferred............                                         (17,000)          (480,000)        167,000        33,000
                                      -------            -------         -------            -------         -------       -------
        Net cash provided by
          operating
          activities............    1,348,000          2,291,000         620,000          1,194,000       2,597,000     1,581,000
                                      -------            -------         -------            -------         -------       -------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
    Acquisition, improvements
      and additions
      to hotel properties.......  (17,999,000 )      (32,831,000)       (176,000)          (463,000)     (1,081,000)     (395,000)
    Payment of franchise
      transfer fees.............                         (68,000)
    Decrease (increase) in
      restricted cash........... ............                             49,000            104,000         263,000      (301,000)
                                      -------            -------         -------            -------         -------       -------
        Net cash used in
          investing
          activities............  (17,999,000 )      (32,899,000)       (127,000)          (359,000)       (818,000)     (696,000)
                                      -------            -------         -------            -------         -------       -------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Net proceeds from offering....                      52,982,000
  Payments to noncontinuing
    equity investors of
    Predecessor.................                        (832,000)
  Financing costs...............                        (425,000)                                                         (87,000)
  Borrowings on revolving line
    of credit...................   13,600,000          8,400,000
  Principal payments on
    long-term debt..............                     (23,420,000)       (463,000)          (846,000)     (1,055,000)     (873,000)
  Proceeds from issuance of
    long-term debt..............                                                                            200,000        72,000
  Advances from affiliates......                                           9,000                             40,000        89,000
  Payments on advances from
    affiliates..................                                        (125,000)          (418,000)       (460,000)     (327,000)
  Partners' capital
    contributions...............                                                                                          436,000
  Dividends paid................   (1,454,000 )         (727,000)
  Partnership distributions
    paid........................     (310,000 )         (154,000)        (42,000)           (42,000)        (50,000)       (8,000)
                                      -------            -------         -------            -------         -------       -------
    Net cash provided by (used
      in) financing
      activities................   11,836,000         35,824,000        (621,000)        (1,306,000)     (1,325,000)     (698,000)
                                      -------            -------         -------            -------         -------       -------
        Net change in cash......   (4,815,000 )        5,216,000        (128,000)          (471,000)        454,000       187,000
  Cash, beginning of period.....    5,222,000              6,000         718,000            718,000         264,000        77,000
                                      -------            -------         -------            -------         -------       -------
  Cash, end of period........... $    407,000      $   5,222,000       $ 590,000       $    247,000     $   718,000    $  264,000
                                      =======            =======         =======            =======         =======       =======

   The accompanying notes are an integral part of these financial statements.

                         SUNSTONE HOTEL INVESTORS, INC.

                        CONSOLIDATED STATEMENT OF EQUITY

                                                                     ADDITIONAL       RETAINED
                                                         COMMON        PAID-IN        EARNINGS
                                            TOTAL         STOCK        CAPITAL        (DEFICIT)
                                         -----------     -------     -----------     -----------
  Balances at December 31, 1994........  $   490,000     $           $   490,000     $
    Reorganization and issuance of
       stock...........................   53,306,000      63,000      53,243,000
    Predecessor deficit................   (6,627,000)                 (6,627,000)
    Issuance of stock to directors.....       71,000                      71,000
    Dividends/distributions declared...   (2,695,000)                 (1,514,000)     (1,181,000)
    Net income.........................    1,181,000                                   1,181,000
    Minority interest..................   (8,231,000)                 (8,231,000)
                                         -----------     -------     -----------     -----------
  Balances at December 31, 1995........  $37,495,000     $63,000     $37,432,000     $
                                         ===========     =======     ===========     ===========

                     SUNSTONE INITIAL HOTELS (PREDECESSOR)

                         COMBINED STATEMENT OF DEFICIT

                                                                             PARTNERS
                                                                              DEFICIT
                                                                            -----------
      Balance at December 31, 1992........................................  $(9,500,000)
        Net income........................................................      245,000
        Capital contributions.............................................      482,000
        Distributions.....................................................       (8,000)
                                                                             ----------
      Balance at December 31, 1993........................................   (8,781,000)
        Net income........................................................      398,000
        Capital contributions.............................................      159,000
        Distributions.....................................................      (50,000)
                                                                             ----------
      Balance at December 31, 1994........................................   (8,274,000)
        Net income........................................................    1,674,000
        Capital contributions.............................................       15,000
        Distributions.....................................................      (42,000)
                                                                             ----------
      Balance at August 15, 1995..........................................  $(6,627,000)
                                                                             ==========

   The accompanying notes are an integral part of these financial statements.

   SUNSTONE HOTEL INVESTORS, INC. AND SUNSTONE INITIAL HOTELS -- PREDECESSOR

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND INITIAL PUBLIC OFFERING

     Sunstone Hotel Investors, Inc. (the "Company"), a Maryland corporation, was formed on September 21, 1994, as a real estate investment trust ("REIT"). The Company completed an initial public offering (the "Offering") of 5,910,000 shares of its common stock on August 16, 1995. An additional 404,500 shares of common stock were issued by the Company on September 3, 1995 upon a partial exercise of the underwriters' over-allotment option. The offering price of all shares sold in the Offering was $9.50 per share, resulting in gross proceeds of approximately $60.0 million and net proceeds (less the underwriters' discount and offering expenses) of approximately $53.0 million.

     The Company contributed all of the net proceeds of the Offering to Sunstone Hotel Investors, L.P. (the "Partnership") in exchange for an approximately 82.5% aggregate equity interest in the Partnership. The Company conducts all its business through and is the sole general partner of the Partnership (hereafter referred to as the "Company").

     In connection with the Offering, the Company acquired seven hotels (the "Sunstone Initial Hotels") from seven entities controlled by officers and a director of the Company and acquired the three additional hotels (the "Acquisition Hotels" and together, the "Initial Hotels") from unrelated third parties in exchange for (i) 1,288,500 units ("Units") in the Partnership (representing the remaining 17.5% of equity interest in the Partnership) which are exchangeable for a like number of shares of the common stock of the Company and (ii) the payment of mortgage indebtedness for the Sunstone Initial Hotels of approximately $23.5 million and other obligations relating to the Sunstone Initial Hotels and (iii) payment of approximately $25.8 million to purchase the Acquisition Hotels. The Initial Hotels together with the Hampton Inn in Oakland, California (the "Hotels") acquired by the Company in December 1995 comprise all of the investments of the Company at December 31, 1995.

     The Company owns the Hotels and leases them to Sunstone Hotel Properties, Inc. (the "Lessee") under operating leases (the "Percentage Leases") providing for the payment of base and percentage rent. The Lessee is owned by Robert A. Alter, Chairman and President of the Company (80%), and Charles L. Biederman, Director and Executive Vice President of the Company (20%). The Lessee has entered into a management agreement pursuant to which all of the Hotels are managed by Sunstone Hotel Management, Inc. (the "Management Company"), of which Mr. Alter is the sole shareholder.

  Basis Of Presentation

     For accounting purposes, the Company exercises unilateral control over the Partnership; hence, the financial statements of the Company and the Partnership are consolidated. All significant intercompany transactions and balances have been eliminated.

     The accompanying unaudited interim financial statements reflect, in the opinion of the Company's management, all adjustments necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature.

  The Predecessor

     The predecessor to the Company was Sunstone Initial Hotels (the "Predecessor"), consisting of the seven entities referred to above. Due to a common ownership and management of the Predecessor, the historical combined financial statements have been accounted for as a group of entities under common control. All significant intercompany transactions and balances have been eliminated in the combined presentations. The financial statements of the Predecessor do not include the Acquisition Hotels or the Oakland, California property and are, therefore, not comparable to the financial statements of the Company.

       SUNSTONE HOTEL INVESTORS, INC. AND SUNSTONE HOTELS -- PREDECESSOR

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Investment In Hotel Properties

     The Sunstone Initial Hotels are recorded at the historical cost of the Predecessor including accumulated depreciation and do not reflect the Company's cost to acquire the Sunstone Initial Hotels. All other Hotels are recorded at cost. Hotel assets are stated at the lower of cost or the amounts described below and are depreciated using the straight-line method over estimated useful lives of five to thirty-five years for buildings and improvements and three to ten years for furniture, fixtures and equipment.

     The Company estimates the fair values of each of their hotels on a quarterly basis. Fair value is estimated as the expected undiscounted future cash flows of the asset (generally over a five-year period), which is compared to the net book values of the asset. If the expected undiscounted future cash flows are less than the net book value of the asset, the excess of the net book value over the estimated fair value is charged to current earnings. No such charges to earnings have occurred to date. Fair value is determined based upon discounted cash flows of the hotel assets at rates deemed reasonable for the type of property and prevailing market conditions and appraisals. A gain or loss is recorded to the extent the amounts ultimately received differ from the adjusted book values of the hotel assets.

  Cash And Cash Equivalents

     Cash and cash equivalents are defined as cash on hand and in banks plus all short-term investments with an original maturity of three months or less.

  Other Assets

     Other assets consist primarily of unearned compensation, deposits, franchise fees and deferred loan fees. Amortization of deferred loan costs is computed using the straight-line method over the life of the loan based upon the terms of the loan agreements.

  Concentrations Of Credit Risk

     At December 31, 1995, the Company had significant amounts in banks that were in excess of federally-insured amounts.

  Revenue Recognition

     The Company recognizes lease revenue on an accrual basis over the terms of the respective leases.

  Income Taxes

     The Company expects to qualify as a real estate investment trust (REIT) under the Internal Revenue Code of 1986, as amended (the "Code"). A REIT will generally not be subject to federal income taxation to the extent that it distributes at least 95% of its taxable income to its stockholders and complies with other requirements. The Company is subject to state income and franchise taxes in certain states in which it operates.

  Net Income Per Share and Partnership Units

     Net income per share is based on the weighted average number of common and common equivalent shares outstanding during the year. Outstanding options are included as common equivalent shares using the treasury stock method when the effect is dilutive. The weighted average number of shares used in determining net income per share was 6,322,000 for the period August 16, 1995 through December 31, 1995. At

       SUNSTONE HOTEL INVESTORS, INC. AND SUNSTONE HOTELS -- PREDECESSOR

December 31, 1995, a total of 7,709,859 partnership units were issued and outstanding. The weighted average number of units for the same period was 7,662,121.

  Fair Value Of Financial Instruments

     For disclosure purposes, fair market value is determined by using available market information and appropriate valuation methodologies. Cash and cash equivalents and accrued liabilities are carried at amounts which reasonably approximate fair value.

  Use Of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recently Issued Accounting Standards

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of." This statement shall be effective for financial statements for fiscal years beginning after December 15, 1995. Management has elected early adoption of this statement.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" which shall be effective for financial statements for fiscal years beginning after December 15, 1995. Management intends to adopt the disclosure method and, accordingly, there will be no impact on the Company's financial position or results of operations.

3.  INVESTMENT IN HOTEL PROPERTIES

     Investment in hotel properties as of December 31, 1995 and December 31, 1994 ("Predecessor") consists of the following:

                                                                   1995            1994
                                                                -----------     -----------
    Land......................................................  $11,597,000     $ 5,078,000
    Building and improvements.................................   40,415,000      17,071,000
    Furniture and equipment...................................    8,239,000       6,332,000
    Construction in process...................................    2,280,000
                                                                ------------    ------------
                                                                 62,531,000      28,481,000
      Less, Accumulated depreciation..........................  (12,605,000)    (10,942,000)
                                                                ------------    ------------
      Net investment in hotel properties......................  $49,926,000     $17,539,000
                                                                ============    ============

4.  REVOLVING LINE OF CREDIT

     In October 1995, the Company obtained a three-year commitment for a $30 million credit facility bearing interest at a floating rate of 2.75% over LIBOR (8.5% at December 31, 1995) that may be used for acquisitions, capital improvements and working capital and general corporate purposes. The Company is required to pay a .25% fee on the unused portion. As of December 31, 1995, the Company had $21.6 million of unused credit.

       SUNSTONE HOTEL INVESTORS, INC. AND SUNSTONE HOTELS -- PREDECESSOR

     The line of credit is collateralized by the hotel properties currently owned and by future acquisitions, including lease revenues generated from such properties. In addition, the line of credit is guaranteed by certain Directors of the Company.

     The line of credit requires the Company to maintain a specified debt to net worth ratio, a coverage ratio of EBITDA to debt service and a debt service coverage ratio. In addition, the Company is restricted in the amount of dividends it may distribute and must maintain a specified liquidity. Further, the Company is required to maintain national franchises at each of its properties and maintain its REIT status. At December 31, 1995, the Company was in compliance with its covenants.

5.  LONG-TERM DEBT (PREDECESSOR)

     Long-term debt of the Predecessor at December 31, 1994 consists of the following:

                                                                DECEMBER 31,
                  PROPERTY PLEDGED AS COLLATERAL                    1994         INTEREST RATE
    ----------------------------------------------------------  ------------     -------------
    Hampton Inn -- Pueblo.....................................  $  3,691,087               8.5%
    Hampton Inn -- Denver.....................................     5,652,045              10.0
    Hampton Inn -- Mesa.......................................     4,389,193               8.5
    Holiday Inn -- Steamboat..................................     2,089,351               8.5
    Holiday Inn -- Craig......................................       356,187               9.0
    Holiday Inn -- Provo......................................     1,986,692               8.5
    Courtyard by Marriott -- Fresno...........................     4,810,597              11.0
    Land -- Craig.............................................       170,000               8.0
    Various...................................................       552,889        4.0 - 10.0
                                                                 -----------
                                                                $ 23,698,041
                                                                 ===========

     All long-term debt of the Predecessor was paid off with proceeds of the Offering.

6.  COMMITMENTS

     Pursuant to the Leases, the Company is required to make available to the Lessee for the repair, replacement and refurbishment of furniture, fixtures and equipment in the Initial Hotels, when and as deemed necessary by the Lessee, an amount equal to 4.0% of room revenue per quarter on a cumulative basis. To the extent the reserve is not fully utilized by the Lessee in any year, the Company may use the reserve to fund certain capital expenditures.

7.  PREFERRED STOCK

     The Company has the authority to issue 10,000,000 shares of preferred stock, par value $0.01 per share, undesignated as to class, series or terms. No shares of preferred stock have been issued or are outstanding as of December 31, 1995.

       SUNSTONE HOTEL INVESTORS, INC. AND SUNSTONE HOTELS -- PREDECESSOR

8.  LEASE RENTAL AGREEMENTS:

     Future minimum rentals to be received by the Company from the Lessee under the Leases at December 31, 1995 due for the next five years ended December 31 and in total thereafter are as follows:

                1996............................................  $ 4,837,250
                1997............................................    4,837,250
                1998............................................    4,837,250
                1999............................................    4,837,250
                2000............................................    4,837,250
                Thereafter......................................   22,500,824
                                                                  -----------
                                                                  $46,687,074
                                                                  ===========

     The term of each lease is ten years. The rent due under each Lease is the greater of Base Rent (subject to annual adjustments beginning January 1, 1996 based on increases in the United States Consumer Price Index ("CPI")) or percentage rent. Percentage rent is calculated as 20% to 37% of room revenues, up to a certain baseline revenue, then 60% to 65% of room revenues in excess of the baseline revenues. Generally, percentage rent includes 5% of food and beverage revenue and 100% of other net revenues. Rental income pursuant to the leases for the period August 16, 1995 through December 31, 1995 was approximately $3,013,000, of which approximately $1,328,000 was in excess of base rents. All rents have been assigned as collateral under the line of credit.

9.  STOCK OPTION PLANS

     Under the Stock Incentive Plan adopted by the Board of Directors in 1994, executive officers and other key employees of the Company may be granted share options, restricted share awards or performance share awards. Restricted share awards are subject to restrictions determined by the Company's Compensation Committee. The Compensation Committee, comprised of independent Directors, determines compensation for the Company's executive officer, and administers awards under the Stock Incentive Plan. No restricted shares have been issued as of December 31, 1995.

     During the period August 16, 1995 through December 31, 1995 the Company granted options to purchase 240,000 shares at an exercise price of $9.50 per share. Such options, which are granted at a minimum of fair market value on the date of grant, vest over 5 years. As of December 31, 1995, no options have been exercised.

10.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

     Summarized quarterly financial data for the period August 16, 1995 through December 31, 1995 is as follows:

                                                                PERIOD ENDED     QUARTER ENDED
                                                                SEPTEMBER 30      DECEMBER 31
                                                                ------------     -------------
    Lease revenues............................................   $1,145,000       $ 1,868,000
    Net income before extraordinary item......................      629,000           711,000
    Net income per share before extraordinary item............        $0.10             $0.11
    Net income................................................      470,000           711,000
    Net income per share......................................        $0.08             $0.11

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of the line of credit approximates fair value at December 31, 1995 as the related interest rates are variable and in line with market rates.

       SUNSTONE HOTEL INVESTORS, INC. AND SUNSTONE HOTELS -- PREDECESSOR

12.  RELATED PARTY TRANSACTIONS

     The Company leases hotel properties to the Lessee. The revenue recognized on these leases is classified as rental income in the statement of income. The amount due from the Lessee under these lease agreements at December 31, 1995 is approximately $645,000.

     The Management Company provides certain accounting and management services for the Company. The cost of these services amounted to $11,000 for the period August 16, 1995 through December 31, 1995 and is included in general and administrative services in the statement of operations.

     At December 31, 1995 the Company has a due from affiliate of $21,000 which represents interest expense incurred by the Company that is to be reimbursed by affiliates. The interest is reimbursable pursuant to an understanding whereby the Company has agreed to maintain debt in an amount of approximately $8.4 million in order to avoid triggering a taxable event to certain affiliates. Such affiliates, in return have agreed to cover the negative interest spread under this arrangement.

13.  STATEMENT OF CASH FLOWS, SUPPLEMENTAL DISCLOSURES

     The Company. During the period August 16, 1995 through December 31, 1995, noncash transactions were as follows: (i) approximately $18.1 million of historical basis in hotel property was contributed to the Partnership and approximately $23.5 million in debt was assumed by the Partnership in exchange for Partnership units, (ii) approximately $1.8 million of dividends and distributions were declared but not paid, and (iii) approximately 50,000 Units of the Partnership were issued in conjunction with the purchase of the Oakland Hampton Inn.

     The Predecessor. Interest paid in cash by Sunstone Initial Hotels, the predecessor in the years ended December 31, 1994 and 1993 was $2,193,000 and $2,228,000 respectively. Sunstone Initial Hotels also acquired land and building and improvements of $647,000 and $2,000,000 through issuance of notes payable in the years ended December 31, 1994 and 1993, respectively.

14.  PRO FORMA FINANCIAL INFORMATION

     The pro forma financial information set forth below is presented as if: (i) the Offering and related formation transactions had been consummated as of January 1, 1995, and (ii) the acquisition of the Hampton Inn in Oakland, California had occurred as of January 1, 1995.

     The pro forma financial information is not necessarily indicative of what actual results of operations of the Company would have been assuming the Offering and related formation transactions and the acquisition of the Oakland Hampton Inn had been consummated as of January 1, 1995, nor does it purport to represent the results of operations for future periods.

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1995
                                                               -----------------
                                                                  (UNAUDITED)
                Lease revenues...............................     $ 9,421,000
                Net income...................................     $ 4,930,000
                Net income per share.........................     $      0.78

15.  SUBSEQUENT EVENTS

     In February 1996, the Company purchased six Cypress Inn properties located in Oregon and Washington for an aggregate amount of approximately $15 million in cash, of which approximately $12 million was funded through a draw on the line of credit.

                         SUNSTONE HOTEL INVESTORS, INC.

            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1995

                                                                      COST CAPITALIZED         GROSS AMOUNTS AT
                                                                       SUBSEQUENT TO           WHICH CARRIED AT
                                              INITIAL COST              ACQUISITION             CLOSE OF PERIOD
                                        -------------------------  ----------------------  -------------------------
                                                      BUILDINGS               BUILDINGS                  BUILDINGS
                                                         AND                     AND                        AND
       DESCRIPTION         ENCUMBRANCE     LAND      IMPROVEMENTS    LAND    IMPROVEMENTS     LAND      IMPROVEMENTS     TOTAL
- -------------------------  -----------  -----------  ------------  --------  ------------  -----------  ------------  -----------
Hampton Inn -- Pueblo....               $   607,183  $ 1,745,054   $          $  406,290   $   607,183  $ 2,151,344   $ 2,758,527
Hampton Inn -- Denver....                 1,250,462    2,597,505                 674,935     1,250,462    3,272,440     4,522,902
Holiday Inn -- Steamboat
  Springs................                   400,000    2,959,000                 277,826       400,000    3,236,826     3,636,826
Holiday Inn -- Craig.....                    70,000      915,024    202,187      665,347       272,187    1,580,371     1,852,558
Hampton Inn -- Mesa......                   900,000    2,117,321                 194,573       900,000    2,311,894     3,211,894
Courtyard by Marriott --
  Fresno.................                   800,000    2,936,460                 767,764       800,000    3,704,224     4,504,224
Holiday Inn -- Provo.....                   850,000    1,116,708                  63,488       850,000    1,180,196     2,030,196
Best Western -- Santa
  Fe.....................                 2,296,000    8,610,000                             2,296,000    8,610,000    10,906,000
Hampton Inn -- Arcadia...                 1,660,500    6,226,875                   4,166     1,660,500    6,231,041     7,891,541
Hampton Inn
   -- Silverthorne.......                 1,337,625    5,016,094                  11,564     1,337,625    5,027,658     6,365,283
Hampton Inn -- Oakland...                 1,223,045    3,109,435                             1,223,045    3,109,435     4,332,480
                              ------    -----------  -----------   --------  -----------   -----------  -----------   -----------
                                        $11,394,815  $37,349,476   $202,187   $3,065,953   $11,597,002  $40,415,429   $52,012,431
                              ======    ===========  ===========   ========  ===========   ===========  ===========   ===========


                                                                                DEPRECIATION
                           ACCUMULATED      NET        DATE OF       YEAR OF         IS
       DESCRIPTION         DEPRECIATION BOOK VALUE   CONSTRUCTION  ACQUISITION   CONDUCTED
- -------------------------  -----------  -----------  ------------  -----------  ------------
Hampton Inn -- Pueblo....  $1,013,344   $ 1,745,183      1985                       31.5
Hampton Inn -- Denver....   1,643,667     2,879,235      1985                       31.5
Holiday Inn -- Steamboat
  Springs................   1,948,346     1,688,480                    1984         31.5
Holiday Inn -- Craig.....     347,326     1,505,232                    1991         31.5
Hampton Inn -- Mesa......     590,391     2,621,503      1987                       31.5
Courtyard by Marriott --
  Fresno.................     685,717     3,818,507      1989                       31.5
Holiday Inn -- Provo.....      79,251     1,950,945                    1993         31.5
Best Western -- Santa
  Fe.....................     219,555    10,686,445                    1995         25.0
Hampton Inn -- Arcadia...     123,919     7,767,622                    1995         29.0
Hampton Inn
   -- Silverthorne.......      84,648     6,280,635                    1995         33.0
Hampton Inn -- Oakland...                 4,332,480                    1995         27.0
                           -----------  -----------
                           $6,736,164   $45,276,267
                           ===========  ===========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Sunstone Hotel Investors, Inc.

     We have audited the accompanying balance sheet of Sunstone Hotel Properties, Inc. (the "Lessee") as of December 31, 1995, and the related statements of operations, deficit and cash flows for the period August 16, 1995, inception, through December 31, 1995. These financial statements are the responsibility of the Lessee's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunstone Hotel Properties, Inc. as of December 31, 1995, and the results of its operations and cash flows for the period August 16, 1995, inception, through December 31, 1995, in conformity with generally accepted accounting principles.


                                          COOPERS & LYBRAND L.L.P.


Newport Beach, California
March 22, 1996

                        SUNSTONE HOTEL PROPERTIES, INC.

                                 BALANCE SHEETS



                                                                MARCH 31, 1996     DECEMBER 31, 1995
                                                                --------------     -----------------
                                                                 (UNAUDITED)
ASSETS:
Cash..........................................................    $2,074,000          $   800,000
Receivables, net..............................................       710,000              466,000
Inventories...................................................        69,000              125,000
Prepaid expenses and other assets.............................       790,000               70,000
                                                                  ----------           ----------
                                                                  $3,643,000          $ 1,461,000
                                                                  ==========           ==========
LIABILITIES AND SHAREHOLDERS' DEFICIT:
Rent payable -- REIT..........................................    $2,227,000          $   645,000
Accounts payable, trade.......................................       735,000              294,000
Advanced deposits.............................................        61,000              199,000
Sales taxes payable...........................................       222,000              225,000
Accrued payroll...............................................       220,000              242,000
Accrued vacation..............................................        89,000               82,000
Accrued bonus.................................................                            115,000
Due to affiliates.............................................       367,000              104,000
Other accrued expenses........................................       487,000              301,000
                                                                  ----------           ----------
                                                                   4,408,000            2,207,000
                                                                  ----------           ----------
Shareholders' deficit:
Common Stock, no par value, 1,000 shares authorized 100 shares issued and outstanding
Shareholders' deficit.........................................      (765,000)            (746,000)
                                                                  ----------           ----------
                                                                  $3,643,000          $ 1,461,000
                                                                  ==========           ==========


   The accompanying notes are an integral part of these financial statements.

                        SUNSTONE HOTEL PROPERTIES, INC.

                      STATEMENTS OF OPERATIONS AND DEFICIT

                                                                                    FROM INCEPTION,
                                                                FOR THE THREE      AUGUST 16, 1995,
                                                                 MONTHS ENDED      THROUGH DECEMBER
                                                                MARCH 31, 1996         31, 1995
                                                                --------------     -----------------
                                                                 (UNAUDITED)
OPERATING REVENUES:
  Room........................................................    $6,786,000          $ 7,060,000
  Food and beverage...........................................       232,000              572,000
  Other.......................................................       318,000              293,000
                                                                  ----------           ----------
          Total revenue.......................................     7,336,000            7,925,000
                                                                  ----------           ----------
OPERATING EXPENSES:
  Room........................................................     1,697,000            2,487,000
  Food and beverage...........................................       242,000              531,000
  Other.......................................................       193,000              131,000
  General and administrative..................................       461,000              726,000
  Franchise costs.............................................       192,000              285,000
  Advertising and promotion...................................       638,000              602,000
  Utilities...................................................       294,000              363,000
  Repairs and maintenance.....................................       316,000              376,000
  Management fees.............................................       132,000              157,000
  Rent expense................................................     3,190,000            3,013,000
                                                                  ----------           ----------
          Total expenses......................................     7,355,000            8,671,000
                                                                  ----------           ----------
          Net loss............................................    $  (19,000)         $  (746,000)
                                                                  ==========           ==========
Deficit, beginning of period..................................      (746,000)                  --
                                                                  ----------           ----------
Deficit, end of period........................................    $ (765,000)         $  (746,000)
                                                                  ==========           ==========

   The accompanying notes are an integral part of these financial statements.

                        SUNSTONE HOTEL PROPERTIES, INC.

                            STATEMENTS OF CASH FLOWS





                                                                                           FROM
                                                                                        INCEPTION,
                                                                                        AUGUST 16,
                                                                                          1995,
                                                                  FOR THE THREE          THROUGH
                                                                  MONTHS ENDED         DECEMBER 31,
                                                                 MARCH 31, 1996            1995
                                                                -----------------     --------------
                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net loss....................................................     $   (19,000)         $ (746,000)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Changes in assets and liabilities:
       Receivables, net.......................................        (244,000)           (466,000)
       Inventories............................................          56,000            (125,000)
       Prepaid expenses and other assets......................        (320,000)            (70,000)
       Rent payable -- REIT...................................       1,582,000             645,000
       Accounts payable, trade................................         442,000             294,000
       Advanced deposits......................................        (138,000)            199,000
       Sales taxes payable....................................          (3,000)            225,000
       Accrued payroll........................................         (22,000)            242,000
       Accrued vacation.......................................           7,000              82,000
       Accrued bonus..........................................        (116,000)            115,000
       Due to affiliates......................................         263,000             104,000
       Other accrued expenses.................................         186,000             301,000
                                                                   -----------          ----------
          Net cash provided by operating activities...........       1,674,000             800,000
                                                                   -----------          ----------
Cash flows from investing activities:
  Capitalized construction costs..............................        (400,000)
                                                                   -----------          ----------
          Net cash used in investing activities:..............        (400,000)
                                                                   -----------          ----------
          Net change in cash..................................       1,274,000
                                                                   -----------          ----------
Cash, beginning of period.....................................         800,000
                                                                   -----------          ----------
Cash, end of period...........................................     $ 2,074,000          $  800,000
                                                                   ===========          ==========


   The accompanying notes are an integral part of these financial statements.

                           SUNSTONE HOTEL PROPERTIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION

  Organization

     Sunstone Hotel Properties, Inc. (the "Company") was incorporated in Colorado in August 1995 and commenced operations effective with the completion of an initial public stock offering (the "Offering") by Sunstone Hotel Investors, Inc. (the "REIT") on August 16, 1995. The Company leases hotel properties primarily located in the western United States and leases the properties from the REIT pursuant to long term leases.

  Basis of Presentation

     The accompanying unaudited interim financial statements reflect, in the opinion of the Company's management, all adjustments necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash And Cash Equivalents

     Cash and cash equivalents are defined as cash on hand and in banks plus all short-term investments with an original maturity of three months or less.

  Inventories

     Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out basis.

  Concentrations Of Credit Risk

     At December 31, 1995, the Company had amounts in banks that were in excess of the federally-insured amounts.

  Revenue Recognition

     Revenue is recognized as earned. Earned is generally defined as the date upon which a guest occupies a room and utilizes the hotel's services. Ongoing credit evaluations are performed and potential credit losses are expensed at the time the account receivable is estimated to be uncollectible. Historically, credit losses have not been material to the hotels' results of operations. The Company has recorded an allowance for doubtful accounts of approximately $7,000 at December 31, 1995.

  Fair Value of Financial Instruments

     The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are deemed to represent their fair value at December 31, 1995.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           SUNSTONE HOTEL PROPERTIES

3.  INCOME TAXES

     The Company has elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code. As an S Corporation, the tax attributes of the Company will pass through to its stockholders, who will then owe any related taxes. As a result, the accompanying Statements of Operations and Deficit show no income tax expense.

4.  COMMITMENTS

     Franchise costs represent the expense for franchise royalties under the terms of hotel franchise agreements, generally ranging from 10-20 years. Fees are computed based upon percentages (generally 4%) of gross room revenue.

5.  LEASE RENTAL AGREEMENTS

     Future minimum rentals to be paid by the Lessee under the Leases at December 31, 1995 are due for the next five years ended December 31 and in total thereafter as follows:

                1996............................................  $ 4,837,250
                1997............................................    4,837,250
                1998............................................    4,837,250
                1999............................................    4,837,250
                2000............................................    4,837,250
                Thereafter......................................   22,500,824
                                                                  -----------
                                                                  $46,687,074
                                                                  ===========

     The term of each lease is ten years. The rent payable under each Lease is the greater of Base Rent (subject to annual adjustments beginning January 1, 1996 based on increases in the United States Consumer Price Index ("CPI")) or a percentage rent. Percentage rent is calculated as 20% to 37% of room revenues, up to a certain baseline revenue, then 60% to 65% of room revenues in excess of the baseline revenues. In addition, percentage rent includes 5% of food and beverage revenue and 100% of other net revenues. Rent expense for the period August 16, 1995 through December 31, 1995 was approximately $3,013,000, of which approximately $1,328,000 was in excess of base rent. The stockholders of the Lessee have collateralized the lease payments by pledging units owned in Sunstone Hotel Investors, L.P.

6.  RELATED PARTY TRANSACTIONS

     The Company leases hotel properties from the REIT. The amount due from the Company to the REIT under these lease agreements at December 31, 1995 is approximately $645,000.

     Sunstone Hotel Management, Inc. (the "Management Company"), a company wholly owned by Robert A. Alter, provided management services to the Company. The cost of these services is classified as management fees in the statement of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Sunstone Hotel Investors, Inc.:

     We have audited the accompanying balance sheet of Renton Joint Venture (referred to as the "Partnership") as of December 31, 1995, and the related statements of operations, partners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Renton Joint Venture as of December 31, 1995, and the results of its operations and its cash flows the year then ended, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Dallas, Texas
June 7, 1996

                              RENTON JOINT VENTURE
                       (A WASHINGTON GENERAL PARTNERSHIP)

                                 BALANCE SHEETS



                                                                     MARCH 31,      DECEMBER 31,
                                                                       1996            1995
                                                                    -----------     ------------
                                                                    (UNAUDITED)
ASSETS:
Investments in hotel properties, at cost:
  Land............................................................  $   627,145      $  627,145
  Building and improvements.......................................    1,993,213       1,993,213
  Furniture and equipment.........................................    1,606,196       1,552,961
  Accumulated depreciation........................................   (1,458,529)     (1,422,105)
                                                                     ----------     -----------
          Net Investment in hotel properties......................    2,768,025       2,751,214
                                                                     ----------     -----------
Cash..............................................................      285,252         357,353
Receivables.......................................................      445,369         266,684
Inventory.........................................................       26,970          24,858
Prepaids..........................................................       23,010          30,795
Intangible assets (net of accumulated amortization)...............       24,005          25,811
                                                                     ----------     -----------
          Total assets............................................  $ 3,572,631      $3,456,715
                                                                     ==========     ===========
LIABILITIES AND PARTNERS' EQUITY:
Accounts payable, trade...........................................  $   158,213      $  146,264
Accrued expenses..................................................      211,396         164,193
Notes payable.....................................................    2,227,929       2,215,108
                                                                     ----------     -----------
          Total liabilities.......................................    2,597,538       2,525,565
                                                                     ----------     -----------
Commitments and contingencies
Partners' equity..................................................      975,093         931,150
                                                                     ----------     -----------
          Total liabilities and partners' equity..................  $ 3,572,631      $3,456,715
                                                                     ==========     ===========

   The accompanying notes are an integral part of these financial statements.

                              RENTON JOINT VENTURE
                       (A WASHINGTON GENERAL PARTNERSHIP)

                            STATEMENTS OF OPERATIONS


                                                             THREE MONTHS ENDED        FOR THE YEAR
                                                          ------------------------        ENDED
                                                          MARCH 31,     MARCH 31,      DECEMBER 31,
                                                            1995           1996            1995
                                                          ---------     ----------     ------------
                                                                (UNAUDITED)
OPERATING REVENUES:
  Room revenue..........................................  $ 538,514     $  708,025      $2,914,025
  Food and beverage revenue.............................    344,825        287,354       1,472,683
  Other revenue.........................................     31,334         39,081         148,222
                                                          ----------      --------      ----------
          Total revenue.................................    914,673      1,034,460       4,534,930
OPERATING EXPENSES:
  Room..................................................    167,158        174,002         753,735
  Food and beverage.....................................    290,081        246,005       1,148,926
  Other.................................................     24,355         28,965          96,379
                                                          ----------      --------      ----------
                                                            481,594        448,972       1,999,040
                                                          ----------      --------      ----------
          Departmental profit...........................    433,079        585,488       2,535,890
General and administrative..............................    107,083         97,894         389,665
Utilities and other operating costs.....................     84,787         90,680         356,467
Property operating costs and maintenance................     62,516         79,828         303,845
Management fee..........................................     27,460         30,961         136,048
Advertising and promotion...............................    100,467        100,629         407,260
Personal property taxes and insurance...................     40,570         44,029         167,710
                                                          ----------      --------      ----------
          Gross operating profit........................     10,196        141,467         774,895
                                                          ----------      --------      ----------
Interest expense........................................     61,685         59,294         272,796
Depreciation and amortization...........................     29,883         38,230         136,541
                                                          ----------      --------      ----------
            Net (loss) income...........................  $ (81,372)    $   43,943      $  365,558
                                                          ==========      ========      ==========


   The accompanying notes are an integral part of these financial statements.

                              RENTON JOINT VENTURE
                       (A WASHINGTON GENERAL PARTNERSHIP)

                         STATEMENT OF PARTNERS' EQUITY

Balance December 31, 1994.........................................................  $565,592
  Contributions...................................................................    50,000
  Distributions...................................................................   (50,000)
  Net income......................................................................   365,558
                                                                                    --------
Balance December 31, 1995.........................................................   931,150
  Net income (unaudited)..........................................................    43,943
                                                                                    --------
Balance March 31, 1996 (unaudited)................................................  $975,093
                                                                                    ========

   The accompanying notes are an integral part of these financial statements.

                              RENTON JOINT VENTURE
                       (A WASHINGTON GENERAL PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS





                                                                     THREE MONTHS     FOR THE YEAR
                                                                        ENDED            ENDED
                                                                      MARCH 31,       DECEMBER 31,
                                                                         1996             1995
                                                                     ------------     ------------
                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net income.......................................................   $   43,943       $  365,558
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization.................................       38,230          136,541
  Change in assets and liabilities:
     Receivables...................................................     (178,685)         (11,001)
     Inventory.....................................................       (2,112)           1,112
     Prepaid expenses and other assets.............................        7,785            9,313
     Accounts payable, trade.......................................       11,949          (35,385)
     Accrued expenses..............................................       47,203           (6,887)
                                                                       ---------        ---------
          Net cash provided by (used in) operating activities......      (31,687)         459,251
                                                                       ---------        ---------
Cash flows from investing activities:
  Acquisition, improvements and additions to hotel properties......      (53,235)        (189,626)
                                                                       ---------        ---------
          Net cash used in investing activities....................      (53,235)        (189,626)
                                                                       ---------        ---------
Cash flows from financing activities:
  Principal payments on notes payable..............................      (33,800)        (101,876)
  Proceeds from notes payable......................................       46,621
  Contributions....................................................           --           50,000
  Distributions....................................................           --          (50,000)
                                                                       ---------        ---------
          Net cash (used in) provided by financing activities......       12,821         (101,876)
                                                                       ---------        ---------
Net change in cash.................................................      (72,101)         167,749
Cash, beginning of period..........................................      357,353          189,604
                                                                       ---------        ---------
Cash, end of period................................................   $  285,252       $  357,353
                                                                       =========        =========
Supplemental disclosures of cash flow information:
  Cash paid during the period for interest.........................   $   59,294       $  256,119
                                                                       =========        =========

   The accompanying notes are an integral part of these financial statements.

                              RENTON JOINT VENTURE
                       (A WASHINGTON GENERAL PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION

     The Renton Joint Venture (the "Partnership") was formed for the purpose of owning, operating, and holding for investment and ultimate resale the Holiday Inn-Renton (a 188 room, full service "Hotel" in Renton, Washington).

     The accompanying unaudited interim financial statements reflect, in the opinion of the Partnership's management, all adjustments necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     For purpose of reporting cash flows, all highly liquid debt instruments with maturities of three months or less on the date of acquisition are considered to be cash equivalents.

  Inventories

     Inventories consist of food, beverages and guest supplies and are stated at cost, which approximates market, with cost determined using the first-in, first-out method.

  Investment in Hotel Properties

     The Hotel is stated at cost less reductions due to debt restructuring in 1993. Depreciation is computed using the straight-line method based upon the following useful lives

                                                                        YEARS
                                                                        -----
                Building and improvements.............................    40
                Furniture and fixtures................................     7
                Equipment.............................................     5

     The Partnership's management periodically reviews the hotel property to determine if its carrying costs will be recovered from future operations and, accordingly, whether a reduction in carrying value should be recorded. No such reductions have occurred to date.

     Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition, the asset and related accumulated depreciation are removed from the accounts, and the gain or loss is included in operations.

  Amortizable Assets

     Amortizable assets consist primarily of deferred finance costs which are recorded at cost and amortized over the life of the loan.

  Income Taxes

     No provision has been made in the accompanying financial statements for federal or state income taxes as the taxable income or loss of the Partnership is included in the owners' federal and state income tax returns. The Partnership's tax returns and the amount of allocable income or loss are subject to examination by the federal and state taxing authorities. If such examinations result in changes to income or loss, the tax liability of the partners could be changed accordingly.

                              RENTON JOINT VENTURE
                       (A WASHINGTON GENERAL PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Revenue Recognition

     Revenue is recognized as earned. Earned is generally defined as the date upon which a guest occupies a room and/or utilizes the Hotel's services. Ongoing credit evaluations are performed and potential credit losses are expensed at the time the accounts receivable is estimated to be uncollectible. Historically, credit losses have not been material to the Hotel's results of operations and, accordingly, no allowance for doubtful accounts is recorded.

  Impact of New Accounting Standards

     In March, 1995, the Financial Accounting Standards issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of." This statement shall be effective for financial statements for fiscal years beginning after December 15, 1995. Management believes that adoption of this standard will not have a material effect on its financial position or results of operations.

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including disclosure of contingent assets and liabilities at the date of the financial statements. Ultimate actual results may, in some instances, differ from previously estimated amounts.

3.  NOTES PAYABLE:

        Mortgage note payable with interest rate of 11.5%,
          collateralized by the property of the Partnership, due in
          monthly installments with original maturity on November 1,
          2000..........................................................   $1,912,695
        Notes payable to GIAC, due in monthly installments with original
          maturity on October 1, 1999...................................      302,413
                                                                           ----------
                                                                           $2,215,108
                                                                           ==========

     Scheduled principal payments of notes payable are as follows for fiscal years ending December 31:

        1996............................................................   $  119,413
        1997............................................................      128,933
        1998............................................................      149,639
        1999............................................................      136,199
        2000............................................................       72,956
        Thereafter......................................................    1,607,968
                                                                           ----------
                                                                           $2,215,108
                                                                           ==========

                              RENTON JOINT VENTURE
                       (A WASHINGTON GENERAL PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  OPERATING LEASES

     The Partnership leases certain equipment under noncancelable operating leases with terms ranging from 12 months to 10 years. The following are the future minimum rental payments under noncancelable operating leases for each of the remaining years ending December 31:

        1996............................................................   $   76,144
        1997............................................................       56,710
        1998............................................................       34,140
        1999............................................................       13,876
        2000 and thereafter.............................................        4,625
                                                                           ----------
                                                                           $  185,495
                                                                           ==========

     Rental expense for the year ended December 31, 1995, including additional percentage rents, was $81,636.

5.  RELATED PARTIES

     In 1995, the Partnership paid management fees of $136,048 to 405 Renton Inc., a partner, and accounting fees of $24,000 to Westminster Hotel.

6.  SUBSEQUENT EVENT

     The Partners of the Partnership intend to sell the Hotel to Sunstone Hotel Investors, Inc. for approximately $8.1 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Sunstone Hotel Investors, Inc.

     We have audited the accompanying combined balance sheet of Bay City Hospitality, Inc. and Price Hospitality, Inc. (referred to as the "Companies") as of October 31, 1995, and the related combined statements of operations, equity, and cash flows for the year then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Bay City Hospitality, Inc. and Price Hospitality, Inc. as of October 31, 1995, and the results of their operations and their cash flows the year then ended, in conformity with generally accepted accounting principles.

                                          COOPERS AND LYBRAND L.L.P.

Newport Beach, California
July 2, 1996

             BAY CITY HOSPITALITY, INC. AND PRICE HOSPITALITY, INC.

                            COMBINED BALANCE SHEETS



                                                                    JANUARY 31,     OCTOBER 31,
                                                                       1996            1995
                                                                    -----------     -----------
                                                                    (UNAUDITED)
ASSETS:
Investments in hotel properties, at cost:
  Land............................................................  $ 1,971,535     $ 1,971,535
  Building and improvements.......................................    5,299,579       5,298,890
  Furniture and equipment.........................................    1,712,536       1,547,279
  Accumulated depreciation........................................   (1,058,066)       (960,294)
                                                                    -----------     -----------
          Net investment in hotel properties......................    7,925,584       7,857,410
                                                                    -----------     -----------
Cash..............................................................    1,413,332       1,963,001
Receivables.......................................................      133,540         140,720
Inventory.........................................................       10,565           9,235
Other assets......................................................      300,508         128,580
Receivable from shareholder.......................................       33,880
                                                                    -----------     -----------
          Total assets............................................  $ 9,817,409     $10,098,946
                                                                    ===========     ===========
LIABILITIES AND EQUITY:
Accounts payable, trade...........................................      243,137         260,354
Accrued interest..................................................      401,375         378,084
Accrued expenses..................................................      110,353         199,100
Notes payable.....................................................    8,707,264       8,593,262
Loans from shareholder............................................                      271,120
                                                                    -----------     -----------
          Total liabilities.......................................    9,462,129       9,701,920
                                                                    -----------     -----------
Commitments and contingencies
Equity............................................................      355,280         397,026
                                                                    -----------     -----------
          Total liabilities and equity............................  $ 9,817,409     $10,098,946
                                                                    ===========     ===========

    The accompanying notes are an integral part of these combined financial statements.

             BAY CITY HOSPITALITY, INC. AND PRICE HOSPITALITY, INC.

                  COMBINED STATEMENTS OF OPERATIONS AND EQUITY

                                                                                       FOR THE YEAR
                                                                                          ENDED
                                                                                     OCTOBER 31, 1995
                                                                 FOR THE THREE       ----------------
                                                                  MONTHS ENDED
                                                                JANUARY 31, 1996
                                                                ----------------
                                                                  (UNAUDITED)
OPERATING REVENUES:
Room revenue..................................................     $1,037,663           $4,758,540
Other revenue.................................................        185,881              831,257
                                                                   ----------           ----------
          Total revenue.......................................      1,223,544            5,589,797
                                                                   ----------           ----------
OPERATING EXPENSES:
Room..........................................................        288,046            1,195,532
Food and beverage.............................................        128,378              493,449
Other.........................................................         19,938               84,839
                                                                   ----------           ----------
                                                                      436,362            1,773,820
                                                                   ----------           ----------
          Departmental profit.................................        787,182            3,815,977
                                                                   ----------           ----------
General and administrative....................................        200,453              662,066
Advertising and promotion.....................................         59,458              445,967
Utilities.....................................................         57,014              253,526
Repairs and maintenance.......................................         59,022              236,898
Real estate, personal property taxes, and insurance...........         71,780              264,292
Management fees...............................................         48,880              223,591
                                                                   ----------           ----------
                                                                      496,607            2,086,340
                                                                   ----------           ----------
  Gross operating profit......................................        290,575            1,729,637
                                                                   ----------           ----------
Interest expense..............................................        234,551            1,103,944
Depreciation and amortization.................................         97,772              403,453
                                                                   ----------           ----------
          Net (loss) income...................................     $  (41,748)          $  222,240
                                                                   ==========           ==========
Equity at beginning of period.................................        397,028              174,788
Equity at end of period.......................................     $  355,280           $  397,028

    The accompanying notes are an integral part of these combined financial statements.

             BAY CITY HOSPITALITY, INC. AND PRICE HOSPITALITY, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                      FOR THE YEAR
                                                                                          ENDED
                                                                                       OCTOBER 31,
                                                                                          1995
                                                                  FOR THE THREE      ---------------
                                                                  MONTHS ENDED
                                                                   JANUARY 31,
                                                                      1996
                                                                 ---------------
                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net (loss) income............................................    $   (41,748)        $   222,240
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization.............................         97,772             403,453
     Changes in assets and liabilities:
       Escrow funds............................................                            123,054
       Receivables.............................................          7,180              29,415
       Inventory...............................................         (1,330)
       Other assets............................................       (171,928)              6,616
       Accounts payable, trade.................................        (17,217)             54,556
       Accrued interest........................................         23,291               1,875
       Accrued expenses........................................        (88,747)             76,398
                                                                    ----------          ----------
          Net cash provided by operating activities............       (192,727)            917,607
                                                                    ----------          ----------
Cash flows from investing activities:
  Acquisition, improvements and additions to hotel
     properties................................................       (165,944)           (329,730)
                                                                    ----------          ----------
          Net cash used in investing activities................       (165,944)           (329,730)
                                                                    ----------          ----------
Cash flows from financing activities:
  Net borrowings (payments) on notes payable...................        114,002             (17,519)
  Principal payments on loans from shareholders................       (305,000)            (29,880)
                                                                    ----------          ----------
          Net cash used in financing activities................       (190,998)            (47,399)
                                                                    ----------          ----------
          Net change in cash...................................       (549,669)            540,478
                                                                    ----------          ----------
Cash, beginning of period......................................      1,963,001           1,422,523
Cash, end of period............................................      1,413,332         $ 1,963,001
                                                                    ==========          ==========
Supplemental disclosures of cash flow information:
  Cash paid during the period for interest.....................    $   211,260         $ 1,027,546
                                                                    ==========          ==========

    The accompanying notes are an integral part of these combined financial statements.

             BAY CITY HOSPITALITY, INC. AND PRICE HOSPITALITY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION

  Organization


     Bay City Hospitality, Inc. and Price Hospitality, Inc., (the "Companies") are corporations that own a 165-room hotel located in South San Francisco, California and a 148-room hotel in Price, Utah, respectively (the "Hotels"). The Hotels are operated pursuant to franchise agreements with Choice Hotels International, Inc. and another national franchise, respectively, and are managed by Westmont Hospitality, Inc.


  Basis Of Presentation

     The accompanying financial statements have been presented on a combined basis because the Companies are ultimately owned by the same parent company.

     The accompanying unaudited interim financial statements reflect, in the opinion of the Companies' management, all adjustments necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Investment In Hotel Properties

     The Hotels are stated at cost. Depreciation is computed using the straight-line method based upon the following estimated useful lives:

                                                                        YEARS
                                                                        -----
                Building and improvements.............................    40
                Furniture and fixtures................................     7
                Equipment.............................................     5

     The Companies' management periodically reviews each hotel property to determine if its carrying costs will be recovered from future operations and, accordingly, whether a reduction in carrying value should be recorded. No such reductions have occurred to date.

     Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition, the asset and related accumulated depreciation are removed from the accounts, and the gain or loss is included in operations.

  Cash

     The Companies consider all temporary cash investments purchased with maturity dates of three months or less on the date of acquisition to be cash equivalents.

  Inventory

     Inventory consists of food and beverages that are stated at cost, which approximates market, with cost determined using the first-in, first-out method.

  Income Taxes

     No provision has been made in the accompanying financial statements for federal or state income taxes as the taxable income or loss of the Company is included in the owners' federal and state income tax returns.

             BAY CITY HOSPITALITY, INC. AND PRICE HOSPITALITY, INC.

  Revenue Recognition

     Revenue is recognized as earned. Earned is generally defined as the date upon which a guest occupies a room and/or utilizes the Hotels' services. Credit evaluations are performed at year end and potential credit losses are expensed at the time the accounts receivable is estimated to be uncollectible. Historically, credit losses have not been material to the Hotels' results of operations and, accordingly, no allowance for doubtful accounts is recorded.

  Management Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Impact Of New Accounting Standards

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of." This statement shall be effective for financial statements for fiscal years beginning after December 15, 1995. Management believes that adoption of this standard will not have a material effect on its financial position or results of operations.

3.  NOTES PAYABLE

                           BAY CITY HOSPITALITY, INC.
      ---------------------------------------------------------------------
      Mortgage note payable with interest rate of 7% through May 1994, 8%
        through June 1995, and 9% thereafter, collateralized by the assets of the Company and personal guarantees of certain officers of the
        Company's parent, due in monthly installments, with original maturity on May 1, 1997............................................  $3,995,098
      Mortgage note payable................................................   1,592,500
                                                                              ---------
                                                                             $5,587,598
                                                                              =========

                             PRICE HOSPITALITY, INC.
      ---------------------------------------------------------------------
      Promissory note payable with interest rate of 8%, collateralized by a deed of trust on the hotel property, due in monthly installments, with a maturity date of December 1, 2000...........................  $1,875,265
      Mortgage note payable................................................   1,090,000
                                                                             ----------
                                                                              2,965,265
                                                                             ----------
      Other notes payable..................................................      40,399
                                                                             ----------
                                                                             $8,593,262
                                                                              =========

     The Companies entered into loan agreements with CSSF in 1993 in the original amounts of $1,592,500 and $1,090,000, respectively, that are collateralized by second liens on the related Hotel property and its improvements. The entire principal amounts are due in May and December 1998, but can be extended to May and December 2000, respectively.

     The loan agreements define several methods for the accrual and payment of interest, including (1) accrual throughout the term of the obligation at one rate (11%); (2) payment of interest at another rate (currently 8% throughout the remaining term of the loan); (3) computation of additional interest based on the net cash flow of the Hotels; and (4) computation of interest based on appreciation of the Hotels' property and

             BAY CITY HOSPITALITY, INC. AND PRICE HOSPITALITY, INC.

improvements during the term of the loan. Additional interest is paid currently, first reducing the obligation for the accrued but unpaid interest, and then as an incremental amount of interest. The interest computation based on appreciation in property values must be positive, meaning CSSF will not share in depreciation of the property. Additional interest is accrued when incremental amounts are due, but no amount has been provided for the potential obligation for shared appreciation because there is no objective basis for doing so.

4.  COMMITMENTS

  Operating Leases:

     The Companies lease certain land and equipment under noncancellable operating leases with terms ranging from 36 to 60 months. The following are the future minimum rental payments under noncancellable operating leases for each of the remaining years ending October 31:

                1996...............................................  $ 5,244
                1997...............................................    4,305
                1998...............................................    3,229
                                                                     --------
                                                                          --
                                                                     $12,778
                                                                     ==========

     Rental expense for the year ended October 31, 1995, was $9,781.

5.  RELATED PARTY TRANSACTIONS:

     The Companies have entered into management agreements with Westmont Hospitality, Inc. which require the Companies to remit to Westmont a monthly management fee equal to 4% of related hotel room revenue, as defined. Additionally, the Companies each pay Westmont $1,500 per month in accounting fees. Westmont is owned by the Companies' parent.

6.  CONCENTRATION OF CREDIT RISK

     At October 31, 1995, the Companies collectively had approximately $1,286,000 on deposit with financial institutions that exceeded the FDIC limit.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of Bay City Hospitality, Inc.
Houston, Texas

     We have audited the accompanying balance sheets of Bay City Hospitality, Inc., a California Corporation, as of October 31, 1994 and 1993, and the related statements of income, changes in shareholder's equity and of cash flows for the year and period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bay City Hospitality, Inc. as of October 31, 1994 and 1993, and the results of its operations and of its cash flows for the year and period then ended in conformity with generally accepted accounting principles.

                                          GRIFFING & COMPANY, P.C.

Houston, Texas
December 4, 1995

                           BAY CITY HOSPITALITY, INC.

                                 BALANCE SHEETS

                                                                             OCTOBER 31,
                                                                      -------------------------
                                                                         1994           1993
                                                                      ----------     ----------
ASSETS:
Current assets
  Cash..............................................................  $  755,727     $  868,854
  Accounts receivable (Note 2)......................................     122,791         94,440
                                                                      ----------     ----------
          Total current assets......................................     878,518        963,294
                                                                      ----------     ----------
Property & equipment (Notes 2 & 3)
  Land..............................................................   1,731,368      1,731,368
  Buildings.........................................................   3,114,510      3,114,510
  Furniture & fixtures..............................................     898,514        562,153
  Equipment.........................................................      39,576          9,728
                                                                      ----------     ----------
                                                                       5,783,968      5,417,759
  Accumulated depreciation..........................................    (462,838)       (86,515)
                                                                      ----------     ----------
          Net property & equipment..................................   5,321,130      5,331,244
                                                                      ----------     ----------
Other assets, net of amortization (Note 2)
  Deferred loan costs...............................................      41,936         53,918
  Franchise license fee.............................................      17,500         22,500
  Deposit...........................................................      17,000         17,000
  Liquor license....................................................      10,500          7,500
                                                                      ----------     ----------
          Total other assets........................................      86,936        100,918
                                                                      ----------     ----------
Total assets........................................................  $6,286,584     $6,395,456
                                                                      ==========     ==========
LIABILITIES AND SHAREHOLDER'S EQUITY:
Current liabilities
  Accounts payable..................................................  $   71,575     $   67,802
  Accrued liabilities
     Interest.......................................................     183,697        165,726
     Taxes other than income........................................      80,975         84,928
     Wages & payroll taxes..........................................      53,702         40,338
     Management & accounting fees (Note 3)..........................      23,145         22,420
     Other..........................................................       8,256          2,709
  Current maturities of long-term debt (Note 2).....................      17,373
  Income taxes payable..............................................      41,119         28,621
                                                                      ----------     ----------
          Total current liabilities.................................     479,842        412,544
Long-term debt, net of current maturities (Note 2)..................   5,729,627      5,899,000
                                                                      ----------     ----------
          Total liabilities.........................................   6,209,469      6,311,544
                                                                      ----------     ----------
Commitments & contingencies (Note 4)................................
Shareholder's Equity
  Common stock, $1.00 par value, 10,000 shares authorized, 1,000
     shares issued and outstanding..................................       1,000          1,000
  Retained earnings.................................................      76,115         82,912
                                                                      ----------     ----------
          Total shareholders's equity...............................      77,115         83,912
                                                                      ----------     ----------
          Total liabilities & shareholder's equity..................  $6,286,584     $6,395,456
                                                                      ==========     ==========

        The accompanying notes are an integral part of these statements.

                           BAY CITY HOSPITALITY, INC.

                               INCOME STATEMENTS

                                                                                      FOR THE PERIOD
                                                                                      FROM INCEPTION,
                                                                 FOR THE YEAR           FEBRUARY 5,
                                                                    ENDED              1993, THROUGH
                                                                 OCTOBER 31,            OCTOBER 31,
                                                                     1994                  1993
                                                              ------------------     -----------------
REVENUE
  Rooms.....................................................      $2,933,269            $ 1,628,235
  Food......................................................           8,023                  5,383
  Telephone.................................................          76,367                 30,939
  Other.....................................................           8,157                  4,227
                                                              ------------------     -----------------
     Total revenue..........................................       3,025,816              1,668,784
                                                              ------------------     -----------------
DEPARTMENTAL EXPENSE
  Rooms.....................................................         803,150                401,703
  Food......................................................              84                    143
  Telephone.................................................          30,821                 14,696
                                                              ------------------     -----------------
     Total departmental expenses............................         834,055                416,542
                                                              ------------------     -----------------
Interest income.............................................           8,766                  3,158
                                                              ------------------     -----------------
UNDISTRIBUTED EXPENSES
  Administrative & general (Note 3).........................         370,468                199,284
  Marketing.................................................         304,801                180,240
  Repairs and maintenance...................................         125,207                 66,377
  Management fee (Note 3)...................................         121,383                 66,863
  Energy costs..............................................         108,553                 62,819
                                                              ------------------     -----------------
     Total undistributed expense............................       1,030,412                575,583
                                                              ------------------     -----------------
Income before fixed charges.................................       1,170,115                679,817
                                                              ------------------     -----------------
FIXED CHARGES
  Interest..................................................         569,816                364,889
  Depreciation and amortization.............................         381,323                 89,015
  Property taxes............................................         158,878                 79,075
  Insurance.................................................          53,663                 34,176
  Rent......................................................             734                  1,129
                                                              ------------------     -----------------
     Total fixed charges....................................       1,164,414                568,284
                                                              ------------------     -----------------
Income before income taxes..................................           5,701                111,533
Income taxes................................................          12,498                 28,621
                                                              ------------------     -----------------
Net (loss) income...........................................      $   (6,797)           $    82,912
                                                              ==============          =============

        The accompanying notes are an integral part of these statements.

                           BAY CITY HOSPITALITY, INC.

                  STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
                      FOR THE YEAR ENDED OCTOBER 31, 1994
   AND THE PERIOD FROM INCEPTION, FEBRUARY 5, 1993, THROUGH OCTOBER 31, 1993

                                                                 COMMON     RETAINED
                                                                 STOCK      EARNINGS      TOTAL
                                                                 ------     --------     -------
Stock issued...................................................  $1,000                  $ 1,000
Net income.....................................................             $ 82,912      82,912
                                                                 ------      -------     -------
Balance, October 31, 1993......................................  1,000        82,912      83,912
Net loss.......................................................               (6,797)     (6,797)
                                                                 ------      -------     -------
Balance, October 31, 1994......................................  $1,000     $ 76,115     $77,115
                                                                 ======      =======     =======

        The accompanying notes are an integral part of these statements.

                           BAY CITY HOSPITALITY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                       FOR THE PERIOD
                                                                                      FROM INCEPTION,
                                                                                        FEBRUARY 5,
                                                                                           1993,
                                                               FOR THE YEAR ENDED         THROUGH
                                                                  OCTOBER 31,           OCTOBER 31,
                                                                      1994                  1993
                                                               ------------------     ----------------
Cash flows from operating activities:
  Net (loss) income..........................................      $   (6,797)           $   82,912
                                                                    ---------              --------
  Adjustments to reconcile net (loss) income to net cash
     provided by operating activities:
     Depreciation & amortization, including amortized
       interest..............................................         393,305                95,006
  Increase (decrease) in cash from changes in working
     capital:
     Accounts receivable.....................................         (28,350)              (81,063)
     Prepaid expenses........................................                                27,554
     Accounts payable........................................           3,773                67,802
     Accrued liabilities.....................................          33,654               310,003
     Income taxes payable....................................          12,498                28,621
                                                                    ---------              --------
          Total adjustments..................................         414,880               447,923
                                                                    ---------              --------
          Cash provided by operating activities..............         408,083               530,835
                                                                    ---------              --------
Cash flows from investing activities:
  Additions to property & equipment..........................        (366,210)              (63,030)
  Additions to other assets..................................          (3,000)              (24,500)
                                                                    ---------              --------
          Cash used by investing activities                          (369,210)              (87,530)
                                                                    ---------              --------
Cash flows from financing activities:
  Repayments of shareholder advances.........................        (152,000)
  Proceeds from long-term debt...............................                               425,549
                                                                    ---------              --------
          Cash provided by financing activities..............        (152,000)              425,549
                                                                    ---------              --------
Change in cash and cash equivalents..........................        (113,127)              868,854
Cash and cash equivalents, beginning.........................         868,854
                                                                    ---------              --------
          Cash and cash equivalents, ending..................      $  755,727            $  868,854
                                                                    =========              ========
Supplemental disclosures of cash flow information:
  Interest paid during the year..............................      $  401,119            $  193,000
Supplemental schedule of noncash investing and financing
  activities:
  Net assets acquired at the inception of operations using
     long-term debt, net of cash retained....................                            $5,480,000
  Stock issuance financed using shareholder advance..........                            $    1,000

        The accompanying notes are an integral part of these statements.

                           BAY CITY HOSPITALITY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Bay City Hospitality, Inc. (the "Company"), is a corporation that owns a 165-room hotel located in South San Francisco, California (the "Hotel"). The Hotel is operated pursuant to a franchise agreement with Choice Hotels International, Inc. and managed by Westmont Hospitality Group, Inc. ("Westmont"). The Company is a wholly-owned subsidiary of Sedko Group, Inc. ("Sedko").

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Significant accounting policies of the Company are set out below.

  Cash and Cash Equivalents

     For purposes of the Statement of Cash Flows, the Company considers all temporary cash investments purchased with a maturity of three months or less to be cash equivalents.

  Inventory

     Inventory consists of food and beverages that are stated at cost, which is not materially different from market.

  Property and Equipment

     Property and equipment are stated at cost in the accompanying financial statements. Depreciation is computed using the double-declining balance method over estimated useful lives of 5 years for furniture, fixtures, and equipment, and over 31 1/2 and 39 years for the underlying real estate.

     Renewals, additions, and betterments which extend the life of the property are capitalized while repairs and maintenance are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation with any resulting gain or loss reflected in income.

  Franchise Fees

     "Franchise License Fees" included in the accompanying financial statements as an asset represent the initial cost to the Company, net of accumulated amortization, to enter the Choice hotel system. The fee is amortized to operations over the 20 year term of the license agreement. Accumulated amortization at October 31, 1994 and 1993 is $7,500 and $2,500, respectively.

     In addition to the initial license fee, the Company pays Choice each month continuing franchise fees, assessments for marketing & reservations, and other fees. Monthly fees aggregating $199,000 in 1994 and $121,000 in 1993 are included in operations in the caption "Administrative & General" and
"Marketing."   Deferred Loan Costs

     Deferred loan costs are amounts incurred to obtain the financing described in Note 2. The costs are amortized to operations, included in "Interest Expense," using the straight line method over the life of the loan. Accumulated amortization at October 31, 1994 and 1993 are $17,973 and $5,991, respectively.

  Federal Income Taxes

     The Company's federal income tax return filing requirements are to be met by its inclusion in the consolidated federal income tax return of Sedko. The federal tax amounts presented in the accompanying

                           BAY CITY HOSPITALITY, INC.

financial statements as "Income Taxes" are the amounts the Company would have to pay if it filed a separate tax return. The accounting policy used by the Company and its parent require, among other things, that deferred taxes be recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial report amounts. The tax and financial reporting bases of the Company are the same; deferred taxes are not recognized in the accompanying financial statements.

2. LONG-TERM DEBT

     Long-term debt at October 31, 1994 and 1993 consists of the obligations set out below to LW-SP2, L.P. (Lennar), Comfort Suites-San Francisco, Ltd (CSSF), and to Sedko that were incurred to acquire the real property and improvements of an existing hotel site, and to fund the construction and renovation of those improvements.

                                                                     1994           1993
                                                                  ----------     ----------
    Lennar (See A below)........................................  $4,012,500     $4,012,500
    CSSF (See B below)..........................................   1,592,500      1,592,500
    Shareholder Advance (See C below)...........................     142,000        294,000
                                                                  ----------     ----------
    Total long-term debt........................................   5,747,000      5,899,000
    Less: current maturities....................................      17,373
                                                                  ----------     ----------
    Long-term debt, net of current maturities...................  $5,729,627     $5,899,000
                                                                  ==========     ==========

     Repayment of principal is scheduled as follows:

                        FOR THE YEARS ENDING OCTOBER 31,
    -------------------------------------------------------------------------
    1995.....................................................................  $   17,373
    1996.....................................................................      45,697
    1997.....................................................................   3,949,430
    1998.....................................................................
    1999.....................................................................
    Thereafter...............................................................   1,734,500
                                                                               ----------
              Total..........................................................  $5,747,000
                                                                               ==========

- ---------------
(A) The Company entered into a Promissory Note agreement in 1993 in the original amount of $4,012,500 that is collateralized by a first lien on all property and equipment, as well as the liquor license, franchise agreement, receivables, and the personal guarantees of certain officers of Sedko. The obligation is payable interest only for the first two years, blended payments for the next two years using a 25 year amortization period, and a final payment of $3,949,430 due May 1, 1997. The obligation bears interest of 7% through May 1994, 8% until June 1995, and 9% thereafter.

(B) The Company entered into a Loan Agreement with CSSF in 1993 in the original amount of $1,592,500 that is collateralized by a second lien on the Hotel property and its improvements. The entire principal amount is due May 6, 1998, but that date can be extended to May 6, 2000.

    The Loan Agreement defines several methods for the accrual and payment of interest, including (1) accrual throughout the term of the obligation at one rate (11%); (2) payment of interest at another rate (currently 7% through May 6, 1995 and 8% throughout the remaining term of the loan); (3) computation of additional interest based on the net cash flow of the Hotel; and (4) computation of interest based on appreciation of the Hotel property and improvements during the term of the loan. The difference between the accrued interest and paid interest described above is added to the principal of the loan at each loan year and is due at the maturity of the loan unless paid earlier. Additional interest is paid

                           BAY CITY HOSPITALITY, INC.

    currently, first reducing the obligation for the accrued but unpaid interest described above, and then as an incremental amount of interest. The interest computation based on appreciation in property values must be positive, meaning CSSF will not share in depreciation of the property. Additional interest is accrued when incremental amounts are due, but no amount has been provided for the potential obligation for shared appreciation because there is no objective basis for doing so.

    The interest accruals and payments described above are limited to the maximum rate of interest allowed by the State of New York, which is currently 25%. The effective interest rates paid on this obligation in fiscal 1994 and 1993 were 16 and 14%, respectively.

(C) Amounts due to Sedko are considered long-term as no payments are scheduled. No interest is imputed or charged on these related party advances.

     The loan agreements for the Lennar and CSSF notes described above include certain restrictive Covenants and Events of Default which, if violated, would cause repayment of the obligations to accelerate. Management believes the Company is in compliance with all such Covenants and Events of Default.

3.  MANAGEMENT OF HOTEL

     The Company entered into an agreement with Westmont in 1993 granting Westmont the sole and exclusive right to supervise and direct the management and operations of the Hotel. Sedko is the parent company of both the Company and Westmont.

     The initial term of the Management Agreement is ten years, with two five-year renewal terms available at the option of Westmont. In exchange for its management services, Westmont is paid a Management Fee equal to 4% of gross revenues of the Hotels as defined in the Management Agreement, plus $1,500 per month for providing accounting services to the Company. The Company's fees to Westmont aggregating $139,000 and $75,000 in fiscal 1994 and 1993, respectively, are included in the captions "Administrative & General" and "Management Fee." Amounts payable to Westmont were about $14,000 and $13,000, respectively at October 31, 1994 and 1993.

     The Management Agreement includes certain restrictive Covenants and Events of Default which provide Westmont certain remedies in the event they are violated. Westmont was granted a lien and a secured interest in the Hotel real property as security for amounts due or to become due under the Management Agreement, including a Termination Fee, as defined in this Agreement. Management believes the Company is in compliance with all such Covenants and Events of Default.

4.  CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to credit risk include cash on deposit with two financial institutions which exceed federally insured deposit limits by about $410,500 at October 31, 1994.

     The Company's customers include overnight guests as well as companies and individuals who have arranged for guest rooms or seminar or banquet facilities. Most customers secure their rooms with credit cards. When credit is extended to customers, the Company performs periodic credit evaluations of its customers and provides an allowance for doubtful accounts when necessary. Management believes that no allowance was necessary at October 31, 1994 or 1993.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of Price Hospitality, Inc.
Houston, Texas

     We have audited the accompanying balance sheet of Price Hospitality, Inc., a Utah Corporation, as of October 31, 1994, and the related statements of income, changes in shareholder's equity, and cash flows for the period from inception of operations, December 29, 1993 to October 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Price Hospitality, Inc. as of October 31, 1994, and the results of its operations and of cash flows for the period then ended in conformity with generally accepted accounting principles.

                                          GRIFFING & COMPANY, P.C.

Houston, Texas
July 2, 1996

                            PRICE HOSPITALITY, INC.

                                 BALANCE SHEET
                                OCTOBER 31, 1994

ASSETS:
CURRENT ASSETS
  Cash..............................................................  $  789,855
  Accounts receivable...............................................      47,343
  Inventory.........................................................      12,760
                                                                      ----------
          Total current assets......................................     849,958
PROPERTY AND EQUIPMENT (Note 1)
  Land..............................................................     240,167
  Buildings.........................................................   2,036,797
  Furniture and fixtures............................................     411,115
  Equipment.........................................................      16,017
                                                                      ----------
                                                                       2,704,096
Accumulated depreciation............................................     (90,841)
                                                                      ----------
          Net property and equipment................................   2,613,255
                                                                      ----------
OTHER ASSETS, NET OF AMORTIZATION
  Franchise fee.....................................................      18,889
  Loan escrow.......................................................      43,110
  Liquor license....................................................      10,458
                                                                      ----------
          Total other assets........................................      72,457
                                                                      ----------
          Total assets..............................................  $3,535,670
                                                                       =========
LIABILITIES AND SHAREHOLDER'S EQUITY:
CURRENT LIABILITIES
  Accounts payable..................................................  $   36,098
  Accrued liabilities
     Taxes other than income........................................      42,609
     Interest.......................................................      81,319
     Wages and payroll taxes........................................      40,565
     Management and accounting (Note 5).............................       8,021
     Auditing.......................................................       9,000
Current maturities of long-term debt (Note 2).......................      44,085
Income taxes payable................................................      35,074
                                                                      ----------
          Total current liabilities.................................     296,771
LONG-TERM DEBT, NET OF CURRENT MATURITIES...........................
  Note payable (Note 2).............................................   3,120,696
  Deferred income taxes payable (Note 4)............................      12,081
                                                                      ----------
          Total long term liabilities...............................   3,132,777
                                                                      ----------
          Total liabilities.........................................  $3,429,548
                                                                      ----------
Commitments and contingencies (Note 7)..............................
Shareholder's equity
  Common Stock, $1.00 par value, 10,000 shares authorized, 1,000
     shares issued and outstanding..................................       1,000
  Retained earnings.................................................     105,122
                                                                      ----------
          Total shareholder's equity................................     106,122
                                                                      ----------
Total liabilities and shareholder's equity..........................  $3,535,670
                                                                       =========

        The accompanying notes are an integral part of these statements.

                            PRICE HOSPITALITY, INC.

            STATEMENT OF INCOME AND CHANGES IN SHAREHOLDER'S EQUITY
                  FOR THE PERIOD FROM INCEPTION OF OPERATIONS
                            THROUGH OCTOBER 31, 1994

REVENUES
  Rooms..........................................................................  $1,317,546
  Food & beverage................................................................     497,101
  Telephone......................................................................      50,022
  Other..........................................................................       3,629
                                                                                   ----------
     Total revenues..............................................................  $1,868,298
                                                                                   ----------
DEPARTMENTAL EXPENSES
  Rooms..........................................................................     298,748
  Food & beverage................................................................     358,502
  Telephone......................................................................      27,607
                                                                                   ----------
     Total departmental expenses.................................................     684,857
Interest income..................................................................       7,444
UNDISTRIBUTED EXPENSES
  Administrative & general (Note 5)..............................................     221,702
  Management fee (Note 5)........................................................      75,030
  Marketing......................................................................     115,843
  Repairs & maintenance..........................................................      84,329
  Energy costs...................................................................      98,515
                                                                                   ----------
     Total undistributed expenses................................................     595,419
                                                                                   ----------
Income before fixed charges......................................................     595,466
                                                                                   ----------
FIXED CHARGES
  Property taxes.................................................................      35,771
  Insurance......................................................................      26,728
  Interest.......................................................................     280,820
  Depreciation & amortization (Note 2)...........................................      99,870
                                                                                   ----------
     Total fixed charges.........................................................     443,189
                                                                                   ----------
Income before income taxes.......................................................     152,277
  Federal income taxes...........................................................      41,089
  State income taxes.............................................................       6,066
                                                                                   ----------
Net income.......................................................................  $  105,122
                                                                                   ==========
Common Stock issued..............................................................  $    1,000
Net Income.......................................................................     105,122
                                                                                   ----------
Balance, October 31, 1994........................................................  $  106,122
                                                                                   ==========

        The accompanying notes are an integral part of these statements.

                            PRICE HOSPITALITY, INC.

                            STATEMENT OF CASH FLOWS
                  FOR THE PERIOD FROM INCEPTION OF OPERATIONS
                            THROUGH OCTOBER 31, 1994

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.......................................................................  $  105,122
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization....................................................      99,870
Increase (decrease) in cash from changes in working
  Accounts receivable............................................................     (48,764)
  Inventory......................................................................      (3,178)
  Accounts payable...............................................................      36,098
  Accrued liabilities............................................................     180,887
  Income taxes payable...........................................................      47,155
                                                                                   ----------
  Total adjustments..............................................................     312,068
                                                                                   ----------
  Cash provided by operating activities..........................................  $  417,190
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment............................................     (34,490)
  Payment of franchise fees......................................................     (20,000)
  Payment of loan cost...........................................................      (1,511)
                                                                                   ----------
  Cash used by investing activities..............................................  $  (56,001)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt...................................................     457,885
  Principal payments on long-term debt...........................................     (34,219)
  Advances from shareholder......................................................       5,000
                                                                                   ----------
  Cash provided by financing activities..........................................  $  428,666
                                                                                   ----------
Change in cash and cash equivalents..............................................     789,855
Cash and cash equivalents, beginning.............................................           0
                                                                                   ----------
Cash and cash equivalents, ending................................................  $  789,855
                                                                                    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid during the year....................................................  $  199,483
SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITIES
Net assets acquired at the inception of operations using long-term debt, net of cash...........................................................................  $2,737,115
Stock issuance financed using shareholder advance................................  $    1,000

        The accompanying notes are an integral part of these statements.

                            PRICE HOSPITALITY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  NATURE OF ORGANIZATION

     Price Hospitality, Inc. (the "Company"), is a Corporation which was formed under the laws of Utah on September 27, 1993. On December 29, 1993 (date of inception of operations) the Company purchased the Days Inn hotel located in Price, Utah (the "Hotel"). The Hotel is operated pursuant to a franchise agreement with Days Inn of America, Inc. The Company is a wholly-owned subsidiary of Sedko Investment Services Corp. ("Sedko")

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Significant accounting policies of the Company are set out below.

  Cash and Cash Equivalents

     For purposes of the Statement of Cash Flows, the Company considers all temporary cash investments purchased with a maturity of three months or less to be cash equivalents.

  Inventory

     Inventory consists of food and beverages stated at cost, which is not materially different from market.

  Property and Equipment

     Property and equipment are stated at cost in the accompanying financial statements. Depreciation is computed using the straight line method over estimated useful lives of 7 years for furniture, fixtures, and equipment, and 40 years for the underlying real estate.

     Renewals, additions, and/or betterments which extend the life of the property are capitalized while repairs and maintenance are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation with any resulting gain or loss reflected in income.

  Franchise Fees

     "Franchise License Fees" included in the accompanying financial statements as an asset represents the initial cost to the Company, net of accumulated amortization, to enter the Days Inn hotel system. The fee is amortized to operations over the 15 year term of the license agreement. Accumulated amortization at October 31, 1994 is about $1,100.

     In addition to the initial license fee, the Company pays Days Inn each month continuing franchise fees, assessments for reservations, and other fees. Monthly fees aggregating approximately $97,500 in 1994 are included in operations in the caption "Administrative & General" and "Marketing."

  Federal Income Taxes

     The Company's federal income tax return filing requirements are met by its inclusion in the consolidated federal income tax return of Sedko. The amounts presented in the accompanying financial statements as "Federal Income Taxes" are the amounts the Company would have to pay if it filed a separate tax return. The accounting policy used by the Company and its parent require, among other things, that deferred taxes be recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial report amounts (Note 4).

                            PRICE HOSPITALITY, INC.

2.  LONG-TERM DEBT

     Long-term debt at October 31, 1994 consists of the obligations set out below to Solus Arkansas Portfolio ("Solus"), Castle Limited ("Castle"), and to Sedko Investment Services Corp. ("Sedko") that were incurred to acquire the real property and improvements of an existing hotel site, and to fund the construction and renovation of those improvements.

        Solus (See A below)..............................................  $1,915,781
        Castle (See B below).............................................   1,090,000
        Shareholder advance (See C below)................................     159,000
                                                                           ----------
        Total long-term debt.............................................   3,164,781
        Less: current maturities.........................................      44,085
                                                                           ----------
        Long-term debt, net of current maturities........................  $3,120,696
                                                                            =========

     Repayment of principal is scheduled as follows:

        FOR THE YEAR ENDED
           OCTOBER 31,                                                        TOTAL
        ------------------                                                 ----------
             1995........................................................  $   44,085
             1996........................................................      47,313
             1997........................................................      51,671
             1998........................................................   1,145,959
             1999........................................................      60,604
          Thereafter.....................................................   1,815,149
                                                                           ----------
                    Total................................................  $3,164,781
                                                                            =========

     (A) The Company entered into a promissory note agreement in 1993 in the original amount of $1,950,000 that is collateralized by a first lien on all property and equipment, as well as the liquor license, franchise agreement, receivables, and the personal guarantees of certain officers of Sedko. The obligation is payable interest only for the initial payment, blended payments starting February 1, 1994 of $16,311 using a 20 year amortization, and a final payment of $1,578,840 due December 31, 2000. The obligation bears an interest rate of 8% for the term of the loan.

     (B) The Company entered into a loan agreement with Castle in 1993 in the original amount of $1,090,000 that is collateralized by a second lien on the Hotel property and its improvements. The entire principal is due December 28, 1998, but that date can be extended to December 28, 2000.

         The loan agreement defines several methods for the accrual and payment of interest, including (1) accrual throughout the term of the obligation at one rate (11%); (2) payment of interest at another rate (currently 7% through December 28, 1995 and 8% through the remaining term of the loan); (3) computation of additional interest based on the net cash flow of the Hotel; and (4) computation of interest based on appreciation of the Hotel property and improvements during the term of the loan. The difference between the accrued interest and paid interest described above is added to the principal of the loan at each loan year and is due at the maturity of the loan unless paid earlier. Additional interest is paid currently, first reducing the obligation for the accrued but unpaid interest described above, and then as an incremental amount of interest. The interest computation based on appreciation in property values must be positive, meaning Castle will not share in the depreciation of the property. Additional interest is accrued when incremental amounts are due, but no amount has been provided for the potential obligation for shared appreciation because there is no objective basis for doing so.

                            PRICE HOSPITALITY, INC.

     (C) Amounts due to Sedko are considered long-term as no payments are scheduled. No interest is imputed or charged on these related party advances.

     The loan agreements for the Solus and Castle notes described above include certain restrictive Covenants and Events of Default which, if violated, would cause repayment of the obligation to accelerate. Management believes the Company is in compliance with all such Covenants and Events of Default.

3.  LEASE OBLIGATIONS

     The Company leases certain assets under noncancelable leases presented in the accompanying financial statements as operating leases. All leases require minimum monthly payments that include applicable taxes.

     Rental Expense related for the operating leases were about $5,000 in the accompanying financial statements for October 31, 1994. Following is a schedule of future minimum lease payments for the operating leases.

                  YEAR ENDED
                  OCTOBER 31,
                 ------------
                   1995............................................  $ 5,390
                   1996............................................    5,299
                   1997............................................    4,305
                   1998............................................    3,229
                                                                     -------
                   Total...........................................  $18,223
                                                                     =======

4.  INCOME TAXES

     Effective October 31, 1994, the Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (FAS 109). Under the provisions of FAS 109, an entity recognizes deferred tax assets and liabilities for future tax consequences of events that have been previously recognized in the Company's financial statements or tax returns. The measurement of deferred tax assets and liabilities is based on provisions of the enacted tax law: the effects of future changes in tax laws or rates are not anticipated.

     As of October 31, 1994, the federal and state income tax liabilities consists of the following:

                                                             FEDERAL     STATE       TOTAL
                                                             -------     ------     -------
    Current Income Taxes Payable...........................  $30,557     $4,517     $35,074
    Deferred Tax Liability.................................   10,532      1,549      12,081
                                                             -------     ------     -------
    Total Income Tax Liability.............................  $41,089     $6,066     $47,155
                                                             =======     ======     =======

     As of October 31, 1994, the provisions for federal and state income tax expense is as follows:

                                                             FEDERAL     STATE       TOTAL
                                                             -------     ------     -------
    Current................................................  $30,557     $4,517     $35,074
    Deferred...............................................   10,532      1,549      12,081
                                                             -------     ------     -------
    Total Income Taxes.....................................  $41,089     $6,066     $47,155
                                                             =======     ======     =======

     The tax liability exists because the Company uses the straight line method of depreciation over estimated lives of seven years for furniture, fixtures and equipment, and 40 years for the underlying real estate for book purposes. For tax purposes, the Company uses the Modified Accelerated Cost Recovery System (MACRS) over the estimated useful lives which range from 5 to 39 years. Therefore, depreciation is deducted over shorter lives for tax purposes then permitted by generally accepted accounting principles.

                            PRICE HOSPITALITY, INC.

5.  MANAGEMENT OF HOTEL

     The Company entered into an agreement with Westmont Hospitality Group, Inc. in 1993 granting Westmont the sole and exclusive right to supervise and direct the management and operation of the Hotel. Sedko is the parent company of both the Company and Westmont.

     The initial term of the Management Agreement is ten years with two five-year renewal terms available at the option of Westmont. In exchange for its management services, Westmont is paid a Management Fee equal to 4% of the gross revenues of the Hotel, as defined in the Management Agreement, plus $1,500 per month for providing accounting services to the Company. The Company's fees to Westmont were about $90,000 in the fiscal year ended 1994. Amounts payable to Westmont were about $8,000 at October 31, 1994.

     The Management Agreement includes certain restrictive Covenants and Events of Default which provide Westmont certain remedies in the event they are violated. Westmont was granted a lien and a secured interest in the Hotel real property as security for amounts due or to become due under the Management Agreement, including a Termination Fee, as defined in this agreement. Management believes the Company is in compliance with all such Covenants and Events of Default.

6.  CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to credit risk include cash on deposit with three financial institutions amounting to approximately $530,000 at October 31, 1994 which were insured up to only $300,000 by the U.S. Federal Deposit Insurance Corporation.

     The Company's customers include overnight guests as well as companies and individuals who have arranged for guest rooms or seminar or banquet facilities. Most customers secure their rooms with credit cards. When credit is extended to customers, the Company performs periodic credit evaluations of its customers and provides an allowance for doubtful accounts when necessary. Management believes that no allowance was necessary at October 31, 1994.

7.  SUBSEQUENT EVENT

     The Company has executed a letter of intent with Sunstone Hotel Properties, Inc. for the sale of the Hotel.

                            [COLOR PHOTOS OF HOTELS]

- ------------------------------------------------------
- ------------------------------------------------------

     No dealer, salesperson or any other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                          ----------------------------

                               TABLE OF CONTENTS

                          ----------------------------


                                        Page
                                        ----
Prospectus Summary....................     1
Risk Factors..........................    14
The Company...........................    26
Use of Proceeds.......................    27
Price Range of Common Stock and
  Distributions.......................    28
Capitalization........................    29
Selected Financial Information........    30
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    34
Business and Properties...............    40
Policies and Objectives with Respect
  to Certain Activities...............    65
Management............................    69
Certain Transactions..................    79
The Lessee............................    82
The Management Company................    85
Principal Stockholders................    86
Description of Capital Stock..........    87
Certain Provisions of Maryland Law and
  of the Company's Articles of
  Incorporation and Bylaws............    91
Shares Available for Future Sale......    94
Partnership Agreement.................    95
Federal Income Tax Considerations.....    98
Underwriting..........................   116
Experts...............................   117
Reports to Stockholders...............   117
Legal Matters.........................   117
Additional Information................   118
Glossary of Significant Terms.........   119
Index to Financial Statements.........   F-1


- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                                4,800,000 SHARES

                                      LOGO

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS

                            ------------------------

                             MONTGOMERY SECURITIES


                            BEAR, STEARNS & CO. INC.


                            EVEREN SECURITIES, INC.

                                RAYMOND JAMES &
                                ASSOCIATES, INC.

                                          , 1996
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the costs and expenses, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.



                                                                             AMOUNT PAID OR
                                                                               TO BE PAID
                                                                             --------------
    SEC Registration fee...................................................     $ 20,462
    NASD filing fee........................................................        6,572
    New York Stock Exchange listing fees...................................       19,320
    Printing and engraving.................................................      200,000
    Legal fees and expenses of the Company.................................      230,000
    Accounting fees and expenses...........................................      230,000
    Blue sky fees and expenses.............................................       30,000
    Transfer Agent and Registrar fees......................................       13,000
    Miscellaneous..........................................................       50,646
                                                                                --------
              Total........................................................     $800,000
                                                                                ========


ITEM 31.  1. SALES TO SPECIAL PARTIES.

     See Item 32 below.

ITEM 32.  RECENT SALES OF UNREGISTERED SECURITIES


     On September 23, 1994, (i) 12,300 Units were issued by the Partnership to Robert A. Alter in exchange for $123,000 in cash and warrants to purchase 12,470 Units (ii) 9,000 Units were issued by the Partnership to Charles L. Biederman in exchange for $90,000 in cash and warrants to purchase 17,042 Units and (iii) 3,200 shares of Common Stock of the Company were issued to C. Robert Enever in exchange for $32,000 in cash and warrants to purchase 4,434 Units. These issuances of Units and Common Stock were effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering. The issuance of the warrants was effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering. On September 23, 1994, 24,500 Units were issued by the Partnership to M R C Hotel Partners, Ltd., a Sunstone Affiliate, in exchange for $245,000 in cash. This issuance was effected in reliance upon the exemption from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering. Warrants to purchase 33,946 Units were issued by the Partnership to MYPC, an affiliate of Montgomery Securities, one of the Representatives. This issuance was effected in reliance upon the exemption from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering. As part of the transactions related to the formation of the Company, an aggregate of 1,288,500 Units, valued at approximately $13,529,250 based on the estimated offering price in connection with the IPO of $10.50 per share of Common Stock, were issued to the owners of the Sunstone Initial Hotels in return for the transfer of such hotels to the Partnership. These issuances included (i) approximately 539,971 Units, valued at approximately $5,669,696 based on the estimated IPO offering price, which have been beneficially owned by Mr. Alter, (ii) approximately 356,677 Units, valued at approximately $3,745,109 based on the estimated IPO offering price, which have been beneficially owned by Affiliates of Mr. Biederman, (iii) approximately 156,363 Units, valued at approximately $1,641,812 based on the estimated IPO offering price, which have been beneficially owned by Mr. Enever, and (iv) approximately 235,489 Units, valued at approximately $2,472,635 based on the estimated IPO offering price, which have been beneficially owned by third parties unaffiliated with Messrs. Alter, Biederman or Enever. These issuances were effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering. On December 13, 1995, the Partnership issued 50,539 Units to Inns Properties, L.P. in exchange for the contribution of the 152 room Hampton Inn in Oakland, California. As of April 1, 1996, the Partnership issued 80,000 to an Affiliate of Mr. Alter and Mr. Biederman in exchange for the contribution of the 163 room Courtyard by Marriott Hotel in Riverside, California. Each of these issuances of Units were effected in reliance upon an exemption from registration under
Section 4(2) of the Securities Act as a transaction not involving a public offering.

ITEM 33.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 2-418 of the Maryland General Corporation Law (the "MGCL") empowers the Company to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The MGCL also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

     The Company's Articles of Incorporation provide for indemnification of the officers and directors of the Company substantially identical in scope to that permitted under Section 2-418 of the MGCL. The Bylaws of the Company also provide that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by the Company,

     Prior to the completion of the Offering, the Company anticipates entering into indemnification agreements with certain of its directors and officers that require the Company to indemnify such directors and officers to the fullest extent permitted by applicable provisions of the MGCL, provided that any settlement of a third party action against a director or officer is approved by the Company, and subject to limitations for actions initiated by the director or officer, penalties paid by insurance, and violations of Section 16(b) of the Securities Exchange Act of 1934, as amended, and similar laws.

     Pursuant to the Underwriting Agreement, a copy of which is filed as Exhibit
1.1 to this Registration Statement, the Registrant has agreed to indemnify the Underwriters against certain liabilities which may be incurred in connection with the Offering made by this Prospectus forming a part of this Registration Statement, including liabilities under the Securities Act, and the Underwriters have agreed to indemnify the Company and its officers and directors against certain similar liabilities.

     The Company's Charter limits the liability of the Company's directors and officers for money damages to the Company and its shareholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its shareholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its shareholders to obtain other relief, such as an injunction or rescission.

ITEM 34.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     Not applicable.

ITEM 35.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements.

              INDEX TO FINANCIAL STATEMENTS INCLUDED IN PROSPECTUS

                                                                                    PROSPECTUS
                                                                                       PAGE
                                                                                    ----------
Sunstone Hotel Investors, Inc. -- Pro Forma Consolidated Financial Information
  Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996.............      F-3
  Notes to Unaudited Pro Forma Consolidated Balance Sheet.........................      F-4
  Unaudited Pro Forma Consolidated Statement of Income for the Year Ended
     December 31, 1995............................................................      F-6
  Unaudited Pro Forma Consolidated Statement of Income for the Three Months Ended
     March 31, 1996...............................................................      F-7
  Unaudited Pro Forma Consolidated Statement of Income for the Three Months Ended
     March 31, 1995...............................................................      F-8
  Notes to Unaudited Pro Forma Consolidated Statements of Income..................      F-9
Sunstone Hotel Properties, Inc. -- Pro Forma Combined Statements of Operations
  Unaudited Pro Forma Combined Statement of Operations for the Year Ended
     December 31, 1995............................................................     F-11
  Unaudited Pro Forma Combined Statement of Operations for the Three Months Ended
     March 31, 1996...............................................................     F-12
  Unaudited Pro Forma Combined Statement of Operations for the Three Months Ended
     March 31, 1995...............................................................     F-13
  Notes to Unaudited Pro Forma Combined Statements of Operations..................     F-14
Sunstone Hotel Investors, Inc. and Sunstone Initial Hotels (the "Predecessor")
  Report of Independent Accountants...............................................     F-15
  Sunstone Hotel Investors, Inc. -- Consolidated Balance Sheets as of March 31,
     1996 (unaudited), December 31, 1995 and 1994; Sunstone Initial Hotels
     (Predecessor) -- Combined Balance Sheet as of December 31, 1994..............     F-16
  Sunstone Hotel Investors, Inc. -- Consolidated Statement of Income for the Three
     Months
     Ended March 31, 1996 (unaudited) and for the Period August 16, 1995
     (Inception) through
     December 31, 1995; Sunstone Initial Hotels (Predecessor) -- Combined
     Statement of
     Income for the Three Months Ended March 31, 1995 (unaudited) and for the
     Period January 1, 1995 Through August 15, 1995 and for the Years Ended
     December 31, 1994 and 1993...................................................     F-17
  Sunstone Hotel Investors, Inc. -- Consolidated Statement of Cash Flows for the
     Three Months Ended March 31, 1996 (unaudited) and for the Period August 16,
     1995 (Inception) Through December 31, 1995; Sunstone Initial Hotels
     (Predecessor) -- Combined Statement of Cash Flows for the Three Months Ended
     March 31, 1995 (unaudited) and for the Period January 1, 1995 Through August
     15, 1995 and for the Years Ended December 31, 1994 and 1993..................     F-18
  Sunstone Hotel Investors, Inc. -- Consolidated Statement of Equity for the Year
     Ended December 31, 1995; Sunstone Initial Hotels (Predecessor) -- Combined
     Statement of
     Deficit for the Period January 1, 1995 to August 15, 1995 and the Years Ended
     December 31, 1994 and 1993...................................................     F-19
  Notes to Consolidated and Combined Financial Statements.........................     F-20
  Schedule III -- Real Estate and Accumulated Depreciation as of December 31,
     1995.........................................................................     F-26
Sunstone Hotel Properties, Inc. (the Lessee)
  Report of Independent Accountants...............................................     F-27
  Balance Sheets as of March 31, 1996 (unaudited) and December 31, 1995...........     F-28

                                                                                    PROSPECTUS
                                                                                       PAGE
                                                                                    ----------
  Statements of Operations and Deficit for the Three Months Ended March 31, 1996
     (unaudited) and for the Period From Inception, August 16, 1995 through
     December 31, 1995............................................................     F-29
  Statements of Cash Flows for the Three Months Ended March 31, 1996 (unaudited)
     and for the Period From Inception, August 16, 1995 Through December 31,
     1995.........................................................................     F-30
  Notes to Combined Financial Statements..........................................     F-31
Renton Joint Venture (A Washington General partnership)
  Report of Independent Accountants...............................................     F-33
  Balance Sheets as of March 31, 1996 (unaudited) and December 31, 1995...........     F-34
  Statements of Operations for the Three Months Ended March 31, 1995 and 1996
     (unaudited) and for the Year Ended December 31, 1995.........................     F-35
  Statement of Partners' Equity for the Year Ended December 31, 1995 and for the
     Three Months Ended March 31, 1996 (unaudited)................................     F-36
  Statements of Cash Flows for the Three Months Ended March 31, 1996 (unaudited)
     and for the Year Ended December 31, 1995.....................................     F-37
  Notes to Financial Statements...................................................     F-38
Bay City Hospitality, Inc. and Price Hospitality, Inc.
  Report of Independent Accountants...............................................     F-41
  Combined Balance Sheets as of January 31, 1996 (unaudited) and October 31,
     1995.........................................................................     F-42
  Combined Statements of Operations and Equity for the Three Months Ended January
     31, 1996 (unaudited) and for the Year Ended October 31, 1995.................     F-43
  Combined Statements of Cash Flows for the Three Months Ended January 31, 1996
     (unaudited) and for the Year Ended October 31, 1995..........................     F-44
  Notes to Combined Financial Statements..........................................     F-45
Bay City Hospitality, Inc.
  Report of Independent Accountants...............................................     F-48
  Balance Sheets as of October 31, 1994 and 1993..................................     F-49
  Income Statements for the Year Ended October 31, 1994 and for the Period From
     Inception, February 5, 1993, Through October 31, 1993........................     F-50
  Statement of Changes in Shareholder's Equity for the Period From Inception,
     February 5, 1993, Through October 31, 1994...................................     F-51
  Statements of Cash Flows for the Year Ended October 31, 1994 and for the Period
     From Inception, February 5, 1993, Through October 31, 1993...................     F-52
  Notes to Financial Statements...................................................     F-53
Price Hospitality, Inc.
  Report of Independent Accountants...............................................     F-56
  Balance Sheet as of October 31, 1994............................................     F-57
  Statement of Income and Changes in Shareholder's Equity for the Period From
     Inception of Operations Through October 31, 1994.............................     F-58
  Statement of Cash Flows for the Period From Inception of Operations Through
     October 31, 1994.............................................................     F-59
  Notes to Financial Statements...................................................     F-60

     (b) Exhibits.


  EXHIBIT
    NO.                                         DESCRIPTION
- ------------  --------------------------------------------------------------------------------
 1.1*****     Form of Underwriting Agreement.
 3.1          Amended Articles of Incorporation of the Company, as further amended by the
              Articles of Amendment of the Company, as filed with the State Department of
              Assessments and Taxation of Maryland on November 9, 1994, filed as Exhibit 3.1 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference.
 3.2          Bylaws of the Company, as currently in effect, filed as Exhibit 3.2 to the
              Company's Registration Statement No. 33-84346 and incorporated herein by this reference.
 3.3          Articles of Amendment of the Company, as filed with the State Department of
              Assessments and Taxation of Maryland on June 19, 1995, filed as Exhibit 3.3 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference.
 5.1*         Opinion of Ballard Spahr Andrews & Ingersoll as to legality of the shares being registered.
 8.1****      Opinion of Brobeck, Phleger and Harrison as to tax matters.
10.1          Form of First Amended and Restated Agreement of Limited Partnership of the
              Partnership, filed as Exhibit 10.1 to the Company's Registration Statement No.
              33-84346 and incorporated herein by this reference.
10.1.1        First Amendment to First Amended and Restated Agreement of Limited Partnership
              dated as of December 12, 1995, filed as Exhibit 10.36 to the Company's Annual
              Report on Form 10-K for the year ended December 31, 1995 (the "1995 10-K") and incorporated herein by this reference.
10.1.2        Second Amendment to First Amended and Restated Agreement of Limited Partnership
              dated as of December 28, 1995, filed as Exhibit 10.1.2 to the Company's 1995
              10-K and incorporated herein by this reference.
10.1.3        Third Amendment to First Amended and Restated Agreement of Limited Partnership
              dated as of March 17, 1996, filed as Exhibit 10.1.3 to the Company's amended
              Quarterly Report on Form 10-Q/A for the period ending March 31, 1996 (the "First
              Quarter 10-Q/A"), and incorporated herein by this reference.
10.1.4*****   Fourth Amendment to First Amended and Restated Agreement of Limited Partnership
              dated as of March 28, 1996.
10.2          Form of Percentage Lease, filed as Exhibit 10.2 to the Company's Registration
              Statement No. 33-84346 and incorporated herein by this reference.
10.2.1        Lease Agreement dated as of August 16, 1995 by and between Sunstone Hotel
              Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Hampton Inn Hotel located in Denver S.E., Colorado, filed as Exhibit 10.2.1 to the Company's 1995 10-K and incorporated herein by this reference.
10.2.2        Lease Agreement dated as of August 16, 1995 by and between Sunstone Hotel
              Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Hampton Inn Hotel located in Pueblo, Colorado, filed as Exhibit 10.2.2 to the Company's 1995 10-K and incorporated herein by this reference.
10.2.3        Lease Agreement dated as of August 16, 1995 by and between Sunstone Hotel
              Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Courtyard By Marriott Hotel located in Fresno, California, filed as Exhibit h
              10.2.3 to the Company's 1995 10-K and incorporated herein by this reference.

  EXHIBIT
    NO.                                         DESCRIPTION
- ------------  --------------------------------------------------------------------------------
10.2.4        Lease Agreement dated as of August 16, 1995 by and between Sunstone Hotel
              Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Courtyard By Hampton Inn located in Mesa, Arizona, filed as Exhibit 10.2.4 to the Company's 1995 10-K and incorporated herein by this reference.
10.2.5        Lease Agreement dated as of August 16, 1995 by and between Sunstone Hotel
              Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Holiday Inn Hotel located in Steamboat Springs, Colorado, filed as Exhibit
              10.2.5 to the Company's 1995 10-K and incorporated herein by this reference.
10.2.6        Lease Agreement dated as of August 16, 1995 by and between Sunstone Hotel
              Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Holiday Inn Hotel located in Craig, Colorado, filed as Exhibit 10.2.6 to the
              Company's 1995 10-K and incorporated herein by this reference.
10.2.7        Lease Agreement dated as of August 16, 1995 by and between Sunstone Hotel
              Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Holiday Inn Hotel located in Provo, Utah, filed as Exhibit 10.2.7 to the
              Company's 1995 10-K and incorporated herein by this reference.
10.2.8        Lease Agreement dated as of August 16, 1995 by and between Sunstone Hotel
              Investors, L.P. as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Hampton Inn Hotel located in Silverthorne, Colorado, filed as Exhibit 10.2.7 to the Company's 1995 10-K and incorporated herein by this reference.
10.2.9        Lease Agreement dated as of August 16, 1995 by and between Sunstone Hotel
              Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Doubletree Hotel located in Santa Fe, New Mexico, filed as Exhibit 10.2.9 to the Company's 1995 10-K and incorporated herein by this reference.
10.2.10       Lease Agreement dated as of August 16, 1995 by and between Sunstone Hotel
              Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Hampton Inn Hotel located in Arcadia, California, filed as Exhibit 10.2.10 to the Company's 1995 10-K and incorporated herein by this reference.
10.2.11       Lease Agreement dated as of December 13, 1995 by and between Sunstone Hotel
              Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Hampton Inn Hotel located in Oakland, California, filed as Exhibit 10.2.11 to the Company's 1995 10-K and incorporated herein by this reference.
10.2.12       Lease Agreement dated February 2, 1996 by and between Sunstone Hotel Investors,
              L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Cypress
              Inn hotel located in Clackamas, Oregon, filed as Exhibit 10.2.12 to the
              Company's First Quarter 1996 10-Q/A, and incorporated herein by this reference.
10.2.13       Lease Agreement dated February 2, 1996 by and between Sunstone Hotel Investors,
              L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Cypress
              Inn hotel located in Kent, Washington, filed as Exhibit 10.2.13 to the Company's
              First Quarter 1996 10-Q/A, and incorporated herein by this reference.
10.2.14       Lease Agreement dated February 2, 1996 by and between Sunstone Hotel Investors,
              L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Cypress
              Inn hotel located in Poulsbo, Washington, filed as Exhibit 10.2.14 to the
              Company's First Quarter 1996 10-Q/A, and incorporated herein by this reference.
10.2.15       Lease Agreement dated February 2, 1996 by and between Sunstone Hotel Investors,
              L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Cypress
              Inn hotel located in Portland, Oregon, filed as Exhibit 10.2.15 to the Company's
              First Quarter 1996 10-Q/A, and incorporated herein by this reference.

  EXHIBIT
    NO.                                         DESCRIPTION
- ------------  --------------------------------------------------------------------------------
10.2.16**     Lease Agreement dated March 28, 1996 by and between Sunstone Hotel Investors,
              L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the
              Courtyard By Marriott hotel located in Riverside, California.
10.2.17**     Lease Agreement dated June 28, 1996 by and between Sunstone Hotel Investors,
              L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Holiday
              Inn hotel located in Renton, Washington.
10.3          Form of Right of First Refusal and Option to Purchase, filed as Exhibit 10.3 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference.
10.4          Form of Alter Employment Agreement, filed as Exhibit 10.4 to the Company's
              Registration Statement No. 33-84346 and incorporated herein by this reference.
10.5          Form of Biederman Employment Agreement, filed as Exhibit 10.5 to the Company's
              Registration Statement No. 33-84346 and incorporated herein by this reference.
10.6          Form of Indemnification Agreement to be entered into with officers and directors of the Company, filed as Exhibit 10.6 to the Company's Registration Statement
              No. 33-84346 and incorporated herein by this reference.
10.7          1994 Stock Incentive Plan, filed as Exhibit 10.7 to the Company's Registration
              Statement No. 33-84346 and incorporated herein by this reference.
10.8          Form of Notice of Grant of Stock Option and Form of Stock Option Agreement (and
              Addendum thereto) to be generally used in connection with the Discretionary
              Option Grant Program of the 1994 Stock Incentive Plan, filed as Exhibit 10.8 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference.
10.9          Form of Stock Purchase Agreement to be generally used in connection with the
              Discretionary Option Grant Program of the 1994 Stock Incentive Plan, filed as
              Exhibit 10.9 to the Company's Registration Statement No. 33-84346 and
              incorporated herein by this reference.
10.10         1994 Directors Plan, filed as Exhibit 10.10 to the Company's Registration
              Statement No. 33-84346 and incorporated herein by this reference.
10.11         Form of Notice of Grant of Automatic Stock Option, Automatic Stock Option
              Agreement, Stock Purchase Agreement and Automatic Direct Stock Issuance
              Agreement to be generally used in connection with the 1994 Directors Plan, filed as Exhibit 10.11 to the Company's Registration Statement No. 33-84346 and
              incorporated herein by this reference.
10.12         Agreement of Purchase and Sale between the Partnership and FBA Hotel Venture dated as of September 23, 1994, filed as Exhibit 10.12 to the Company's
              Registration Statement No. 33-84346 and incorporated herein by this reference.
10.13         Agreement of Purchase and Sale between the Partnership and M R C Hotel Partners,
              Ltd. dated as of September 23, 1994, filed as Exhibit 10.13 to the Company's
              Registration Statement No. 33-84346 and incorporated herein by this reference.
10.14         Agreement of Purchase and Sale between the Partnership and Arapahoe South Hotel
              Partnership dated as of September 23, 1994, filed as Exhibit 10.14 to the
              Company's Registration Statement No. 33-84346 and incorporated herein by this reference.
10.15         Agreement of Purchase and Sale between the Partnership and C and R Hotel Venture dated as of September 23, 1994, filed as Exhibit 10.15 to the Company's
              Registration Statement No. 33-84346 and incorporated herein by this reference.
10.16         Agreement of Purchase and Sale between the Partnership and Craig Hotel Partners
              Limited Liability Co. dated as of September 23, 1994, filed as Exhibit 10.16 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference.

  EXHIBIT
    NO.                                         DESCRIPTION
- ------------  --------------------------------------------------------------------------------
10.17         Agreement of Purchase and Sale between the Partnership and Provo Hotel Partners
              Limited Liability Co. dated as of September 23, 1994, filed as Exhibit 10.17 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference.
10.18         Agreement of Purchase and Sale between the Partnership and Steamboat Hotel
              Partners, Ltd. dated as of September 23, 1994, filed as Exhibit 10.18 to the
              Company's Registration Statement No. 33-84346 and incorporated herein by this reference.
10.19         Hotel Sale Agreement between the Management Company and Western Hospitality
              Group, LLC dated as of June 14, 1995, filed as Exhibit 10.19 to the Company's
              Registration Statement No. 33-84346 and incorporated herein by this reference.
10.20         Real Property Purchase and Sale Agreement and Joint Escrow Instructions between the Management Company and Hampton Inns, Inc., dated as of June 19, 1995, filed as Exhibit 10.20 to the Company's Registration Statement No. 33-84346 and
              incorporated herein by this reference.
10.21         Hotel Sale Agreement between the Management Company and Sunworld Properties dated as of June 19, 1995, filed as Exhibit 10.21 to the Company's Registration
              Statement No. 33-84346 and incorporated herein by this reference.
10.22         First Amendment to Agreement of Purchase and Sale between the Partnership and
              FBA Hotel Venture dated as of June 19, 1995, filed as Exhibit 10.22 to the
              Company's Registration Statement No. 33-84346 and incorporated herein by this reference.
10.23         First Amendment to Agreement of Purchase and Sale between the Partnership and M
              R C Hotel Partners, Ltd. dated as of June 19, 1995, filed as Exhibit 10.23 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference.
10.24         First Amendment to Agreement of Purchase and Sale between the Partnership and
              Arapahoe South Hotel Partnership dated as of June 19, 1995, filed as Exhibit
              10.24 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference.
10.25         First Amendment to Agreement of Purchase and Sale between the Partnership and C and R Hotel Venture dated as of June 19, 1995, filed as Exhibit 10.25 to the
              Company's Registration Statement No. 33-84346 and incorporated herein by this reference.
10.26         First Amendment to Agreement of Purchase and Sale between the Partnership and
              Craig Hotel Partners Limited Liability Co. dated as of June 19, 1995, filed as
              Exhibit 10.26 to the Company's Registration Statement No. 33-84346 and
              incorporated herein by this reference.
10.27         First Amendment to Agreement of Purchase and Sale between the Partnership and
              Provo Hotel Partners Limited Liability Co. dated as of June 19, 1995, filed as
              Exhibit 10.27 to the Company's Registration Statement No. 33-84346 and
              incorporated herein by this reference.
10.28         First Amendment to Agreement of Purchase and Sale between the Partnership and
              Steamboat Hotel Partners, Ltd. dated as of June 19, 1995, filed as Exhibit 10.28 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference.
10.29         Form of Agreement Respecting Lessee Unit Purchase between the Company, the
              Partnership, the Lessee, Robert A. Alter and Charles Biederman, filed as Exhibit
              10.29 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference.
10.30         Form of Third Party Pledge Agreement among the Partnership, Robert A. Alter and
              Charles Biederman, filed as Exhibit 10.30 to the Company's Registration
              Statement No. 33-84346 and incorporated herein by this reference.
10.30.1       Amendment Number One to Third Party Pledge Agreement effective as of December
              13, 1995, filed as Exhibit 10.34 to the Company's 1995 10-K and incorporated herein by this reference.
10.30.2***    Amendment Number Two to Third Party Pledge Agreement effective as of February 2,
              1996.
10.30.3***    Amendment Number Three to Third Party Pledge Agreement effective as of May 30,
              1996.

  EXHIBIT
    NO.                                         DESCRIPTION
- ------------  --------------------------------------------------------------------------------
10.30.4***    Amendment Number Four to Third Party Pledge Agreement effective as of June 28,
              1996.
10.31         First Amendment to Hotel Sale Agreement between the Management Company and
              Sunworld Properties, filed as Exhibit 10.31 to the Company's Registration
              Statement No. 33-84346 and incorporated herein by this reference.
10.32         First Amendment to Hotel Sale Agreement between the Management Company and
              Western Hospitality Group, LLC, filed as Exhibit 10.32 to the Company's
              Registration Statement No. 33-84346 and incorporated herein by this reference.
10.33         Commitment Letter for Revolving Line of Credit issued by Bank One, Arizona, NA in favor of the Company dated as of July 20, 1995, filed as Exhibit 10.33 to the
              Company's Registration Statement No. 33-84346 and incorporated herein by this reference.
10.34         Hampton Inn Oakland Contribution Agreement dated as of December 13, 1995, filed as Exhibit 10.35 to the Company's 1995 10-K and incorporated herein by this reference.
10.35         Loan Agreement by and between the Partnership and Bank One, Arizona, N.A. dated as of October 25, 1995, filed as Exhibit 10.38 to the Company's 1995 10-K and incorporated herein by this reference.
10.35.1***    Amended and Restated Loan Agreement by and between the Partnership and Bank One,
              Arizona, N.A. dated as of June 21, 1996.
10.36         Purchase and Sale Agreement and Joint Escrow Instructions dated December 20,
              1995 between the Partnership and HL Project I Limited Liability Company, a
              Delaware limited liability company, filed as Exhibit 10.36 to the Company's
              First Quarter 1996 10-Q/A and incorporated herein by this reference.
10.37***      Purchase and Sale Agreement dated May 28, 1996 between the Partnership and
              Renton Joint Venture, a Washington joint venture.
10.38*****    Capital Contribution Agreement dated March 28, 1996 between the Partnership and
              Riverside Hotel Partners, Inc.
10.39*        Purchase and Sale Agreement dated July 11, 1996 between the Partnership and Bay
              City Hospitality, Inc., a California corporation.
10.40*        Purchase and Sale Agreement dated July 11, 1996 between the Partnership and
              Price Hospitality, Inc., a Utah corporation.
23.1***       Consent of Coopers & Lybrand L.L.P.
23.2***       Consent of Griffing & Company, P.C.
23.3          Consent of Brobeck, Phleger & Harrison (Included with opinion filed as Exhibit
              8.1).
23.4          Consent of Ballard Spahr Andrews & Ingersoll (Included with opinion filed as
              Exhibit 5.1).
24.1***       Power of Attorney.


- ---------------

     * Filed herewith.


   ** Substantially identical to Exhibit 10.2; full text omitted pursuant to Instruction 2 to Item 601 of Regulation S-K. The material differences between this Exhibit and Exhibit 10.2 are set forth in the schedule filed under this Exhibit.


  *** Previously filed.



 **** Form of 8.1 opinion previously filed. Final version to be filed by amendment.



***** To be filed by amendment.

ITEM 36.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 33 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on July 16, 1996.


                                          SUNSTONE HOTEL INVESTORS, INC.

                                          By: /s/ ROBERT A. ALTER

                                            ------------------------------------
                                            Robert A. Alter
                                            President, Chief Financial Officer,
                                            Secretary and Chairman of the
                                            Board of Directors


     Pursuant to the requirements of the Securities Act of 1933 this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:




              SIGNATURE                                 TITLE                         DATE
- -------------------------------------  ----------------------------------------  --------------
       /s/ ROBERT A. ALTER             President, Chief Financial Officer,       July 16, 1996
- -------------------------------------  Secretary and Chairman of the Board of
           Robert A. Alter             Directors (Principal Executive,
                                       Financial and Accounting Officer)

                  *                    Executive Vice President and Director     July 16, 1996
- -------------------------------------
        Charles L. Biederman

                  *                    Director                                  July 16, 1996
- -------------------------------------
          C. Robert Enever

                  *                    Director                                  July 16, 1996
- -------------------------------------
            David Lambert

                  *                    Director                                  July 16, 1996
- -------------------------------------
         H. Raymond Bingham

                  *                    Director                                  July 16, 1996
- -------------------------------------
          Fredric H. Gould

                  *                    Director                                  July 16, 1996
- -------------------------------------
          Edward H. Sondker


*By:  /s/  ROBERT A. ALTER
- -------------------------------------
           Robert A. Alter
          Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                                       SEQUENTIALLY
  EXHIBIT                                                                              NUMBERED
   NUMBER                                   DESCRIPTION                                  PAGE
- ------------   ----------------------------------------------------------------------  --------
 1.1*****      Form of Underwriting Agreement........................................
 3.1           Amended Articles of Incorporation of the Company, as further amended by the Articles of Amendment of the Company, as filed with the State
               Department of Assessments and Taxation of Maryland on November 9,
               1994, filed as Exhibit 3.1 to the Company's Registration Statement No.
               33-84346 and incorporated herein by this reference....................
 3.2           Bylaws of the Company, as currently in effect, filed as Exhibit 3.2 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference..............................................
 3.3           Articles of Amendment of the Company, as filed with the State
               Department of Assessments and Taxation of Maryland on June 19, 1995,
               filed as Exhibit 3.3 to the Company's Registration Statement No.
               33-84346 and incorporated herein by this reference....................
 5.1*          Opinion of Ballard Spahr Andrews & Ingersoll as to legality of the shares being registered...............................................
 8.1****       Opinion of Brobeck, Phleger and Harrison as to tax matters............
10.1           Form of First Amended and Restated Agreement of Limited Partnership of
               the Partnership, filed as Exhibit 10.1 to the Company's Registration
               Statement No. 33-84346 and incorporated herein by this reference......
10.1.1         First Amendment to First Amended and Restated Agreement of Limited
               Partnership dated as of December 12, 1995, filed as Exhibit 10.36 to the Company's Annual Report on Form 10-K for the year ended December
               31, 1995 (the "1995 10-K") and incorporated herein by this reference.............................................................
10.1.2         Second Amendment to First Amended and Restated Agreement of Limited
               Partnership dated as of December 28, 1995, filed as Exhibit 10.1.2 to the Company's 1995 10-K and incorporated herein by this reference.....
10.1.3         Third Amendment to First Amended and Restated Agreement of Limited
               Partnership dated as of March 17, 1996, filed as Exhibit 10.1.3 to the
               Company's amended Quarterly Report on Form 10-Q/A for the period ending March 31, 1996 (the "First Quarter 10-Q/A"), and incorporated herein by this reference..............................................
10.1.4*****    Fourth Amendment to First Amended and Restated Agreement of Limited
               Partnership dated as of March 28, 1996................................
10.2           Form of Percentage Lease, filed as Exhibit 10.2 to the Company's
               Registration Statement No. 33-84346 and incorporated herein by this reference.............................................................
10.2.1         Lease Agreement dated as of August 16, 1995 by and between Sunstone
               Hotel Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Hampton Inn Hotel located in Denver S.E., Colorado, filed as Exhibit 10.2.1 to the Company's 1995 10-K and incorporated herein by this reference..............................................
10.2.2         Lease Agreement dated as of August 16, 1995 by and between Sunstone
               Hotel Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Hampton Inn Hotel located in Pueblo, Colorado, filed as Exhibit 10.2.2 to the Company's 1995 10-K and incorporated herein by this reference..............................................
10.2.3         Lease Agreement dated as of August 16, 1995 by and between Sunstone
               Hotel Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Courtyard By Marriott Hotel located in Fresno,
               California, filed as Exhibit 10.2.3 to the Company's 1995 10-K and incorporated herein by this reference.................................
10.2.4         Lease Agreement dated as of August 16, 1995 by and between Sunstone
               Hotel Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Courtyard By Hampton Inn located in Mesa, Arizona, filed as Exhibit 10.2.4 to the Company's 1995 10-K and incorporated herein by this reference..............................................
10.2.5         Lease Agreement dated as of August 16, 1995 by and between Sunstone
               Hotel Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Holiday Inn Hotel located in Steamboat Springs,
               Colorado, filed as Exhibit 10.2.5 to the Company's 1995 10-K and incorporated herein by this reference.................................

                                                                                       SEQUENTIALLY
 EXHIBIT                                                                               NUMBERED
  NUMBER                                   DESCRIPTION                                   PAGE
- ----------   ------------------------------------------------------------------------  --------
10.2.6       Lease Agreement dated as of August 16, 1995 by and between Sunstone
             Hotel Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Holiday Inn Hotel located in Craig, Colorado, filed as Exhibit 10.2.6 to the Company's 1995 10-K and incorporated herein by this reference..........................................................
10.2.7       Lease Agreement dated as of August 16, 1995 by and between Sunstone
             Hotel Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Holiday Inn Hotel located in Provo, Utah, filed as
             Exhibit 10.2.7 to the Company's 1995 10-K and incorporated herein by this reference..........................................................
10.2.8       Lease Agreement dated as of August 16, 1995 by and between Sunstone
             Hotel Investors, L.P. as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Hampton Inn Hotel located in Silverthorne, Colorado, filed as Exhibit 10.2.7 to the Company's 1995 10-K and incorporated herein by this reference................................................
10.2.9       Lease Agreement dated as of August 16, 1995 by and between Sunstone
             Hotel Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Doubletree Hotel located in Santa Fe, New Mexico, filed as Exhibit 10.2.9 to the Company's 1995 10-K and incorporated herein by this reference................................................
10.2.10      Lease Agreement dated as of August 16, 1995 by and between Sunstone
             Hotel Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Hampton Inn Hotel located in Arcadia, California, filed as Exhibit 10.2.10 to the Company's 1995 10-K and incorporated herein by this reference................................................
10.2.11      Lease Agreement dated as of December 13, 1995 by and between Sunstone
             Hotel Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Hampton Inn Hotel located in Oakland, California, filed as Exhibit 10.2.11 to the Company's 1995 10-K and incorporated herein by this reference................................................
10.2.12      Lease Agreement dated February 2, 1996 by and between Sunstone Hotel
             Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Cypress Inn hotel located in Clackamas, Oregon, filed as
             Exhibit 10.2.12 to the Company's First Quarter 1996 10-Q/A, and
             incorporated herein by this reference...................................
10.2.13      Lease Agreement dated February 2, 1996 by and between Sunstone Hotel
             Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Cypress Inn hotel located in Kent, Washington, filed as
             Exhibit 10.2.13 to the Company's First Quarter 1996 10-Q/A, and
             incorporated herein by this reference...................................
10.2.14      Lease Agreement dated February 2, 1996 by and between Sunstone Hotel
             Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Cypress Inn hotel located in Poulsbo, Washington, filed as Exhibit 10.2.14 to the Company's First Quarter 1996 10-Q/A, and
             incorporated herein by this reference...................................
10.2.15      Lease Agreement dated February 2, 1996 by and between Sunstone Hotel
             Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Cypress Inn hotel located in Portland, Oregon, filed as
             Exhibit 10.2.15 to the Company's First Quarter 1996 10-Q/A, and
             incorporated herein by this reference...................................
10.2.16**    Lease Agreement dated March 28, 1996 by and between Sunstone Hotel
             Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Courtyard By Marriott hotel located in Riverside,
             California..............................................................
10.2.17**    Lease Agreement dated June 28, 1996 by and between Sunstone Hotel
             Investors, L.P., as lessor, and Sunstone Hotel Properties, Inc., as lessee, for the Holiday Inn hotel located in Renton, Washington.........
10.3         Form of Right of First Refusal and Option to Purchase, filed as Exhibit
             10.3 to the Company's Registration Statement No. 33-84346 and
             incorporated herein by this reference...................................
10.4         Form of Alter Employment Agreement, filed as Exhibit 10.4 to the
             Company's Registration Statement No. 33-84346 and incorporated herein by this reference..........................................................
10.5         Form of Biederman Employment Agreement, filed as Exhibit 10.5 to the
             Company's Registration Statement No. 33-84346 and incorporated herein by this reference..........................................................

                                                                                       SEQUENTIALLY
 EXHIBIT                                                                               NUMBERED
  NUMBER                                   DESCRIPTION                                   PAGE
- ----------   ------------------------------------------------------------------------  --------
10.6         Form of Indemnification Agreement to be entered into with officers and directors of the Company, filed as Exhibit 10.6 to the Company's
             Registration Statement No. 33-84346 and incorporated herein by this reference...............................................................
10.7         1994 Stock Incentive Plan, filed as Exhibit 10.7 to the Company's
             Registration Statement No. 33-84346 and incorporated herein by this reference...............................................................
10.8         Form of Notice of Grant of Stock Option and Form of Stock Option
             Agreement (and Addendum thereto) to be generally used in connection with the Discretionary Option Grant Program of the 1994 Stock Incentive Plan,
             filed as Exhibit 10.8 to the Company's Registration Statement No.
             33-84346 and incorporated herein by this reference......................
10.9         Form of Stock Purchase Agreement to be generally used in connection with the Discretionary Option Grant Program of the 1994 Stock Incentive Plan,
             filed as Exhibit 10.9 to the Company's Registration Statement No.
             33-84346 and incorporated herein by this reference......................
10.10        1994 Directors Plan, filed as Exhibit 10.10 to the Company's
             Registration Statement No. 33-84346 and incorporated herein by this reference...............................................................
10.11        Form of Notice of Grant of Automatic Stock Option, Automatic Stock
             Option Agreement, Stock Purchase Agreement and Automatic Direct Stock
             Issuance Agreement to be generally used in connection with the 1994
             Directors Plan, filed as Exhibit 10.11 to the Company's Registration
             Statement No. 33-84346 and incorporated herein by this reference........
10.12        Agreement of Purchase and Sale between the Partnership and FBA Hotel
             Venture dated as of September 23, 1994, filed as Exhibit 10.12 to the
             Company's Registration Statement No. 33-84346 and incorporated herein by this reference..........................................................
10.13        Agreement of Purchase and Sale between the Partnership and M R C Hotel
             Partners, Ltd. dated as of September 23, 1994, filed as Exhibit 10.13 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference................................................
10.14        Agreement of Purchase and Sale between the Partnership and Arapahoe
             South Hotel Partnership dated as of September 23, 1994, filed as Exhibit
             10.14 to the Company's Registration Statement No. 33-84346 and
             incorporated herein by this reference...................................
10.15        Agreement of Purchase and Sale between the Partnership and C and R Hotel
             Venture dated as of September 23, 1994, filed as Exhibit 10.15 to the
             Company's Registration Statement No. 33-84346 and incorporated herein by this reference..........................................................
10.16        Agreement of Purchase and Sale between the Partnership and Craig Hotel
             Partners Limited Liability Co. dated as of September 23, 1994, filed as
             Exhibit 10.16 to the Company's Registration Statement No. 33-84346 and
             incorporated herein by this reference...................................
10.17        Agreement of Purchase and Sale between the Partnership and Provo Hotel
             Partners Limited Liability Co. dated as of September 23, 1994, filed as
             Exhibit 10.17 to the Company's Registration Statement No. 33-84346 and
             incorporated herein by this reference...................................
10.18        Agreement of Purchase and Sale between the Partnership and Steamboat
             Hotel Partners, Ltd. dated as of September 23, 1994, filed as Exhibit
             10.18 to the Company's Registration Statement No. 33-84346 and
             incorporated herein by this reference...................................
10.19        Hotel Sale Agreement between the Management Company and Western
             Hospitality Group, LLC dated as of June 14, 1995, filed as Exhibit 10.19 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference................................................
10.20        Real Property Purchase and Sale Agreement and Joint Escrow Instructions
             between the Management Company and Hampton Inns, Inc., dated as of June
             19, 1995, filed as Exhibit 10.20 to the Company's Registration Statement
             No. 33-84346 and incorporated herein by this reference..................

                                                                                       SEQUENTIALLY
 EXHIBIT                                                                               NUMBERED
  NUMBER                                   DESCRIPTION                                   PAGE
- ----------   ------------------------------------------------------------------------  --------
10.21        Hotel Sale Agreement between the Management Company and Sunworld
             Properties dated as of June 19, 1995, filed as Exhibit 10.21 to the
             Company's Registration Statement No. 33-84346 and incorporated herein by this reference..........................................................
10.22        First Amendment to Agreement of Purchase and Sale between the
             Partnership and FBA Hotel Venture dated as of June 19, 1995, filed as
             Exhibit 10.22 to the Company's Registration Statement No. 33-84346 and
             incorporated herein by this reference...................................
10.23        First Amendment to Agreement of Purchase and Sale between the
             Partnership and M R C Hotel Partners, Ltd. dated as of June 19, 1995, filed as Exhibit 10.23 to the Company's Registration Statement No.
             33-84346 and incorporated herein by this reference......................
10.24        First Amendment to Agreement of Purchase and Sale between the
             Partnership and Arapahoe South Hotel Partnership dated as of June 19,
             1995, filed as Exhibit 10.24 to the Company's Registration Statement No.
             33-84346 and incorporated herein by this reference......................
10.25        First Amendment to Agreement of Purchase and Sale between the
             Partnership and C and R Hotel Venture dated as of June 19, 1995, filed as Exhibit 10.25 to the Company's Registration Statement No. 33-84346
             and incorporated herein by this reference...............................
10.26        First Amendment to Agreement of Purchase and Sale between the
             Partnership and Craig Hotel Partners Limited Liability Co. dated as of
             June 19, 1995, filed as Exhibit 10.26 to the Company's Registration
             Statement No. 33-84346 and incorporated herein by this reference........
10.27        First Amendment to Agreement of Purchase and Sale between the
             Partnership and Provo Hotel Partners Limited Liability Co. dated as of
             June 19, 1995, filed as Exhibit 10.27 to the Company's Registration
             Statement No. 33-84346 and incorporated herein by this reference........
10.28        First Amendment to Agreement of Purchase and Sale between the
             Partnership and Steamboat Hotel Partners, Ltd. dated as of June 19,
             1995, filed as Exhibit 10.28 to the Company's Registration Statement No.
             33-84346 and incorporated herein by this reference......................
10.29        Form of Agreement Respecting Lessee Unit Purchase between the Company, the Partnership, the Lessee, Robert A. Alter and Charles Biederman,
             filed as Exhibit 10.29 to the Company's Registration Statement No.
             33-84346 and incorporated herein by this reference......................
10.30        Form of Third Party Pledge Agreement among the Partnership, Robert A.
             Alter and Charles Biederman, filed as Exhibit 10.30 to the Company's
             Registration Statement No. 33-84346 and incorporated herein by this reference...............................................................
10.30.1      Amendment Number One to Third Party Pledge Agreement effective as of
             December 13, 1995, filed as Exhibit 10.34 to the Company's 1995 10-K and incorporated herein by this reference...................................
10.30.2***   Amendment Number Two to Third Party Pledge Agreement effective as of
             February 2, 1996........................................................
10.30.3***   Amendment Number Three to Third Party Pledge Agreement effective as of
             May 30, 1996............................................................
10.30.4***   Amendment Number Four to Third Party Pledge Agreement effective as of
             June 28, 1996...........................................................
10.31        First Amendment to Hotel Sale Agreement between the Management Company and Sunworld Properties, filed as Exhibit 10.31 to the Company's
             Registration Statement No. 33-84346 and incorporated herein by this reference...............................................................
10.32        First Amendment to Hotel Sale Agreement between the Management Company and Western Hospitality Group, LLC, filed as Exhibit 10.32 to the
             Company's Registration Statement No. 33-84346 and incorporated herein by this reference..........................................................

                                                                                       SEQUENTIALLY
 EXHIBIT                                                                               NUMBERED
  NUMBER                                   DESCRIPTION                                   PAGE
- ----------   ------------------------------------------------------------------------  --------
10.33        Commitment Letter for Revolving Line of Credit issued by Bank One,
             Arizona, NA in favor of the Company dated as of July 20, 1995, filed as h
             Exhibit 10.33 to the Company's Registration Statement No. 33-84346 and
             incorporated herein by this reference...................................
10.34        Hampton Inn Oakland Contribution Agreement dated as of December 13,
             1995, filed as Exhibit 10.35 to the Company's 1995 10-K and incorporated herein by this reference................................................
10.35        Loan Agreement by and between the Partnership and Bank One, Arizona,
             N.A. dated as of October 25, 1995, filed as Exhibit 10.38 to the
             Company's 1995 10-K and incorporated herein by this reference...........
10.35.1***   Amended and Restated Loan Agreement by and between the Partnership and
             Bank One, Arizona, N.A. dated as of June 21, 1996.......................
10.36        Purchase and Sale Agreement and Joint Escrow Instructions dated December
             20, 1995 between the Partnership and HL Project I Limited Liability
             Company, a Delaware limited liability company, filed as Exhibit 10.36 to the Company's First Quarter 1996 10-Q/A and incorporated herein by this reference...............................................................
10.37***     Purchase and Sale Agreement dated May 28, 1996 between the Partnership and Renton Joint Venture, a Washington joint venture....................
10.38*****   Capital Contribution Agreement dated March 28, 1996 between the
             Partnership and Riverside Hotel Partners, Inc. .........................
10.39*       Purchase and Sale Agreement dated July 11, 1996 between the Partnership and Bay City Hospitality, Inc., a California corporation. ..............
10.40*       Purchase and Sale Agreement dated July 11, 1996 between the Partnership and Price Hospitality, Inc., a Utah corporation. .......................
23.1***      Consent of Coopers & Lybrand L.L.P......................................
23.2***      Consent of Griffing & Company, P.C......................................
23.3         Consent of Brobeck, Phleger & Harrison (Included with opinion filed as
             Exhibit 8.1)............................................................
23.4         Consent of Ballard Spahr Andrews & Ingersoll (Included with opinion filed as Exhibit 5.1)...................................................
24.1***      Power of Attorney.......................................................


- ---------------

     * Filed herewith..


   ** Substantially identical to Exhibit 10.2; full text omitted pursuant to Instruction 2 to Item 601 of Regulation S-K. The material differences between this Exhibit and Exhibit 10.2 are set forth in the schedule filed under this Exhibit.


  *** Previously filed.



 **** Form of 8.1 opinion filed herewith. Final version to be filed by amendment.



***** To be filed by amendment.